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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

99¢ Only Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, no par value per share ("common stock").
(2)	Aggregate number of securities to which transaction applies:
        70,593,859 shares of common stock,
        2,588,000 options to purchase shares of common stock,
        18,000 shares of restricted stock units, and
381,000 shares of performance stock units.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$22.00 per share
	(4)	Proposed maximum aggregate value of transaction: $1,571,056,178
(5)
Total fee paid:
        $180,044
As of October 24, 2011, there were 70,593,859 shares of common stock outstanding. The maximum aggregate value was determined based upon the sum of (A) 70,593,859 shares of common stock multiplied by the merger consideration of $22.00 per share; (B) 2,588,000 options to purchase shares of common stock multiplied by $3.56 per share (which is the difference between the merger consideration and the weighted average exercise price of $18.44 per share); and (C) $8,778,000, the amount expected to be paid to holders of restricted stock units and performance stock units ((A), (B) and (C) together, the "Total Consideration"). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c) and the Securities and Exchange Commission Fee Rate Advisory #3 for fiscal year 2012, was determined by multiplying the Total Consideration by .0001146.
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
DATED DECEMBER 6, 2011

99¢ ONLY STORES
4000 Union Pacific Avenue
City of Commerce, California 90023

Dear 99¢ Only Stores Shareholders:

          We cordially invite you to attend the special meeting of shareholders of 99¢ Only Stores, a California corporation (the "Company"), at [    •    ] on [    •    ], at [    •    ] a.m., local time.

          At the special meeting, you will be asked to consider and vote upon a proposal (a) to approve the Agreement and Plan of Merger (the "merger agreement"), dated as of October 11, 2011, by and among the Company, Number Holdings, Inc., a Delaware corporation ("Parent"), and Number Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity (the "merger") and (b) to approve a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary. Following the merger, the Company will cease to be a publicly traded company. Parent and Merger Sub are controlled by Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership, and the Canada Pension Plan Investment Board, a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada).

          If the merger is completed, each share of the Company's common stock, no par value per share (the "common stock"), other than as provided below, will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes (the "merger consideration"). The following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares owned by any of our shareholders who are entitled to and who properly exercise dissenters' rights under California law, (b) shares owned by the Company, and (c) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares to be contributed to Parent immediately prior to the completion of the merger by Eric Schiffer, our Chief Executive Officer, Jeff Gold, our President and Chief Operating Officer, Howard Gold, our Executive Vice President, Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors"). David Gold, the Chairman of the Board of Directors of the Company (the "Board"), and Sherry Gold are co-trustees of The Gold Revocable Trust dated October 26, 2005.

          The Board, by a vote of its independent directors, has approved the merger agreement and recommends that you vote "FOR" the approval of the merger agreement.

          Your vote is very important. We cannot complete the merger unless we obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Please note that failing to vote has the same effect as a vote against the approval of the merger agreement.

          In considering the recommendation of the special committee and the Board, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Rollover Investors and Au Zone Investments #2, L.P. (which is affiliated with the Rollover Investors) beneficially own approximately 33% of our outstanding common stock and have entered into a voting agreement with Parent pursuant to which they have agreed to vote all of their shares of our common stock in favor of the approval of the merger agreement.

          The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

          Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

          The Board appreciates your continuing support of the Company and urges you to support the merger.

Sincerely,

Eric Schiffer
 Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [    •    ] and is first being mailed to shareholders on or about [    •    ].

99¢ ONLY STORES
4000 Union Pacific Avenue
City of Commerce, California 90023

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [    •    ]

         A special meeting of shareholders of 99¢ Only Stores, a California corporation (the "Company"), will be held at [    •    ] on [    •    ], at [    •    ] a.m., local time, for the following purposes:

  •
  to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "merger agreement"), dated as of October 11, 2011, by and among the Company, Number Holdings, Inc., a Delaware corporation ("Parent"), and Number Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), including the principal terms of the merger agreement, the statutory merger agreement, and the merger pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity (the "merger"), as further described in the accompanying proxy statement; and

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  to approve a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary.

         Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock, no par value per share (the "common stock").

         Eric Schiffer, our Chief Executive Officer, Jeff Gold, our President and Chief Operating Officer, Howard Gold, our Executive Vice President, Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors") and Au Zone Investments #2, L.P. (which is affiliated with the Rollover Investors) beneficially own approximately 33% of our outstanding common stock and have entered into a voting agreement with Parent pursuant to which they have agreed to vote all of their shares of our common stock in favor of the approval of the merger agreement. David Gold, the Chairman of the Board of Directors of the Company (the "Board"), and Sherry Gold are co-trustees of The Gold Revocable Trust dated October 26, 2005.

         You can vote at the special meeting and at any adjournment or postponement of the special meeting if at the close of business on December 2, 2011, you were a shareholder of record of the Company.

         Only shareholders of record and their proxies are invited to attend the special meeting in person. If you are a record shareholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. You will need to bring that admission ticket and your photo identification to the special meeting. If you hold your shares in "street name" through a broker, bank or other nominee or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to us at Investor Relations at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you were an actual shareholder of the Company as of the record date for the special meeting.

         Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

         Shareholders who do not vote in favor of the approval of the merger agreement will have the right to dissent and seek appraisal of the fair value of their shares of our common stock if the merger is completed, but only if they perfect their dissenters' right by complying with all of the required procedures under California law and demands for payment have been made with respect to at least five percent of the outstanding shares of our common stock. The specific statutory requirements are summarized in the enclosed proxy statement under "Dissenters' Rights" and the full text of California's dissenters' rights statute is included as Annex C to the enclosed proxy statement.

By order of the Board of Directors
Eric Schiffer Chief Executive Officer

[    •    ], 2011

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on [    •    ]. This Notice of Special Meeting of Shareholders and the accompanying Proxy Statement may be viewed, printed and downloaded from the Internet at [    •    ].

SUMMARY TERM SHEET

        This Summary Term Sheet, together with the "Questions and Answers About the Merger and the Special Meeting," summarizes the material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information" beginning on page 142. In this proxy statement, the terms "99¢ Only Stores," "Company," "we," "our" and "us" refer to 99¢ Only Stores and its subsidiaries, unless the context requires otherwise.

The Parties Involved in the Merger (page 95)

        99¢ Only Stores, a California corporation, is an extreme value retailer of primarily consumable general merchandise with an emphasis on name-brand products. Our stores offer a wide assortment of regularly available consumer goods as well as a broad variety of first-quality closeout merchandise. We emphasize quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of our sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. We opened our first 99¢ Only Stores location in 1982 and we believe that we operate the nation's oldest existing general merchandise chain where items are primarily priced at 99.99¢, $1.00 or less. As of November 15, 2011, we operated 290 retail stores with 214 in California, 36 in Texas, 27 in Arizona, and 13 in Nevada.

        Number Holdings, Inc. ("Parent") is a Delaware corporation. Number Merger Sub, Inc. ("Merger Sub") is a California corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub are controlled by Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership ("ACOF III"), and the Canada Pension Plan Investment Board, a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada) ("CPPIB"), and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

        Eric Schiffer, our Chief Executive Officer, Jeff Gold, our President and Chief Operating Officer, Howard Gold, our Executive Vice President, Karen Schiffer and the Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors") entered into a commitment letter (the "Rollover Letter") with Parent pursuant to which the Rollover Investors will contribute, immediately prior to the effective time of the merger, a portion of their shares of our common stock to Parent in exchange for common stock of Parent. In addition, the Rollover Letter provides, among other things, that Messrs. Schiffer, J. Gold and H. Gold will enter employment agreements with Parent and they will each be members of the board of directors of Parent following the consummation of the merger. The Rollover Letter also provides that David Gold, the Chairman of the Board of Directors of the Company (the "Board"), will enter into a consulting agreement with Parent and will hold the title of Chairman Emeritus (or a similar title) following the consummation of the merger. Mr. D. Gold and Sherry Gold are co-trustees of The Gold Revocable Trust dated October 26, 2005. The Rollover Investors and Au Zone Investments #2, L.P. (which is affiliated with the Rollover Investors) beneficially own approximately 33% of our outstanding common stock and have entered into a voting agreement with Parent pursuant to which they have agreed to vote all of their shares of our common stock in favor of the approval of the merger agreement. For more information on the consequences of the merger for the executive officers and directors of the Company, see "Special Factors—Interests of Company's Directors and Executive Officers in the Merger," starting at page 77.

The Merger (page 97)

        You are being asked to approve an Agreement and Plan of Merger (the "merger agreement"), dated as of October 11, 2011 (as it may be amended from time to time), by and among 99¢ Only

Stores, Parent and Merger Sub. The merger agreement provides for the merger of Merger Sub with and into 99¢ Only Stores (the "merger"). After the merger, 99¢ Only Stores will be a wholly owned subsidiary of Parent. Upon completion of the merger, 99¢ Only Stores will cease to be a publicly traded company, and you will cease to have any rights in 99¢ Only Stores as a shareholder. The merger agreement is attached as Annex A to this proxy statement. The statutory merger agreement that will be filed with the Secretary of State of the State of California is attached as Annex D to this proxy statement. Approval of the merger agreement includes approval of the principal terms of the merger agreement, the statutory merger agreement and the merger.

Merger Consideration (page 98)

        If the merger is completed, each share of our common stock, other than as provided below, will be cancelled and converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes (the "merger consideration"). The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares owned by any of our shareholders who are entitled to and who properly exercise dissenters' rights under California law, (b) shares owned by the Company, and (c) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares to be contributed to Parent immediately prior to the completion of the merger by the Rollover Investors.

When the Merger is Expected to be Completed

        We currently anticipate that the merger will be completed in the first quarter of calendar year 2012. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the first quarter of calendar year 2012.

Vote Required for Approval of the Merger Agreement (page 92)

        The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock (the "Shareholder Approval"). Please note that failing to vote has the same effect as a vote against the approval of the merger agreement. The adjournment proposal requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy.

Voting Agreement

        To induce Parent and Merger Sub to enter into the merger agreement, the Rollover Investors and Au Zone Investments #2, L.P. entered into a voting agreement with Parent concurrently with the execution of the merger agreement. As of November 15, 2011, the Rollover Investors and Au Zone Investments #2, L.P. beneficially owned 23,236,812 shares of our common stock, which is approximately 33% of our outstanding common stock. Pursuant to the voting agreement, the Rollover Investors and Au Zone Investments #2, L.P. agreed, among other things, to vote, or cause to be voted, all of their shares of our common stock (a) in favor of the approval of the merger agreement, (b) in favor of any related proposal necessary to consummate the merger and the transactions contemplated by the merger agreement, and (c) against, among other matters, any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger. In addition, the Rollover Investors and Au Zone Investments #2, L.P. agreed not to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of their shares of common stock during the term of the voting agreement, subject to certain exceptions for customary permitted transfers. The Rollover Investors and Au Zone Investments #2, L.P. granted Parent an irrevocable proxy with respect to the voting of their shares in relation to the aforementioned matters.

        The voting agreement also provides that the Rollover Investors and Au Zone Investments #2, L.P. are prohibited from taking certain actions that the Company is prohibited from taking under the merger agreement, as described under "The Merger Agreement—Restrictions on Solicitations of Other Offers." The voting agreement will terminate on the earliest to occur of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms, (c) the written agreement of Parent, the Rollover Investors and Au Zone Investments #2, L.P. or (d) the amendment, modification or waiver of any terms of the merger agreement without the prior consent of the Rollover Investors and Au Zone Investments #2, L.P. if such amendment, modification or waiver (i) changes the amount of the merger consideration or purchase price, or changes the form of such consideration, or (ii) could reasonably be expected to adversely affect any of the Rollover Investors or Au Zone Investments #2, L.P., in their capacity as a shareholder of the Company, in any material manner, with certain obligations to survive up to twelve months after termination of the voting agreement.

The Special Meeting

        See "Questions and Answers About the Merger and the Special Meeting" beginning on page 14 and "The Special Meeting" beginning on page 15.

Recommendation of Our Special Committee and Board of Directors (page 33)

        A special committee of the Board unanimously determined that the merger agreement, the terms thereof, and the transactions contemplated thereby, including the merger, are advisable and are fair to and in the best interests of 99¢ Only Stores and its shareholders (other than the Rollover Investors and Parent and Parent's affiliates to the extent that any of them own shares of the Company's common stock), and are just and reasonable as to the Company, and unanimously recommended that the Board:

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  approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and

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  subject to certain provisions in the merger agreement, recommend that the shareholders of the Company approve and adopt the merger agreement, including the principal terms thereof, the statutory merger agreement, and the merger.

        After considering the unanimous recommendations of the special committee and the opinion of the special committee's financial advisor described in "Special Factors—Opinion of Financial Advisor to Our Special Committee and Board of Directors," the independent directors of our Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that (a) the terms of the merger agreement are just and reasonable as to the Company, (b) the merger agreement, the terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and our shareholders (other than the Rollover Investors and Parent and Parent's affiliates to the extent that any of them own shares of our common stock), (c) the merger consideration is the highest price per share of our common stock reasonably attainable. In addition, the Board recommended that the shareholders of the Company approve and adopt the merger agreement, including the principal terms of the merger agreement, the statutory merger agreement, and the merger. The special committee and the Board further believe that the merger is substantively and procedurally fair to our unaffiliated shareholders. For a discussion of the material factors considered by our special committee and the Board in reaching their conclusions, see "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," beginning on page 33.

        Our Board recommends that you vote "FOR" the proposal to approve the merger agreement.

 Interests of the Company's Directors and Executive Officers in the Merger (page 77)

        In considering the recommendations of our special committee and the Board, you should be aware that some of our directors and our executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include, among others:

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  equity ownership in Parent by Messrs. Schiffer, D. Gold, J. Gold and H. Gold and their affiliates following the effective time of the merger pursuant to the Rollover Letter;

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  entry into employment, non-competition, non-solicitation and confidentiality agreements by Messrs. Schiffer, J. Gold and H. Gold with Parent pursuant to the Rollover Letter;

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  entry into a consulting agreement and a non-competition, non-solicitation and confidentiality agreement by Mr. D. Gold with Parent pursuant to the Rollover Letter;

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  entry into new leases by members of the Gold/Schiffer Family (as defined in "Special Factors—Background of the Merger") and certain of their affiliates with the surviving corporation pursuant to the Lease Letter Agreement (as defined in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger");

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  accelerated vesting of stock options;

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  payment of all outstanding performance stock units; and

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  the continuation of indemnification and directors' and officers' liability insurance applicable to the period prior to completion of the merger through the sixth anniversary of the effective time of the merger.

Our special committee and Board were aware of these interests and considered them, among other matters, prior to making their determination to recommend the approval of the merger agreement to our shareholders. These and other interests of our directors and executive officers, some of which may be different than those of our shareholders generally, are more fully described under "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 77 and "Special Factors—Golden Parachute Compensation" beginning on page 84.

Opinion of Financial Advisor to Our Special Committee and Board of Directors (page 41)

        Lazard Frères & Co. LLC ("Lazard") rendered its oral opinion to the special committee and the Board, subsequently confirmed in writing, that, as of October 11, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in Lazard's opinion, the $22.00 per share merger consideration to be paid to holders of the Company's common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders.

        The full text of Lazard's written opinion, dated October 11, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein. Lazard's opinion was addressed to the special committee and the Board (each in its capacity as such) in connection with their evaluation of the merger. The opinion addresses only the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any related matter. Lazard will receive a fee for its services, portions of which have been paid, and a significant portion of which will be payable upon consummation of the merger.

        We encourage our shareholders to read Lazard's opinion carefully and in its entirety. For a further discussion of Lazard's opinion, see "Special Factors—Opinion of Financial Advisor to Our Special Committee and Board of Directors" beginning on page 41.

Position of the Rollover Investors as to the Fairness of the Merger (page 57)

        The Rollover Investors believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company for the reasons described under "Special Factors—Position of the Rollover Investors as to the Fairness of the Merger," beginning on page 57.

Position of Parent, Merger Sub, the Ares Filing Persons and CPPIB as to the Fairness of the Merger (page 60)

        Parent, Merger Sub, the Ares Filings Persons and CPPIB believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company for the reasons described under "Special Factors—Position of Parent, Merger Sub, the Ares Filing Persons and CPPIB as to the Fairness of the Merger," beginning on page 60.

Treatment of Stock Options, Restricted Stock Units and Performance Stock Units (page 80)

        Stock Options.    Under the merger agreement, each outstanding stock option granted under our equity incentive plans that represents the right to acquire our common stock, whether or not then vested or exercisable, will as of immediately prior to the effective time of the merger become fully vested and exercisable contingent on the closing of the merger and cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment for each share of our common stock subject to such stock option, equal to the excess, if any, of (a) the $22.00 per share merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes.

        Restricted Stock Units.    Under the merger agreement, each outstanding restricted stock unit granted under our equity incentive plans will be cancelled as of the effective time of the merger. The holder of such restricted stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the restricted stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

        Performance Stock Units.    Under the merger agreement, each outstanding performance stock unit granted under our equity incentive plans will be cancelled as of the effective time of the merger. The holder of such performance stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the performance stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

Financing of the Merger (page 67)

        Parent estimates that the aggregate amount of consideration necessary to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements will be approximately $1.6 billion. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the equity commitment letters and the Rollover Letter, debt financing contemplated by the debt commitment letter, and cash of the Company. These equity and debt financings are subject to the terms and conditions set forth in the commitment letters and the Rollover Letter pursuant to which the financings will be provided. See "Special Factors—Financing of the Merger" beginning on page 67.

 Governmental and Regulatory Approvals (page 88)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") and the applicable waiting period has expired or been terminated. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on October 31, 2011, and the FTC and the DOJ granted early termination of the waiting period on November 8, 2011.

Material United States Federal Income Tax Consequences (page 73)

        If you are a U.S. holder, for U.S. federal income tax purposes, your receipt of cash in exchange for your shares of common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Solicitations of Other Offers and Change in Recommendation (page 105)

        The Company has agreed to cease and terminate any previous discussions or negotiations with respect to any "Company Takeover Proposal" (as defined in "The Merger Agreement—Solicitations of Other Offers") or any inquiry with respect thereto. Subject to certain exceptions described below, we and our subsidiaries generally have agreed not to:

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  solicit, initiate, or encourage or take any other action knowingly to facilitate or cause the submission of, or enter into any contract relating to, any Company Takeover Proposal, or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal;

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  enter into, continue, conduct, maintain or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person with respect to, any Company Takeover Proposal or any inquiry with respect thereto; or

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  amend or grant any waiver or release under, or fail to use commercially reasonable efforts to enforce, any standstill or similar contract with respect to any capital stock of the Company or its subsidiaries.

        If the Company or its representatives receive a written Company Takeover Proposal or a request for information or inquiry that contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal, that was made after the date of the merger agreement and did not result from a breach of the merger agreement's restrictions on solicitation, and that our Board or our special committee determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, constitutes or could reasonably be expected to lead to a "Superior Company Proposal" (as defined in "The Merger Agreement—Restrictions on Solicitations of Other Offers"), and our Board or our special committee has determined, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, then we may, prior to the receipt of the Shareholder Approval:

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  provide access to or furnish information with respect to the Company and our subsidiaries to the person making the Company Takeover Proposal, request or inquiry pursuant to a confidentiality agreement; and

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  enter into, conduct or otherwise participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such person regarding the Company Takeover Proposal.

        Neither our Board nor the special committee may (a) adversely change its recommendation that our shareholders approve the merger agreement in response to an intervening event or a Superior Company Proposal or (b) accept a Superior Company Proposal and terminate the merger agreement, in each case, unless our Board or our special committee has determined, acting reasonably in good faith, after giving due consideration to the written opinion of its outside legal counsel, and after consulting its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties.

Conditions to the Completion of the Merger (page 113)

        The completion of the merger is subject to, among other things, the following conditions:

  •
  the approval of the merger agreement by the holders of our common stock pursuant to the Shareholder Approval, described above in this Summary Term Sheet;

  •
  the absence of any laws or governmental orders that prohibit the consummation of the merger;

  •
  all approvals from or registrations, declarations or filings with, or notices to, or permits from any governmental entity shall have been filed or obtained without imposition of material conditions, other than such approvals the failure of which to obtain has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (as defined in "The Merger Agreement—Definition of Company Material Adverse Effect and Parent Material Adverse Effect");

  •
  each party's respective representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date in the manner described in "The Merger Agreement—Conditions to the Completion of the Merger";

  •
  the absence of a Company Material Adverse Effect;

  •
  each party's performance in all material respects of its obligations required to be performed under the merger agreement prior to the closing date of the merger, and

  •
  the expiration or termination of the applicable waiting period under the HSR Act.

Termination of the Merger Agreement (page 115)

        The Company and Parent may agree in writing to terminate the merger agreement without completing the merger at any time, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated upon written notice in certain other circumstances, including:

  •
  by either the Company or Parent:

  •
  if the merger is not completed on or before April 6, 2012 (the "Walk-Away Date"), except that the right to terminate will not be available to any party whose failure to comply with any of its obligations under the merger agreement results in the failure of the merger to be completed by the Walk-Away Date;

  •
  if a law or final and non-appealable governmental order prohibits the consummation of the merger, so long as the party seeking to terminate has used its reasonable best efforts to challenge the governmental order;

  •
  if the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting, except this right to terminate will not be available to the Company if the failure to obtain the Shareholder Approval was the result of the Company's failure to perform any of its obligations under the merger agreement; or

    •
    if the other party breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement such that certain closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the Walk-Away Date or, if capable of being cured, has not been cured by the earlier of (a) twenty days after the delivery of written notice by the terminating party to the breaching party of such breach and (b) the Walk-Away Date, so long as the terminating party is not then in material breach of any representation or warranty in the merger agreement such as would give rise to the failure of the breaching party's closing condition with respect to the accuracy of the terminating party's representations and warranties in the merger agreement and the terminating party has not failed to perform in any material respect any covenant in the merger agreement;

  •
  by Parent:

  •
  prior to the Shareholder Approval, if (a) we, our Board or any committee thereof (i) withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation that our shareholders approve the merger agreement or its approval of the merger agreement, or approves or recommends any Company Takeover Proposal, or (ii) delivers a notice to Parent informing Parent that we have received a Superior Company Proposal and that, in connection with such Superior Company Proposal, we are prepared to terminate the merger agreement, (b) a Company Takeover Proposal becomes publicly known and neither our special committee nor our Board has confirmed the recommendation of the Board within five business days of Parent's written request that it do so, or (c) we breached any of our obligations regarding Company Takeover Proposals or Superior Company Proposals in any material respect; and

  •
  by the Company:

  •
  prior to the Shareholder Approval, if, in order to accept a Superior Company Proposal, we comply with the notice and other requirements described in "The Merger Agreement—Termination in Connection with a Superior Proposal" and we pay Parent the termination fee described in "The Merger Agreement—Termination Fee"; or

  •
  if the Shareholder Approval has been obtained and all other conditions to the obligations of Parent and Merger Sub to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived, the marketing period (as defined in "The Merger Agreement—Financing") has ended, and Parent and Merger Sub have failed to consummate the merger prior to the Walk-Away Date (unless such failure was a result of our failure to perform our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts).

Termination Fees and Expense Reimbursement (page 116)

        We will be obligated to pay to Parent a termination fee of $47.25 million if:

  •
  the merger agreement is terminated by either the Company or Parent because the Shareholder Approval has not been obtained at the special meeting or any adjournment or postponement of the special meeting;

  •
  we terminate the merger agreement prior to obtaining the Shareholder Approval in order to accept a Superior Company Proposal;

  •
  if Parent terminates the merger agreement for any of the following reasons:

  •
  the Company, our Board or our special committee (a) delivers a notice of a Superior Company Proposal and a statement that, in connection with such Superior Company Proposal, we are prepared to terminate the merger agreement, or (b) withdraws, qualifies or modifies, in a manner adverse to Parent, its recommendation that our shareholders approve the merger agreement;

  •
  a Company Takeover Proposal becomes publicly known and neither our special committee nor our Board has confirmed the recommendation of the Board within five business days of Parent's written request that it do so;

  •
  we breached any of our obligations regarding a Company Takeover Proposal or a Superior Company Proposal in any material respect; or

  •
  we failed to perform any of our representations, warranties or covenants contained in the merger agreement such that certain of Parent's closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the Walk-Away Date or, if capable of being cured, has not been cured by the earlier of (a) twenty days after the delivery of written notice by Parent to us of such breach and (b) the Walk-Away Date, so long as Parent and Merger Sub are not then in material breach of any representation or warranty in the merger agreement such as would give rise to the failure of our closing condition with respect to the accuracy of Parent and Merger Sub's representations and warranties in the merger agreement and Parent and Merger Sub have not failed to perform in any material respect any covenant in the merger agreement; or

  •
  the merger agreement is terminated because of the failure to consummate the merger on or before the Walk-Away Date and:

  •
  the Company's closing conditions have been satisfied (other than as specified in the merger agreement) and the marketing period has not ended as a result of the Company's failure to perform any of its obligations under the merger agreement; or

  •
  a Company Takeover Proposal has been announced after the date of the merger agreement and not withdrawn, the termination occurs before the special meeting, and within the 12 months following such termination the Company enters into a definitive agreement to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated (for purposes of this bullet, references to "20%" in the definition of Company Takeover Proposal will be deemed references to "50%").

        Parent will be obligated to pay us a termination fee of $94.5 million if the Shareholder Approval has been obtained and all other conditions to the obligations of Parent and Merger Sub to effect the merger (other than as specified in the merger agreement) have been satisfied and:

  •
  the marketing period has ended, we have notified Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived and Parent and Merger Sub have failed to consummate the merger prior to the Walk-Away Date (unless such failure was a result of our failure to perform our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts); or

  •
  the Walk-Away Date has occurred and the marketing period has not ended as a result of any reason other than our failure to perform any of our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts.

        Also, if either Parent or the Company successfully sues to enforce the payment of its respective termination fee, the non-prevailing party will pay the prevailing parties' out-of-pocket costs and expenses (including reasonable attorneys' fees), up to a maximum of $10 million.

Remedies (page 75)

        In no event will we be entitled to monetary damages under the merger agreement other than the $94.5 million termination fee plus certain out-of-pocket costs and expenses. Subject to certain exceptions, we are entitled to seek specific performance in order to enforce Parent and Merger Sub's obligations under the Merger Agreement; however, we cannot seek specific performance to require Parent or Merger Sub to cause the equity financing to be funded or to consummate the merger.

        Concurrently with the execution of the merger agreement, each of ACOF III and CPPIB entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed its pro rata portion of Parent's obligations with respect to the termination fee described above and certain expenses payable by Parent to enforce the payment of the termination fee. These limited guarantees are our sole recourse against ACOF III, CPPIB and certain of their respective affiliates and representatives for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

Dissenters' Rights (page 119)

        If you do not wish to accept the $22.00 per share merger consideration in the merger, you have the right under California law to have your shares appraised by a California court, provided that you comply with certain procedures. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights, among other things, (a) you must not vote in favor of the approval of the merger agreement, (b) you must make a written demand for appraisal in compliance with California law within 30 days of notification that the merger agreement has been approved, (c) you must hold shares of our common stock on the record date and continuously hold such shares through the completion of the merger and (d) demands for payment must be filed with respect to at least five percent of the outstanding shares of our common stock. The fair value of your shares of our common stock as determined in accordance with California law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting shareholders in the merger. Annex C to this proxy statement contains a copy of the California statute relating to shareholders' dissenters' rights. Failure to follow all of the steps required by this statute will result in the loss of your dissenters' rights.

Market Price of the Company's Common Stock (page 129)

        The Company's common stock is listed on the New York Stock Exchange under the symbol "NDN." The closing trading price of our common stock on October 10, 2011, the last trading day prior to our public announcement that we had entered into the merger agreement, was $20.49 per share. The closing trading price of our common stock on March 10, 2011, the day prior to public disclosure by the Company that we had received an acquisition proposal from certain of our affiliates and Leonard Green & Partners, L.P. ("LGP"), was $16.68 per share. The merger consideration represents a premium of approximately 32% to our closing share price on March 10, 2011. On [    •    ], which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our common stock was $[    •    ] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers address briefly some questions you may have regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

 The Merger and Related Transactions

Q:    What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of October 11, 2011, as it may be amended from time to time, by and among the Company, Parent and Merger Sub. Parent and Merger Sub are controlled by ACOF III and CPPIB. Under the terms of the merger agreement, if the merger agreement is approved by the Company's shareholders and the other closing conditions under the merger agreement have been satisfied or waived (other than those which, by their nature, are satisfied upon the closing of the merger or are non-waivable), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the merger, the Company will become a wholly owned subsidiary of Parent. After the merger, shares of the Company's common stock will not be publicly traded.

Q:    What will I receive for my shares of the Company's common stock in the merger?

A:
Upon completion of the merger, you will receive $22.00 per share in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. This does not apply to (a) shares owned by any of our shareholders who are entitled to and who properly exercise dissenters' rights under California law, (b) shares owned by the Company, and (c) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares to be contributed to Parent immediately prior to the completion of the merger by the Rollover Investors. Upon consummation of the merger, you will not own shares in the Company or Parent. See "Special Factors—Material United States Federal Income Tax Consequences" beginning on page 73 for a description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or foreign taxes.

Q:    How will the Company's stock options be treated in the merger?

A:
Each outstanding stock option to purchase the Company's common stock granted under our equity incentive plans and outstanding as of immediately prior to the effective time of the merger will become fully vested and exercisable immediately prior to and contingent on the closing of the merger and will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment for each share of our common stock subject to such stock option, equal to the excess, if any, of (a) the $22.00 per share merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes.

Q:    How will the Company's restricted stock units and performance stock units be treated in the merger?

A:
Each outstanding restricted stock unit and performance stock unit granted under our equity incentive plans will be cancelled as of the effective time of the merger. The holder of such restricted stock unit or performance stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the restricted stock unit or performance stock unit, as applicable, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of calendar year 2012. In order to complete the merger, we must obtain the Shareholder Approval and the other closing conditions under the merger agreement must be satisfied or waived (to the extent such conditions are waivable). Neither we nor Parent and Merger Sub are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived (to the extent such conditions are waivable), which conditions are described in "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 113. The merger will be effective at the time the statutory merger agreement is filed with the Secretary of State of the State of California or such other time as may be provided in the statutory merger agreement as the effective time of the merger. A copy of the statutory merger agreement is attached as Annex D to this proxy statement. Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur on the later of (a) the third business day following the satisfaction or waiver of the conditions described in "The Merger Agreement—Conditions to the Completion of the Merger", and (b) the date that is the earlier of (i) any business day during the marketing period to be specified by Parent and (ii) the third business day after the final day of the marketing period. For purposes of the merger agreement, "marketing period" means a period of at least 15 consecutive business days following the Company and Parent's satisfaction of certain obligations with respect to Parent's financing of the merger as described in "The Merger Agreement—Financing of the Merger", excluding any day from November 21, 2011, to November 25, 2011. The marketing period either will be completed on or prior to December 19, 2011, or will commence on or after January 4, 2012.

Q:    What effects will the proposed merger have on the Company?

A:
Upon completion of the proposed merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are expected to be terminated. In addition, upon completion of the merger, shares of our common stock will no longer be listed on the New York Stock Exchange (the "NYSE") or any other stock exchange or quotation system.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the merger agreement. Instead, the Company will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 116.

The Special Meeting

Q:    Where and when is the special meeting?

A:
The special meeting will be held on [    •    ], at [    •    ] a.m., local time.

Q:    What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
the approval of the merger agreement; and

•
the approval of a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary.

Q:    Does our Board recommend that our shareholders vote "FOR" the approval of the merger agreement?

A:
Yes. After careful consideration and upon the unanimous recommendation of our special committee, our Board, by the unanimous vote of our independent directors, recommends that you vote:

•
"FOR" the approval of the merger agreement.

You should read "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" beginning on page 33 for a discussion of the factors that our special committee and Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of our special committee and Board with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 77.

Q:    How do the directors and executive officers of the Company and the Rollover Investors intend to vote?

A:
Our directors and executive officers have informed us that they intend to vote all of their shares of common stock "FOR" the approval of the merger agreement because they believe that the merger and the merger agreement are in the best interests of the Company and its shareholders. None of our executive officers and directors has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement. In the aggregate, they beneficially own approximately 33.5% of the total number of outstanding shares of the Company's common stock (which includes approximately 33% beneficially owned by the Rollover Investors and Au Zone Investments #2, L.P.). The Rollover Investors and Au Zone Investments #2, L.P. have entered into a voting agreement with Parent whereby they have agreed to vote all of their shares in favor of the merger.

Q:    Are all shareholders of the Company as of the record date entitled to vote at the special meeting?

A:
Yes. All shareholders who own our common stock at the close of business on December 2, 2011, which is the record date for the special meeting, will be entitled to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments of the special meeting.

Q:    What constitutes a quorum for the special meeting?

A:
The presence at the special meeting in person or by proxy of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum for purposes of the special meeting. Abstentions are counted for this purpose, but "broker non-votes" are not.

Q:    What do I need to attend the special meeting?

A:
Only shareholders and their proxies may attend the special meeting. If you are a record shareholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. You will need to bring that admission ticket and your photo identification to the special meeting. If you hold your shares in "street name" through a broker, bank or other nominee or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to us at Investor Relations at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you were an actual shareholder of the Company as of the record date for the special meeting.

Q:    What vote of the Company's shareholders is required to approve the merger agreement?

A:
The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock. A failure to vote your shares, abstention from the vote or a "broker non-vote" will have the same effect as voting "AGAINST" the approval of the merger agreement. A "broker non-vote" occurs when a broker does not have discretion to vote on approval of the merger agreement because the broker has not received instructions from the beneficial holder as to how such holder's shares are to be voted.

Q:    What vote of the Company's shareholders is required to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement?

A:
Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy and voting on the proposal. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting. An abstention will have the same effect as voting "AGAINST" the proposal to adjourn the special meeting.

Q:    How do I vote my shares without attending the special meeting?

A:
If you hold shares in your name as a shareholder of record on the record date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone or mail without attending the special meeting. To submit a proxy by Internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for shareholders of record will close at [    •    ], the day prior to the special meeting. If you hold shares in "street name" through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee's voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided to you.

Q:    How do I vote my shares in person at the special meeting?

A:
If you hold shares in your name as a shareholder of record on the record date, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you would like to do that, please bring your admission ticket and your photo identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you later decide not to attend. If you hold shares in "street name" through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares, an admission ticket and your photo identification. To obtain a signed proxy prior to the special meeting, you should contact your nominee.

Q:    If my shares are held in "street name" by my broker, bank or other nominee, will my nominee vote my shares for me?

A:
Your broker, bank or other nominee will not vote your shares on your behalf unless you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting "AGAINST" the approval of the merger agreement, but will have no effect for purposes of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:    Can I revoke or change my vote after I submit my proxy?

A:
Yes. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a shareholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by (a) delivering to our Corporate Secretary at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (b) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy), (c) submitting a later-dated proxy card or (d) submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

Q:    What does it mean if I receive more than one proxy card or vote instruction form?

A:
If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

Q:    Are dissenters' rights available?

A:
Yes. Under California law, you have the right to seek appraisal of the fair market value of your shares of our common stock as determined by a California court if the merger is completed, but only if (a) you do not vote in favor of approving the merger agreement, (b) you comply with the requirements of California law and (c) demands for payment are filed with respect to at least five percent of the outstanding shares of our common stock. See "Dissenters' Rights" beginning on page 119.

Q:    Will any proxy solicitors be used in connection with the special meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Morrow & Co., LLC.

Q:    Who will count the votes cast at the special meeting?

A:
A representative of our transfer agent, American Stock Transfer & Trust Company, LLC, will count the votes and act as an inspector of election.

Q:    Should I send in my stock certificates now?

A:
No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. If you hold your shares in your name as a shareholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the $22.00 per share merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in "street name" through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:    Who can help answer my other questions?

A:
If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact the Company's proxy solicitor:

470 West Avenue—3rd Floor Stamford, CT 06902 Banks and Brokerage Firms, please call (203) 658-9400 Shareholders, please call (800) 566-9061

SPECIAL FACTORS

Background of the Merger

        In recent years, David Gold, Chairman of our Board, together with members of his family (the "Gold/Schiffer Family"), have contemplated that the Company might be more suitable for ownership as a private company, considering, among other things, that as a privately-held company, the Company could focus on long-term growth initiatives without the stock market reaction to quarterly earnings or sales announcements and the negative impact on trading prices of potentially failing to meet analyst forecasts.

        In the fourth calendar quarter of 2010, in light of the historic low interest rates for acquisition financing at that time, the Gold/Schiffer Family began to consider the desirability and feasibility of a potential going private transaction of the Company. At or around that time, members of the Gold/Schiffer Family, including Eric Schiffer, the Company's Chief Executive Officer, and Jeff Gold, the Company's President and Chief Operating Officer, entered into discussions with Leonard Green & Partners, L.P. ("LGP"), an existing investor in the Company with the financial capability to execute a potential transaction and significant expertise in the retail industry. Among other matters, and based solely on publicly available information about the Company, members of the Gold/Schiffer Family and LGP discussed the Company and its competitive landscape, different balance sheet options and the general benefits of going private. These discussions were exploratory only and were initiated by the Gold/Schiffer family in their capacity as shareholders. In addition, at that time the Gold/Schiffer Family had not made a determination of whether it wanted to move forward with a transaction, and LGP had informed the Gold/Schiffer Family that it did not wish to proceed with any transaction without their involvement.

        During this exploratory phase and while these discussions were ongoing, the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") advised the Gold/Schiffer Family. The Gold/Schiffer Family also consulted with Guggenheim Securities, LLC ("Guggenheim"), including with respect to the structural and financial aspects of such a transaction.

        On January 17, 2011, Mr. Schiffer contacted a representative of Munger, Tolles & Olson LLP ("Munger Tolles"), the Company's outside corporate counsel, to discuss the fact that the Gold/Schiffer Family was considering the possibility of making a proposal to the Company for a going private transaction and would be informing the Board of this development. He also told Munger Tolles that the Gold/Schiffer Family would be requesting the Board's approval to share confidential information of the Company with potential partners in such a transaction. At Mr. Schiffer's request, Munger Tolles then discussed these matters further with a representative of Skadden. On that same day, Mr. Schiffer also informed the independent members of the Board of this development and called a Board meeting for January 19, 2011.

        On January 19, 2011, the Board met telephonically. Representatives of Munger Tolles and Skadden were also present. Messrs. Schiffer, J. Gold and David Gold, the members of the Gold/Schiffer Family who serve on the Board (the "Interested Directors"), and other members of the Gold/Schiffer Family who also attended the meeting, informed the independent members of the Board of their potential interest in a going private transaction involving the Company, but that no decision to proceed with a proposal had been made. They also informed the independent members of the Board that preliminary discussions were proceeding with LGP regarding LGP's potential participation in such a transaction, and that the Gold/Schiffer Family had not agreed to be exclusive with LGP and would not enter into any exclusive arrangements with LGP without the approval of the independent members of the Board. Also at the meeting, the Interested Directors requested that the Board approve the sharing of confidential information of the Company with private equity firms and potential sources of financing in connection with this process. The Interested Directors then recused themselves and left the meeting, as did Skadden. The independent directors then discussed the information that had been shared with the

Board by the Interested Directors, and asked questions of Munger Tolles as to potential next steps. Following this discussion, the independent directors authorized the Company to provide confidential information to potential investment partners and/or financing sources of the Gold/Schiffer Family pursuant to an appropriate confidentiality and standstill agreement.

        On January 20, 2011, Mr. Schiffer met with a senior executive of LGP to confirm LGP's potential interest in participating in a going private transaction involving the Company.

        On January 21, 2011, Munger Tolles delivered a proposed confidentiality and standstill agreement to LGP. On January 24, 2011, LGP delivered its comments to the proposed confidentiality and standstill agreement to Munger Tolles.

        Over the next few days, Munger Tolles discussed LGP's comments and certain other changes to the agreement with Marvin Holen, an independent member of the Board, and Chairman of the Board's Corporate Governance Committee, Rob Kautz, the Company's Chief Financial Officer, and Russell Wolpert, the Company's Chief Legal Officer, as well as with LGP, and a confidentiality and standstill agreement was entered into between the Company and LGP on January 27, 2011.

        On or about February 1, 2011, the Company established a protocol to share a limited amount of confidential information with potential partners of the Gold/Schiffer Family. All decisions as to what confidential information would be shared were made by Mr. Holen, Mr. Kautz and Mr. Wolpert.

        During February 2011, after execution by LGP and the Company of the confidentiality and standstill agreement, the Company provided LGP a limited amount of confidential information, including income statement summaries detailing the Company's revenues and expenses for the 2008 to 2011 fiscal years, schedules comparing the Company's financial performance during the first three quarters of the 2011 fiscal year against the Company's projected results, various inventory, sales and store performance analytics prepared by the Company (with individual stores referred to only by a reference code to disguise their identity), information relating to Company capital expenditures and estimated depreciation costs and other financial information and data measuring the Company's recent financial performance. Following establishment of the special committee, all of the confidential information provided to LGP in February 2011 was furnished to Lazard and was posted in the data room for review by other prospective bidders.

        Messrs. Schiffer, J. Gold and Kautz met with LGP on February 8, 2011, and February 15, 2011, and Mr. Kautz met with LGP on March 2, 2011, to discuss the Company's operations and financial information and other diligence matters.

        During the month of February and the first week of March, representatives of the Gold/Schiffer Family and representatives of LGP, together with their respective advisors, engaged in a series of discussions regarding the potential structure of a going private transaction, the possible price to be paid to the Company's shareholders in such transaction, the capital structure of the Company following such transaction, and certain arrangements that would govern the relationship of the parties after the closing of such transaction. During the course of these discussions, it was determined that the most likely structure to effect a going private transaction would be a merger of the Company with a new entity to be formed by LGP and the Gold/Schiffer Family, and that the price to be offered to the Company's shareholders in such transaction would likely be at or around $19.00 per share.

        From February 16 through February 18, 2011, Skadden and Munger Tolles had several discussions regarding process. Skadden informed Munger Tolles that, if the Gold/Schiffer Family's discussions with a private equity firm led to a going private proposal, the preference of the Gold/Schiffer Family was to enter into a definitive merger agreement that would provide the Company with a go-shop period in which to solicit alternative proposals to acquire the Company after the signing of the definitive agreement. Skadden also mentioned the alternative possibility of a limited solicitation process being run by the Board on a confidential basis, prior to execution of a definitive agreement. During this period,

Munger Tolles discussed these ideas and various alternatives with the independent directors. The independent directors, who met telephonically with Munger Tolles on February 18, expressed the view that they would not approve the Company entering into a definitive agreement with the Gold/Schiffer Family and any other potential buyer or have any discussion regarding potential terms of such a transaction without public disclosure of any acquisition proposal and a full and open process to explore other alternatives conducted by a special committee of independent directors with independent advisors. On February 18, Munger Tolles informed Skadden of the independent directors' views.

        On February 22 and February 24, 2011, Skadden and Munger Tolles had several additional discussions, during which Skadden informed Munger Tolles that the Gold/Schiffer Family intended to retain Guggenheim as a financial advisor, and that the Gold/Schiffer Family planned to assess LGP's position as to a potential proposal to acquire the Company. During these discussions, Skadden confirmed to Munger Tolles that the Gold/Schiffer Family would not enter into any binding or exclusive relationship with LGP in connection with such a proposal, and that the Gold/Schiffer Family remained open to pursuing a transaction with another buyer if one emerged.

        On February 25, 2011, the independent directors had a telephone discussion with Munger Tolles to discuss Munger Tolles' recent discussions with Skadden as well as the Gold/Schiffer Family's retention of Guggenheim as its financial advisor.

        On March 8, 2011, representatives of LGP sent a written proposal to representatives of the Gold/Schiffer Family regarding the terms of a potential transaction in which LGP would participate with the Gold/Schiffer Family in a buyout of the Company. Between March 8, 2011, and March 10, 2011, representatives of the Gold/Schiffer Family and representatives of LGP, together with their respective advisors, discussed the potential terms of such a transaction.

        On March 10, 2011, Skadden informed Munger Tolles that the Gold/Schiffer Family and LGP planned to deliver a letter to the Board with a going private proposal later that day, and that the Gold/Schiffer Family and LGP understood that the proposal would be publicly disclosed. Skadden requested, on behalf of LGP, that the Board confirm that the delivery of a going private proposal by LGP would not violate LGP's confidentiality and standstill agreement. Munger Tolles informed the independent directors of these developments in a telephone call that same day. The independent directors determined that they would be willing to convene a Board meeting to consider LGP's request with respect to its confidentiality and standstill agreement, subject to confirmation from the Gold/Schiffer Family that any arrangement between the Gold/Schiffer Family and LGP would be non-binding and non-exclusive and that the Gold/Schiffer Family would remain free to enter into another transaction with a different bidder. Munger Tolles called Skadden to inform them of the position of the independent directors, and Skadden stated that the Gold/Schiffer Family would be in a position to confirm all of these matters to the Board. Skadden also confirmed that the Company could state in any press release about the going private proposal that the Gold/Schiffer Family had not made any commitment of exclusivity with LGP relating to a transaction. As part of the conversations that gave rise to their proposal, the Gold/Schiffer Family and LGP also had preliminary discussions regarding issues that would be addressed in a shareholders agreement should any definitive agreement with the Company regarding the proposed transaction be reached in the future.

        On the evening of March 10, the Board met, with representatives of Munger Tolles and Skadden present. The Interested Directors provided the other Board members with background on the potential proposal, noting that, as part of the proposal, the Gold/Schiffer Family was prepared to roll over a substantial portion of their existing equity investment in the Company. The Interested Directors also confirmed that they had not entered into any binding agreements or arrangements with LGP. The Interested Directors then recused themselves and left the meeting, as did Skadden. After further discussion, the independent directors determined that the delivery of a going private proposal by LGP and the Gold/Schiffer Family would not violate LGP's confidentiality and standstill agreement. Following the Board meeting, the Gold/Schiffer Family and LGP delivered a letter to the Board with the terms of a non-binding, conditional going private proposal to acquire the Company at $19.09 per share stating, among other things, that the Gold/Schiffer Family was prepared to roll over a substantial percentage of its equity ownership and expected to increase its pro forma percentage ownership in the Company. The proposal was conditioned on: (a) the completion of due diligence, including financial, legal, accounting and tax diligence, (b) the receipt of financing commitments with respect to the financing necessary to complete the proposed transaction, (c) the negotiation of a satisfactory acquisition agreement with customary terms and conditions, (d) reaching agreement among members of the Gold/Schiffer Family and LGP with respect to the terms of a shareholders' agreement and (e) reaching agreements with the management of the Company with respect to their ongoing roles as managers of the Company. The Board convened again on the evening of March 10, with Munger Tolles and Skadden present, and discussed the terms of the going private proposal. The Interested Directors then recused themselves and left the meeting, as did Skadden, and the independent directors approved the disclosure of the going private proposal before the opening of the NYSE the next morning.

        On March 11, 2011, prior to the opening of the NYSE, the Company issued a press release announcing the receipt of the going private proposal from the Gold/Schiffer Family and LGP. That afternoon, the Board and Munger Tolles convened by telephone to discuss the formation of a special committee of the Board. After discussion, and the recusal of the Interested Directors, the Board approved the formation of a special committee of independent directors, consisting of Lawrence Glascott, Marvin Holen and Peter Woo (the "special committee"), to consider the going private proposal and other proposals and strategic alternatives available to the Company, including the possibility of taking no action with respect to the going private proposal and remaining a public company. At the March 11, 2011 meeting, the members of the special committee unanimously agreed that Marvin Holen would serve as Chairman of the special committee.

        Following the March 11, 2011 Board meeting, the special committee met on several occasions with Munger Tolles to discuss appropriate next steps in light of its charter and its obligations to the Company's shareholders. The special committee then considered its choice of legal counsel at meetings held on March 17 and March 18, 2011. After considering the qualifications and experience of several law firms, on March 18, 2011, the special committee engaged Morrison & Foerster LLP ("Morrison & Foerster") as its independent legal counsel.

        At a meeting of the special committee held on March 23, 2011, Morrison & Foerster reviewed with the special committee its fiduciary duties to the Company and its shareholders. The special committee discussed and confirmed the independence of each member of the special committee. The special committee also reviewed with Morrison & Foerster the scope of the special committee's mandate and noted that the Board resolutions appointing the special committee provided the special committee with authority to, among other things, consider, and, if deemed appropriate, negotiate the proposal received from LGP and the Gold/Schiffer Family as well as any other proposals received by the Company and to consider other strategic alternatives, including remaining an independent public company. The special committee then discussed the process for selection of a financial adviser. During the meeting, a teleconference was held with Messrs. Kautz and Wolpert and a representative of Munger Tolles. The special committee instructed the Company representatives to furnish to the special committee copies of all information previously furnished by the Company to LGP. In addition, the special committee advised the Company representatives that the special committee would have sole responsibility for managing the process of furnishing any additional information to LGP or to any other potential counterparties.

        On March 24, 2011, a representative of Skadden contacted Morrison & Foerster and advised that he had been contacted by a private equity firm, which we refer to as Bidder C, regarding Bidder C's potential interest in a transaction with the Company. The representative of Skadden reported that he had advised Bidder C it should speak with Morrison & Foerster. In the same conversation with Morrison & Foerster, the representative of Skadden stated that the Gold/Schiffer Family was open to discussions with strategic bidders and other private equity firms and that the Gold/Schiffer Family would consider selling its entire equity interest to a strategic buyer in the retail space if an attractive offer was made. Later on March 24, Morrison & Foerster spoke with a representative of Bidder C who expressed his firm's interest in exploring a potential transaction with the Company. Morrison & Foerster advised Bidder C that the special committee would respond after it had selected its financial adviser.

        Between March 23 and March 30, 2011, the special committee reviewed materials received from 21 investment banks seeking to act as financial adviser to the special committee. The special committee met with five investment banks, asking them, among other things, about their experience with companies in the Company's industry, with special committees and with going private transactions, and about their relationships, if any, with LGP and members of the Gold/Schiffer Family and other potential acquirors of the Company. On March 30, after considering the qualifications, experience, and independence of the investment banks, the special committee resolved to engage Lazard Frères & Co. LLC ("Lazard") as its financial adviser, subject to negotiation of an acceptable engagement agreement. Following negotiation of such agreement, Lazard was engaged on April 8, 2011, to act as financial adviser to the special committee.

        On March 29, 2011, Latham & Watkins LLP ("Latham"), LGP's legal counsel, and Skadden contacted Morrison & Foerster. Latham suggested that the Company enter into a definitive merger agreement with LGP, based on the March 10, 2011 proposal from LGP and the Gold/Schiffer Family, that would include a go-shop provision allowing the special committee to solicit alternative transactions for some period of time after signing the definitive merger agreement. Later that day, Morrison & Foerster discussed the LGP proposal with the special committee and discussed the advantages and disadvantages of following such a process as compared to other potential processes, including in particular the solicitation of other potential bidders prior to signing a binding definitive acquisition agreement with any bidder. Following this discussion, the special committee concluded that it would be more beneficial to the Company's shareholders for the special committee to review the position and outlook of the Company and strategic alternatives that may be available to it and to conduct a market check prior to signing a merger agreement and directed Morrison & Foerster to so inform Latham. In April and May 2011, similar proposals were made by LGP and advisers to the Gold/Schiffer Family who suggested that such a process might allow the special committee to take advantage of the then favorable financing market conditions. In each case, the special committee considered the proposal, but concluded that it would be more beneficial to the Company's shareholders for the special committee to complete its review of the Company and conduct a market check prior to signing a merger agreement.

        On April 11, 2011, at the direction of the special committee, the Company issued a press release stating that the special committee had been formed to, among other things, consider the March 10, 2011 proposal from LGP and the Gold/Schiffer Family. The press release stated that the special committee was also authorized to consider other proposals and strategic alternatives which might be available to the Company and that the special committee had retained Lazard as its financial adviser and Morrison & Foerster as its legal counsel. The press release also stated that the Gold/Schiffer Family had assured the Company that it would support a full and open process and consider other bidders arising from such a process.

        Later on April 11, 2011, the special committee met with Lazard and Morrison & Foerster. Following a further discussion of the March 10 proposal from LGP and the Gold/Schiffer Family and discussion of various alternative courses of action, the special committee again concluded that a competitive bidding process would be most beneficial to the Company's unaffiliated shareholders and instructed Lazard to implement a process pursuant to which bids would be sought from both potential strategic buyers and private equity buyers. The special committee further instructed Lazard to consider alternatives to selling the Company. At this meeting, the special committee also discussed the status of the Company's four-year business plan, which was being prepared by Company management in the ordinary course of business and which had not yet been completed. The special committee noted, among other things, that the financial projections to be included in the plan, could be used to facilitate the special committee's review of the Company and strategic alternatives available to the Company and the solicitation of bids to acquire the Company.

        During the next several weeks, Lazard conducted a review of the Company and its business. Lazard was contacted during this time period by Bidder C and another private equity firm, both of which expressed an interest in a possible transaction with the Company. However, the other private equity firm never submitted a bid despite having signed a non-disclosure agreement. With Lazard's assistance, the Company began preparing a confidential information memorandum to be furnished to prospective bidders. In addition, with Lazard's assistance, the special committee worked with Mr. Kautz and other members of the Company's management team as they finalized the Company's four-year business plan projections for consideration and use by the special committee in its evaluation of the Company and strategic alternatives available to the Company, and for inclusion in the confidential information memorandum.

        On April 25, 2011, Lazard and Morrison & Foerster participated in a teleconference with Guggenheim and Skadden. During this discussion, Guggenheim and Skadden confirmed that there were no agreements between LGP and the Gold/Schiffer Family and that the Gold/Schiffer Family was open to strategic and private equity buyers. Guggenheim and Skadden explained that there had been discussions between the Gold/Schiffer Family and LGP regarding, among other things, debt leverage, corporate governance and exit strategies with respect to the post-merger company. During these discussions, Guggenheim and Skadden advised that the discussions with LGP contemplated that the Gold/Schiffer Family would own a majority interest in the post-acquisition company as a result of rolling over a substantial ownership interest in the Company. Guggenheim also discussed its views regarding the likelihood of certain parties bidding for the Company.

        On April 28, 2011, the special committee met with Lazard and Morrison & Foerster. The special committee again discussed alternative processes for seeking bids for the Company and reconfirmed its intention of seeking other bidders and considering other strategic alternatives before it made any recommendation to the Board. The special committee then reviewed with Lazard potential counterparties who might be contacted to ascertain their interest in acquiring the Company. Following the special committee's agreement on a list of potential counterparties, the special committee directed Lazard to commence contacting the potential counterparties as soon as practicable.

        During May 2011, at the direction of the special committee, Lazard commenced a marketing process, ultimately contacting 51 potential bidders, comprised of 33 potential strategic acquirers and 18 private equity firms. Lazard advised the potential bidders that the special committee would consider proposals to acquire all of the outstanding shares of the Company, including those held by the Gold/Schiffer Family, as well as proposals to acquire the Company together with the Gold/Schiffer Family. Lazard also reiterated to potential bidders that the Gold/Schiffer Family had not made any commitment of exclusivity with LGP. On or about May 6, 2011, a representative of Lazard called a representative of Ares Management LLC ("Ares Management") regarding the possibility of Ares Management submitting a proposal for an acquisition transaction with the Company. In that call and in subsequent contacts between Ares Management and Lazard, Lazard assured Ares Management that the special committee was fully committed to conducting a full and open competitive bidding process with respect to any acquisition transaction and that the Gold/Schiffer Family had not made any formal or informal exclusive arrangements with any buyer and would entertain transactions involving all potential buyers. Lazard further informed Ares Management that the Gold/Schiffer Family was not mandating any specific rollover investment amount by the Gold/Schiffer Family and in the interest of having an open process to help maximize value to existing shareholders would consider proposals with little to no rollover. Lazard further informed Ares Management, during the May 6th call and in subsequent contacts, that Ares Management would be afforded the same opportunity to conduct diligence as were other potential buyers.

        Over the course of the second half of May and the first week of June, ACOF Operating Manager III, LLC, an affiliate of Ares Management (collectively, "Ares"), Bidder C, and four other private equity firms signed confidentiality agreements with the Company. The confidentiality agreements included a customary standstill provision prohibiting bidders from acquiring shares of Company common stock or making proposals to acquire the Company as well as a prohibition on discussions or negotiations with any party (including members of the Gold/Schiffer Family) regarding a potential acquisition of the Company unless the special committee had consented to such discussions. The firms that signed a confidentiality agreement received a confidential information memorandum about the Company and were provided with access to selected documents through a virtual data room. Three of the four other private equity firms that signed confidentiality agreements ultimately declined to proceed further. The fourth firm, which we refer to as Bidder D, continued with the process.

        On May 10, 2011, the special committee asked LGP to amend its existing confidentiality agreement to conform to the confidentiality agreement used by the special committee in its process. Following several discussions of the terms of an amendment, LGP signed an amended and restated confidentiality agreement on July 13, 2011.

        On May 13, 2011, Lazard and Morrison & Foerster met with Guggenheim and Skadden at their request. Guggenheim and Skadden reviewed their discussions with LGP regarding debt leverage, corporate governance and exit strategies for the post-merger entity and indicated that these would be important considerations in connection with any alternative transaction proposal that required a significant rollover by the Gold/Schiffer Family. Guggenheim and Skadden requested guidance from Lazard and Morrison & Foerster with respect to the marketing process envisioned by the special committee. In a follow up conversation on May 17, 2011, Lazard and Morrison & Foerster described generally the marketing process that the special committee had decided to implement.

        During the first half of June 2011, Ares, Bidder C and Bidder D attended management presentations and participated in initial meetings with the Gold/Schiffer Family. The meetings with the Gold/Schiffer Family were also attended by representatives of Lazard on behalf of the special committee and by representatives of Guggenheim.

        After the management presentation attended by Ares on June 9, Ares, Lazard, Guggenheim, Mr. Schiffer and Mr. J. Gold discussed LGP's publicly disclosed going private proposal and the Gold/Schiffer Family's relationship with LGP. In such discussions, Mr. Schiffer expressed the Gold/Schiffer Family's support for a full and open process and a willingness to give consideration to alternative proposals.

        On June 15, 2011, the special committee discussed whether or not to obtain appraisals of the real properties owned by the Company. The special committee conferred with Lazard regarding the potential uses of such appraisals and the potential costs and time required to obtain such appraisals. Based on their business experience and knowledge of the Company and its assets, the special committee concluded that it was highly likely that the value of the Company as a going concern exceeded the value obtainable through a liquidation of the real estate and other assets of the Company by a significant margin. The special committee also considered alternative methods of financing the Company's real estate, but noted that disposition of the real properties owned by the Company would result in the Company having to incur substantial expenses in order to lease back the same properties, as well as the disruption of the Company's operations if the Company were unable to lease back those properties and was required to move all of the stores and warehouse operations currently conducted in properties owned by the Company to separate locations. Based on the foregoing, the special committee decided not to obtain appraisals of the real properties owned by the Company.

        On June 17, 2011, Lazard sent a process letter to each of Ares, Bidder C and Bidder D. The letter requested non-binding proposals by June 29, 2011, and required bidders to describe their proposed arrangements, if any, with the Gold/Schiffer Family. Subsequently, each of these parties was provided access to additional information in the virtual data room. In addition, each party met on one occasion in June with members of the Gold/Schiffer Family to discuss their potential interest in rolling over a portion of their equity interests in the Company. Lazard and Guggenheim attended all of these meetings between the prospective bidders and members of the Gold/Schiffer Family. Lazard periodically furnished oral reports to the special committee on such meetings and the other diligence efforts undertaken by Ares, Bidder C and Bidder D. In such oral reports, Lazard advised the special committee that the prospective bidders had discussed in general terms with members of the Gold/Schiffer Family the bidder's investment philosophy, the bidder's views on the discount retail sector and how each prospective bidder might support the Company's future operations.

        On June 29, 2011, Bidder C submitted a non-binding indication of interest proposing a potential acquisition of the Company for $20.09 per share in cash. Bidder C's proposal did not require members of the Gold/Schiffer Family to roll over any equity interests in the Company, although Bidder C separately expressed a preference for some level of on-going equity participation by the Gold/Schiffer Family in the transaction. Bidder C's proposal also contemplated combining the Company with another business owned by Bidder C. On June 30, Ares submitted a non-binding indication of interest proposing a potential acquisition of the Company for $21.50 per share in cash. The proposal from Ares was conditioned upon on-going participation and support from the Gold/Schiffer Family, although no specific amount or structure was proposed. Both Bidder C and Ares indicated that the indicative price set forth in their indication of interest was subject to further diligence. Bidder D chose not to submit a non-binding indication of interest. The special committee, together with its advisers, at meetings held on July 1 and July 5, 2011, reviewed the indications of interest received from Ares and Bidder C and discussed the potential for other bidders to enter the process. Without concluding whether the proposed purchase prices represented an attractive valuation for the Company, the special committee determined that the proposals were of sufficient interest to merit further consideration and directed Lazard to continue discussions with both parties while continuing to solicit other potential bids and considering other alternatives.

        On June 29, 2011, the special committee met with LGP at LGP's request. Lazard and Morrison & Foerster attended the meeting, as did Latham. LGP discussed their interest in the Company and acknowledged the special committee's desire to run, and the potential benefits of, a competitive bidding process. However, LGP also stated their concerns about restrictions the special committee had imposed on communications by bidders with the Gold/Schiffer Family, in particular the prohibition on bidders having communications with the Gold/Schiffer Family that were not chaperoned by Lazard. The meeting ended without any agreement on process. On July 6 and 7, Morrison & Foerster engaged in further discussions with Skadden regarding the restrictions on bidders' communications with the Gold/Schiffer Family. After further discussions with Lazard and Morrison & Foerster, and considering the potential benefits and appropriate safeguards, the special committee determined to allow bidders to have limited, un-chaperoned conversations with the Gold/Schiffer Family before any deadline established by the special committee for submitting final, definitive bids and potentially in other circumstances. The topics to be discussed at such un-chaperoned meetings would be limited to those approved by the special committee, which reserved the right to impose such other conditions on un-chaperoned meetings as it deemed appropriate. Un-chaperoned meetings would be permitted only if the potential bidders agreed not to enter into any agreements with the Gold/Schiffer Family, without the special committee's prior consent, regarding a potential rollover of the shares owned by the Gold/Schiffer Family and with respect to related matters. This position was conveyed to LGP, as well as to Ares and Bidder C. On July 13, LGP signed an amended and restated confidentiality agreement. LGP publicly disclosed the amended and restated confidentiality agreement in a Schedule 13D amendment filed on July 14, 2011. LGP was thereafter provided with a copy of the management presentation and the confidential information memorandum and access to the Company's virtual data room. LGP also attended a management presentation on July 15, 2011.

        On July 11, 2011, at the request of Lazard, Ares, Lazard, Guggenheim and members of the Gold/Schiffer Family, including Mr. Schiffer and Messrs. D. Gold, J. Gold and H. Gold, met to further discuss Ares' proposal. At such meeting, members of the Gold/Schiffer Family again expressed their support for a full and open process.

        LGP, Ares and Bidder C all continued their diligence efforts through July and August of 2011. Such diligence efforts included additional meetings with Company management and meetings with members of the Gold/Schiffer Family, all of which were attended by representatives of Lazard. At the meetings with the Gold/Schiffer Family, general discussions were held about the possibility of members of the Gold/Schiffer Family rolling over a portion of their equity interests in the Company and their expectations in the event they were to roll over a portion of their equity interests. In addition, Bidder C discussed with the Gold/Schiffer Family the possible combination of the Company with another business owned by Bidder C. During the course of these diligence efforts, on July 12, 2011, Bidder C orally advised Lazard that it would be prepared to raise its non-binding indication of interest to $20.49 per share in cash. Furthermore, on or about July 21, 2011, members of the Gold/Schiffer Family requested that Lazard coordinate a meeting with Ares so that they could better familiarize themselves with Ares as a potential buyer and further discuss Ares' proposed transaction structure.

        On July 15, 2011, a potential strategic acquirer, whom we refer to as Bidder E, signed a confidentiality agreement with the Company. On August 2, 2011, another potential strategic acquirer, whom we refer to as Bidder F, also signed a confidentiality agreement. Both Bidder E and Bidder F were provided with the confidential information memorandum, attended management presentations and had an opportunity to meet with members of the Gold/Schiffer Family in meetings attended by representatives of Lazard. Subsequently, Bidders E and F declined to proceed.

        On July 25, 2011, representatives of Ares met with members of the Gold/Schiffer Family in a meeting attended by representatives of Lazard and Guggenheim to discuss debt leverage in connection with a potential acquisition transaction and certain post-acquisition corporate governance matters.

        On July 26, 2011, the special committee met with Morrison & Foerster and Lazard. Lazard reviewed the process for soliciting bids and reported on the status of the discussions with the current bidders and several potential bidders. Lazard also reviewed the Company's recent operating performance and stock price performance, and the Company's projections. Lazard then presented to the special committee its preliminary valuation analyses, comprised of a preliminary public trading analysis, a preliminary selected precedent transactions analysis and a preliminary discounted cash flow analysis. Lazard also reviewed with the special committee, for its information, a preliminary leveraged recapitalization analysis, including the potential impact of a leveraged dividend, and discussed the potential structure of a stock repurchase program.

        In late July 2011, Bidder D advised Lazard that it was still interested in a transaction with the Company, notwithstanding its failure to submit a non-binding indication of interest. Bidder D met with members of the Gold/Schiffer Family on August 1, 2011, in a meeting attended by representatives of Lazard and Guggenheim to discuss the interest of members of the Gold/Schiffer Family in participating as minority investors in an acquisition by Bidder D.

        In meetings held on August 3 and August 4, 2011, the special committee discussed the possibility that the Gold/Schiffer Family might prefer to roll over a smaller portion of its equity investment than was contemplated in the March 10 proposal. The special committee discussed with Lazard and Morrison & Foerster the potential implications of the Gold/Schiffer Family rolling over a smaller percentage of its equity interests in the Company and authorized its members and advisers to seek clarification of the Gold/Schiffer Family's position in this regard. On August 17, 2011, Lazard reported to the special committee that Guggenheim had advised Lazard that the Gold/Schiffer Family was now contemplating rolling approximately 25% to 30% of its equity interests.

        On August 15, 2011, Bidder D advised Lazard that it had decided not to proceed with a potential transaction.

        On August 17, 2011, the special committee reviewed with Morrison & Foerster a form of merger agreement to be furnished to prospective bidders. The special committee decided, among other things, not to include a go-shop provision in the merger agreement in view of, among other things, the marketing process which had already been conducted and the length of time elapsed since it was publicly announced that an offer had been made to acquire the Company. The special committee decided to include in the merger agreement a requirement that the merger be approved by holders of a majority of the shares of Company common stock held by persons other than the Gold/Schiffer Family, any acquirer and their respective affiliates, as well as a provision allowing the special committee to consider potentially superior proposals received on an unsolicited basis after execution of the merger agreement. The special committee also discussed with Lazard and Morrison & Foerster alternatives to selling the Company.

        On August 23, 2011, process letters were sent to each of the remaining bidders requesting definitive bids by September 21, 2011. The prospective bidders were requested to submit the details of their proposed debt and equity financing sources as well as a mark-up of the form of merger agreement furnished with the process letter. In addition, the prospective bidders were requested to specify their requirements, if any, for the Gold/Schiffer Family to roll over a portion of its equity investment in the Company. On September 7, 2011, the deadline for bids was changed to September 27, 2011, to allow bidders to substantially complete their diligence.

        During late August of 2011, Ares informed the special committee that it proposed to submit a joint bid with the Canada Pension Plan Investment Board ("CPPIB"). The special committee had no objection to Ares submitting a joint bid with CPPIB. During late August and September of 2011, LGP, Ares, CPPIB and Bidder C all held further diligence meetings with the Company. On September 10, 2011, Lazard, on behalf of the special committee, furnished to each of the prospective bidders a set of rules governing un-chaperoned meetings with members of the Gold/Schiffer Family. The rules limited the topics that could be discussed at any un-chaperoned meetings. LGP subsequently held un-chaperoned meetings with members of the Gold/Schiffer Family and Guggenheim on September 12 and September 26 to discuss the following pre-approved topics: post-acquisition corporate and capital structure, post-acquisition corporate governance arrangements and LGP's track record as an investor in retail businesses. Bidder C held an un-chaperoned meeting with members of the Gold/Schiffer Family and Guggenheim on September 13 to discuss the following pre-approved topics: valuation of the business that Bidder C proposed to combine with the Company, post-acquisition corporate and capital structure, post-acquisition corporate governance arrangements and specific rollover amounts for individual members of the Gold/Schiffer Family. Ares held an un-chaperoned meeting with members of the Gold/Schiffer Family and Guggenheim on September 23 to discuss the following pre-approved topics: post-acquisition corporate and capital structure and post-acquisition corporate governance arrangements. In addition, prior to the September 27 deadline, members of the Gold/Schiffer Family and Guggenheim, on the one hand, and representatives of LGP, Ares and Bidder C, on the other hand, held additional, un-chaperoned conversations to further discuss the pre-approved topics.

        On September 27, LGP submitted a definitive bid to acquire the Company for $20.00 per share in cash. The LGP bid contemplated that the Gold/Schiffer Family would participate by rolling over $150 million of its equity investment in the Company. On that same day, ACOF III/CPPIB submitted a definitive bid to acquire the Company for $21.50 per share in cash. The bid was not dependent upon the Gold/Schiffer Family rolling over any of its equity, although ACOF III/ CPPIB indicated they would be prepared to accept a rollover of up to $100 million. Both the LGP bid and the ACOF III/CPPIB bid were accompanied by financing commitment letters and a mark up of the form of merger agreement furnished by the special committee. Both mark-ups included elimination of the requirement that the merger be approved by a majority of the shareholders who were not affiliated with the Gold/Schiffer Family or any other buyer. Bidder C declined to bid, citing difficulties in financing its proposed structure.

        The special committee met on September 28 with Lazard and Morrison & Foerster to review the bids and related documents. The special committee also discussed the possibility of maintaining the Company as an independent public company as well as a possible leveraged dividend. At this meeting, the special committee authorized its advisers to disclose the bids to Guggenheim and Skadden, provided that such advisers agreed that neither they nor any members of the Gold/Schiffer Family would contact either bidder and would permit the special committee to negotiate the transaction for the Company. Later that day, representatives of Lazard and Morrison & Foerster discussed the bids with Skadden and Guggenheim, who agreed that neither they nor any members of the Gold/Schiffer Family would contact either bidder until price negotiations had been completed.

        On September 29, Lazard contacted LGP and ACOF III/CPPIB, requesting each bidder to submit its best and final bid. On September 30, the special committee met again with Lazard and Morrison & Foerster to review the bids received on September 27 and related documents. At this meeting, the special committee also reviewed and discussed with Mr. Kautz the Company's recent operating results through August 2011 and month-to-date sales for the September period and the outlook for the balance of fiscal 2012 and the next several years. Mr. Kautz advised that August results had been strong, and that fiscal year 2012 results to date were better than as forecast under the Company's projections. Accordingly, management anticipated that the Company's results for the full fiscal year 2012 might be modestly better than was forecast in the Company's projections. However, Mr. Kautz stated that a revision of projected results for future years was not warranted, given the short duration of such improved results and the risks in the business in future periods. The special committee, after discussing, with the assistance of Lazard, the Company's recent results and outlook and management's views, and the risks and uncertainties faced by the Company, determined that the Company's projections should continue to be used. The special committee also considered the possibility of a leveraged recapitalization as an alternative transaction. Also during this period, at the request of LGP, Lazard, on behalf of the special committee, authorized LGP and Guggenheim to discuss alternative structures for the LGP proposal with a view to enhancing value to the Company's shareholders.

        Following further negotiations with Lazard, on October 1, ACOF III/CPPIB raised their bid to $22.00 per share and LGP raised its bid to $21.00 per share. ACOF III/CPPIB proposed to finance the increase in their bid through a larger equity contribution by ACOF III/CPPIB. LGP's increased bid included a proposal for the Gold/Schiffer Family to roll $50 million of its shares of Company common stock into a preferred class of stock of Parent, in addition to the contemplated rollover of $150 million of its shares of Company common stock into common stock of Parent. The special committee held a meeting on the evening of October 1 and discussed the bids presented by ACOF III/CPPIB and LGP. The special committee concluded that the price offered by ACOF III/CPPIB represented an attractive valuation for the Company. Accordingly, the special committee instructed Lazard and Morrison & Foerster to commence negotiations with ACOF III/CPPIB and their legal counsel, Proskauer Rose LLP ("Proskauer") on the merger agreement and related documents with a view towards reaching an agreement for a sale of the Company at $22.00 per share. Pending completion of such negotiations, the special committee directed its advisers to remain open to an improved bid from LGP. The special committee also directed Lazard to inform Guggenheim of the revised bids which had been received and authorized the Gold/Schiffer Family's legal and financial advisers to negotiate the terms of a proposed rollover agreement, voting agreement and other arrangements between ACOF III/CPPIB and members of the Gold/Schiffer Family.

        On the afternoon of October 3, 2011, a representative of Latham contacted Skadden and advised that LGP had flexibility with respect to its proposal. The representative of Latham requested an opportunity to discuss the details with Skadden as legal counsel to the Gold/Schiffer Family. Later in the afternoon on October 3, 2011, Skadden forwarded the request to Morrison & Foerster and sought permission from the special committee to engage in such discussions. Later that day, Morrison & Foerster informed Skadden that it would follow up with Latham on behalf of the special committee and that, until otherwise notified by the special committee, the restrictions on communications with LGP and Latham about the LGP proposal should remain in place.

        On October 4, Morrison & Foerster contacted the representative of Latham, who stated that LGP wanted to have further discussions with members of the Gold/Schiffer Family to see if they could agree on changes to the structure of the Gold/Schiffer Family's participation in LGP's proposal that could potentially enable LGP to raise its bid price. The representative of Latham advised that he could not provide information about any potential structure or the amount by which LGP might raise its bid and suggested that LGP might be able to provide such information. Lazard then contacted LGP. In response to questions from Lazard, LGP did not provide any information as to how its bid might be restructured, but indicated that, depending on the outcome of discussions with the Gold/Schiffer Family, it might be in a position to raise its bid by $0.50 to $1.00 per share. Lazard told LGP that the special committee would consider its request.

        At a meeting later that day, Lazard and Morrison & Foerster described LGP's request to the special committee. The special committee discussed the request and the progress of the negotiations to date with each of LGP and ACOF III/CPPIB, and concluded that, while it remained open to improved bids, LGP's statements were too speculative to risk delaying or disrupting negotiations with ACOF III/CPPIB. In this regard, the special committee noted that LGP had not presented either an improved bid or a specific structure that would enable it to raise its bid and that the upper end of the range suggested by LGP was no better than the offer already made by ACOF III/CPPIB. The special committee also noted that ACOF III/CPPIB had made their $22.00 bid after receiving the same instruction as LGP did to present the best and final offer. The special committee believed that there was a risk that ACOF III/CPPIB would withdraw from the process or demand other concessions if the pending negotiations were disrupted or delayed, and that such risk was not warranted unless a more definitive alternative was presented. Taking into account these considerations, the special committee instructed Lazard to advise LGP that it should submit a more definitive proposal for improving its offer if it wanted the special committee to give it further consideration. Lazard delivered this message to LGP on the morning of October 5, 2011. LGP did not submit a more definitive proposal. On October 6, 2011, representatives of Lazard again called representatives of LGP and advised them that, if LGP was prepared to submit an improved bid, it should do so promptly. LGP did not submit an improved bid and did not respond further.

        From October 2 through October 11, 2011, Lazard and Morrison & Foerster engaged in negotiations with ACOF III/CPPIB and Proskauer with respect to the merger agreement and related documents. Among other things, Lazard and Morrison & Foerster engaged in extensive negotiations with ACOF III/CPPIB and Proskauer with respect to (a) the circumstances under which the merger agreement could be terminated and (b) the fees payable by the Company or ACOF III/CPPIB's acquisition vehicle in connection with the termination of the merger agreement in various circumstances. Negotiations also took place between Skadden and Guggenheim, on the one hand, and ACOF III/CPPIB and Proskauer, on the other hand, regarding the terms of a proposed rollover agreement, voting agreement and other arrangements, including the terms of employment arrangements with several members of the Gold/Schiffer Family and revised lease terms for Company stores occupying premises leased from the Gold/Schiffer Family and certain of their affiliates. Morrison & Foerster and Skadden periodically discussed the progress of their respective negotiations. Morrison & Foerster and Lazard briefed the special committee on the status of their negotiations with ACOF III/CPPIB and Proskauer during teleconference meetings held on October 4, 5 and 6 and also shared with the special committee during these meetings information obtained regarding the progress of the Gold/Schiffer Family's negotiations. Further updates on the progress of negotiations were provided by Morrison & Foerster to members of the special committee on October 7, 9 and 10.

        On the evening of October 10, 2011, a special meeting of the Company's Board of Directors was convened, attended by all of the members of the Board and representatives of Munger Tolles,

Morrison & Foerster and Lazard. The Interested Directors, together with a representative of Skadden in its role as counsel to the Gold/Schiffer Family, described the Gold/Schiffer Family's proposed rollover agreement, voting agreement and other arrangements with ACOF III/CPPIB, including the terms under which new leases would be negotiated for stores occupying premises owned by the Gold/Schiffer Family and certain of their affiliates, proposed employment terms for Messrs. Schiffer, J. Gold and H. Gold, and proposed consulting agreement terms for Mr. D. Gold. They also stated that, together with their spouses and affiliated persons and entities, they intended to roll over shares of Company common stock held by them with an implied value of $100 million, based on the per share amount of the merger consideration. The Interested Directors confirmed that there were no other agreements between such directors or their families and ACOF III/CPPIB and that they had no other material interests in the proposed transaction. After answering questions posed by members of the Board, each of the Interested Directors recused themselves and left the meeting, as did Skadden.

        Munger Tolles then reviewed with the independent Board members their fiduciary duties to the Company and its shareholders. Morrison & Foerster then reviewed the terms of the proposed merger agreement and related documents, including the voting agreement and other agreements to be entered into by members of the Gold/Schiffer Family, and the process by which the agreements had been negotiated. Lazard then reviewed the process it, at the instruction of the special committee, had undertaken to solicit bidders to acquire the Company and to investigate possible alternatives and the results with various potential bidders. Mr. Kautz then joined the meeting via teleconference and reported on the Company's recent operating performance and anticipated performance for the balance of fiscal 2012. Mr. Kautz discussed the Company's prospects for the next several years, and Mr. Kautz and the special committee reviewed the Company's projections. Lazard then presented to the Board its valuation analyses (described in "—Opinion of Financial Advisor to our Special Committee and Board of Directors"). Lazard also reviewed with the Board, for its information, a leveraged recapitalization analysis, including the potential impact of a leveraged dividend.

        The Board meeting then recessed, and a meeting of the special committee was convened, attended by representatives of Morrison & Foerster and Lazard. The special committee discussed the information that had been presented during the Board meeting. Lazard then rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated October 11, 2011, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company's common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders. The special committee discussed the process they had undertaken to solicit bids for the Company, the negotiations leading to the proposed merger agreement and the terms of the proposed merger, and reviewed the merits and risks of continuing the Company as a stand-alone business. After considering these alternatives, the proposed terms of the merger agreement and the other transaction documents and the presentations by Morrison & Foerster and Lazard, including Lazard's opinion, and after taking into account the other factors described below under the heading "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," the special committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of the Company and its shareholders (other than the Rollover Investors and Parent and Parent's affiliates to the extent any of them own any shares of Company common stock), and just and reasonable as to the Company, and recommended that the Board adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company approve and adopt the merger agreement.

        Following the special committee meeting, the meeting of the Board was reconvened. The Interested Directors were not present and did not participate in the re-convened meeting. The special committee presented its recommendation to the Board and reviewed with the Board the factors that it had considered in making its recommendation. Lazard then rendered to the Board the same oral opinion described above. After considering the proposed terms of the merger agreement and the other transaction documents and the presentations by Munger Tolles, Morrison & Foerster and Lazard, including Lazard's opinion, and after taking into account the other factors described below under the heading "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," the Board of Directors, with the Interested Directors not present and abstaining from the vote, by unanimous vote of the directors (other than the Interested Directors), approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and, subject to the conditions in the merger agreement, recommended that the shareholders of the Company approve and adopt the merger agreement, including the principal terms thereof, the statutory merger agreement and the merger.

        In the early hours of October 11, 2011, the merger agreement and related documents were finalized and executed by the Company and the affiliates of Ares and CPPIB established to implement the merger. Concurrently, the rollover agreement and voting agreement were executed by the Rollover Investors and the affiliates of Ares and CPPIB.

        On the morning of October 11, 2011, the Company, Ares and CPPIB issued a joint press release announcing the execution of such documents.

Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger

        The purpose of the merger is to enable the Company's shareholders to realize the value of their investment in the Company through their receipt of the $22.00 per share merger consideration in cash.

  The Special Committee

        At a meeting on October 10, 2011, the special committee unanimously (a) determined that the merger agreement, the terms thereof, and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated shareholders and just and reasonable as to the Company, and (b) recommended that the Board approve, adopt, and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and, subject to certain provisions in the merger agreement, recommend to the Company's shareholders that they approve and adopt the merger agreement, including the principal terms thereof, the statutory merger agreement and the merger. The special committee believes that the merger is fair, both substantively and procedurally, to our unaffiliated shareholders.

        In reaching its determinations, the special committee consulted with and received the advice of its financial advisor and legal counsel, and discussed issues regarding the Company and its outlook with the Company's senior management team as well as the Company's outside corporate counsel. The special committee considered a number of factors that it believed supported its determinations, including the following factors:

  •
  the fact that the $22.00 price per share of Company common stock represents a premium of approximately 32% over the closing price of the Company's common stock on March 10, 2011, the day before the Company announced that it had received a proposal from members of the Gold/Schiffer Family and LGP, and 33.6% and 33.2% premiums over the 1-week and 1-month average trading price prior to such announcement;

  •
  the current and historical market prices for the Company's common stock, including those set forth in "Important Information Regarding the Company—Market Price of Common Stock and Dividend Information", which price has not closed over $22.00 since April 2004 and which closing price ranged from a high of $18.88 to a low of $5.85 during the five year period ending on March 10, 2011, the day before the Company announced it had received a proposal from members of the Gold/Schiffer Family and LGP;

  •
  the merger allows the Company's shareholders to monetize their investment in the Company in the near future, providing shareholders with the value certainty and liquidity of cash, while avoiding risks and uncertainties, including those relating to the following:

  •
  competition from discount and deep-discount stores, dollar stores, single price point merchandisers, mass merchandisers, food markets, drug store chains, club stores and other retailers, who are currently operating in or may enter the Company's traditional markets, and who may possess substantially greater financial resources, buying power, name recognition and organization than the Company;

  •
  the significant logistical and business issues and related increase in risk associated with the Company's expansion outside of its core market in Southern California, and the fact that the Company has not thus far demonstrated a sustained ability to replicate the level of profitability and value creation achieved in Southern California in any other market;

  •
  the Company's need to expand its management resources and improve its information technology and logistics infrastructure in order to achieve its growth objectives;

  •
  uncertainty regarding the Company's ability to continue acquiring inventory at favorable prices and providing merchandise for profitable resale primarily at a price point of 99.99¢, $1.00 or less, which may be adversely affected by future inflation, merchandise price increases and other economic factors, as well as competition;

  •
  difficulties the Company may encounter pricing selected merchandise above a price point of 99.99¢ or $1.00 in order to increase gross margins, and the impact of any such practice on the Company's relationships with its customers, suppliers and vendors, and on the value of the Company's name and brand; and

  •
  the Company's ability to continue to lease or purchase retail real estate sites at favorable prices;

  •
  the special committee's belief that the merger was desirable at this time, as compared with other times in the Company's operating history, because, among other factors, the Company is substantially smaller than certain other dollar store chains, competition from national dollar store chains and other discount retailers is expected to increase in the Company's principal markets, the Company's ability to grow is subject to the risks and uncertainties described immediately above and the special committee's belief that addressing these challenges increases risk to the Company's ability to increase shareholder value in the long-term;

  •
  the special committee had engaged in a comprehensive auction process, including contacts by Lazard at the instruction of the special committee with 33 potential strategic buyers and 18 potential private equity acquirors, following public disclosures by the Company on March 11, 2011, that it had received the March 10, 2011 proposal from members of the Gold/Schiffer Family and LGP, and on April 11, 2011, that the Board had formed the special committee to, among other things, consider the proposal from members of the Gold/Schiffer Family and LGP and other proposals and strategic alternatives, and that the special committee had retained independent financial and legal advisors to assist in this process;

  •
  the $22.00 per share merger consideration is the result of multiple negotiated increases from the initial bids received by the special committee, including increases provided by each of LGP and ACOF III/CPPIB following price negotiations led by Lazard after they were requested to submit their best and final bids pursuant to the special committee's bidding instructions;

  •
  the financial analyses presented to the special committee by Lazard, and the opinion of Lazard to the effect that, as of October 11, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders, as more fully described below in "—Opinion of Financial Advisor to Our Special Committee and Board of Directors" (the full text of the written opinion of Lazard is attached as Annex B to this proxy statement), and such financial analyses and opinion of Lazard were adopted by the special committee as its own (The special committee noted that Lazard's opinion refers to holders of the Company's common stock other than the Rollover Investors, the Company, Parent and Merger Sub and thus includes all unaffiliated shareholders and certain affiliated shareholders, such as certain officers and directors of the Company and Au Zone Investments #2, L.P. The special committee interpreted Lazard's opinion as providing that the merger consideration is fair, from a financial point of view, to all unaffiliated shareholders because both the unaffiliated shareholders and the affiliated shareholders (other than the Rollover Investors, the Company, Parent and Merger Sub) are to be paid the same $22.00 per share merger consideration on the terms set forth in the merger agreement. Further, the special committee interpreted the Lazard opinion's exclusion of holders who are entitled to and properly demand an appraisal of their shares as acknowledging that such holders of the Company's common stock will not receive the merger consideration, and will instead receive an amount in an appraisal proceeding that may be more than, less than or the same as the merger consideration. Lazard did not offer an opinion as to the fairness of the hypothetical consideration such holders may receive by virtue of the merger. Accordingly, the exclusions from Lazard's opinion did not affect the view of the special committee as to the fairness of the merger consideration offered under the merger agreement to all unaffiliated shareholders);

  •
  that possible strategic alternatives to the proposed merger, including continuing as a standalone company, a sale to or merger with other parties, and returning capital to shareholders through a dividend or stock repurchase, were evaluated by the special committee with the assistance of Lazard and Morrison & Foerster, and the special committee determined such alternatives were less favorable to the Company's shareholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

  •
  that members of the Gold/Schiffer Family have agreed to convert approximately 18,691,000 of their shares of the Company's common stock (representing approximately 80% of their aggregate holdings of the Company's common stock) in the merger for the cash merger consideration, while agreeing to roll over approximately 4,545,000 of their shares of the Company's common stock;

  •
  the likelihood that the merger would be completed, based on, among other things:

  •
  the absence of a financing condition in the merger agreement, the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing;

    •
    the absence of significant required regulatory approvals, other than those relating to the HSR Act;

    •
    that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $94.5 million termination fee, without the Company having to establish any damages; and

    •
    the reputation and financial capacity of ACOF III and CPPIB and their ability to complete large acquisition transactions;

  •
  the other terms of the merger agreement and related agreements, including:

  •
  the Company's ability to, under certain circumstances, provide information to, and participate in discussions and negotiations with, third parties regarding unsolicited acquisition proposals, if the special committee or the Board has determined in good faith following procedures specified in the merger agreement that the failure to take such action would be inconsistent with its fiduciary duties to the Company's shareholders;

  •
  the ability of the Board (acting upon the recommendation of the special committee) or the special committee to accept a Superior Company Proposal and terminate the merger agreement, subject to certain conditions (including the Company's obligation to negotiate with Parent regarding any revisions to the terms of the merger agreement proposed by Parent prior to such termination), if the Company pays a $47.25 million termination fee; and

  •
  the ability of the Board (acting upon the recommendation of the special committee) or the special committee, under certain circumstances, following procedures specified in the merger agreement, to withdraw, qualify or modify its recommendation that the Company's shareholders vote to approve and adopt the merger agreement; and

  •
  the availability of statutory dissenters' rights to the shareholders who are entitled to demand and have properly demanded such rights and have complied with all of the other required procedures under California law for exercising dissenters' rights, which require the Company to purchase at their fair market value the shares of the Company's common stock owned by such holders of dissenting shares, as described in "Dissenters' Rights" (so long as dissenters' demands have been filed with respect to at least five percent of the outstanding shares of the Company's common stock).

        The special committee believed that sufficient procedural safeguards were and are present to provide assurance of the fairness of the proposed merger to the Company's unaffiliated shareholders and that the proposed merger is procedurally fair to the Company's unaffiliated shareholders. These procedural safeguards include:

  •
  that the special committee is composed of three independent directors who are not affiliated with the Rollover Investors, ACOF III or CPPIB or any entity affiliated with ACOF III or CPPIB, are not employees of the Company, and other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee's or Board's recommendation of the merger) and their interests described under "—Interests of the Company's Directors and Executive Officers in the Merger," have no interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders;

  •
  that while the special committee and the Company did not retain a representative to act solely on behalf of the unaffiliated shareholders, the special committee retained and was advised by Morrison & Foerster, as its independent legal counsel, and Lazard, as its independent financial advisor;

  •
  that the special committee met more than 50 times between March 11, 2011, and October 10, 2011, actively set strategy for and oversaw the auction process and the negotiation of pricing and other terms with ACOF III/CPPIB and made all material decisions relating to the Company's strategic alternatives beginning on March 11, 2011;

  •
  the recognition by the special committee that it had the authority not to recommend the approval of the merger or any other transaction as well as the recognition that it had the authority to pursue other transactions and strategic alternatives;

  •
  that discussions had been held with, and feedback received from, multiple strategic and private equity companies as part of the process of exploring the possibility of a transaction;

  •
  the special committee's extensive arm's-length negotiations with ACOF III/CPPIB, which, among other things, resulted in better contractual terms than those initially proposed by ACOF III/CPPIB, including a larger termination fee payable by Parent under certain circumstances and the inclusion of "fiduciary out" provisions described in "Merger Agreement—Restrictions on Solicitation of Other Offers" and "Merger Agreement—Termination in Connection with a Superior Company Proposal"; and

  •
  while, pursuant to the voting agreement, the Rollover Investors and Au Zone Investments #2, L.P. (which is affiliated with the Rollover Investors) have committed to vote in favor of approving the merger agreement and the merger, such commitment terminates automatically upon termination of the merger agreement by the Company to accept a Superior Company Proposal and in other circumstances specified in the voting agreement, except that in such other circumstances they will continue to have an obligation to vote against certain third party takeover proposals until the earlier to occur of (a) the 12 month anniversary after termination of the voting agreement and (b) Parent's receipt of the $47.25 million termination fee from the Company, among other conditions.

        The special committee noted that the merger does not require approval by holders of at least a majority of the shares of Company common stock held by the Company's unaffiliated shareholders. The special committee did not believe that such approval was required to protect the interests of the unaffiliated shareholders because the Rollover Investors, who are entitled to vote at the special meeting, are proposing to dispose of approximately 80% of the shares of Company common stock owned by the Rollover Investors and their affiliates in the merger for the same consideration as will be received by the unaffiliated shareholders in the merger. Accordingly, the special committee concluded that the interests of the Rollover Investors would be substantially aligned with the interests of the unaffiliated shareholders with respect to the merger vote. The special committee also noted that the approval of the merger agreement would still require the approval of approximately 25% of our unaffiliated shareholders.

        In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

  •
  that the shareholders of the Company (other than the Rollover Investors) will not participate in any future earnings or growth of the Company's business and will not benefit from any potential sale to a third party in the future, or from any appreciation in the Company's value, including any appreciation resulting from steps that may be taken to open new stores, increase same store sales, become a nationwide extreme value retailer, price selected merchandise above a price point of 99.99¢ or $1.00 per item, or otherwise, at a point when, given unstable economic conditions, the extreme value retail industry may be growing as a whole;

  •
  the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if sufficient debt and equity financing is not obtained;

  •
  the Company's inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that the Company's sole remedy in connection with Parent's failure to close the merger generally would be limited to a $94.5 million termination fee and up to $10 million for reimbursement of out-of-pocket costs and expenses, payable only in the circumstances specified in the merger agreement, which is guaranteed by ACOF III and CPPIB, severally and not jointly;

  •
  that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of ACOF III and CPPIB;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the proposed merger;

  •
  the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on the Company's business and relationships with its employees, vendors, landlords and customers;

  •
  the Company and its subsidiaries are restricted from soliciting, initiating, or encouraging the submission of alternative acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

  •
  the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement, including a termination fee of $47.25 million and up to $10 million in out-of-pocket costs and expenses payable to the extent specified in the merger agreement in connection with Parent's enforcement of its rights to such termination fee, and the processes required to terminate the merger agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company;

  •
  the fact that the $47.25 million termination fee is payable to Parent if the shareholders of the Company fail to approve the merger; and

  •
  the fact that an all cash transaction would be taxable to the Company's shareholders that are U.S. holders for U.S. federal income tax purposes.

        In addition, the special committee was aware of and considered that the Company's directors and executive officers have interests with respect to the merger that differ from, or are in addition to, their interests as shareholders of the Company, as described in "—Interests of the Company's Directors and Executive Officers in the Merger" and "—Golden Parachute Compensation." In this regard, the special committee noted that the merger was negotiated by the special committee and unanimously approved by the special committee, as well as by all of the independent members of the Board, that the only interest such persons have in the merger are based upon their ownership of stock or stock options and that the consideration to be received by such persons is the same as will be received by our unaffiliated shareholders and by unaffiliated persons holding comparably priced options. In addition, the special committee believed that such different or additional benefits as may be available to other directors and Company officers (in addition to the rollover of shares of Company common stock contemplated by the Interested Directors) are in significant part attributable to services provided or to be provided by such directors and executive officers, are customary and/or determined on an arm's-length basis, and were either not offered in contemplation of the merger or, if offered in contemplation of the merger, were negotiated after the merger consideration had been agreed by the special committee.

        The special committee did not consider the Company's net book value, which is an accounting concept, to be a factor in determining the fairness of the transaction because it believed that net book value is not a material indicator of the value of the Company's equity but rather an indicator of historical costs. The special committee did not consider the liquidation value of the Company's assets to be a factor in determining the fairness of the transaction because they believed that the Company was a viable, going concern where value is derived from cash flow generated from its continuing operations. Based upon their business judgment and their knowledge of the Company and its assets and business, the special committee believed that the value that might be realized in a liquidation would be significantly less than its value as a going concern. In this regard, the special committee noted that the book value of the Company's assets as of April 2, 2011 was approximately $824 million, of which approximately $200 million was cash and a substantial portion of the balance consisted of inventory which would likely be disposed of at a loss in a liquidation. Accordingly, the special committee concluded that a formal liquidation analysis was not necessary in order to determine the fairness of the transaction. The special committee also did not consider the prices paid by the Company for past purchases of the Company's common stock because no such purchases have been made during the last two years other than in connection with the payment by holders of performance stock units of taxes associated with the vesting of the performance stock units. The special committee was not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) a purchase of the Company's securities that would enable the holder to exercise control of the Company, except the offer by members of the Gold/Schiffer Family and LGP as described in "—Background of the Merger."

        The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes material factors considered by the special committee. In view of the wide variety of factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its determination, and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee's determinations and recommendations described above were based upon the totality of the information considered.

  The Board of Directors

        The Board believes that the merger agreement, the terms thereof, and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its unaffiliated shareholders. The Board adopted the analyses and determinations of the special committee in its evaluation of the fairness of the merger agreement and the merger as its own. In determining the reasonableness of the special committee's analysis and the fairness of the merger agreement and the merger, the Board considered and relied upon the following factors, among others:

  •
  the special committee's unanimous determination that the merger agreement, the terms thereof, and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated shareholders and its recommendation that the Board approve, adopt and declare advisable the merger agreement and the transactions contemplated thereby, including the merger;

  •
  that no member of the special committee has an interest in the merger different from, or in addition to, that of the Company's unaffiliated shareholders, other than the receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee's or Board's recommendation of the merger) and any interests described under "—Interests of the Company's Directors and Executive Officers in the Merger";

  •
  the opinion of Lazard received by the special committee and the Board to the effect that, as of October 11, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders, as more fully described below in "—Opinion of Financial Advisor to Our Special Committee and Board of Directors" (the full text of the written opinion of Lazard is attached as Annex B to this proxy statement);

  •
  the process undertaken by the special committee and its independent financial and legal advisors in connection with evaluating, negotiating and approving the proposed merger, as described in "—Background of the Merger"; and

  •
  the availability of statutory dissenters' rights to the shareholders who are entitled to demand and have properly demanded such rights and have complied with all of the other required procedures under California law for exercising dissenters' rights, which require the Company to purchase at their fair market value the shares of the Company's common stock owned by such holders of dissenting shares, as described in "Dissenters' Rights" (so long as dissenters' demands have been filed with respect to at least five percent of the outstanding shares of the Company's common stock).

        The Board also was aware of and considered that the Company's directors and executive officers have interests with respect to the merger that differ from, or are in addition to, their interests as shareholders of the Company, as described in "—Interests of the Company's Directors and Executive Officers in the Merger" and "—Golden Parachute Compensation." In this regard, the Board noted that the merger was negotiated by the special committee and unanimously approved by the special committee, as well as by all of the independent members of the Board, that the only interest such persons have in the merger are based upon their ownership of stock or stock options and that the consideration to be received by such persons is the same as will be received by our unaffiliated shareholders and by unaffiliated persons holding comparably priced options. In addition, the Board believed that such different or additional benefits as may be available to other directors and Company officers (in addition to the rollover of shares of Company common stock contemplated by the Interested Directors) are in significant part attributable to services provided or to be provided by such directors and executive officers, are customary and/or determined on an arm's-length basis, and were either not offered in contemplation of the merger or, if offered in contemplation of the merger, were negotiated after the merger consideration had been agreed by the special committee.

        The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes material factors considered by the Board, including the factors considered by the special committee discussed above. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its determination, and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. In addition, individual members of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Board approves and declares advisable the merger agreement and the transactions contemplated thereby and, subject to certain provisions in the merger agreement, recommends that the Company's shareholders approve and adopt the merger agreement, including the principal terms thereof, the statutory merger agreement and the merger, based upon the totality of the information considered.

        Other than as described in this proxy statement, the Board is not aware of any firm offers by any other person during the past two years for a merger or consolidation of the Company with or into another company, the sale or other transfer of all or any substantial part of the Company's assets or a purchase of the Company's securities that would enable the holder to exercise control of the Company.

        Our Board recommends that you vote "FOR" the proposal to approve the merger agreement.

Opinion of Financial Advisor to Our Special Committee and Board of Directors

        The special committee retained Lazard to act as its financial advisor, including in connection with the merger. In connection with Lazard's engagement, the special committee requested that Lazard evaluate the fairness, from a financial point of view, of the merger consideration to be paid to holders of the Company's common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares). On October 10, 2011, at a meeting of the special committee and the Board held to evaluate the merger, Lazard rendered to the special committee and the Board an oral opinion, which was confirmed by delivery of a written opinion dated October 11, 2011, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company's common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders.

        The full text of Lazard's written opinion, dated October 11, 2011, to the special committee and the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Lazard's opinion set forth in this document is qualified in its entirety by reference to the full text of Lazard's opinion. Lazard's opinion was addressed to the special committee and the Board (each in its capacity as such) in connection with their evaluation of the merger. The opinion addresses only the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any related matter. You are encouraged to read Lazard's opinion and this section carefully and in their entirety.

        In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  reviewed certain publicly available historical business and financial information relating to the Company;

  •
  reviewed various financial forecasts and other data provided to Lazard by the Company relating to the Company's business (which financial forecasts are included in "—Certain Projections");

  •
  held discussions with members of the Company's senior management with respect to its business and prospects;

  •
  reviewed public information with respect to certain companies in lines of business Lazard believed to be generally relevant in evaluating the Company's business;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

  •
  reviewed historical stock prices and trading volumes of the Company's common stock; and

  •
  conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied on the accuracy and completeness of the foregoing information without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard's analysis, Lazard assumed, with the special committee's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the Company's future financial performance. Lazard assumed no responsibility for and expressed no view as to any forecasts or the assumptions on which they were based.

        Further, Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which shares of the Company's common stock might trade at any time subsequent to the announcement of the merger. Lazard's opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

        In rendering its opinion, Lazard assumed, with the special committee's consent, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the special committee's consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard's opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard's opinion), including, without limitation, the form or structure of the merger, the rollover investment or the Rollover Letter, the financing letters, the voting agreement or any other agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Lazard's opinion was approved by Lazard's opinion committee.

        In preparing its opinion to the special committee and the Board, Lazard performed a variety of financial and comparative analyses. The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the special committee and the Board by Lazard in connection with rendering its opinion. The summary of Lazard's analyses described below is not a complete description of the analyses underlying Lazard's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

  Summary of Financial Analyses of Lazard

        In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or business used in Lazard's analyses is identical to the Company, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies analyzed. The estimates contained in Lazard's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses are inherently subject to substantial uncertainty.

        The merger consideration was determined through negotiations between the special committee, ACOF III and CPPIB, and was approved by the special committee and the Board. Lazard was not requested to, and it did not, recommend the specific merger consideration payable in the proposed merger or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the special committee and the Board and the opinion of Lazard was only one of many factors taken into consideration by the special committee and the Board in their evaluation of the merger. Consequently, the analyses described below should not be viewed as determinative of the views of the special committee, the Board or management with respect to the merger or merger consideration.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard's financial analyses.

        The following is a summary of the material financial and comparative analyses that Lazard deemed to be appropriate in connection with rendering its opinion.

  Public Trading Analysis

        Lazard performed the following selected public companies analyses. Financial data of both the selected companies and the Company were based on publicly available research analysts' estimates, public filings and other publicly available information.

        Lazard reviewed certain financial and stock market information of the Company and the following six selected publicly traded companies in the discount retail industry, which is the industry in which the Company operates:

  •
  Dollar General Corp.

  •
  Dollar Tree, Inc.

  •
  Family Dollar Stores, Inc.

  •
  Dollarama Inc.

  •
  Big Lots, Inc.

  •
  Fred's, Inc.

        Although none of the selected companies is directly comparable to the Company, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which Lazard considered similar to the Company for purposes of analysis.

        Lazard calculated and compared various financial multiples and ratios of the above referenced companies, including, among other things, (i) the enterprise value of each company as a multiple of its earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months ("LTM") and its projected EBITDA for calendar years 2011 and 2012 and (ii) the ratio of each company's October 7, 2011, closing share price to its calendar year 2011 and 2012 estimated earnings per share ("EPS"). The calendar year 2011 and 2012 estimated EPS for each of the reference companies used by Lazard in its analysis were based on I/B/E/S, which represents publicly available consensus estimates. The following table summarizes the results of this review:

	Enterprise Value (in millions)	Enterprise Value to LTM EBITDA	Enterprise Value to 2011E EBITDA	Enterprise Value to 2012E EBITDA	Share Price to 2011E EPS	Share Price to 2012E EPS
Dollar General Corp.	$15,886	9.7x	8.9x	8.1x	16.5x	14.4x
Dollar Tree, Inc.	$9,370	10.7x	10.0x	9.0x	19.8x	17.0x
Family Dollar Stores, Inc.	$6,629	8.1x	7.8x	7.1x	16.1x	13.9x
Dollarama Inc.	$2,981	11.9x	11.1x	9.9x	17.9x	15.6x
Big Lots, Inc.	$2,208	5.2x	5.2x	4.8x	11.7x	10.1x
Fred's, Inc.	$388	4.9x	4.7x	4.2x	13.4x	11.4x
Mean	$6,244	8.4x	8.0x	7.2x	15.9x	13.8x
Median	$4,805	8.9x	8.4x	7.6x	16.3x	14.2x
Low	$388	4.9x	4.7x	4.2x	11.7x	10.1x
High	$15,886	11.9x	11.1x	9.9x	19.8x	17.0x

        Based on an analysis of the mean, median and range of the multiples summarized above and Lazard's professional judgment, Lazard selected a reference range of:

  •
  7.0x to 8.5x for enterprise value to LTM EBITDA;

  •
  6.5x to 8.0x for enterprise value to 2011 estimated EBITDA;

  •
  6.0x to 7.5x for enterprise value to 2012 estimated EBITDA;

  •
  14.0x to 17.0x for share price to 2011 estimated EPS; and

  •
  12.0x to 15.0x for share price to 2012 estimated EPS.

        Lazard applied each such range of enterprise value to EBITDA multiples and share price to earnings per share multiples for the selected companies to the LTM EBITDA, estimated EBITDA and estimated EPS of the Company, as reflected in the financial forecasts for the Company prepared by the management of the Company and included in "—Certain Projections."

        From this analysis, Lazard estimated an implied price per share range for shares of the Company's common stock as follows, as compared to the $22.00 merger consideration per share provided in the merger agreement:

Multiple	Implied Price Per Share Range
Enterprise Value to LTM EBITDA	$17.64 - $20.71
Enterprise Value to 2011E EBITDA	$16.83 - $19.95
Enterprise Value to 2012E EBITDA	$17.55 - $21.11
Share Price to 2011E EPS	$15.24 - $18.51
Share Price to 2012E EPS	$15.22 - $19.02

  Selected Precedent Transactions Analysis

        Lazard reviewed and analyzed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions since January 1, 2009 involving control acquisitions of U.S. based retail corporations it viewed as relevant. Other transactions were considered but were not deemed to be relevant based on a variety of factors, including, among other things, transaction size and transaction terms. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for the Company.

        Although none of the selected precedent transactions or the target companies party to such transactions is directly comparable to the merger or to the Company, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the merger and/or involve targets that, for purposes of analysis, may be considered similar to the Company.

        The transactions reviewed were:

Announcement Date	Acquiror	Target
February 2010	Walgreen Company	Duane Reade Holdings, Inc.
April 2010	Apollo Global Management, LLC	CKE Restaurants, Inc.
May 2010	Oak Hill Capital Partners, L.P.	Dave & Buster's Holdings, Inc.
August 2010	Kelso & Company, L.P.	LRI Holdings, Inc.
September 2010	3G Capital Management, LLC	Burger King Holdings, Inc.
October 2010	Bain Capital, LLC	The Gymboree Corporation
November 2010	TPG Capital/	J.Crew Group, Inc.
Leonard Green & Partners, L.P.
December 2010	Leonard Green & Partners, L.P.	Jo-Ann Stores, Inc.
June 2011	Leonard Green & Partners, L.P./	BJ's Wholesale Club, Inc.
CVC Capital Partners

        For each of the transactions, Lazard calculated and compared the enterprise value as a multiple of EBITDA for the trailing twelve months prior to the date that the relevant transaction was announced. The results of the analysis were as follows:

Target	Enterprise Value	Enterprise Value/LTM EBITDA
	($ in millions)
Duane Reade Holdings, Inc.	$1,075	15.1x
CKE Restaurants, Inc.	$1,027	6.6x
Dave & Buster's Holdings, Inc.	$570	7.6x
LRI Holdings, Inc.	$577	8.5x
Burger King Holdings, Inc.	$4,027	9.0x
The Gymboree Corporation	$1,656	7.7x
J.Crew Group, Inc.	$2,683	8.5x
Jo-Ann Stores, Inc.	$1,577	7.5x
BJ's Wholesale Club, Inc.	$2,700	7.0x
Low		6.6x
Mean		8.6x
Median		7.7x
High		15.1x

        Based on the foregoing analyses and Lazard's professional judgment and industry knowledge, Lazard applied multiples of 8.0x to 10.0x to the Company's EBITDA for the trailing twelve months ended July 2, 2011, to calculate an implied equity value per share range for the Company of $19.69 to $23.78, compared to the $22.00 merger consideration per share provided in the merger agreement. In addition to the transactions listed above, Lazard's presentation, which is an exhibit to the Schedule 13E-3 filed by the Company on October 27, 2011, also included three other transactions and one public offer involving U.S. based discount retailers. However, the data from those precedents were not included in Lazard's selected precedent transactions analysis because of the time frame in which those three transactions occurred (2004 and 2007), the significant change in the capital markets since the time frame in which such transactions occurred, and, in the case of the offer, the subsequent withdrawal of the offer.

  Discounted Cash Flow Analysis

        Lazard performed a discounted cash flow analysis to calculate a range of implied equity values per share of the Company's common stock based on discounting to present (a) estimates of the Company's unlevered free cash flows during the last nine months of fiscal 2012 through the end of fiscal 2015 derived from the Company's management projections and (b) terminal values based on the Company's estimated EBITDA for the last twelve months ended fiscal 2015 provided in the Company's management projections. Unlevered free cash flow was calculated based on EBITDA less book depreciation and amortization ("EBIT"), less assumed cash taxes paid on EBIT, plus book depreciation and amortization, less increases in working capital and other items including change in deposits and other long-term assets, and less capital expenditures. Cash taxes on EBIT were calculated using the tax rate of 37.5% provided by management and based on the assumption that the Company was taxed on a fully taxed basis. Unlevered free cash flow for each of the periods was calculated as follows based on projections provided by the Company's management:

	Last Nine Months of FY2012	FY2013P	FY2014P	FY2015P
	($ in millions)
EBITDA	$116	$178	$205	$239
Depreciation and amortization	(22)	(30)	(33)	(38)

EBIT	$93	$147	$172	$202
Taxes at 37.5%	(35)	(55)	(65)	(76)

Unlevered net income	$58	$92	$108	$126
Depreciation and amortization	22	30	33	38
Increase in working capital and other (including change in deposits and other long-term assets)	(12)	(15)	(20)	(26)
Capital expenditures	(53)	(100)	(90)	(110)

Unlevered free cash flow	$15	$8	$30	$28

        Lazard also calculated estimated terminal values for the Company by applying a range of exit multiples of 7.0x to 8.5x to the Company's estimated EBITDA for the last twelve months ended fiscal 2015 provided in the Company's management projections. The range of exit multiples is the same as the range selected by Lazard for the enterprise value to LTM EBITDA trading multiples of the selected companies described in the "—Opinion of Financial Advisor to Our Special Committee and the Board of Directors—Public Trading Analysis" section above. The standalone free cash flows and terminal values were discounted to present value using discount rates ranging from 8.0% to 10.0%, which were based on a weighted average cost of capital ("WACC") analysis of the selected companies listed in the "—Opinion of Financial Advisor to Our Special Committee and the Board of Directors—Public Trading Analysis" section above. WACC is a measure of the average expected return on all of a given company's equity securities and debt based on their proportions in such company's capital structure. Lazard took into account certain financial metrics, including betas, for the selected companies in estimating the weighted average cost of capital.

        Lazard then added together the corresponding estimated present values of the standalone free cash flows and terminal values (referred to as the implied enterprise value) and the Company's $221.8 million net cash balance as of July 2, 2011 (together with the implied enterprise value, the equity value), then divided the sums by the fully diluted share count of the Company to arrive at the implied equity value per share range. The following tables illustrate the steps of the discounted cash flow analysis ($ in millions, except per share data):

	Present Value of Last Nine Months of FY2012-FY2015
		Present Value of Terminal Value Given LTM EBITDA Exit Multiple of			Total Implied Enterprise Value Given LTM EBITDA Exit Multiple of
	Unlevered Free Cash Flow
WACC		7.0x	7.75x	8.5x	7.0x	7.75x	8.5x
8.0%	$68	$1,254	$1,389	$1,523	$1,322	$1,456	$1,591
9.0%	66	1,212	1,341	1,471	1,278	1,408	1,538
10.0%	65	1,171	1,296	1,422	1,236	1,361	1,487

	Equity Value Given LTM EBITDA Exit Multiple of			Implied Equity Value Per Share Given LTM EBITDA Exit Multiple of
WACC	7.0x	7.75x	8.5x	7.0x	7.75x	8.5x
8.0%	$1,544	$1,678	$1,813	$21.53	$23.38	$25.23
9.0%	1,500	1,630	1,759	20.93	22.71	24.50
10.0%	1,458	1,583	1,709	20.35	22.07	23.80

        This discounted cash flow analysis resulted in an implied equity value per share range for the Company of $20.35 to $25.23, compared to the $22.00 merger consideration per share provided in the merger agreement.

  Miscellaneous

        The special committee selected Lazard to act as its financial advisor, including in connection with the merger, based on Lazard's qualifications, experience, reputation and familiarity with the Company and its business. Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and securities services.

        The preliminary financial analyses provided by Lazard to the special committee on July 26, 2011 did not constitute an opinion of, or recommendation by, Lazard with respect to a possible transaction or otherwise. The financial analyses performed by Lazard in connection with its preliminary presentation on July 26, 2011 were substantially similar to the financial analyses summarized above. However, Lazard updated (a) the market data used in its public trading analysis, although that did not change the various trading multiple ranges Lazard deemed appropriate for that analysis, and (b) the fully diluted share count of the Company, which resulted in de minimis changes in the implied equity value per share ranges calculated in Lazard's financial analyses. In addition, Lazard refined its discounted cash flow analysis by using discount rates ranging from 8.0% to 10.0% instead of the 9.0% to 11.0% that was used in the preliminary analysis, and by not adding back stock based compensation to EBITDA (which lowered unlevered free cash flow by approximately $1 million for the last nine months of fiscal 2012, $2 million for fiscal 2013, $2 million for fiscal 2014 and $2 million for fiscal 2015). These refinements, along with the use of an updated fully diluted share count, resulted in an increase to the implied equity value per share range based on the discounted cash flow analysis from $19.89 to $24.59 to a range of $20.35 to $25.23 in the final presentation. Lazard's preliminary presentation was therefore superseded by its final presentation to the special committee on October 10, 2011.

        In connection with Lazard's services as the financial advisor of the special committee, the Company has agreed to pay Lazard an aggregate fee based on the transaction value as of the closing date of the merger, which fee is approximately $9.65 million, of which $250,000 was payable upon Lazard's engagement, $1.25 million was payable upon the date Lazard rendered its opinion and approximately $8.15 million is contingent upon the closing of the merger. The fee payable to Lazard will depend on the number of fully diluted shares of the Company's common stock as of the closing date of the merger. The Company does not expect more than a de minimis fluctuation in this share amount between now and the closing of the merger. The Company also has agreed to reimburse Lazard for its reasonable expenses (including attorneys' fees) and to indemnify Lazard and related parties against certain liabilities and other items, including liabilities under U.S. federal securities laws, arising out of or related to its engagement.

        Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard in the past has provided and in the future may provide certain investment banking services to certain affiliates of ACOF III and CPPIB and their portfolio companies, for which Lazard has received and may receive compensation, including, without limitation, during the past two years, having advised an affiliate of ACOF III in 2010 for which it received a fee of $400,000. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company and certain of its affiliates and of certain affiliates of ACOF III and CPPIB and their portfolio companies for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and also may trade and hold securities on behalf of the Company and certain affiliates of ACOF III and CPPIB and their portfolio companies.

Presentations of Guggenheim Securities, LLC to the Gold/Schiffer Family

        In February 2011, the Gold/Schiffer Family retained Guggenheim to act as its financial advisor in connection with a possible going private transaction involving the Company. Guggenheim was retained to provide strategic advice and assistance relating to a review of potential transaction alternatives and negotiation of a transaction, but was not asked to produce and did not produce a report that was intended to arrive at a valuation of the Company. In connection with analyzing the initial September 27 bids and the revised October 1 "best and final" bids submitted to the special committee by LGP and ACOF III/CPPIB, and comparing those bids to various alternatives to a going private transaction, Guggenheim prepared written materials that were delivered by Guggenheim to the Gold/Schiffer Family on September 30, October 3 and October 5, 2011.

        Unless otherwise stated, all of the financial analyses included in these written materials were based on management's four year projections (which are described in "—Certain Projections"), adjusted for changes that the Gold/Schiffer Family believed appropriate if the Company were to incur a significant amount of debt in connection with a going private transaction (the "Adjusted Management Projections"). The principal adjustments that were used to derive the Adjusted Management Projections include a decrease in capital expenditures related to investments in new and existing stores, distribution center investments and information technology investments, and a corresponding increase in lease and rent expense, which assumes that the aforementioned capital investments will be made through lease arrangements rather than purchases in order to preserve cash flow for debt repayment. The adjustments used to derive the Adjusted Management Projections were provided by the Gold/Schiffer Family to Guggenheim in connection with Guggenheim's analyses of the Gold/Schiffer Family's rollover equity and management equity incentives under the relevant proposals and other potential alternatives for the Company that included remaining public with an increase in financial leverage. The Adjusted Management Projections were not provided to ACOF III/CPPIB or any other bidder or to the special committee.

        September 30 Presentation.    On September 30, 2011, Guggenheim delivered written materials to the Gold/Schiffer Family analyzing the initial bids submitted to the special committee by LGP and ACOF III/CPPIB on September 27, 2011 (the "Initial Bids"). This presentation included (1) a summary of the Initial Bids, including for each member of the Gold/Schiffer Family, the amount of equity to be rolled over (assuming total rollover of $125 million and $50 million for the LGP Initial Bid and the ACOF III/CPPIB Initial Bid, respectively, of which each family member participates proportionately based on its respective share ownership) and the cash proceeds to be received at closing, (2) a summary of the terms of the debt commitments under each Initial Bid, (3) a comparison under each of the Initial Bids of the sources and uses of funds and the summary credit statistics following completion of the merger through 2016 assuming the Adjusted Management Projections were fully achieved, (4) a summary of the structure of management equity incentives under each Initial Bid, and (5) the following financial analyses:

  •
  Transaction Multiple and Internal Rate of Return Analysis:  Guggenheim provided an analysis of the transaction values implied by each of the Initial Bids as a multiple of fiscal year 2012 projected EBITDA, the ratio of total pro forma debt as of the closing to EBITDA for the twelve months ended June 30, 2011 ("LTM EBITDA"), the Gold/Schiffer Family's pro forma ownership following completion of the merger, and the four year internal rate of return ("IRR") on the equity to be invested in the transaction as summarized in the table below:

	Initial Bid
	ACOF III/ CPPIB	LGP
Price Per Share	$21.50	$20.00
Enterprise Value (in millions)	$1,545	$1,435
Implied EV/FY 2012E EBITDA	8.5x	7.8x
Total Pro Forma Debt (in millions)	$775	$670
Pro Forma Debt/LTM EBITDA	5.2x	4.5x
Gold/Schiffer Family Equity Rollover	$50	$125
Gold/Schiffer Family Pro Forma Ownership	8%	21%
IRR on Invested Equity:
Trailing Exit EV/LTM EBITDA
6.5x	13%	16%
7.0x	16%	19%
7.5x	19%	22%
8.0x	22%	25%
8.5x	25%	27%

    The four year IRR on invested equity in each case was based on the respective capital structures proposed by each of the bidders and was calculated assuming the Adjusted Management Projections were fully achieved and the Company was sold at the end of fiscal 2016 at an enterprise value/EBITDA multiple reference range of 6.5x-8.5x, which range was determined by Guggenheim in its professional judgment to be appropriate based on an analysis of the current and historical trading multiples of companies in the dollar store, club, mass and food retail sectors ("comparable companies"), and a review of the relative growth, risk and returns characteristics of these comparable companies.

  •
  Upfront Liquidity and Future Value Analysis:  Guggenheim summarized for the Gold/Schiffer Family, under each of the Initial Bids and assuming different amounts of total Gold/Schiffer Family equity rollover, the amount of upfront proceeds to be received by the Gold/Schiffer Family, the future value of the Gold/Schiffer Family's rollover equity in 2016 and the future value of management equity incentives in 2016. These analyses are summarized in the table below:

	ACOF III/CPPIB Initial Bid Family Rollover Equity			LGP Initial Bid Family Rollover Equity
($ in millions)	$0	$50	$100	$100	$125	$150
Upfront Pre-Tax Proceeds to Gold/Schiffer Family	$500	$450	$400	$365	$340	$315
Future Value of Rollover Equity in 2016	0	101	203	223	278	334
Future Value of Management Equity Incentives in 2016 (all management)	52	52	52	60	60	60

    The midpoint of the range of enterprise value/EBITDA multiples used in the analysis of IRR on invested equity (i.e., 7.5x) was used to estimate the future value of the Gold/Schiffer Family's rollover equity and management equity incentives in this analysis assuming the Adjusted Management Projections were fully achieved. The calculation of the future value of management equity incentives further assumed, consistent with the terms of the Initial Bids, (1) in the case of the LGP Initial Bid, that the recipients of management equity incentives would be entitled to 7.5% of the total increase in value of LGP's equity investment in the merger, and (2) in the case of the ACOF III/CPPIB Initial Bid, that the recipients of management equity incentives would be entitled to 5.0% of the total increase in value of ACOF III/CPPIB's equity investment in the merger and an additional 5.0% of the increase in value of such investment over a strike price equal to 150% of the amount of ACOF III/CPPIB's initial equity investment.

        October 3 Presentation.    On October 3, 2011, Guggenheim delivered written materials to the Gold/Schiffer Family analyzing the "best and final" bids submitted to the special committee by LGP and ACOF III/CPPIB on October 1, 2011 (the "Best and Final Bids"), which included (1) a summary of the Best and Final Bids, including for each member of the Gold/Schiffer Family, the amount of equity to be rolled over (assuming total rollover of $200 million and $50 million for the LGP Initial Bid and the ACOF III/CPPIB Initial Bid, respectively, of which each family member participates proportionately based on its respective share ownership) and the cash proceeds to be received at closing; (2) a summary of the terms of the debt commitments under the ACOF III/CPPIB proposal and recent and historical leveraged finance market benchmarks; (3) for the ACOF III/CPPIB Best and Final Bid only, a summary of the sources and uses of funds and the free cash flow available for debt pay-down and various credit statistics during the four year projection period ending fiscal 2016 assuming the Adjusted Management Projections were fully achieved; (4) a summary of the proposals made by the Gold/Schiffer Family to ACOF III/CPPIB, and the responses from ACOF III/CPPIB, in each case with respect to, among other matters, equity incentives, employment agreements for Messrs. Schiffer, J. Gold and H. Gold, the amount of rollover equity and the terms under which such equity would be repurchased by the Company under certain circumstances, and the terms upon which leases would be entered into by the Company at closing for stores owned by the Gold/Schiffer Family or its affiliates; and (5) the following financial analyses:

  •
  Transaction Multiple and Internal Rate of Return Analysis:  Guggenheim provided an analysis of the transaction value implied by the ACOF III/CPPIB Best and Final Bid as a multiple of calendar year 2011 projected EBITDA, the ratio of total pro forma debt as of the closing to LTM EBITDA, the Gold/Schiffer Family's pro forma ownership following completion of the merger, and the four year IRR on equity to be invested in the transaction as summarized in the table below:

ACOF III/CPPIB Best and Final Bid
Price Per Share	$22.00
Enterprise Value (in millions)	$1,582
Implied EV/CY 2011E EBITDA	9.0x
Total Pro Forma Debt (in millions)	$775
Pro Forma Debt/LTM EBITDA	5.2x
Gold/Schiffer Family Equity Rollover	$50
Gold/Schiffer Family Pro Forma Ownership	8%
IRR on Invested Equity:
Trailing Exit EV/LTM EBITDA
6.5x	11%
7.0x	14%
7.5x	17%
8.0x	20%
8.5x	23%

    Consistent with Guggenheim's September 30th presentation, the four year IRR on invested equity was based on the capital structure proposed by ACOF III/CPPIB and was calculated assuming the Adjusted Management Projections were fully achieved and the Company was sold at the end of fiscal 2016 at an enterprise value/EBITDA multiple reference range of 6.5x-8.5x.

  •
  Upfront Liquidity and Future Value Analysis:  Guggenheim summarized for the Gold/Schiffer Family under the ACOFIII/CPPIB Best and Final Bid the amount of upfront proceeds to be received by the Gold/Schiffer Family, the future value of the Gold/Schiffer Family's rollover equity in 2016 and the future value of management equity incentives in 2016. This analysis assumed that the Gold/Schiffer Family rolled $50 million of equity in the merger and is summarized in the table below:

($ in millions)	ACOF III/CPPIB Best and Final Bid
Upfront Pre-Tax Proceeds to Gold/Schiffer Family	$461
Future Value of Rollover Equity in 2016	97
Future Value of Management Equity Incentives in 2016 (Gold/Schiffer Family management only)	32

    Consistent with Guggenheim's September 30th presentation, the midpoint of the range of enterprise value/EBITDA multiples used in the analysis of IRR on invested equity (i.e., 7.5x) was used to estimate the future value of the Gold/Schiffer Family's rollover equity and management equity incentives in this analysis, and the analysis assumed that the Adjusted Management Projections were fully achieved.

  •
  Analysis of the Future Value of Management Equity Incentives:  Guggenheim also provided an analysis of the future value of management equity incentives (referred to below as "management promote") under the ACOF III/CPPIB Initial Bid, the management equity incentive counterproposal made to ACOF III/CPPIB by the Gold/Schiffer Family, and a revised proposal from ACOF III/CPPIB following receipt of the Gold/Schiffer Family's counterproposal. The summary terms of those proposals and the estimated future value of the management promote assuming that the Company achieved 100% and 90% of the Adjusted Management Projections is set forth in the table below:

	Achievement of Adjusted Management Projections EBITDA
ACOF III Initial Bid	90%	100%
	($ in millions)
Promote Value to Management (All Management)
5% at 1.0x Initial Equity Value Strike	$18.8	$31.6
5% at 1.5x Initial Equity Value Strike	2.9	15.7
Total Management Promote	$21.7	$47.3

	Achievement of Adjusted Management Projections EBITDA
Gold/Schiffer Family Counterproposal	90%	100%
	($ in millions)
Promote Value to Family Management
7% at 1.0x Initial Equity Value Strike	$26.4	$44.3
Promote Value to Non-Family Management
4% at 1.0x Initial Equity Value Strike	$15.1	$25.3
Total Management Promote	$41.4	$69.6

	Achievement of Adjusted Management Projections EBITDA
ACOF III Proposal as of October 2, 2011	90%	100%
	($ in millions)
Promote Value to Family Management
5% at 1.0x Initial Equity Value Strike	$18.8	$31.6

Total Promote Value to Family Management	$18.8	$31.6
Promote Value to Non-Family Management
3% at 1.0x Initial Equity Value Strike	$11.3	$19.0
3% at 1.5x Initial Equity Value Strike	1.7	9.4

Total Promote Value to Non-Family Management	$13.0	$28.4
Total Management Promote	$31.9	$60.0

        October 5 Presentation.    On October 5, 2011, Guggenheim delivered written materials to the Gold/Schiffer Family analyzing various transaction alternatives, including the ACOF III/CPPIB proposal at $22 per share, a dividend recapitalization that would return $562 million in cash to shareholders through a one-time dividend, and a dividend recapitalization in combination with share repurchases that similarly would return $562 million to shareholders, but only half of which would be returned through a one time dividend, with the other half being utilized to repurchase shares at an assumed average price of $17.00. Both of the recapitalization alternatives contemplated the Company remaining public and paying an ongoing quarterly dividend of $.09 per share, increasing annually by $.01 per share per quarter.

        Each of these alternatives were analyzed using, at the direction of the Gold/Schiffer Family, the following three operating cases:

  •
  the Adjusted Management Projections;

  •
  An alternative upside case based on the Adjusted Management Projections, except that (a) same-store sales growth for fiscal 2012 was increased to 6.5%, (b) core and Texas same-store sales growth was increased to 2.5% for fiscal 2013 and 2% thereafter, and (c) EBIT margins grew to 10.2% by fiscal 2015; and

  •
  A downside case based on the Adjusted Management Projections, except that (a) core and Texas same-store sales had growth of 0% starting in fiscal 2013, (b) EBIT margin decreased a cumulative 1.50% from 8.7% in fiscal 2012 to 7.2% in fiscal 2015, (b) only 50% of projected new stores actually opened each year during the projection period, and (d) only 50% of projected sales for products above 99.99¢ was actually achieved.

        For each transaction alternative under each operating case described above, Guggenheim's analysis illustrated, among other matters, the upfront proceeds to be received by the Gold/Schiffer Family, the present value of the interim cash flows (including dividends and expected management compensation under each scenario) to the Gold/Schiffer Family during the projection horizon, the present value of the Gold/Schiffer Family's future equity value in 2016 and the total present value of consideration to be received by the Gold/Schiffer Family. The following table summarizes the present value of total cash flow to the Gold/Schiffer Family under each operating scenario and each transaction alternative:

	EV / FY2016 EBITDA Exit Multiple	Proposed Merger with ACOF III / CPPIB	Dividend Recapitalization	Dividend Recapitalization & Share Repurchase
		Total Present Value of Consideration / % Change vs. Merger
Alternative Case	5.5x	$512	$496 / (3)%	$525 / 2%
	6.5x	543	554 / 2%	600 / 11%
	7.5x	573	612 / 7%	676 / 18%
	8.5x	604	670 / 11%	752 / 24%
Adjusted Management Projections	5.5x	$496	$465 / (6)%	$485 / (2)%
	6.5x	524	518 / (1)%	554 / 6%
	7.5x	552	572 / 4%	624 / 13%
	8.5x	580	626 / 8%	694 / 20%
Downside Case	5.5x	$441	$349 / (21)%	$334 / (24)%
	6.5x	456	383 / (16)%	378 / (17)%
	7.5x	471	417 / (11)%	422 / (10)%
	8.5x	487	451 / (7)%	466 / (4)%
Discount Rate / Cost of Equity
(Mid-point of estimated range)		14.80%	11.89%	11.89%

        Guggenheim estimated a range of the Company's cost of equity under each of the alternative scenarios described above and used the midpoint of those ranges to calculate the present values reflected in the above tables. The estimated cost of equity was based on (i) Guggenheim's then-current estimate of the prospective U.S. equity risk premium range, (ii) a review of the Company's Bloomberg historical five-year average adjusted beta and its then-current Barra predicted beta, (iii) the prevailing yield on the 20-year U.S. Treasury bond as a proxy for the risk-free rate, (iv) the Company's target capital structure on a prospective basis under each of the transaction alternatives and (v) Guggenheim's investment banking and capital markets judgment and experience in valuing companies similar to the Company.

        In addition to the foregoing, one or more of the Guggenheim presentations described above included various summary information regarding relative stock price performance and volume information for the Company and the comparable companies, comparable company valuation multiple analysis, comparable company growth and margin analysis and an implied terminal multiple analysis based on comparable company market prices and their respective discounted cash flow values based on Wall Street equity research consensus estimates.

        In performing its analyses, Guggenheim relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting, and other information provided to or discussed with it by the Company or the Gold/Schiffer Family or obtained by Guggenheim from public sources, including, without limitation, management's projections and the alternative operating cases referred to above. Guggenheim did not assume any responsibility or liability for the independent verification of, and it did not independently verify, any such information, including, without limitation, the financial projections and the alternative operating cases. Guggenheim expressed no view or opinion regarding the reasonableness of such financial projections or the alternative operating cases or the assumptions upon which they were based.

        Guggenheim was not asked to render or deliver, nor has Guggenheim rendered or delivered, any opinion with respect to the fairness of the merger or the merger consideration. The materials and analyses that Guggenheim presented to the Gold/Schiffer Family were not analyses with respect to the fairness of the merger consideration, did not reflect any opinion of Guggenheim as to the fairness of the merger consideration and should not be viewed as determinative of the opinion of Guggenheim, the Gold/Schiffer Family, the Company's Board, the special committee, or the Company's management with respect to the fairness of the merger consideration or whether the Company's Board or the special committee would have been willing to agree to a different merger consideration. The summaries do not constitute a recommendation to the Gold/Schiffer Family, the Company's Board, the special committee or the Company's shareholders with respect to the fairness of the merger or the transactions contemplated thereby. In addition, Guggenheim's materials and analyses do not constitute a recommendation to any shareholder of the Company on how to vote or act with respect to the merger and should not be relied upon by any person, other than the members of the Gold/Schiffer Family, for any purpose. It should be noted that Guggenheim acted on behalf of the members of the Gold/Schiffer Family, and did not act on behalf of ACOF III/CPPIB, the Company, the special committee or the Company's other shareholders.

        The foregoing discussion of the Guggenheim written materials is only a summary of their analyses. Shareholders are urged to read all of the Guggenheim written materials, copies of which have been filed as Exhibits (c)(4), (c)(5) and (c)(6) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB with the SEC on October 27, 2011, for more details regarding the Guggenheim written materials and analyses.

        Guggenheim and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. The Gold/Schiffer Family selected Guggenheim on the basis of, among other things, Guggenheim's qualifications, experience, expertise and reputation in mergers and acquisitions as well its knowledge of and expertise in the retail sector.

        Pursuant to the engagement letter between Guggenheim and the Gold/Schiffer Family, the Gold/Schiffer Family has agreed to pay Guggenheim a fee for its financial advisory services in connection with the merger consisting of a fixed fee of $2.5 million, which is not contingent on the closing of the transaction, and a discretionary fee that is currently anticipated to be $1.5 million. The Gold/Schiffer Family also agreed to indemnify Guggenheim against particular liabilities, including liabilities under the federal securities laws. To the best of its knowledge after reasonable inquiry, Guggenheim and its affiliates have not earned any fees from the Gold/Schiffer Family, ACOF III, CPPIB, the Company or any of their respective affiliates in the last two years.

 Purpose and Reasons for the Merger for the Rollover Investors

        Under SEC rules governing "going-private" transactions, the Rollover Investors are required to express their reasons for the merger to the Company's unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. The Rollover Investors are making the statements included in this section solely for the purpose of complying with Rule 13e-3 and related rules and regulations under the Exchange Act. For the Rollover Investors, the purpose of the merger is to enable Parent to acquire all of the outstanding shares of the Company's common stock in a transaction in which the Company's unaffiliated shareholders will receive fair value for their shares, so Parent will bear the rewards and risks of the ownership of the Company. In addition, based upon, among other things, written materials provided by Guggenheim to the Gold/Schiffer Family, as described in "—Presentations of Guggenheim Securities, LLC to the Gold/Schiffer Family," the Rollover Investors determined that the $22.00 per share merger consideration was an attractive price for the shares of the Company's common stock that they are selling in the merger, which represents approximately 80% of the shares of the Company's common stock held by the Gold/Schiffer Family and its affiliates. Further, the merger will allow the Rollover Investors to maintain approximately 20% of their current investment in the Company through their respective commitments to make an equity investment in Parent as described in "—Financing of the Merger—Equity Financing—Rollover Investment," and at the same time enable Messrs. Schiffer, J. Gold and H. Gold to maintain leadership roles with the surviving corporation. For the reasons why the Rollover Investors are undertaking the merger at this time, see "—Background of the Merger."

Purpose and Reasons for the Merger for Parent, Merger Sub, the Ares Filing Persons and CPPIB

        Under the SEC rules governing "going private" transactions, Parent, Merger Sub, the Ares Filing Persons (as defined below) and CPPIB are deemed to be affiliates of the Company and, therefore, are required to express their purpose and reasons for the merger to the Company's unaffiliated stockholders. Parent, Merger Sub, the Ares Filing Persons and CPPIB are deemed to be "affiliates" of the Company within the meaning of Rule 13e-3 of the Exchange Act solely based upon the transactions identified herein, and there is no other factual basis on which such persons would be deemed to be "affiliates" of the Company within the meaning of Rule 13e-3 of the Exchange Act. Parent, Merger Sub, ACOF III, ACOF Management III, L.P. ("ACOF Management III"), ACOF Operating Manager III, LLC ("ACOF Operating III"), Ares Management LLC ("Ares Management"), Ares Management Holdings LLC ("Ares Management Holding"), Ares Holdings LLC ("Ares Holdings"), Ares Partners Management Company LLC ("APMC") and CPPIB are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.

        ACOF Management III is the general partner of ACOF III, ACOF Operating III is the general partner of ACOF Management III, Ares Management controls ACOF Operating III, Ares Management Holdings controls Ares Management, Ares Holdings controls Ares Management Holdings and APMC controls Ares Holdings. We refer to ACOF III, ACOF Management III, ACOF Operating III, Ares Management, Ares Management Holdings, Ares Holdings and APMC, collectively, as the "Ares Filing Persons."

        If the merger is completed, the Company will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the Ares Filing Persons and CPPIB, the purpose of the merger is to allow ACOF III and CPPIB, respectively, to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after shares of the Company's common stock cease to be publicly traded.

        The Ares Filing Persons and CPPIB believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding shares of the Company's common stock at the same time, (b) it represents an opportunity for the Company's unaffiliated shareholders to receive fair value for their shares of common stock in the form of the merger consideration and (c) it allows the Rollover Investors to, among other things, maintain (indirectly through Parent) a portion of their investment in the Company. Parent, Merger Sub, the Ares Filing Persons and CPPIB are undertaking the transaction at this time based on the time frame laid out by the Company and its advisors as discussed in "—Background of the Merger."

Position of the Rollover Investors as to the Fairness of the Merger

        Under SEC rules governing "going-private" transactions, each of the Rollover Investors is required to express its beliefs as to the fairness of the merger to the Company's unaffiliated shareholders. The Rollover Investors are making the statements included in this section solely for purposes of complying with Rule 13e-3 and related rules and regulations under the Exchange Act. The Rollover Investors believe that the merger is fair to the Company's unaffiliated shareholders on the basis of the factors described in "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" and the additional factors described below. However, the views of the Rollover Investors as to the fairness of the merger should not be construed as a recommendation to any Company shareholder to approve the merger agreement.

        None of the Rollover Investors or their advisors participated in the deliberations of the special committee or the Board regarding, or received advice from the Company's legal advisor or the special committee's legal or financial advisors as to, the fairness of the merger. None of the Rollover Investors has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company's unaffiliated shareholders. As described in "—Background of the Merger," the Rollover Investors consulted with Guggenheim regarding certain structural and financial aspects of the proposed transaction from the point of view of the Rollover Investors. However, Guggenheim did not provide an opinion with respect to the fairness of the merger consideration.

        Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the special committee discussed in "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" (which analysis and resulting conclusions the Rollover Investors adopt), the Rollover Investors believe that the merger is substantively fair to the Company's unaffiliated shareholders. In particular, the Rollover Investors considered the following:

  •
  the fact that the $22.00 price per share of Company common stock represents a premium of approximately 32% over the closing price of the Company's common stock on March 10, 2011, the day before the Company announced that it had received a proposal from members of the Gold/Schiffer Family and LGP, and 33.6% and 33.2% premiums over the 1-week and 1-month average trading price prior to such announcement;

  •
  the fact that the special committee determined, by the unanimous vote of all members of the special committee, and the Board determined, by the unanimous vote of the independent directors, that the merger is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders;

  •
  the fact that the merger consideration is all cash, thus allowing shareholders to immediately realize a certain and fair value for their shares of the Company's common stock;

  •
  the fact that the merger will provide liquidity for the Company's unaffiliated shareholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales; and

  •
  the fact that there are no unusual requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the merger will be consummated and that the consideration to be paid to the Company's unaffiliated shareholders in the merger will be received.

        The Rollover Investors further believe that the merger is procedurally fair to the Company's unaffiliated shareholders based upon the following factors:

  •
  the fact that the special committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with any of the Rollover Investors, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger, to decide not to recommend the merger, and to consider alternatives to the merger;

  •
  the fact that the special committee retained its own nationally recognized legal and financial advisors, which the special committee determined had no relationships that would compromise the independence of the special committee;

  •
  the fact that the special committee's independent financial advisor, Lazard, rendered an opinion to the special committee and to the Board that, as of October 11, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders, as more fully described below in "—Opinion of Financial Advisor to Our Special Committee and Board of Directors" (the full text of the written opinion of Lazard is attached as Annex B to this proxy statement);

  •
  the fact that none of the Rollover Investors or any of their advisors participated in or had any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  •
  the fact that the special committee was deliberate in its process, taking more than six months to run a thorough, open and competitive process and to evaluate various alternatives;

  •
  the fact that 51 potential bidders were contacted by Lazard to assess their interest in a transaction, of which (a) six signed confidentiality agreements with the Company, (b) three conducted extensive due diligence, including participating in management presentations, and (c) two delivered written proposals to the special committee to acquire the Company;

  •
  the fact that the $22.00 per share merger consideration (a) was the result of the special committee's extensive arm's-length negotiations with ACOF III/CPPIB, which, among other things, resulted in better contractual terms than those initially proposed by ACOF III/CPPIB, including a larger termination fee payable by Parent under certain circumstances and the inclusion of "fiduciary out" provisions described in "Merger Agreement—Restrictions on Solicitation of Other Offers" and "Merger Agreement—Termination in Connection with a Superior Company Proposal," (b) represented the highest price bid in the auction process, and (c) was significantly higher than the initial acquisition proposal of $19.09 per share received by the Company in March 2011;

  •
  the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $47.25 million, or approximately 3% of the Company's total equity value implied by the merger consideration, which the Rollover Investors believe would not present a material impediment to a competing bidder; and

  •
  the availability of statutory dissenters' rights to the shareholders who are entitled to demand and have properly demanded such rights and have complied with all of the other required procedures under California law for exercising dissenters' rights, which require the Company to purchase at their fair market value the shares of the Company's common stock owned by such holders of dissenting shares, as described in "Dissenters' Rights" (so long as dissenters' demands have been filed with respect to at least five percent of the outstanding shares of the Company's common stock).

        The Rollover Investors note that the merger does not require approval by holders of at least a majority of the shares of Company common stock held by the Company's unaffiliated shareholders. The Rollover Investors do not believe that the absence of such approval should affect the fairness determination because, among other things, the Rollover Investors, who are entitled to vote at the special meeting, are proposing to dispose of approximately 80% of the shares of Company common stock owned by them and their affiliates in the merger for the same consideration as will be received by the unaffiliated shareholders in the merger. Accordingly, the Rollover Investors believe their interests should be substantially aligned with the interests of the unaffiliated shareholders with respect to the merger vote. The Rollover Investors also note that approval of the merger agreement will still require the approval of approximately 25% of the unaffiliated shareholders.

        The Rollover Investors also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed merger, including:

  •
  that the shareholders of the Company (other than the Rollover Investors) will not participate in any future earnings or growth of the Company's business and will not benefit from any potential sale to a third party in the future, or from any appreciation in the Company's value, including any appreciation resulting from steps that may be taken to open new stores, increase same store sales, become a nationwide extreme value retailer, price selected merchandise above a price point of 99.99¢ or $1.00 per item, or otherwise, at a point when, given unstable economic conditions, the extreme value retail industry may be growing as a whole;

  •
  the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if sufficient debt and equity financing is not obtained;

  •
  the Company's inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that the Company's sole remedy in connection with Parent's failure to close the merger generally would be limited to a $94.5 million termination fee and up to $10 million for reimbursement of out-of-pocket costs and expenses, payable only in the circumstances specified in the merger agreement, which is guaranteed by ACOF III and CPPIB, severally and not jointly;

  •
  that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of ACOF III and CPPIB;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the proposed merger;

  •
  the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on the Company's business and relationships with its employees, vendors, landlords and customers;

  •
  the Company and its subsidiaries are restricted from soliciting, initiating, or encouraging the submission of alternative acquisition proposals from third parties or the making of any inquiry,

    proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

  •
  the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement, including a termination fee of $47.25 million and up to $10 million in out-of-pocket costs and expenses payable to the extent specified in the merger agreement in connection with Parent's enforcement of its rights to such termination fee, and the processes required to terminate the merger agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company;

  •
  the fact that the $47.25 million termination fee is payable to Parent if the shareholders of the Company fail to approve the merger; and

  •
  the fact that an all cash transaction would be taxable to the Company's shareholders that are U.S. holders for U.S. federal income tax purposes.

        The Rollover Investors did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company's unaffiliated shareholders because, in their view, net book value is not indicative of the Company's market value but rather an indicator of historical costs. In addition, the Rollover Investors did not consider liquidation value because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable going concern, and because the Company will continue to operate its business following the merger. Finally, the Rollover Investors did not consider a pre-merger going concern value of the Company's common stock as a public company for the purposes of determining the fairness of the per share merger consideration to the Company's unaffiliated shareholders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the public market trading price of the Company's common stock immediately prior to the announcement of the initial acquisition proposal on March 11, 2011 (i.e., unaffected by any speculation or expectation that a transaction would occur), the per share merger consideration of $22.00 represents a significant premium to the going concern value of the Company.

        The foregoing discussion of the information and factors considered and given weight by the Rollover Investors in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Rollover Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, the Rollover Investors reached their position as to the fairness of the merger after considering all of the foregoing as a whole. The Rollover Investors believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the merger to the Company's unaffiliated shareholders. This position should not, however, be construed as a recommendation to any Company shareholder to approve the merger agreement. None of the Rollover Investors makes any recommendation as to how shareholders of the Company should vote their shares of Company common stock relating to the merger.

Position of Parent, Merger Sub, the Ares Filing Persons and CPPIB as to the Fairness of the Merger

        Parent, Merger Sub, the Ares Filing Persons and CPPIB are making the statements included in this section with respect to the fairness of the merger solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of Parent, Merger Sub, the Ares Filing Persons and CPPIB should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

        Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of the Company, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such shareholders. None of Parent, Merger Sub, the Ares Filing Persons or CPPIB believes that it has or had any fiduciary duty to the Company or its shareholders, including with respect to the merger and its terms. The unaffiliated shareholders of the Company were, as described elsewhere in this proxy statement, represented by the special committee of the Board that negotiated with Parent, Merger Sub, the Ares Filing Persons and CPPIB, with the assistance of the special committee's legal and financial advisors.

        None of Parent, Merger Sub, the Ares Filing Persons or CPPIB participated in the deliberation process of the special committee or the Board as to, or received advice from the special committee's or the Company's legal or financial advisors as to, the substantive or procedural fairness of the merger to the unaffiliated shareholders of the Company, nor did they undertake any independent evaluation or other analysis of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed merger is substantively fair to the unaffiliated shareholders based on the following factors:

  •
  the fact that the $22.00 price per share of Company common stock represents a premium of approximately 32% over the closing price of the Company's common stock on March 10, 2011, the day before the Company announced that it had received a proposal from members of the Gold/Schiffer Family and LGP, and 33.6% and 33.2% premiums over the 1-week and 1-month average trading price prior to such announcement;

  •
  the current and historical market prices for the Company's common stock, including those set forth in the table as described in "Important Information Regarding the Company—Market Price of Common Stock and Dividend Information", which price has not closed over $22.00 since April 2004;

  •
  the fact that the merger consideration is all cash, which provides certainty of value and liquidity to unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to the risks and uncertainties relating to the prospects of the Company;

  •
  the fact that Parent and Merger Sub had obtained third party commitments for equity and debt financing for the transaction and, pursuant to the merger agreement, each of Parent and Merger Sub is obligated to use its reasonable best efforts to obtain the debt financing on the terms of such commitments as described in "—Debt Financing";

  •
  the limited guarantees of ACOF III and CPPIB as described in "—Remedies; Limited Guarantees" in the Company's favor with respect to their pro rata portions of Parent's and Merger Sub's obligations under certain instances to pay a termination fee and certain expenses of the Company;

  •
  the fact that the special committee and the Board received an opinion from Lazard, dated October 11, 2011, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the merger consideration to be paid to holders of the Company common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders, as more fully described below in "—Opinion of Financial Advisor to Our Special Committee and Board of Directors" (the full text of the written opinion of Lazard is attached as Annex B to this proxy statement);

  •
  the Company's ability to, under certain circumstances, (a) provide information to, and participate in discussions and negotiations with, third parties regarding unsolicited acquisition proposals and (b) terminate the merger agreement in order to enter into a definitive agreement related to a Superior Company Proposal, subject to paying a termination fee of $47.25 million (equal to approximately 3% of the equity value of the transaction);

  •
  the Company's ability to, under certain circumstances, receive a termination fee of $94.5 million (equal to approximately 6% of the equity value of the transaction);

  •
  the fact that the special committee determined, by the unanimous vote of all members of the special committee, and the Board determined, by the unanimous vote of its independent directors, that the merger is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders; and

  •
  the fact that the Company's shareholders (other than the Rollover Investors) will have the right to dissent from the merger and to demand judicial determination of the fair market value of their shares under California law (so long as dissenters' demands have been filed with respect to at least five percent of the outstanding shares of the Company's common stock).

        Parent, Merger Sub, the Ares Filing Persons and CPPIB believe that the proposed merger is procedurally fair to the unaffiliated shareholders based on the following factors:

  •
  that the special committee is composed of three independent directors who are not affiliated with the Rollover Investors, ACOF III or CPPIB or any entity affiliated with ACOF III or CPPIB, are not employees of the Company, and other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee's or Board's recommendation of the merger) and their interests described under "—Interests of the Company's Directors and Executive Officers in the Merger," have no interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders;

  •
  that while the special committee and the Company did not retain any representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating a transaction or preparing a report, the special committee retained and was advised by independent legal counsel and an independent financial advisor;

  •
  that the special committee met more than 50 times between March 11, 2011, and October 10, 2011, actively set strategy for and oversaw the auction process and the negotiation of pricing and other terms with ACOF III/CPPIB and made all material decisions relating to the Company's alternatives beginning on March 11, 2011;

  •
  the fact that the special committee was given authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and the recognition by the special committee that it had the authority to decide not to approve the merger or any other transaction;

  •
  the price of $22.00 per share cash consideration to be paid in respect of each share of the Company's common stock and the other terms and conditions of the merger agreement resulted from extensive arm's-length negotiations between Parent and its advisors, on the one hand, and the special committee and its advisors, on the other hand;

  •
  the fact that the Board approved the merger agreement by a unanimous vote of its independent directors following the unanimous recommendation of the special committee;

  •
  the special committee and the Board received an opinion from Lazard, as described above; and

  •
  the availability of statutory dissenters' rights to the shareholders who are entitled to demand and have properly demanded such rights and have complied with all of the other required procedures under California law for exercising dissenters' rights, which require the Company to purchase at their fair market value the shares of the Company's common stock owned by such holders of dissenting shares, as described in "Dissenters' Rights" (so long as dissenters' demands have been filed with respect to at least five percent of the outstanding shares of the Company's common stock).

        Parent, Merger Sub, the Ares Filing Persons and CPPIB note that the merger does not require approval by holders of at least a majority of the shares of Company common stock held by the Company's unaffiliated shareholders. Parent, Merger Sub, the Ares Filing Persons and CPPIB do not believe that the absence of such approval should affect the fairness determination because, among other things:

  •
  the Rollover Investors, who are entitled to vote at the special meeting, are proposing to dispose of approximately 80% of the shares of Company common stock owned by the Rollover Investors and their affiliates in the merger for the same consideration as will be received by the unaffiliated shareholders in the merger. Accordingly, Parent, Merger Sub, the Ares Filing Persons and CPPIB believe that the interests of the Rollover Investors should be substantially aligned with the interests of the unaffiliated shareholders with respect to the merger vote; and

  •
  the approval of the merger agreement will still require the approval of approximately 25% of the unaffiliated shareholders.

        In the course of reaching their fairness determinations to the Company's unaffiliated shareholders, Parent, Merger Sub, the Ares Filing Persons and CPPIB also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including:

  •
  that the shareholders of the Company (other than the Rollover Investors) will not participate in any future earnings or growth of the Company's business and will not benefit from any potential sale to a third party in the future, or from any appreciation in the Company's value;

  •
  the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if sufficient debt and equity financing is not obtained;

  •
  the Company's inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that the Company's sole remedy in connection with Parent's failure to close the merger generally would be limited to a $94.5 million termination fee and up to $10 million for reimbursement of out-of-pocket costs and expenses, payable only in the circumstances specified in the merger agreement, which is guaranteed by ACOF III and CPPIB, severally and not jointly;

  •
  that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of ACOF III and CPPIB;

  •
  the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on the Company's business and relationships with its employees, vendors, landlords and customers;

  •
  the Company and its subsidiaries are restricted from soliciting, initiating, or encouraging the submission of alternative acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

  •
  the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement, including a termination fee of $47.25 million and up to $10 million in out-of-pocket costs and expenses payable to the extent specified in the merger agreement in connection with Parent's enforcement of its rights to such termination fee, and the processes required to terminate the merger agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company;

  •
  the fact that the $47.25 million termination fee is payable by the Company to Parent if the shareholders of the Company fail to approve the merger; and

  •
  the fact that an all cash transaction would be taxable to the Company's shareholders that are U.S. holders for U.S. federal income tax purposes.

        In the course of reaching their fairness determinations, Parent, Merger Sub, the Ares Filing Persons and CPPIB did not consider the Company's net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated shareholders because they believed that net book value is not a material indicator of the value of the Company's equity but rather an indicator of historical costs. Parent, Merger Sub, the Ares Filing Persons and CPPIB did not establish a pre-merger going concern value for the Company's equity as a public company for the purposes of determining the fairness of the transaction to the unaffiliated shareholders because, following the merger, the Company will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged private company. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company common stock, the per share merger consideration of $22.00 represented a premium to the going concern value of the Company. Parent, Merger Sub, the Ares Filing Persons and CPPIB did not consider the liquidation value of the Company's assets to be a factor in determining the fairness of the transaction to the unaffiliated shareholders because they considered the Company to be a viable ongoing business and they believed that the liquidation value of the Company would be significantly lower than the Company's value as an ongoing business and that, due to the fact that the Company is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated shareholders. In addition, Parent, Merger Sub, the Ares Filing Persons and CPPIB did not consider the prices paid by the Company for past purchases of the Company's common stock because no such purchases have been made during the last two years other than in connection with the payment by holders of performance stock units of taxes associated with the vesting of the performance stock units. In making their determination as to the substantive fairness of the merger to the unaffiliated shareholders, Parent, Merger Sub, the Ares Filing Persons and CPPIB were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) a purchase of the Company's securities that would enable the holder to exercise control of the Company, except the offer by LGP and members of the Gold/Schiffer family described in "—Background of the Merger."

        The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub, the Ares Filing Persons and CPPIB in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub, the Ares Filing Persons and CPPIB. Parent, Merger Sub, the Ares Filing Persons and CPPIB did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, Merger Sub, the Ares Filing Persons and CPPIB believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any shareholders of the Company to approve the merger agreement. Parent, Merger Sub, the Ares Filing Persons and CPPIB do not have any recommendation as to how the shareholders of the Company should vote their shares of the Company relating to the merger.

Plans for the Company After the Merger

        It is expected that, upon consummation of the merger, the operations of 99¢ Only Stores will be conducted substantially as they currently are being conducted, except that we will (a) cease to have publicly traded equity securities and instead be a wholly owned subsidiary of Parent and (b) have a significant amount of debt, whereas now we have none. Parent has advised us that it does not have any current plans or proposals and is not in negotiations to cause us to engage in any of the following:

  •
  an extraordinary corporate transaction following consummation of the merger involving our corporate structure, business or management, such as a merger, reorganization or liquidation;

  •
  the sale or transfer of a material amount of assets; or

  •
  any other material changes in our business.

        We expect, however, that both before and following consummation of the merger, the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business and properties to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

        If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived (to the extent such conditions are waivable), Merger Sub will be merged with and into 99¢ Only Stores with 99¢ Only Stores continuing as the surviving corporation.

        If the merger is completed, each share of our common stock will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes, other than (a) shares owned by any of our shareholders who are entitled to and who properly exercise dissenters' rights under California law, (b) shares owned by the Company, and (c) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares to be contributed to Parent immediately prior to the completion of the merger by the Rollover Investors. Each outstanding stock option to purchase the Company's common stock granted under our equity incentive plans and outstanding as of immediately prior to the effective time of the merger will become fully vested and exercisable immediately prior to and contingent on the closing of the merger and will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment for each share of our common stock subject to such stock option, equal to the excess, if any, of (a) the $22.00 per share merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes. Each outstanding restricted stock unit granted under our equity incentive plans will be cancelled as of the effective time of the merger. The holder of such restricted stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the restricted stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes. Each outstanding performance stock unit granted under our equity incentive plans will be cancelled as of the effective time of the merger. The holder of such performance stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the performance stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

        Following the merger, all of the equity interests in 99¢ Only Stores will be owned indirectly through Parent by ACOF III, CPPIB and the Rollover Investors. If the merger is completed, ACOF III, CPPIB and the Rollover Investors will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting 99¢ Only Stores following the merger. Similarly, ACOF III, CPPIB and the Rollover Investors will also bear the risks of ongoing operations, including the risks of any decrease in the value of 99¢ Only Stores after the merger and other risks related to the incurrence by the surviving corporation of significant debt as described below under "—Financing of the Merger."

        If the merger is completed, none of our shareholders other than the Rollover Investors will have any interest in 99¢ Only Stores' net book value or net earnings. The table below sets forth the direct and indirect interests in 99¢ Only Stores' net book value and net earnings of the Rollover Investors (including indirectly through Au Zone Investments #2, L.P.), ACOF III and CPPIB prior to and immediately after the merger, based on the net book value and net earnings for the fiscal year ended April 2, 2011, and the first half ended October 1, 2011.

	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	% Ownership	Net earnings for the fiscal year ended April 2, 2011	Net book value as of April 2, 2011	% Ownership	Net earnings for the fiscal year ended April 2, 2011	Net book value as of April 2, 2011
ACOF III	0.0%	$—	$—	52.8%	$39,235	$359,858
CPPIB	0.0%	$—	$—	31.5%	$23,407	$214,688
Rollover Investors	33.0%	$24,522	$224,911	15.7%	$11,666	$107,003

	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	% Ownership	Net earnings for the first half ended October 1, 2011	Net book value as of October 1, 2011	% Ownership	Net earnings for the first half ended October 1, 2011	Net book value as of October 1, 2011
ACOF III	0.0%	$—	$—	52.8%	$17,317	$379,001
CPPIB	0.0%	$—	$—	31.5%	$10,331	$226,108
Rollover Investors	33.0%	$10,823	$236,875	15.7%	$5,149	$112,695

        99¢ Only Stores' common stock is currently registered under the Exchange Act and is quoted on the NYSE under symbol "NDN." As a result of the merger, 99¢ Only Stores will be privately held corporation, and there will be no public market for its common stock. After the merger, our common stock will cease to be quoted on the NYSE and the registration of our common stock under the Exchange Act is expected to be terminated.

        At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of 99¢ Only Stores will become the officers of the surviving corporation. The articles of incorporation and bylaws of 99¢ Only Stores will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement and will be the articles of incorporation and bylaws of the surviving corporation.

Effects on the Company if the Merger Is Not Completed

        If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and listed on the NYSE. The market price of our common stock prior to the public disclosure by the Company that we had received an acquisition proposal was significantly lower than the price offered in the merger. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the conditions of the retail industry and general economic, regulatory and market conditions.

        If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. For example, on March 10, 2011, the day before we announced that we had received an acquisition proposal from LGP and members of the Gold/Schiffer family, our common stock had closed at $16.68 per share. In the event the merger is not completed, the Board will continue to evaluate and review our business operations, prospects and capitalization, and make such changes as are deemed appropriate. If the merger agreement is not approved by our shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered in the future or that our business, prospects or results of operations will not be adversely impacted.

        If the merger agreement is terminated under certain circumstances, including termination by the Company to accept a Superior Company Proposal or termination by either Parent or the Company for failure to obtain the Shareholder Approval, we will be obligated to pay Parent a termination fee of $47.25 million. On the other hand, Parent will have to pay us a termination fee of $94.5 million if the merger agreement is terminated under certain other circumstances. For a description of the circumstances triggering payment of the termination fees, see "The Merger Agreement—Termination Fee."

Financing of the Merger

        The obligations of Parent and Merger Sub to consummate the merger are not conditioned upon the receipt of any financing. Parent estimates that the aggregate amount of consideration necessary to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements will be approximately $1.6 billion. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the equity commitment letters and the Rollover Letter described below, the debt financing contemplated by the debt commitment letter described below, and cash of the Company. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financings will be provided.

  Equity Financing

  ACOF III Equity Commitment

        Parent has received an equity commitment letter, dated October 11, 2011, from ACOF III. Pursuant to this equity commitment letter, ACOF III has committed, subject to the terms and conditions set forth therein, to purchase, or cause to be purchased, an aggregate of $370.9 million of equity of Parent solely for the purpose of funding ACOF III's portion of the equity financing of the merger consideration and all other amounts required to be paid by Parent or Merger Sub pursuant to and in accordance with the merger agreement, together with related fees and expenses. This equity commitment may be reduced to the extent that Parent and/or Merger Sub do not require the full amount of the equity commitment to fund the aggregate merger consideration and any other amounts required to be paid by them pursuant to and in accordance with the merger agreement, including the merger consideration that is not required to be paid to the Rollover Investors due to their contribution of certain shares of the Company's common stock to Parent pursuant to the Rollover Letter, as described below. Additional amounts may be funded by ACOF III or its affiliates in connection with an election by ACOF III and CPPIB to acquire all of the commitments in respect of the Bridge Loans, as described in "—Debt Financing" below.

        The obligation of ACOF III to fund its equity commitment under its equity commitment letter is subject to the following conditions:

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  the satisfaction (or waiver by Parent) of each of the conditions precedent to Parent's and Merger Sub's obligations to consummate the transaction contemplated by the merger agreement;

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  the substantially concurrent funding of the financing transactions contemplated by the debt commitment letter (or any replacement debt commitment letter as contemplated by the merger agreement); and

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  the substantially concurrent occurrence of the closing of the merger.

  CPPIB Equity Commitment

        Parent has received an equity commitment letter, dated October 11, 2011, from CPPIB. Pursuant to this equity commitment letter, CPPIB has committed, subject to the terms and conditions set forth therein, to purchase, or cause to be purchased, an aggregate of $265.0 million of equity of Parent solely for the purpose of funding CPPIB's portion of the equity financing of the merger consideration and all other amounts required to be paid by Parent or Merger Sub pursuant to and in accordance with the merger agreement, together with related fees and expenses. This equity commitment may be reduced to the extent that Parent and/or Merger Sub do not require the full amount of the equity commitment to fund the aggregate merger consideration and any other amounts required to be paid by them pursuant to and in accordance with the merger agreement, including the merger consideration that is not required to be paid to the Rollover Investors due to their contribution of certain shares of the Company's common stock to Parent pursuant to the Rollover Letter, as described below. Additional amounts may be funded by CPPIB or its affiliates in connection with an election by ACOF III and CPPIB to acquire all of the commitments in respect of the Bridge Loans, as described in "—Debt Financing" below.

        The obligation of CPPIB to fund its equity commitment under its equity commitment letter is subject to the following conditions:

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  the satisfaction (or waiver by Parent) of each of the conditions precedent to Parent's and Merger Sub's obligations to consummate the transaction contemplated by the merger agreement;

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  the substantially concurrent funding of the financing transaction contemplated by the debt commitment letter (or any replacement debt commitment letter as contemplated by the merger agreement); and

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  the substantially concurrent occurrence of the closing of the merger.

  Rollover Investment

        The Rollover Investors have committed, subject to the terms and conditions set forth in the Rollover Letter, dated October 11, 2011, to contribute an aggregate of 4,545,451 shares of the Company's common stock (with an aggregate value of approximately $100.0 million based on the merger consideration) to Parent immediately prior to the consummation of the merger in exchange for shares of common stock of Parent. The shares contributed will be cancelled in connection with the merger and will not be entitled to receive any merger consideration upon completion of the merger.

        The obligations of Parent to consummate the transactions contemplated by the Rollover Letter are subject to (a) the satisfaction or waiver by Parent of each of the conditions precedent to Parent's and

Merger Sub's obligations to consummate the transaction contemplated by the merger agreement, (b) the execution and delivery by the Rollover Investors of a stockholders agreement having terms consistent with those set forth in an exhibit to the Rollover Letter, (c) with respect to each Rollover Investor that is identified as an employee or consultant on an exhibit to the Rollover Letter, such Rollover Investor having executed and delivered an employment agreement or a consulting agreement having terms consistent with those set forth in an exhibit to the Rollover Letter and (d) the substantially concurrent closing of the merger.

        The obligations of each Rollover Investor to transfer, contribute and deliver the shares of the Company's common stock to Parent pursuant to the Rollover Letter are subject to (a) the satisfaction or waiver by Parent of each of the conditions precedent to Parent's and Merger Sub's obligations to consummate the transaction contemplated by the merger agreement, (b) the execution and delivery by each other party thereto that is not a Rollover Investor of a stockholders agreement having terms consistent with those set forth in an exhibit to the Rollover Letter, (c) if such Rollover Investor is identified as an employee or consultant on an exhibit to the Rollover Letter, Parent having executed and delivered an employment agreement or a consulting agreement with respect to such Rollover Investor having terms consistent with those set forth in an exhibit to the Rollover Letter and (d) the substantially concurrent closing of the merger.

        The foregoing discussion of the equity commitment letters from ACOF III and CPPIB and the Rollover Letter is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the entirety of the equity commitment letters from ACOF III and CPPIB and the Rollover Letter, a copy of each of which has been filed as Exhibits (d)(4), (d)(5), and (d)(7), respectively, to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB with the SEC on October 27, 2011, for more details regarding the such equity commitment letters and the Rollover Letter.

  Debt Financing

        In connection with the execution and delivery of the merger agreement, as of October 4, 2011, Parent entered into a debt commitment letter with Royal Bank of Canada and certain of its affiliates (collectively, "RBC") and Bank of Montreal and certain of its affiliates (collectively, "BMO"), pursuant to which and subject to the conditions set forth therein each of RBC and BMO (each, an "Initial Lender" and, collectively, the "Initial Lenders") committed severally to provide to Parent a portion (and together equaling 100%) of $675.0 million of senior secured credit facilities, consisting of (a) a $150.0 million senior secured asset-based first lien revolving credit facility (the "Revolving Facility") and (b) a senior secured first lien term loan facility (the "Term Facility" and, together with the Revolving Facility, the "Senior Facilities") in an aggregate principal amount equal to (i) $525.0 million minus (ii) the amount (not to exceed $50.0 million) of the Revolving Facility drawn on the closing date of the merger. Notwithstanding the foregoing, of the $675.0 million commitment, only $575.0 million will be available upon the closing of the merger for purposes of paying the merger consideration.

        In addition, to the extent the borrower under the Senior Facilities (the "Borrower") does not receive $250.0 million of gross cash proceeds from the issuance of senior unsecured notes ("Senior Notes") on the closing date of the merger, the Borrower may elect and the Initial Lenders have committed severally to provide to the Borrower a portion (and together equaling 100%) of $250.0 million (minus the amount of gross cash proceeds from any Senior Notes issuance on the closing date of the merger) in senior unsecured increasing rate bridge loans (the "Bridge Loans") under a new senior unsecured bridge credit facility (the "Bridge Facility" and, together with the Senior Facilities, the "Facilities").

        Within a specified time period after receiving notice from the Initial Lenders prior to the commencement of the marketing period with respect to the Senior Notes, ACOF III and CPPIB (the "Sponsors"), any funds advised by either Sponsor's affiliated management companies, affiliates of the

Sponsors and/or the Rollover Investors will have the option to acquire all but not less than all of the commitments in respect of the Bridge Loans and to fund the Bridge Loans on the closing date of the merger. If this option is exercised, the person or persons exercising the option will pay an option availability fee to the Initial Lenders.

        The proceeds of the Term Facility and the Senior Notes and/or Bridge Facility will be applied to (a) finance the transactions contemplated by the merger agreement and certain fees and expenses related to the transactions contemplated by the merger agreement and (b) to refinance or repay existing indebtedness of the Company and its subsidiaries to be agreed upon between the Borrower and the Initial Lenders. The Term Facility will be available in a single drawing on the closing date of the merger.

        Loans under the Revolving Facility will be made available on the closing date of the merger in an aggregate principal amount of up to $50.0 million to finance the transactions contemplated by the merger agreement and certain fees and expenses related to the transactions contemplated by the merger agreement and, subject to certain exceptions, to refinance or repay all existing third party indebtedness for borrowed money of the Borrower, the Company, and their respective subsidiaries. Letters of credit may be issued on the closing date of the merger to backstop or replace letters of credit outstanding on the closing date (including by "grandfathering" those existing letters of credit in the Revolving Facility). The letters of credit and the proceeds of loans under the Revolving Facility (except as set forth above) will be available after the closing date of the merger to finance capital expenditures, to finance working capital, to finance permitted acquisitions and other investments, and for general corporate purposes.

        The debt commitment letter expires on the earliest of (a) the termination of the merger agreement in accordance with its terms, (b) the consummation of the merger with or without the funding of the Facilities and (c) 11:59 p.m., New York City time, on April 8, 2012 (or, if earlier, the Walk-Away Date).

        The Initial Lenders' commitments to provide the debt financing under the Facilities are subject to, among other things:

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  the execution and delivery of definitive documentation with respect to the applicable Facilities in accordance with the debt commitment letter (including the term sheets) and the applicable specified documentation principles;

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  the accuracy of (a) certain specified representations and warranties made by the Borrower and its restricted subsidiaries in the definitive documentation of the applicable Facilities and (b) those representations made by the Company or any other party in the merger agreement as are material to the interests of the lenders, but only to the extent that Parent has the right to terminate its obligations under the merger agreement as a result of a breach of those representations;

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  the consummation of the merger (without any changes, modifications or amendments to the merger agreement or any consents or waivers thereof that are materially adverse to the interests of the lenders without the prior consent of the Initial Lenders (such consent not to be unreasonably withheld, delayed or conditioned)) prior to or substantially simultaneously with the initial borrowings under the Facilities; provided, that any reduction in the purchase price for the merger of not greater than 15% will be deemed to be not materially adverse to the lenders so long as the reduction is applied (a) first, to reduce the amount of the equity contribution and (b) second, the balance (if any) to reduce, on a pro rata basis, the funded amount under the Senior Facilities on the closing date of the merger;

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  since October 11, 2011, there not having not been any Event (as defined in "The Merger Agreement—Definition of Company Material Adverse Effect and Parent Material Adverse Effect"), change or occurrence that, individually or together with any other Event, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in "The Merger Agreement—Definition of Company Material Adverse Effect and Parent Material Adverse Effect");

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  the consummation of the equity contribution prior to or substantially simultaneously with the initial borrowings under the Facilities, in an aggregate amount at least equal to, when combined with the fair market value of the equity of management and existing equity holders of the Company and its subsidiaries rolled over or invested in connection with the transactions contemplated by the merger agreement, 40% of the total consolidated pro forma debt and equity capitalization of Parent and its subsidiaries on the closing date of the merger after giving effect to the transactions contemplated by the merger agreement;

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  after giving effect to the transactions contemplated by the merger agreement, there being no third party indebtedness for borrowed money of the Borrower and its restricted subsidiaries outstanding (other than the Facilities, any Senior Notes or "demand securities" issued in lieu of the Senior Notes, indebtedness disclosed in or permitted to remain outstanding under the merger agreement and other indebtedness to be agreed upon between the Borrower and the Initial Lenders);

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  the delivery of certain unaudited and pro forma financial statements;

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  the delivery of customary closing documents, including, among other things, customary legal opinions, customary officer's closing certificates, organizational documents, customary evidence of authorization and good standing in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors (to the extent applicable) and a customary solvency certificate as of the closing date of the merger and after giving effect to the transactions contemplated by the merger agreement with respect to the Borrower and its subsidiaries on a consolidated basis;

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  the delivery of documentation and other information about the Borrower and the Guarantors required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations (including the PATRIOT Act) that has been reasonably requested in writing by the administrative agents under the Senior Facilities and the Initial Lenders at least ten days prior to the closing date of the merger;

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  with respect to the Senior Facilities, execution and delivery of documents and instruments required to create and perfect the security interests in the Revolver Collateral (as defined below) and the Remaining Collateral (as defined below) and, if applicable, those documents and instruments being in the proper form for filing (it being understood that, to the extent any security interest in any Revolver Collateral or Remaining Collateral (subject to certain exceptions) is not or cannot be provided and/or perfected on the closing date of the merger after use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in that collateral will not constitute a condition precedent to the availability of the Facilities on the closing date, but instead will be required to be provided and/or perfected within 90 days after the closing date of the merger (subject to extensions in the reasonable discretion of the administrative agent under the applicable Facility));

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  minimum excess availability under the Revolving Facility and a borrowing base (together with unrestricted cash and cash equivalents of the Company and its subsidiaries) of at least $50 million at the closing of the merger, after giving effect to the initial borrowing under the Revolving Facility, and closing costs;

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  with respect to the Revolving Facility, the delivery of (a) a field examination and inventory appraisal and such other reports, audits or certifications as the administrative agent under the Revolving Facility and the Initial Lenders have reasonably requested at least ten days prior to the closing date of the merger and (b) a borrowing base certificate prepared as of the last day of the last month ended at least 15 days prior to the closing date of the merger;

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  with respect to the Bridge Facility, (a) the appointment by Parent of one or more investment banks to sell or privately place the Senior Notes (which condition Parent has satisfied by appointing Royal Bank of Canada, BMO Capital Markets and Deutsche Bank Securities Inc. to sell or privately place the Senior Notes), (b) the provision by the Borrower to the investment banks of a customary preliminary offering memorandum suitable for use in a customary U.S. "high yield road show" relating to the Senior Notes and in customary form for preliminary offering memoranda used in private placements of non-convertible debt securities under Rule 144A of the Securities Act of 1933, as amended, including or incorporating all financial statements and other information that would customarily be included in offering memoranda for use in Rule 144A debt offerings (other than a "description of notes" and information customarily provided by the investment banks or their counsel), and (c) drafts of customary "comfort" letters with respect to the financial information in the offering memorandum by auditors of the Company which those auditors are prepared to issue upon completion of customary procedures;

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  the investment banks referred to in the immediately preceding condition having been afforded a period of at least 15 consecutive business days (ending not earlier than the third business day prior to the closing date of the merger) following the satisfaction of the immediately preceding condition to seek to offer and sell or privately place the Senior Notes with qualified purchasers thereof; provided, that the marketing period shall not include any day from November 21, 2011, through November 25, 2011, and shall either conclude on or before December 19, 2011, or commence on or after January 4, 2012; and

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  the payment of specified fees and expenses due to the Initial Lenders on the closing date of the merger, to the extent invoiced at least three business days prior to the closing date of the merger.

        The Initial Lenders' commitments to provide the debt financing under the Facilities are not conditioned upon a successful syndication of any of the Facilities with other financial institutions. The debt commitment letter and the commitments thereunder may not be assigned by any party thereto (other than by (a) an Initial Lender to any lender, subject to the limitations set forth therein or (b) Parent, to the Borrower, the Company or another entity that is the ultimate borrower, in each case, so long as such entity is, or will be, controlled by ACOF III, CPPIB and the Rollover Investors after giving effect to the transactions and shall own the Company or be the successor to the Company) without the prior written consent of each other party thereto.

        As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the Facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Although there can be no assurance, Parent believes that cash flow from operations should be sufficient to service the repayment obligations under the Facilities for the foreseeable future. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the Facilities.

        Interest under the Term Facility will be payable at either (a) a LIBOR-based rate (subject to a floor of 1.50%) plus 6.00% or (b) an alternate base rate (determined in the same manner as under the Revolving Facility) plus 5.00%, at the option of the Borrower.

        Interest under the Revolving Facility will be fixed for a period of six months at either (a) a LIBOR-based rate plus 2.00% or (b) an alternate base rate (based on the greatest of the prime rate as published in the Wall Street Journal, the federal funds effective rate plus 0.50%, and the LIBOR quoted rate plus 1.00%) plus 1.00%, at the option of the Borrower. Thereafter the Revolving Facility will have variable pricing, based either on a LIBOR-based rate plus an applicable margin of between 1.75% and 2.25% or an alternate base rate (determined as set forth in the preceding sentence) plus an applicable spread of between 0.75% and 1.25%, in each case based on a pricing grid depending on the Borrower's average daily excess availability.

        Interest under the Bridge Loans will initially be payable at a LIBOR-based rate (subject to a floor of 1.50%) plus 9.50%, which shall increase, following the third month after the closing date of the merger, by 0.50% each fiscal quarter thereafter to a specified cap (based on certain ratings). Interest on Bridge Loans will be payable quarterly in arrears.

        The Senior Facilities will be guaranteed on a joint and several basis by Parent and by each existing and subsequently acquired or organized direct or indirect wholly owned domestic restricted subsidiary of Parent other than the Borrower and immaterial and certain other subsidiaries (the "Subsidiary Guarantors" and, together with Parent, the "Guarantors").

        The Bridge Loans will be guaranteed on a joint and several basis by each Guarantor on a senior unsecured basis.

        The Term Facility will be secured by (a) a first priority perfected security interest, subject to permitted liens and other agreed upon exceptions and limitations, in the Remaining Collateral and (b) a second priority security interest, subject to permitted liens and other agreed upon exceptions, in the Revolver Collateral.

        The Revolving Facility will be secured by (a) a first priority perfected security interest, subject to permitted liens and other agreed upon exceptions and limitations, in all cash, cash equivalents, accounts receivable, inventory and related intellectual property rights of the Borrower and the Guarantors (collectively, the "Revolver Collateral") and (b) a second priority security interest, subject to permitted liens and other agreed upon exceptions and limitations, in substantially all other tangible and intangible personal property of the Borrower and each Subsidiary Guarantor, including (i) all of the capital stock of the Borrower, each direct wholly owned restricted subsidiary of the Borrower, and each Subsidiary Guarantor, and (ii) 65% of the voting stock and 100% of the non-voting stock of each first tier foreign subsidiary and foreign subsidiary holding company (collectively, the "Remaining Collateral").

        The Term Facility will mature on the date that is seven years after the closing date of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to a percentage of the original principal amount of the Term Facility with the balance payable on the seventh anniversary of the closing date of the merger. The Revolving Facility will mature on the date that is five years after the closing date of the merger.

        Except in certain circumstances, any Bridge Loan not paid in full on or before the first anniversary of the closing date of the merger will be automatically converted into a senior unsecured term loan with a maturity of eight years after the closing date of the merger.

        The foregoing discussion of the debt commitment letter and the terms of the Facilities is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the entire debt commitment letter, a copy of which has been filed as Exhibit (b) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB with the SEC on October 27, 2011, for more details regarding the debt commitment letter.

Material United States Federal Income Tax Consequences

        The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to U.S. holders (as defined below) of the Company's common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of the Company's common stock after the merger. The following discussion does not address the tax consequences to shareholders who are not U.S. holders, nor does it purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of the Company's common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of the Company's common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as foreign persons, dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

        If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of the Company's common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of the Company's common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the Company's common stock that is, for U.S. federal income tax purposes, any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

  Tax Consequences of the Merger for U.S. Holders

        The receipt of cash in exchange for the Company's common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before the deduction of applicable withholding taxes) and the U.S. holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for such shares is more than one year at the time of consummation of the merger. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. Deduction of capital losses may be subject to certain limitations.

  Information Reporting and Backup Withholding

        Cash payments made to U.S. holders pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury

Regulations. In addition, certain non-corporate U.S. holders may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a U.S. holder who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, or (b) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company's common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

 Remedies; Limited Guarantees

        In no event will we be entitled to monetary damages under the merger agreement other than the $94.5 million termination fee and certain out-of-pocket costs and expenses associated with judicial enforcement of Parent's obligation to pay us the termination fee for all losses and damages suffered as a result of the failure of the merger to be consummated or for any breach or failure to perform by Parent and Merger Sub under the merger agreement. Subject to certain exceptions, we are entitled to seek specific performance in order to enforce Parent and Merger Sub's obligations under the merger agreement; however, we cannot seek specific performance to require Parent or Merger Sub to cause the equity financing to be funded or to consummate the merger. Our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is to receive a termination fee of $94.5 million and reimbursement of certain out-of-pocket costs and expenses, capped at $10 million, in the event that the Company successfully sues Parent to enforce the payment of the termination fee, in accordance with the terms and conditions of the merger agreement.

        Concurrently with the execution of the merger agreement, each of ACOF III and CPPIB (each, a "guarantor") entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed its pro rata portion of Parent's obligations with respect to the termination fee and expenses described above. The maximum amount payable by ACOF III in respect of its limited guarantee is $55,121,850, in the case of the termination fee payable by Parent and $5,833,000, in the case of the expenses payable by Parent to enforce the payment of the termination fee. The maximum amount payable by CPPIB in respect of its limited guarantee is $39,378,150, in the case of the termination fee payable by Parent and $4,167,000, in the case of the expenses payable by Parent to enforce the payment of the termination fee. These limited guarantees will terminate upon the earliest to occur of (a) the valid termination of the merger agreement under circumstances in which Parent would not be obligated to pay a termination fee, (b) the effective time of the merger, so long as ACOF III and CPPIB have satisfied their equity funding commitments, (c) the Company accepting payment of the termination fee by Parent and the payment by Parent of any expenses payable under the merger agreement, (d) the nine month anniversary of the date of a valid termination of the merger agreement, unless prior to such time the Company has notified a guarantor of a claim under a limited guarantee or Parent or Merger Sub of a claim under the merger agreement, in which case such limited guarantees will terminate in accordance with terms set forth in such limited guarantees, or (e) the Company or any of its controlled affiliates instituting any formal proceeding or bringing any other formal claim, in any litigation or other formal proceeding, against Parent, Merger Sub, ACOF III, CPPIB or certain of their respective affiliates or representatives in connection with the merger agreement or any of the transactions contemplated thereby (including under the equity commitment letters), other than any claims specifically permitted under the limited guarantees.

        These limited guarantees are our sole recourse against ACOF III, CPPIB and certain of their respective affiliates for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

        The foregoing discussion of the limited guarantees from ACOF III and CPPIB is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the entire ACOF III limited guarantee and the CPPIB limited guarantee, a copy of each of which has been filed as Exhibits (d)(2) and (d)(3), respectively, to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB with the SEC on October 27, 2011, for more details regarding such limited guarantees.

Voting Agreement

        Concurrently with the execution of the merger agreement, on October 11, 2011, Parent, the Rollover Investors and Au Zone Investments #2, L.P. (which is affiliated with the Rollover Investors) entered into the voting agreement. As of November 15, 2011, the Rollover Investors and Au Zone Investments #2, L.P. beneficially owned 23,236,812 shares of Company common stock, which represents approximately 33% of the total number of outstanding shares of the Company's common stock as of such date. Pursuant to the voting agreement, the Rollover Investors and Au Zone Investments #2, L.P. agreed, among other things, that they shall:

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  appear at the special meeting or otherwise cause all of their shares of the Company's common stock to be counted as present thereat for purposes of establishing a quorum, and respond to each request by the Company for written consent, if any;

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  vote, or cause to be voted, all of their shares of the Company's common stock in favor of the approval of the merger agreement and any related proposal necessary to consummate the merger; and

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  vote, or cause to be voted, all of their shares of the Company's common stock against any other takeover proposal, any proposal that would result in a change in the voting rights of any class of shares of the Company or the composition of the Board, and any other action that could reasonably be expected to (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or (ii) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company under the merger agreement or of the Rollover Investors or Au Zone Investments #2, L.P. under the voting agreement.

        The Rollover Investors and Au Zone Investments #2, L.P. also granted Parent an irrevocable proxy, and revoked any prior proxies relating to their shares of common stock, with respect to the voting of their shares in relation to the matters set forth above. The voting agreement provides that the Rollover Investors and Au Zone Investments #2, L.P. will not take certain actions that the Company is prohibited from taking under the merger agreement, including the taking of any actions with the purpose of facilitating an attempt by any person to make or propose any merger, sale of assets or other similar transaction involving the Company (other than the merger), in each case as described in "The Merger Agreement—Restrictions on Solicitations of Other Offers," except in certain circumstances following an adverse change in our Board's recommendation as to the merger where the Rollover Investors and Au Zone Investments #2, L.P. are permitted to engage in discussions in their capacity as shareholders of the Company as and to the same extent that the Company, our Board or our representatives are permitted to take such actions under the merger agreement. Further, the Rollover Investors and Au Zone Investments #2, L.P. agreed not to transfer or otherwise dispose of any of their shares, subject to certain exceptions for customary permitted transfers, or enter into any other voting agreement, whether by proxy, voting agreement or otherwise (other than the voting agreement) with respect to their shares.

        The voting agreement will terminate on the earliest to occur of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms, (c) the written agreement of Parent, the Rollover Investors and Au Zone Investments #2, L.P. or (d) the amendment, modification or waiver of any terms of the merger agreement without the prior consent of the Rollover Investors and Au Zone Investments #2, L.P. if such amendment, modification or waiver (i) changes the amount of the merger consideration or purchase price, or changes the form of such consideration, or (ii) could reasonably be expected to adversely affect any of the Rollover Investors or Au Zone Investments #2, L.P., in their capacity as a shareholder of the Company, in any material manner.

        Notwithstanding the termination of the voting agreement, the obligations of the Rollover Investors and Au Zone Investments #2, L.P. (a) to vote against any other takeover proposal, any proposal that would result in a change in the composition of the Board, and against certain other corporate actions, and (b) not to transfer or otherwise dispose of any of their shares, subject to certain exceptions for customary permitted transfers, or enter into any other voting agreements, shall survive until the earliest of (i) the twelve month anniversary of such termination, (ii) Parent's receipt of the termination fee from the Company, (iii) the Company's termination of the merger agreement as a result of a breach by Parent or Merger Sub, and (iv) the termination of the merger agreement by the mutual consent of the parties thereto. In addition, the obligations of the Rollover Investors and Au Zone Investments #2, L.P. set forth in clause (b) of the preceding sentence shall terminate if a takeover proposal receives the requisite shareholder approval and such persons have voted against such proposal.

        The foregoing discussion of the voting agreement is only a summary of its material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the entire voting agreement, a copy of which has been filed as Exhibit (d)(6) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB with the SEC on October 27, 2011, for more details regarding the voting agreement.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of our Board with respect to the merger agreement, you should be aware that certain of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the Company's shareholders vote in favor of approving the merger agreement. See "—Background of the Merger" and "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" for a further discussion of these matters.

  Employment Arrangement with Mr. Schiffer

        As a condition to the obligations under the Rollover Letter, upon completion of the merger Parent and Mr. Schiffer have agreed to enter into an employment agreement having terms consistent with those included in a term sheet attached to the Rollover Letter. The employment agreement will contain a five-year term of employment. Mr. Schiffer will continue to serve as the Company's Chief Executive Officer. Mr. Schiffer will receive an annual base salary of $500,000, subject to annual review, but not decrease, by the board of directors, and he will be eligible to receive an annual target incentive bonus of 200% of his initial base salary, with a maximum annual bonus opportunity equal to 237.5% of his initial base salary. Mr. Schiffer will also be required to execute a non-competition, non-solicitation and confidentiality agreement.

        Further, in the event that Mr. Schiffer is terminated without "cause" (as defined in the term sheet) or he resigns for "good reason" (as defined in the term sheet), he will be entitled to receive the following benefits: (a) severance payments equal to (i) three times his base salary plus (ii) three times his target annual incentive bonus for the year of such termination, (b) full vesting of all outstanding and then-unvested stock options, (c) payment of any unpaid incentive bonus earned for a prior fiscal year, and (d) COBRA coverage for one year at the surviving corporation's sole expense or, if earlier, until Mr. Schiffer becomes eligible for comparable coverage under health plans of another employer. These payments and benefits will begin on the 60th day following such termination, provided that Mr. Schiffer executes a general release, with 50% of the severance payments listed in (a) above to be paid in equal payments over the course of three years on the Company's regular payroll schedule and the other 50% to be paid in three annual lump-sum installments starting on the 60th day following such termination. In the event that a "change in control" (as defined in the term sheet) occurs, 100% of Mr. Schiffer's options shall vest and become exercisable. The employment agreement term sheet also provides that the Company will be restricted from incurring a certain level of indebtedness in order to pay a dividend without the consent of Mr. Schiffer or Mr. J. Gold.

  Consulting Arrangement with Mr. D. Gold

        As a condition to the obligations under the Rollover Letter, upon completion of the merger Parent and Mr. D. Gold have agreed to enter into a consulting agreement having terms consistent with those included in a term sheet attached to the Rollover Letter. The consulting agreement will contain a five-year term, and he will receive an annual consulting fee of $0.99. Such agreement may only be terminated in a limited set of circumstances, as described in the term sheet. Mr. D. Gold will also be required to execute a non-competition, non-solicitation and confidentiality agreement.

  Employment Arrangement with Mr. J. Gold

        As a condition to the obligations under the Rollover Letter, upon completion of the merger Parent and Mr. J. Gold have agreed to enter into an employment agreement having terms consistent with those included in a term sheet attached to the Rollover Letter. The employment agreement will contain a five-year term of employment. Mr. J. Gold will continue to serve as the Company's President and Chief Operating Officer. Mr. J. Gold will receive an annual base salary of $400,000, subject to annual review, but not decrease, by the board of directors, and he will be eligible to receive an annual target incentive bonus of 200% of his initial base salary, with a maximum annual bonus opportunity equal to 237.5% of his initial base salary. Mr. J. Gold will also be required to execute a non-competition, non-solicitation and confidentiality agreement.

        Further, in the event that Mr. J. Gold is terminated without "cause" (as defined in the term sheet) or he resigns for "good reason" (as defined in the term sheet), he will be entitled to receive the following benefits: (a) severance payments equal to (i) three times his base salary plus (ii) three times his target annual incentive bonus for the year of such termination, (b) full vesting of all outstanding and then-unvested stock options, (c) payment of any unpaid incentive bonus earned for a prior fiscal year, and (d) COBRA coverage for one year at the surviving corporation's sole expense or, if earlier, until Mr. J. Gold becomes eligible for comparable coverage under health plans of another employer. In general, these payments and benefits will begin on the 60th day following such termination, provided that Mr. J. Gold executes a general release, with 50% of the severance payments listed in (a) above to be paid in equal payments over the course of three years on the Company's regular payroll schedule and the other 50% to be paid in three annual lump-sum installments starting on the 60th day following such termination. In the event that a "change in control" (as defined in the term sheet") occurs, 100% of Mr. J. Gold's options shall vest and become exercisable. The employment agreement term sheet also provides that the Company will be restricted from incurring a certain level of indebtedness in order to pay a dividend without the consent of Mr. J. Gold or Mr. Schiffer.

   Employment Arrangement with Mr. H. Gold

        As a condition to the obligations under the Rollover Letter, upon completion of the merger Parent and Mr. H. Gold have agreed to enter into an employment agreement having terms consistent with those included in a term sheet attached to the Rollover Letter. The employment agreement will contain a five-year term of employment. Mr. H. Gold will continue as Executive Vice President, Special Projects, of the Company. Mr. H. Gold will receive an annual base salary of $200,000, subject to annual review, but not decrease, by the board of directors, and he will be eligible to receive an annual target incentive bonus of 200% of his initial base salary, with a maximum annual bonus opportunity equal to 237.5% of his initial base salary. Mr. H. Gold will also be required to execute a non-competition, non-solicitation and confidentiality agreement.

        Further, in the event that Mr. H. Gold is terminated without "cause" (as defined in the term sheet) or he resigns for "good reason" (as defined in the term sheet), he will be entitled to receive the following benefits: (a) severance payments equal to (i) three times his base salary plus (ii) three times his target annual incentive bonus for the year of such termination, (b) full vesting of all outstanding and then-unvested stock options, (c) payment of any unpaid incentive bonus earned for a prior fiscal year and (d) COBRA coverage for one year at the surviving corporation's sole expense or, if earlier, until Mr. H. Gold becomes eligible for comparable coverage under health plans of another employer. In general, these payments and benefits will begin on the 60th day following such termination, provided that Mr. H. Gold executes a general release, with 50% of the severance payments listed in (a) above to be paid in equal payments over the course of three years on the Company's regular payroll schedule and the other 50% to be paid in three annual lump-sum installments starting on the 60th day following such termination. In the event that a "change in control" (as defined in the term sheet) occurs, 100% of Mr. H. Gold's options shall vest and become exercisable.

  Shareholders Agreement with Messrs. Schiffer, D. Gold, J. Gold and H. Gold

        The Rollover Letter included a term sheet regarding a shareholders agreement that will be entered into concurrently with the completion of the merger.

  Board Representation

        Pursuant to that term sheet, each of Messrs. Schiffer, J. Gold and H. Gold will serve on the board of directors of Parent so long as they remain employed as, respectively, the Company's Chief Executive Officer, President and Chief Operating Officer and Executive Vice President. In addition, the term sheet states that Mr. D. Gold will have the title of Chairman Emeritus (or a similar title) and board observer rights so long as he is a consultant of Parent.

  Equity Incentive Plan

        Parent will establish an equity incentive plan in connection with the closing of the merger. Under this plan, Parent will make available an aggregate of 10.5% of the fully diluted common equity of Parent immediately following the closing of the merger. Option awards with respect to 5% of the fully-diluted common equity of Parent promptly following the closing will be awarded in the aggregate to Messrs. Schiffer, J. Gold, H. Gold and Ms. Karen Schiffer, with the allocation among them to be determined prior to or promptly following the closing of the merger. The remaining 5.5% of the fully diluted common equity of Parent will be reserved for issuance to other senior management and key employees. Each option under the plan will vest in equal annual installments over five years, as described in the shareholder agreement term sheet, and have an exercise price equal to the fair market value at time of grant, including those options granted at closing, which will have an exercise price equal to the merger consideration of $22.00 per share.

  Put Option

        Under the shareholder agreement term sheet, in the event that any of Messrs. Schiffer, J. Gold or H. Gold are terminated without "cause" or resigns for "good reason" (as such terms are defined in their respective employment agreements), such terminated employee will have a put option to cause Parent to purchase certain of his shares (or shares such person holds through affiliates) of Parent's common stock at the greater of cost (less any distributions received thereon) and fair market value within twelve months following such termination, subject to extension under certain circumstances. This put option is subject to other limitations, as described in the shareholder agreement term sheet.

  Agreements Regarding Lease Arrangements

        On October 11, 2011, Parent and Merger Sub entered into a letter agreement (the "Lease Letter Agreement") with members of the Gold/Schiffer Family and certain of their affiliates (collectively, the "Landlord Parties") with respect to the entry into new leases for thirteen stores and a store parking lot (the "Covered Properties"), all but one of which properties are currently leased by the Company on a month to month basis from the Landlord Parties and one of which is leased pursuant to a lease that expires on January 31, 2012.

        Pursuant to the Lease Letter Agreement, the Landlord Parties have agreed to enter into new leases with the Company having initial terms expiring on the fifth or tenth January 31st occurring after the consummation of the merger. Parent, Merger Sub and the Landlord Parties have agreed to negotiate in good faith to reach an agreement on the fair market base rent for each such lease prior to the consummation of the merger. Subject to certain terms and conditions, if the parties are unable to reach agreement on the base rent for any lease, the parties shall select an arbitrator who shall select either Parent and Merger Sub's proposed fair market base rent or the applicable Landlord Party's proposed fair market base rent, which selection shall be final and conclusive; provided that, in no event shall the sum of the base rents for all of the Covered Properties exceed the base rents for such properties prior to the consummation of the merger by more than $1 million per year.

        Subject to certain terms and conditions, the Lease Letter Agreement provides the applicable Landlord Party with (a) the right to terminate the lease for the Company's store located at 6121 Wilshire Blvd, Los Angeles California, prior to the lease expiration date in connection with the re-development of the Landlord Party's property at such location, and (b) the right to develop the area surrounding the Company's store located at 8625 Woodman Avenue, Arleta, California, as such right is set forth in the Company's existing lease agreement with respect to such store.

  Special Committee Compensation

        In consideration of the expected time and effort that would be required of the members of our special committee in evaluating the merger, including negotiating the terms and conditions of the merger agreement, the Board determined that each member of the special committee will receive a monthly retainer of $3,000 during the duration of their service on the special committee and a meeting fee of $1,000 for each meeting of the special committee such member attends in person or by teleconference. Each member of the special committee will also be reimbursed for out-of-pocket expenses in connection with the performance of their duties. Such fees are payable whether or not the merger is completed.

  Treatment of Stock Options

        As of November 15, 2011, there were approximately 470,678 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our executive officers and directors. The merger agreement provides that each outstanding stock option granted under our equity incentive plans (including these stock options granted to our executive officers and directors and all other stock options granted under our equity incentive plans) whether or not then vested or exercisable, will as of immediately prior to the effective time of the merger become fully vested and exercisable contingent on the closing of the merger and cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment for each share of our common stock subject to such stock option, equal to the excess, if any, of (a) the $22.00 per share merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes.

        The following table sets forth, for each of our directors and executive officers holding stock options as of November 15, 2011, (a) the aggregate number of shares of our common stock subject to vested stock options, (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $22.00 per share merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company's common stock subject to those stock options, (c) the aggregate number of unvested stock options that will vest as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $22.00 per share merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company's common stock subject to those stock options, (e) the aggregate number of shares of the Company's common stock subject to vested stock options and unvested stock options for such individual as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, and (f) the aggregate amount of consideration that we expect to offer for all such stock options in connection with the merger.

	Vested Stock Options		Unvested Stock Options That Will Vest as a Result of the Merger		Aggregate Offer Consideration for All Stock Options
Name	Shares	Value	Shares	Value	Shares	Value
Executive Officers
Eric Schiffer	—	—	—	—	—	—
Jeff Gold	—	—	—	—	—	—
Howard Gold	—	—	—	—	—	—
Rob Kautz	260,678	$3,575,655	—	$—	260,678	$3,575,655
Non-Employee Directors
Eric Flamholtz	36,000	351,000	18,000	78,780	54,000	429,780
Larry Glascott	36,000	339,300	18,000	78,780	54,000	418,080
Marv Holen	36,000	339,300	18,000	78,780	54,000	418,080
Peter Woo	30,000	295,710	18,000	78,780	48,000	374,490
Executive Officers and Directors Holding Stock Options as a Group	398,678	$4,900,965	72,000	$315,120	470,678	$5,216,085

  Treatment of Restricted Stock Units

        None of our executive officers or directors hold restricted stock units.

   Treatment of Performance Stock Units

        The following table identifies, for each of our executive officers holding performance stock units, the aggregate number of performance stock units as of November 15, 2011, and the pre-tax value of such performance stock units that will become fully vested in connection with the merger as calculated by multiplying the $22.00 per share merger consideration by the number of performance stock units.

	Aggregate Offer Consideration for All Performance Stock Units
Name	Shares	Value
Executive Officers
Eric Schiffer	—	—
Jeff Gold	—	—
Howard Gold	—	—
Rob Kautz	51,333	$1,129,326
Executive Officers holding performance stock units as a group	51,333	$1,129,326

  Severance Arrangements

        Although there are no severance agreements between the Company and our executive officers, there are certain benefits that may be payable to our executive officers in connection with the terminations of their employment with the Company and/or a change in control of the Company.

        In January 2008, Mr. Kautz received an award of performance stock units. If a change of control (as defined in the award) occurs prior to the end of the performance period on March 31, 2012, the crediting and vesting of all of the unvested performance stock units will accelerate and the related shares will be paid out. The acceleration will not be tied to any performance levels for earnings before taxes because the Company achieved the last performance level for earnings before taxes set by the 2008 performance stock units plan at the end of fiscal year 2011. These performance stock units are reflected in the table above in "—Interests of the Company's Directors and Executive Officers in the Merger:—Treatment of Performance Stock Units."

        In addition, the Company has a deferred compensation plan to provide certain executive officers the ability to defer up to 80% of their base compensation and bonuses. (The plan is an unfunded nonqualified plan.) Upon a termination of employment, each of Messrs. Schiffer, J. Gold and H. Gold is entitled to a distribution of all deferred amounts and earnings thereon held on his behalf pursuant to the Company's deferred compensation plan.

        The following table sets forth information on the potential payments to the Named Executive Officers upon termination, assuming a termination occurred on November 15, 2011, at which time the merger consideration was $22.00.

Name	Cash Payment ($)		Acceleration of Vesting of Options ($)	Acceleration of Crediting/Vesting of Performance Stock Units ($)
Eric Schiffer
• Termination	1,041,545	(a)
Robert Kautz
• Termination Without Cause or With Good Reason			—	—
• Change in Control			—	1,129,326	(b)
• Death			—	1,129,326	(c)
• Total and Permanent Disability			—	1,129,326	(d)
Jeff Gold
• Termination	1,025,042	(a)
Howard Gold
• Termination	1,030,241	(a)

(a)
Assumes a termination on November 15, 2011, and payments based on the aggregate balance in the deferred compensation plan as of such date. As discussed above, deferred compensation cash payments consist entirely of cash contributed by the Named Executive Officers.

(b)
Amount obtained by multiplying (i) 51,333, which is the number of performance stock units that would be converted into shares based on a change of control occurring on November 15, 2011, by (ii) the merger consideration of $22.00 per share.

(c)
Amount obtained by multiplying (i) 51,333, which is the balance of performance stock units that would be converted into shares at November 15, 2011, by (ii) the merger consideration of $22.00 per share.

(d)
As described above, the number of performance stock units that would convert into shares upon a termination of Mr. Kautz's employment due to disability is determined based on the service requirement only since all the performance levels had been achieved. Amount obtained by multiplying (i) 51,333, which is the number of performance stock units that would be converted into shares based on the expiration of all time based restrictions on the credited performance stock units as of November 15, 2011, by (ii) the merger consideration of $22.00 per share.

  Bonuses in Connection with the Merger

        There will not be any bonuses paid to any of the Company's executive officers in connection with the completion of the merger.

  Employee Benefits

        For the one-year period following the effective time of the merger (or, with respect to specific benefit plans of the Company, if sooner, until the end of the applicable plan year for such plan ending immediately prior to the first anniversary of the effective time), Parent will provide, or will cause to be provided, to each employee of the Company and our subsidiaries that is employed after the effective time of the merger, base compensation, incentive compensation opportunities (excluding equity incentives) and employee benefits that, taken as a whole, are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger under the Company's employee benefit plans. Parent will, or will cause the surviving corporation to, honor any employment, severance and termination agreement and deferred compensation plans, including with respect to any payments, benefits or rights arising as a result of the merger, in effect on the date of the merger agreement. In addition, Parent has agreed to recognize the service of employees with us prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan, including any vacation, paid time off and severance plans, maintained by Parent or its subsidiaries which is made available following the merger by Parent or its subsidiaries for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time. See "The Merger Agreement—Employee Matters."

  Directors' and Officers' Insurance

        The merger agreement provides that for a period of at least six years after the effective time of the merger, Parent and Merger Sub will maintain the Company's current directors' and officers' liability and indemnification insurance policies to cover acts or omissions occurring or allegedly occurring at or prior to the effective time of the merger for those individuals who are currently covered by the Company's current directors' and officers' liability insurance policy, so long as the annual premium for such policies does not exceed 300% of the last annual premium paid by the Company for such existing policies. If the annual premium exceeds 300% of the last annual premium paid, Parent shall maintain the most favorable policies of directors' and officers' liability insurance obtainable for an annual premium equal to 300% of the last annual premium paid. Parent may also elect to satisfy its obligations with respect to the directors' and officers' liability insurance policy by obtaining a prepaid directors' and officers' liability insurance policy at its expense, so long as the coverage and amount are no less favorable to such directors and officers than the insurance policies they currently have. See "The Merger Agreement—Indemnification and Insurance."

Golden Parachute Compensation

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each "Named Executive Officer" of the Company that is based on or otherwise relates to the proposed merger. The compensation described below is referred to as "golden parachute compensation." At the Company's annual meeting of shareholders in September 2011, the shareholders approved, on an advisory basis, the compensation payable to the Company's named executive officers, including the golden parachute compensation described in the table below. There have been no changes to the golden parachute compensation payable by the Company to the named executive officers since July 27, 2011, the date of the proxy statement for the 2011 annual meeting of shareholders of the Company, except that the value of Mr. Kautz's performance stock units has increased due to the increase in the Company's stock price, and certain deferred compensation payments to the Company's other named executive officers that were approved by shareholders at the annual meeting are not payable in connection with the proposed merger.

Name and Principal Position	Cash ($)	Equity (S)		Pension/NQDC ($)	Prerequisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Eric Schiffer	—	—		—	—	—	—	—
Chief Executive Officer
Robert Kautz	—	1,129,326	(a)	—	—	—	—	1,129,326
Chief Financial Officer
Jeff Gold	—	—		—	—	—	—	—
President and Chief Operating Officer
Howard Gold	—	—		—	—	—	—	—
Executive Vice President of Special Projects

(a)
Amount obtained by multiplying (i) 51,333 which is number of performance stock units that will become fully vested in connection with the merger, by (ii) the merger consideration on November 15, 2011, of $22.00 per share.

Other Relationships

        Eric Flamholtz, one of the independent members of the Company's Board of Directors, is providing management consulting services to Guggenheim Partners, LLC, an affiliate of Guggenheim, through Management Systems Consulting Corporation ("MSCC"), where Mr. Flamholtz is the president and a co-owner. Mr. Flamholtz disclosed this relationship to the other independent members of the Board upon becoming aware of Guggenheim's engagement by the Gold/Schiffer family in February 2011. MSCC's consulting services contracts with Guggenheim provide for aggregate fees of $175,000. In the past, MSCC also provided management consulting services to the Company. MSCC's consulting arrangement with the Company, which provided for fees of $9,999.99 per month, began in December 2008 and expired in November 2010.

Certain Projections

        99¢ Only Stores does not, as a matter of course, publicly disclose projections as to its future financial performance. In connection with their due diligence review of our Company, we provided Guggenheim, ACOF III, CPPIB and the financing sources of Parent with financial forecasts of 99¢ Only Stores' operating performance for fiscal years 2012 through 2015 prepared by our management (the "Projections"). The Projections were also provided to Lazard for use in connection with its financial analyses, as summarized in "—Opinion of Financial Advisor to Our Special Committee and Board of Directors." The Projections were prepared on a basis consistent with the accounting principles used in our historical financial statements. See "—Background of the Merger."

        The Projections were not prepared with a view to public disclosure and are included in this proxy statement only to give shareholders access to the information that was made available, in whole or in part, to ACOF III, CPPIB and the financing sources of Parent, in connection with their due diligence review of 99¢ Only Stores, and to Lazard for use in connection with its financial analyses summarized above, and are not included in this proxy statement in order to influence any shareholder to make any investment decision with respect to the merger or any other purposes, including whether or not to exercise dissenters' rights under California law. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. generally accepted accounting principles ("GAAP"). Furthermore, neither BDO USA, LLP, our independent auditor, nor any other independent accountants, has examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Projections were prepared in the ordinary course of the Company's business planning process solely for internal use of 99¢ Only Stores and are subjective in many respects.

        In compiling the Projections, 99¢ Only Stores' management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending and these estimates were in turn developed taking into account trends in historical and expected operational performance on a variety of operational and financial metrics. Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as the conditions of the retail industry and general economic, regulatory and market conditions, all of which are difficult to predict and beyond the control of our management, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Projections do not take into account any circumstances or events occurring after they were finalized in May of 2011 and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the completion of the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that the Company, ACOF III, CPPIB, the Rollover Investors, the financing sources of Parent, Lazard, Guggenheim or any other recipient of this information considered, or now considers, the Projections to be material information or predictive of actual future results.

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error. The Projections constitute forward looking statements, see "Cautionary Statement Concerning Forward-Looking Information."

        Certain of the Projections set forth in the table below, including Adjusted EBITDA and EBITDA, may be considered non-GAAP financial measures. The Company provided this information to Lazard because the Company believed it could be useful to potential bidders in evaluating, on a prospective basis, the Company's operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Projections may not be comparable to similarly titled amounts used by other companies. A reconciliation of the differences between Adjusted

EBITDA, EBITDA, and GAAP operating income is presented in the table below following the Projections.

	Fiscal Year Ended March Management Projections
(millions, except per share and store count)	2012P	2013P	2014P	2015P
OPERATING STATEMENT
Total sales	$1,477.7	$1,635.4	$1,832.2	$2,070.6
Total cost of sales	(877.1)	(976.8)	(1,097.3)	(1,242.1)

Gross profit	$600.6	$658.6	$734.9	$828.5
Operating expenses	(447.9)	(480.7)	(529.7)	(589.4)
Depreciation and amortization	(29.3)	(30.5)	(33.1)	(37.6)

Operating Income	$123.5	$147.4	$172.0	$201.5
Other income / (expense)	1.0	2.6	2.9	3.2

Income before taxes	$124.5	$149.9	$174.9	$204.8
Taxes	(46.7)	(56.2)	(65.6)	(76.8)

Net income	$77.8	$93.7	$109.3	$128.0

EPS	$1.09	$1.31	$1.52	$1.77
Diluted Shares	71.3	71.7	72.0	72.4
SELECTED ADDITIONAL INFORMATION
Store Count (year end)	302	337	380	429
Increase in working capital	$(1.0)	$14.2	$19.2	$24.3
Capital Expenditures
New Distribution and Transportation	$2.7	$22.0	$3.9	$28.4
Stores (new leased and purchased, purchase of existing)	52.5	61.4	74.3	72.6
Other (IT and operational)	12.4	16.5	12.3	8.5

Total Capital Expenditures	$67.6	$100.0	$90.5	$109.5
ADJUSTED EBITDA AND RECONCILIATIONS
Adjusted EBITDA(1)	$154.7	$179.6	$207.2	$241.5
Less: Stock Compensation Expense	1.9	1.8	2.1	2.4

EBITDA	$152.7	$177.8	$205.2	$239.1
Less: Depreciation and Amortization	29.3	30.5	33.1	37.6

Operating Income	$123.5	$147.4	$172.0	$201.5

MANAGEMENT ANALYSIS(2)
Sales Growth as a % of prior year	3.8%	10.7%	12.0%	13.0%
Gross Margin % of Total Sales	40.6%	40.3%	40.1%	40.0%
IBT margin % of Total Sales	8.4%	9.2%	9.5%	9.9%
IBT growth as a % of prior year	5.3%	20.4%	16.7%	17.1%
EPS growth as a % of prior year	4.3%	19.9%	16.1%	16.5%
Adj EBITDA margin % of Total Sales	10.5%	11.0%	11.3%	11.7%
Adj EBITDA growth as a % of prior year	4.5%	16.1%	15.4%	16.6%

(1)
The EBITDA reported in management's internal reports is adjusted to exclude stock compensation expense, a non-cash item. This is presented above as Adjusted EBITDA which is the same as the Adjusted EBITDA presented in the Lazard reports utilized by the special committee in connection with the proposed merger and related process.

(2)
Note that fiscal 2011, which is not presented, was a 53 week retail calendar; therefore, fiscal 2012 growth percentages appear lower as a result of comparing 52 weeks of sales results to 53 weeks of sales results in the prior year.

Note: Numbers and percentages shown may not calculate due to rounding differences.

 Governmental and Regulatory Approvals

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") and the applicable waiting period has expired or been terminated. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on October 31, 2011, and the FTC and the DOJ granted early termination of the waiting period on November 8, 2011.

        At any time before or after consummation of the merger, notwithstanding any termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or another antitrust and competition authority could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of 99¢ Only Stores or Parent's affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Provisions for Unaffiliated Shareholders

        No provision has been made to grant the unaffiliated shareholders access to the files of the Company, Parent, Merger Sub, the Ares Filing Persons or CPPIB or to obtain counsel or appraisal services at the expense of any of the foregoing.

Litigation Related to the Merger

        Following the March 2011 announcement by the Company of the receipt of a going private proposal, seven complaints were filed related to the proposal, all in Los Angeles County Superior Court (the "Actions"). The Actions are captioned: Southeastern Pennsylvania Transportation Authority v. David Gold, et al. (filed March 14, 2011); John Chevedden v. 99¢ Only Stores, et al. (filed March 16, 2011); Rana Fong v. 99¢ Only Stores, et al. (filed March 17, 2011); Norfolk County Retirement Board v. Jeff Gold, et al. (filed March 22, 2011); Tammy Newman v. 99¢ Only Stores, et al. (filed March 25, 2011); Key West Police and Fire Pension Fund v. Eric G. Flamholtz, et al. (filed April 5, 2011); and Allen Mitchell v. 99¢ Only Stores, et al. (filed April 11, 2011). The plaintiffs in the Actions claim to be shareholders of the Company and propose to represent a class of all of the Company's public shareholders. Pursuant to stipulation, at the initial status conference on June 24, 2011, the court ordered the Actions consolidated, appointed lead plaintiffs' counsel, provided for consolidation with the Actions of any subsequently-filed actions arising out of the same facts, and stayed the Actions. On October 11, 2011, an eighth complaint was filed in an action captioned Harold Litwin v. 99¢ Only Stores, et al. (the "Litwin Action"); the allegations in the Litwin Action are similar to the seven earlier-filed Actions but include allegations concerning the Company's agreement, announced October 11, 2011, to go private. Plaintiffs' counsel in the consolidated Actions have filed a notice of related case in the Litwin Action, calling the court's attention to the June 24 order concerning consolidation and related matters. On October 21, 2011, plaintiffs' counsel in the consolidated Actions filed a First Amended Consolidated Complaint (the "Consolidated Complaint"). The Consolidated Complaint asserts claims for breach of fiduciary duty against members of the Gold/Schiffer Family and the Company's directors in connection with the merger. The Consolidated Complaint seeks to enjoin the merger and other remedies, including damages in an unspecified amount. On November 23, 2011, a ninth complaint was filed in an action captioned Allen L. Mitchell v. David Gold, et al., in the United States District Court for the Central District of California, whose allegations resemble those of the Consolidated Complaint and the Litwin Action but purport to assert claims under both state and federal law. Also on November 23, 2011, counsel for the plaintiffs in the Consolidated Complaint signed a Memorandum of Understanding in which they agreed (subject to confirmatory discovery, class certification and court approval) to settle the litigation in consideration of the Company's agreement to make specified supplemental disclosures, which supplemental disclosures have been incorporated into this proxy statement. If completed and approved by the court, the settlement would have the effect of releasing the claims asserted in all of the litigation described in this paragraph. If the settlement is not approved, we cannot predict the outcome of these lawsuits or the amount of potential loss, if any, the Company could face as a result of such lawsuits.

Estimated Fees and Expenses of the Merger

        We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, Securities and Exchange Commission filing fees and other related charges, totaling approximately $12,680,044. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$180,044
Printing, proxy solicitation and mailing expenses	250,000
Financial, legal, accounting and tax advisory fees	12,150,000
Miscellaneous expenses	100,000
Total	$12,680,044

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        Statements that describe the objectives, expectations, plans or goals of the Company, Parent, Merger Sub or their affiliates are forward-looking statements, including, without limitation, statements relating to the completion of the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Summary Term Sheet," "Questions and Answers about the Merger and the Special Meeting," "Special Factors," "Special Factors—Opinion of Financial Advisor to Our Special Committee and Board of Directors," "Special Factors—Plans for the Company After the Merger," "Special Factors—Effects of the Merger," "Special Factors—Certain Projections," "Special Factors—Governmental and Regulatory Approvals," and "Special Factors—Litigation Related to the Merger," and in statements containing words such as "believes," "plans," "estimates," "anticipates," "intends," "continues," "contemplates," "expects," "may," "will," "could," "should" or "would" or other similar words or phrases. There are a number of risks and uncertainties that could cause actual results or events to differ materially from these forward-looking statements, including the following:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

  •
  the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger agreement;

  •
  the failure to obtain equity financing as set forth in the equity commitment letters received in connection with the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;

  •
  business uncertainty and contractual restrictions during the pendency of the merger;

  •
  the diversion of management's attention from ongoing business concerns;

  •
  the possible effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

  •
  the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See "Where You Can Find More Information" beginning on page 140. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

 THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting to be held on [    •    ], at [    •    ], or at any postponement or adjournment of the meeting. The purpose of the special meeting is for our shareholders to consider and vote upon the following proposals:

  •
  approval of the merger agreement; and

  •
  approval of a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary.

        A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [    •    ].

Board Recommendation

        After considering the unanimous recommendations of the special committee and the opinion of the special committee's financial advisor that as of October 11, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth therein, the merger consideration to be paid to holders of our common stock (other than the Rollover Investors, the Company, Parent, Merger Sub and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders, the independent directors of our Board unanimously (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that (i) the terms of the merger agreement are just and reasonable as to the Company, (ii) the merger agreement, the terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and our unaffiliated shareholders, (iii) the merger consideration is the highest price per share of the Company's common stock reasonably attainable, and (c) recommended that the shareholders of the Company approve and adopt the merger agreement, including the principal terms of the merger agreement, the statutory merger agreement, and the merger. For a discussion of the material factors considered by our special committee and the Board in reaching their conclusions, see "Special Factors—Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger."

        Our Board recommends that you vote "FOR" the proposal to approve the merger agreement.

Record Date and Quorum

        The Board has fixed the close of business on December 2, 2011 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On [    •    ], there were [    •    ] shares of our common stock entitled to be voted at the special meeting. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the shareholders at the special meeting.

        The presence at the special meeting in person or by proxy of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

        The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

        For the proposal to approve the merger agreement, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        If your shares of common stock are held in "street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under rules applicable to the NYSE, brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." These "broker non-votes" will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy and voting on the proposal. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting "AGAINST" any proposal to adjourn the special meeting.

 Voting Agreement

        The Rollover Investors and Au Zone Investments #2, L.P. have executed a voting agreement with Parent, pursuant to which they have agreed to vote all shares of our common stock owned by them (constituting approximately 33% of the total number of shares of our common stock outstanding as of November 15, 2011) in favor of the approval of the merger agreement. As of October 11, 2011, the date of the merger agreement, our directors and executive officers beneficially owned approximately 33.5% of the outstanding shares of our common stock (which includes the approximately 33% beneficially owned by the Rollover Investors and Au Zone Investments #2, L.P.). All of our directors and executive officers have informed us that they intend to vote all of their shares of common stock "FOR" the approval of the merger agreement.

Proxies and Revocation

        If you submit a proxy by telephone or Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the approval of the merger agreement, "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the shareholders at the special meeting for a vote.

        Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares through a broker, bank or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

        You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares in your name as a shareholder of record by:

  •
  delivering to our Corporate Secretary at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy);

  •
  submitting a later-dated proxy card; or

  •
  submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

        PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A SHAREHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE $22.00 PER SHARE MERGER CONSIDERATION IN EXCHANGE FOR YOUR 99¢ ONLY STORES STOCK CERTIFICATES.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other purposes specified in the merger agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted "FOR" an adjournment of the special meeting, if necessary, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our Board, may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) our Board determines that adjournment is necessary to enable the shareholders to consider fully information which our Board determines has not been made sufficiently or timely available to shareholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them prior to their use at the special meeting as adjourned or postponed.

Rights of Shareholders Who Object to the Merger

        Shareholders may be entitled to seek dissenters' rights under California law in connection with the merger, provided that all requirements are met. This means that you may be entitled to have the fair market value of your shares determined by a California court and to receive payment based on that valuation. Under California law, the fair market value of your shares will be determined as of October 10, 2011, the last trading day prior to announcement of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. The ultimate amount you would receive as a dissenting shareholder in an appraisal proceeding may be more than, the same as, or less than, the amount you would have received under the terms of the merger agreement.

        In order to exercise dissenters' rights, (a) you must not vote in favor of the approval of the merger agreement, (b) you must make a written demand for appraisal in compliance with California law within 30 days of notification that the merger agreement has been approved, (c) you must hold shares of our common stock on the record date and continuously hold such shares through the completion of the merger and (d) demands for payment must be filed with respect to at least five percent of the outstanding shares of our common stock. Failure to follow all of the steps required by this statute will result in the loss of your dissenters' rights. See "Dissenters' Rights" and Annex C to this proxy statement.

Solicitation of Proxies

        This proxy solicitation is being made by us on behalf of our Board and will be paid for by the Company. In addition, we have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Morrow & Co., LLC a fee of $6,500 plus certain costs associated with its services. We also have agreed to pay Morrow & Co., LLC for out-of-pocket expenses and to indemnify them against certain losses arising out of its proxy solicitation services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Other Matters

        We do not know of any other business that will be presented at the special meeting. Should any business other than that set forth in the notice of special meeting of shareholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to only such matters that our Board does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

Questions and Additional Information

        If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact the Company's proxy solicitor:

470 West Avenue—3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400
 Shareholders, please call (800) 566-9061

THE PARTIES TO THE MERGER

99¢ Only Stores
4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145

        99¢ Only Stores, a California corporation, is an extreme value retailer of primarily consumable general merchandise with an emphasis on name-brand products. Our stores offer a wide assortment of regularly available consumer goods as well as a broad variety of first-quality closeout merchandise. We emphasize quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of our sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. We opened our first 99¢ Only Stores location in 1982 and we believe that we operate the nation's oldest existing general merchandise chain where items are primarily priced at 99.99¢, $1.00 or less. As of November 15, 2011, we operated 290 retail stores with 214 in California, 36 in Texas, 27 in Arizona, and 13 in Nevada.

        For more information about us, please visit our website at www.99only.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also "Where You Can Find More Information." Our common stock is listed on the New York Stock Exchange under the symbol "NDN."

Parent and Merger Sub

Number Holdings, Inc.
Number Merger Sub, Inc.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
(310) 201-4100

        Number Holdings, Inc. ("Parent") is a Delaware corporation. Number Merger Sub, Inc. ("Merger Sub") is a California corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub are controlled by ACOF III and CPPIB and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Merger Sub has engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. Following the merger, all of the equity interests in the Company will be indirectly owned through Parent by ACOF III, CPPIB and the Rollover Investors.

Ares Corporate Opportunities Fund III, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
(310) 201-4100

        Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership, is a private equity fund indirectly controlled by Ares Management LLC, a Delaware limited liability company, which is a global alternative asset manager and SEC registered investment adviser with approximately $43 billion of committed capital under management and approximately 450 employees as of September 30, 2011. Ares Management is headquartered in Los Angeles with professionals also located across the United States, Europe and Asia and has the ability to invest in all levels of a company's capital structure—from senior debt to common equity. The firm's investment activities are managed by dedicated teams in its Private Equity, Private Debt and Capital Markets investment platforms.

Canada Pension Plan Investment Board
One Queen Street East, Suite 2600
P.O. Box 101
Toronto, Ontario M5C 2W5

        Canada Pension Plan Investment Board is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's-length from governments. At June 30, 2011, the CPP Fund totaled C$153.2 billion.

 THE MERGER AGREEMENT

        The following discussion of the merger agreement is only a summary of its material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the merger agreement, a copy of which has been included as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement.

        The merger agreement has been included to provide you with information regarding its terms and provisions. The merger agreement contains, among other things, representations, warranties and covenants of the Company, Parent and Merger Sub. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties, such as qualifications with respect to materiality and knowledge. Furthermore, these representations and warranties in the merger agreement were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. Factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in this proxy statement or in the Company's public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in the merger agreement.

 The Merger

        The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into 99¢ Only Stores upon the terms and subject to the conditions set forth in the merger agreement. After the merger, 99¢ Only Stores will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

        The surviving corporation will be a privately held corporation and our current shareholders, other than the Rollover Investors who will hold an ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as shareholders. Therefore, such current shareholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

        At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of 99¢ Only Stores will become the officers of the surviving corporation. The articles of incorporation and bylaws of 99¢ Only Stores will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement, subject to any revisions contemplated therein, and will be the articles of incorporation and bylaws of the surviving corporation. After the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Effective Time

        The merger will be effective at the time the statutory merger agreement is filed with the Secretary of State of the State of California or such other time as may be provided in the statutory merger agreement as the effective time of the merger. Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur on the later of (a) the third business day following the satisfaction or waiver of the conditions described in "—Conditions to the Completion of the Merger" below, and (b) the date that is the earlier of (i) any business day during the marketing period to be specified by Parent and (ii) the third business day after the final day of the marketing period.

        For purposes of the merger agreement, "marketing period" means a period of at least 15 consecutive business days following the Company and Parent's satisfaction of certain obligations with respect to Parent's financing of the merger as described in "—Financing of the Merger" below, excluding any day from November 21, 2011, to November 25, 2011. If the marketing period has not been completed on or prior to December 19, 2011, the marketing period will commence on or after January 4, 2012.

Merger Consideration

        Except as noted below, each issued and outstanding share of the Company's common stock will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes. The following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger:

  •
  shares owned by the Company, which will be cancelled without payment;

  •
  shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares to be contributed to Parent immediately prior to the completion of the merger by the Rollover Investors, which shares will be cancelled without conversion or consideration; and

  •
  so long as the requirements of California law are satisfied, including the requirement that demands are filed with respect to at least five percent of the outstanding shares of our common stock, shares held by shareholders who have properly demanded and perfected, and have not timely withdrawn, their dissenters' rights with respect to such shares in accordance with California law will be cancelled, and the holders of those shares will have only the rights granted by California law. See "Dissenters' Rights" and Annex C.

        At the effective time of the merger, each holder of a certificate formerly representing any shares of common stock or of book-entry shares will no longer have any rights with respect to the shares, except for the right to receive the merger consideration upon surrender thereof.

Payment Procedures

        Parent will designate a paying agent reasonably acceptable to the Company to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Parent will deposit, or will cause the surviving corporation to deposit, with the paying agent an amount in cash sufficient to pay the aggregate merger consideration.

        At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

        Promptly after the effective time of the merger, but in no event later five business days thereafter, the surviving corporation in the merger will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay you your merger consideration after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your completed and signed letter of transmittal and any other items reasonably required by the paying agent. Interest will not accrue or be paid in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

        If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to Parent upon demand. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of our common stock will be entitled to look only to Parent and the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

        If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, then (a) in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer, and (b) in the case of both a stock certificate and book-entry shares, the person requesting payment must have paid any transfer or other taxes payable by reason of the payment to a person other than the registered holder of such certificate or establish to Parent's satisfaction that the taxes have been paid or are not required to be paid.

        If you have lost your certificate, or if it has been stolen, defaced or destroyed, you will be required to provide an affidavit to that fact, and, if required by the paying agent or reasonably requested by the surviving corporation, post a bond as an indemnity against any claim that may be made against such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options, Restricted Stock Units and Performance Stock Units

  Stock Options

        In accordance with the merger agreement, each outstanding stock option granted under our equity incentive plans that represents the right to acquire our common stock, whether or not then vested or exercisable, will as of immediately prior to the effective time of the merger become fully vested and exercisable immediately prior to and contingent on the closing of the merger and be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment for each share of our common stock subject to such stock option, equal to the excess, if any, of (a) the $22.00 per share merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes.

  Restricted Stock Units

        In accordance with the merger agreement, each restricted stock unit granted under our equity incentive plans that is outstanding as of immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger. The holder of such restricted stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the restricted stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

  Performance Stock Units

        Under the merger agreement, each performance stock unit granted under our equity incentive plans that is outstanding as of immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger. The holder of such performance stock unit will be entitled to receive a cash payment equal to the product of (a) the number of unforfeited shares of our common stock subject to the performance stock unit, multiplied by (b) the $22.00 per share merger consideration, without interest and less any applicable withholding taxes.

 Representations and Warranties

        The Company's representations and warranties relate to, among other things:

  •
  due organization, good standing and qualification;

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  our subsidiaries and the absence of Company equity interests in any other person;

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  our capitalization, the absence of voting agreements and certain related matters;

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  our corporate authority and authorization to enter into, and enforceability of, the merger agreement, determinations and recommendations of the special committee of our Board and by our Board, and the required shareholder vote to approve the principal terms of the merger agreement and the merger;

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  the absence of conflicts with, or defaults under, organizational documents, other contracts, and applicable judgments or laws; the required regulatory filings and consents and approvals of governmental authorities;

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  documents filed with or furnished to the SEC, the accuracy of the information in those documents, including our financial statements, and the furnishing by the Company to Parent of certain SEC comment letters;

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  the absence of certain undisclosed liabilities;

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  our internal controls over financial reporting, certain disclosures made to the Company's auditors and the audit committee of the Company's Board relating to our internal controls, and our disclosure controls and procedures;

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  the absence of investigations regarding the Company's accounting, auditing or internal control practices;

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  this proxy statement and any document incorporated by reference not being false or misleading and the compliance of such documents with the applicable requirements of the Exchange Act, though this representation does not apply to statements based on information supplied by or on behalf of Parent or Merger Sub;

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  absence of certain changes or events that could have a Company Material Adverse Effect (as defined in "—Definition of Company Material Adverse Effect and Parent Material Adverse Effect);

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  tax matters;

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  employee benefit and labor matters;

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  litigation, proceedings and government orders;

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  compliance with laws and compliance with, and adequacy of, governmental licenses and permits;

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  environmental matters;

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  personal and real property;

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  intellectual property;

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  material contracts (including the enforceability thereof and compliance therewith);

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  brokers' and finders' fees;

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  the opinion of the financial advisor to the special committee of the Board;

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  insurance matters;

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  transactions with affiliates;

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  supplier relationships;

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  inventory;

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  the absence of violations of the Foreign Corrupt Practices Act of 1977 or similar laws; and

  •
  non-reliance on any representation or warranty, express or implied, made by Parent, Merger Sub or any their respective representatives, other than those set forth in the merger agreement.

        The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub relating to, among other things:

  •
  their due organization, good standing and qualification;

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  operations of Merger Sub and Parent's ownership of the outstanding stock of Merger Sub;

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  their corporate authority and authorization to enter into, and enforceability of, the merger agreement;

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  the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable judgments or laws; required regulatory filings and consents and approvals of governmental authorities;

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  information supplied by Parent or Merger Sub in relation to the Schedule 13E-3 or this proxy statement;

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  brokers' and finders' fees;

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  litigation, proceedings and government orders;

  •
  no ownership of shares of common stock of the Company;

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  delivery of copies of equity and debt commitment letters and the Rollover Letter and absences of changes therein;

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  the sufficiency of financing to pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement;

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  absence of exclusivity arrangements with financial advisors or potential providers of debt financing;

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  absence of certain agreements;

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  the solvency of Parent and the surviving corporation in the merger;

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  non-reliance on Company estimates, projects, forecasts, forward-looking statements and business plans;

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  access to information;

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  non-reliance on any representation or warranty, express or implied, made by the Company or any of its representatives, other than those set forth in the merger agreement; and

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  enforceability and absence of default of the guarantors under the Guarantees.

        The representations and warranties of the parties will expire upon consummation of the merger.

Definition of Company Material Adverse Effect and Parent Material Adverse Effect

        Many of the representations and warranties in the merger agreement are qualified by Company Material Adverse Effect and Parent Material Adverse Effect standards.

        For purposes of the merger agreement, "Company Material Adverse Effect" means any change, development, event, effect or occurrence (each, an "Event") that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and our subsidiaries, taken as a whole, or (b) prevents or materially delays the Company from performing our obligations under the merger agreement in any material respect or from consummating the merger; provided, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect pursuant to clause (a) above:

  •
  any Event generally affecting:

  •
  the geographic regions or the industry in which the Company primarily operates to the extent that they do not disproportionately affect the Company and our subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; or

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  the economy or financial, debt, credit, banking, foreign exchange, securities or capital markets, including any change in interest, currency or exchange rates, or in any commodity, security or market index, and including any disruption of any thereof, in the United States or elsewhere in the world to the extent that they do not disproportionately affect the Company and our subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates;

  •
  to the extent (but only to the extent) arising or resulting from any of the following:

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  changes in applicable law or applicable accounting regulations or principles or interpretations thereof to the extent that they do not disproportionately affect the Company and our subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates;

  •
  the announcement or pendency of the merger agreement or any related agreement or the anticipated consummation of the merger (including the identity of Parent or any of its affiliates as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners;

  •
  national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or other calamity or crisis to the extent that they do not disproportionately affect the Company and our subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates; or

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  any decline in the market price, or change in trading volume, of the capital stock of the Company or any change in or failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections (it being understood that any Event giving rise to such failure (other than any Event described in the bullet points above) may be taken into account in determining whether there has been or will be a Company Material Adverse Effect);

  •
  any proceeding by any of the Company's shareholders (other than the Rollover Investors) arising out of, concerning or related to the merger agreement or the merger or any related proposals or processes that were announced or became known publicly (whether before or after the date of the merger agreement); or

  •
  fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters to the extent that they do not disproportionately affect the Company and our subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates.

        For purposes of the merger agreement, "Parent Material Adverse Effect" means any change, event, circumstance, development or occurrence that, individually or in the aggregate, prevents or materially delays Parent or Merger Sub from performing its obligations under the merger agreement in any material respect or from consummating the merger or that is otherwise materially adverse with respect to the ability of Parent or Merger Sub to timely perform any of their obligations under the merger agreement in any material respect.

Conduct of Business Prior to Closing

        We have agreed in the merger agreement that, until the effective time of the merger, except as expressly required by the merger agreement, law or judgment, or as consented to by Parent, the Company will, and will cause our subsidiaries to:

  •
  conduct our and their respective businesses in all material respects in the ordinary course of business; and

  •
  use commercially reasonable efforts to preserve intact our and their current business organization and keep and preserve our and their present relationships with governmental entities, key employees, officers, customers, suppliers and others having business dealings material to the Company.

        We have also agreed in the merger agreement that, until the effective time, subject to certain exceptions in the Company's disclosure schedule, except as expressly required by the merger agreement, law or judgment or with Parent's prior written consent, the Company will not, and will not permit our subsidiaries to:

  •
  declare, set aside for payment or pay any dividends on, or make any other distribution in respect of, any shares of our or their capital stock or other Company securities, other than dividends and distributions made by one of our direct or indirect wholly owned subsidiaries to its parent;

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  adjust, split, combine or reclassify any of our or their stock or issue or authorize the issuance of any securities in lieu of shares of our or their capital stock;

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  purchase, redeem or otherwise acquire any Company securities or any other of our or their securities, or any rights, warrants or options to acquire any such securities except pursuant to the forfeiture of Company stock options or acquisitions in connection with the exercise of Company stock options or in connection with withholdings to satisfy tax obligations with respect to stock options and other Company securities, in each case in accordance with the terms of such securities in effect on the date of the merger agreement or the date of grant;

  •
  issue, deliver, sell, pledge or grant any shares of our or their capital stock or other Company securities, any voting securities, any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of our or their stock, voting securities or convertible or exchangeable securities, any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units (except for issuances required upon the exercise of stock options and the vesting of restricted stock units and performance stock units outstanding on the date of the merger agreement in accordance with their terms and issuances required under any Company benefit plan, Company benefit agreement or other written agreement, in each case as in effect as of the date of the merger agreement);

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  amend our or their articles of incorporation, bylaws or other organizational documents;

  •
  acquire or agree to acquire (by merger, consolidation, by purchasing all or a substantial equity or voting interest in or by purchasing all or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership or other business organization or division thereof in excess of $5 million for any individual acquisition;

  •
  except in the context of newly hired employees or promoted non-executive employees in the ordinary course of business consistent with past practice and except as required pursuant to the terms of any Company benefit plan, arrangement or other contract as in effect on the date of the merger agreement:

  •
  increase the compensation of (a) any of our executive officers or directors, by any amount or (b) any of our employees, other than increases in the ordinary course of business that are not material in the aggregate;

  •
  increase the severance or termination pay of or enter into any severance or termination agreement with any current or former executive officer or director of the Company or its subsidiaries;

  •
  establish, adopt, enter into or amend in any material respect any collective bargaining agreement, other labor contract, or Company benefit plan;

  •
  accelerate any rights or benefits, or make any material determinations, under any Company benefit plan except as required pursuant to the terms of any Company benefit plan, arrangement or other contract as in effect on the date of the merger agreement;

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  make any changes in accounting methods, principles or practices materially affecting the Company's reported consolidated assets, liabilities or results of operations, or write down any of our or their material assets (in each case, except as may be required by generally accepted accounting principles);

  •
  repurchase, prepay, incur or modify in any material respect or guarantee any indebtedness, except for advances of credit under the Company's existing credit facilities or short-term borrowings, each incurred in the ordinary course of business to finance working capital needs, and intercompany indebtedness;

  •
  issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or our subsidiaries, guarantee any debt securities of another person, enter into any agreement to maintain any financial statement condition of another person, or enter into any arrangement having the economic effect of any of the foregoing;

  •
  make any loans, advances or capital contributions to or investments in any other person other than (a) to any wholly owned subsidiary of the Company, (b) advances to employees for travel and related ordinary expenses or other advances in the ordinary course of business in amounts not exceeding $5,000 to an individual and $100,000 in the aggregate, (c) advances to officers and directors as permitted by the Company's bylaws and indemnification agreements, or (d) cash management activities in the ordinary course of business;

  •
  make capital expenditures or incur any obligations or liabilities in connection with such expenditures that, in the aggregate, exceed the aggregate amount specified in the Company's disclosure schedule to the merger agreement;

  •
  make or change any material tax election or any material accounting method or period in respect of taxes;

  •
  file any material amended tax return;

  •
  settle or compromise any material tax liability or refund;

  •
  with respect to any material contract or any contract or series of related contracts for the sale, lease or license of property or assets for consideration in excess of $5 million in any 12-month period or $10 million in the aggregate (other than purchase orders in the ordinary course with an aggregate total for all related purchase orders that do not exceed the aforementioned dollar limitations), enter into, amend, extend or terminate in a manner that is adverse to the Company or waive, release or assign any of the Company's material rights or claims under such contracts;

  •
  convene any special meeting (or adjournment of such meeting) of the Company shareholders, other than the special meeting to vote on the merger agreement and any meeting called in accordance with the Company bylaws;

  •
  sell, lease, license, sell and lease back, mortgage, or otherwise subject to any lien (other than permitted liens) or otherwise dispose of or abandon any of our or their properties or assets except in the ordinary course of business;

  •
  pay, discharge, settle or satisfy any action, litigation, claim or arbitration for an amount greater than $1 million, cancel any material indebtedness, affirmatively waive any claims or rights of material value or waive any material benefits of or agree to modify in any material manner any confidentiality, standstill or similar agreement;

  •
  adopt or implement a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization of the Company or our subsidiaries; or

  •
  authorize, commit or agree to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

        The Company and our subsidiaries are required to (and are required to direct our representatives to) cease and terminate any discussions or negotiations with respect to any proposal to acquire 20% or more of our outstanding shares of common stock or consolidated total assets or such assets to which 20% or more of our revenues or earnings are attributable, other than the merger (a "Company Takeover Proposal"), or any inquiry with respect to any such proposal. Subject to certain exceptions described below, the Company and our subsidiaries cannot:

  •
  solicit, initiate, or encourage or take any other action knowingly to facilitate or cause the submission of, or enter into any contract relating to, any Company Takeover Proposal, or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal;

  •
  enter into, continue, conduct, maintain or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person with respect to, any Company Takeover Proposal or any inquiry with respect thereto; or

  •
  amend or grant any waiver or release under, or fail to use commercially reasonable efforts to enforce, any standstill or similar contract with respect to any capital stock of the Company or our subsidiaries.

        If we receive a Company Takeover Proposal or a request for information or inquiry that contemplates, or that we believe could reasonably be expected to lead to, a Company Takeover Proposal, we must (a) promptly notify Parent (and in any event, within 24 hours of receipt of such Company Takeover Proposal or inquiry) and provide its material terms and (b) provide Parent with copies of all draft agreements provided to the Company or our representatives in connection with the Company Takeover Proposal. We must keep Parent reasonably informed of any material developments, discussions and negotiations related to such Company Takeover Proposal.

        If prior to the Shareholder Approval we or our representatives receive a written Company Takeover Proposal or a request for information or inquiry that contemplates or that we believe could reasonably be expected to lead to a Company Takeover Proposal, that was made after the date of the merger agreement and did not result from a breach of the applicable provisions of the merger agreement, and that our Board or our special committee determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, constitutes or could reasonably be expected to lead to a "Superior Company Proposal" (as defined in "—Termination in Connection with a Superior Proposal"), and our Board or our special committee determines, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's shareholders, then we may, prior to receipt of the Shareholder Approval:

  •
  provide access to or furnish information with respect to the Company and our subsidiaries to the person making the Company Takeover Proposal, request or inquiry pursuant to a confidentiality agreement; and

  •
  enter into, conduct or otherwise participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such person regarding the Company Takeover Proposal.

        Prior to obtaining the Shareholder Approval, our Board, acting upon the recommendation of the special committee, or the special committee may effect an Adverse Recommendation Change solely in response to an Intervening Event or a Superior Company Proposal if, in either case, our Board or the special committee has determined, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside general counsel, and after consulting with its independent financial advisor, that the failure to take such action would be inconsistent with the fiduciary duties of our Board or the special committee to our stockholders under applicable law. In such event, we must provide Parent no less than four business days' prior written notice of our intent to effect an Adverse Recommendation Change. In connection with any litigation against the Company with respect to any dispute regarding the decision of our Board or the special committee to effect an Adverse Recommendation Change in this situation, Parent may request, and we will have to provide Parent, a copy of the opinion of our outside legal counsel, so long as Parent agrees that the delivery of such opinion does not constitute a waiver of our attorney-client privilege with respect to the subject matter of such opinion.

        An "Adverse Recommendation Change" is a withdrawal, qualification or modification in a manner adverse to Parent or Merger Sub by our Board (or any of committee thereof) of the recommendation of the merger agreement or the merger.

        An "Intervening Event" is any event occurring after the date of the merger agreement which affects us or our subsidiaries, taken as a whole (other than any event resulting from a breach of the merger agreement by us or our subsidiaries or any breach by any of the Rollover Investors of the Rollover Letter or the voting agreement), that was not reasonably foreseeable as of or prior to the date of the merger agreement; provided that none of the following shall be deemed (either alone or in combination) to constitute, or be taken into account in determining whether there has been or would be, an Intervening Event:

  •
  any development or change, positive or negative, in the economy or financial, debt, credit, banking, foreign exchange, securities or capital markets, including any change in interest, currency or exchange rates, or in any commodity, security or market index, and including any disruption of any thereof, in the United States or elsewhere in the world;

  •
  any changes, positive or negative, in applicable law or applicable accounting regulations or principles or interpretations thereof;

  •
  the announcement or pendency of the merger agreement or any related agreement or the anticipated consummation of the merger, including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners;

  •
  national or international political conditions, any outbreak or cessation of, or escalation or decrease of, hostilities, insurrection or war, acts of terrorism, sabotage, strikes, freight embargoes or other calamity or crisis;

  •
  any changes in the market price, or changes in trading volume, of our capital stock;

  •
  our financial results, including any change in, or our exceeding (or failing to meet), revenue or earnings projections (whether such projections or predictions were made by us or independent third parties) or internal budgets, estimates or projections; or

  •
  any changes, positive or negative, with respect to any of our competitors or potential competitors, our competitive landscape or the industry in which we compete,

in each case above, no matter how material.

Termination in Connection with a Superior Company Proposal

        Though our Board has recommended that you approve the merger agreement, we may change this recommendation or terminate the merger agreement under certain circumstances in response to a Superior Company Proposal. A "Superior Company Proposal" is any bona fide written offer made by a third party after the date of the merger agreement that did not result from of a breach of our duty not to solicit other offers, as described in "—Restrictions on Solicitations of Other Offers" that (a) if consummated would result in the third party acquiring 50% or more of our outstanding shares or assets, (b) provides a higher per share value than the merger consideration, (c) does not contain a financing condition, and (d) our Board or the special committee determines in good faith, after consultation with counsel and independent financial advisor, is more favorable to our shareholders (other than the Rollover Investors and Parent and Parent's affiliates to the extent that any of them own shares of our stock) than the merger and merger agreement and is reasonably likely to be completed in a timely fashion, taking into account all financial, regulatory, legal and other aspects of such proposal as the special committee or our Board determines to be relevant.

        Prior to obtaining the Shareholder Approval, our Board, acting upon the recommendation of the special committee, or the special committee may, in response to a Superior Company Proposal, resolve to accept such Superior Company Proposal and terminate the merger agreement. To exercise this termination right, the Board or the Special Committee must determine, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, and after consulting with its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to our shareholders. In connection with any litigation against the Company with respect to any dispute regarding the decision of our Board or the special committee to terminate the merger agreement in this situation, Parent may request, and we will be required to provide Parent, a copy of the opinion of our outside legal counsel, so long as Parent agrees that the delivery of such opinion does not constitute a waiver of our attorney-client privilege with respect to the subject matter of such opinion. In addition, we must take the following actions in order to terminate the merger agreement in connection with a Superior Company Proposal:

  •
  our Board or special committee must first provide Parent with written notice of our plan to terminate the merger agreement in connection with a Superior Company Proposal and such notice must include:

  •
  the identity of the person making such proposal, and

  •
  copies of all draft agreements and material written material relating to such takeover proposal provided to us or our representatives in connection with such proposal;

  •
  for the four business day period (the "negotiation period") following the delivery of the notice described above, if Parent so requests, the Company and our representatives must negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the merger with Parent, which negotiations we must continue in good faith throughout the negotiation period so long as Parent and its representatives do the same; provided, however, that any changes to the financial terms or other material terms or conditions of the Superior Company Proposal that occur prior to the Company's termination of the merger agreement shall require the Company to provide a new notice to Parent and for a three-day negotiation period; and

  •
  we must pay Parent a termination fee of $47.25 million prior to or at the same time as the termination.

Agreement to Use Reasonable Best Efforts

        Subject to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to:

  •
  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all closing conditions applicable to such party and to consummate and make effective, in the most expeditious manner practicable, the merger and other transactions contemplated by the merger agreement;

  •
  obtain all necessary actions or non-actions, waivers, consents, qualifications, approvals or exemptions from any governmental authority or non-governmental third party;

  •
  make all necessary registrations, filings and notifications and take all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity;

  •
  defend against any lawsuits or legal proceedings challenging, and respond to and seek to resolve any governmental entity objections to, the merger agreement or the consummation of the merger;

  •
  execute and deliver any additional documents or instruments necessary to consummate the merger;

  •
  cooperate with each other in connection with all such filings or submissions, including by furnishing to each other all information required for any filing made pursuant to law in connection with the merger; and

  •
  subject to applicable law and privileges, give the other parties prompt notice and keep them informed of the status of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the merger, promptly inform the other parties of any material communication regarding the merger received by such party from, or given by such party to, the FTC, the DOJ, or any other governmental entity, and consult and cooperate with one another and consider in good faith the views of one another and provide to such other parties in advance any presentations to be made or other information to be submitted by such party in connection with such proceedings.

        Each party also agreed to use their reasonable best efforts to take the following actions with respect to the HSR Act:

  •
  promptly make an appropriate filing of a notification and report form pursuant to the HSR Act, which was filed with the FTC and the DOJ on October 31, 2011;

  •
  supply as promptly as practicable any additional information and documentation requested pursuant to the HSR Act; and

  •
  take all other actions to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (the FTC and the DOJ granted early termination of the waiting period on November 8, 2011).

        Parent will and will cause its subsidiaries or affiliates to take all such actions required by any governmental entity or arbitral body in order to obtain approval for the merger, including the acceptance by Parent of (a) any and all divestitures of Parent's or its subsidiaries' businesses or assets, (b) any agreement to hold any of Parent's, its subsidiaries' or the Company's assets separate, (c) any agreement to license any portion of Parent's or the Company's or their subsidiaries' business, and (d) any limitation or modification of any of Parent's or the Company's or their subsidiaries' businesses, services or operations.

Financing

        Parent and Merger Sub have each agreed to obtain the equity financing on the terms and conditions described in the equity commitment letters and to use its reasonable best efforts to obtain the debt financing on the terms conditions described in the debt commitment letter, including using its reasonable best efforts to:

  •
  maintain in effect the equity commitment letters and the debt commitment letter (the "financing letters");

  •
  negotiate and enter into definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter or on other terms that in either case would not reasonably be expected to (a) prevent or delay the closing of the merger or the date on which the debt financing could be obtained, or (b) make the funding of the financing less likely to occur, in each case, in any material respect;

  •
  comply on a timely basis with its covenants or other obligations set forth in, and satisfy on a timely basis all conditions applicable to it in, the financing letters and any definitive agreements relating thereto, and subject to the terms and conditions of the financing letters, consummate the equity and debt financings at or prior to the closing of the merger, and subject to the conditions of the financing letters, cause the prospective lenders and other persons committing to fund the financing to fund the financing at the closing, and enforce all of its material rights under the financing letters (but not, in each case, including through threatening, commencing or pursuing litigation, arbitration or other adversarial proceedings); and

  •
  comply with its obligations under the financing letters.

        Parent and Merger Sub are permitted to amend or modify, or waive any provision under, or supplement or replace, the financing letters or the Rollover Letter; provided, that Parent and Merger Sub may not effect any such amendment, modification, waiver, supplement or replacement without the

Company's written consent if such amendment, modification, waiver, supplement or replacement (a) with respect to the financing letters, reduces the aggregate amount of the debt and equity financing, (b) with respect to the financing letters, has the effect of expanding, amending or modifying the marketing period in a manner that would reasonably be expected to delay or prevent the funding of the debt and equity financing, (c) with respect to the Rollover Letter, (i) increases the number of shares of the Company's common stock to be contributed thereby, (ii) provides for a consideration per share of the Company's common stock that exceeds the consideration per share in effect as of the signing date or (iii) is otherwise prohibited by the merger agreement, (d) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the financing letters, in each case, in a manner that would reasonably be expected to delay or prevent or make materially less likely the funding of the financing on the closing date of the merger, or (e) otherwise adversely impacts the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the financing letters or any definitive agreements with respect thereto or otherwise to timely consummate the financing and the merger.

        Parent is required to keep the Company reasonably informed on the status of its efforts to arrange the debt financing, including providing prompt notice of certain breaches by parties to the financing letters and the receipt of certain other notices or communications, and the Rollover Investment, and provide to the Company copies of the material definitive agreements for the debt financing.

        If any portion of the debt financing becomes unavailable and such portion is reasonably required to fund the aggregate merger consideration, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the merger with terms and conditions in the aggregate not materially less favorable to Parent and Merger Sub than the terms and conditions set forth in the debt commitment letter, as promptly as practicable following the occurrence of such event; provided that Parent and Merger Sub shall not be required to obtain such alternative financing if (a) any economic terms of such financing are less favorable to Parent and the surviving corporation in any respect and (b) any non-economic terms of such financing are less favorable, taken as a whole, to Parent and the surviving corporation.

        The Company has agreed to, and has agreed to cause its subsidiaries to (and to use its reasonable best efforts to cause its representatives to) provide such cooperation as is reasonably requested by Parent in connection with the arrangement, syndication and consummation of the debt financing, including, among other things, reasonable best efforts with respect to:

  •
  furnishing financial and business and other financial data and information of the Company and its subsidiaries as may be reasonably requested by Parent to consummate the debt financing as promptly as reasonably practicable following Parent's request;

  •
  participating upon reasonable notice in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financings and otherwise cooperating in syndication efforts;

  •
  assisting with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, credit or other loan documents, security agreements or documents, perfection certificates or similar documents, and other documents necessary for or that are a condition of the financings;

  •
  obtaining accountant's comfort letters, legal opinions, "10b-5" representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Parent;

  •
  cooperating reasonably with the debt financing sources' due diligence;

  •
  taking all corporate actions reasonably requested by Parent to permit the consummation of the financings and to permit the proceeds thereof to be made available to the surviving corporation after the consummation of the merger;

  •
  cooperating with the financing sources in connection with the preparation by, or on behalf of the debt financing sources, a field examination and inventory appraisal and such other reports, audits or certifications in respect of the collateral securing the financings, as reasonably requested by Parent; and

  •
  executing and delivering customary financing agreements and documents, including customary closing certificates and documents, and authorization letters to the debt financing sources authorizing the distribution of information to prospective lenders, in each case, as may be reasonably requested by Parent.

        However, the Company and its subsidiaries are not obligated to pay any commitment or other fee or incur any other liability in connection with the financing prior to the effective time of the merger. In addition, neither the Company, its subsidiaries nor their respective representatives will be required to provide any legal opinion or other opinion of counsel prior to the effective time of the merger, and no director or officer of the Company or its subsidiaries will be required to execute any agreement, certificate, document or instrument with respect to the financing that would be effective prior to the effective time of the merger. Furthermore, nothing in the merger agreement will require such cooperation to the extent it would (a) cause any condition to the closing of the merger to fail to be satisfied or otherwise cause any breach of the merger agreement, (b) require the Company or any of its subsidiaries to take any action that will conflict with their respective organizational documents or result in the contravention, or would reasonably be expected to result in a material violation or material default under, any contract to which the Company or any of its subsidiaries are party, unless contingent on the closing of the merger, or (c) reasonably be expected to result in any officer or director of the Company or its subsidiaries incurring any personal liability that is not contingent on the closing of the merger.

        See "Special Factors—Financing of the Merger," for a discussion of the equity commitment letters and the debt commitment letter.

Employee Matters

        For the one-year period following the effective time of the merger (or, with respect to specific benefit plans of the Company, if sooner, until the end of the applicable plan year for such plan ending immediately prior to the first anniversary of the effective time), Parent will provide, or will cause to be provided, to each employee of the Company and our subsidiaries that is employed after the effective time of the merger, base compensation, incentive compensation opportunities (excluding equity incentives) and employee benefits that, taken as a whole, are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger under the Company's employee benefit plans. Parent will, or will cause the surviving corporation to, honor any employment, severance and termination agreement and deferred compensation plans, including with respect to any payments, benefits or rights arising as a result of the merger, in effect on the date of the merger agreement.

        In general, Parent has agreed to recognize the service of employees with us prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan, including any vacation, paid time off and severance plans, maintained by Parent or its subsidiaries which is made available following the merger by Parent or its subsidiaries for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time.

        The merger agreement provides that, to the extent permitted under of any of Parent's employee welfare benefit plans that our employees are eligible to participate in after the effective time of the merger, Parent will cause all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods that were inapplicable or waived under a comparable plan offered by the Company to be waived. In addition, such employees will receive credit under such new plan (for purposes of satisfying all deductible and co-payment requirements for the applicable plan year) for any eligible expenses incurred under the Company plans during the portion of the relevant plan year prior to such employee's participation in such new plans, unless such Parent plan may not legally be amended to so provide.

        Under the terms of the merger agreement, if Parent so requests, at least 15 days prior to the effective time, the Company shall terminate 401(k) plans before the closing. Nothing above confers any right to employment or continued employment for any person of any right or remedy under or by reason of the merger agreement.

Indemnification and Insurance

        Parent and Merger Sub have agreed that they will, and Parent will cause the surviving corporation to, honor all of our obligations to indemnify and exculpate current and former directors and officers of the Company and our subsidiaries for acts or omissions by such directors and officers occurring at or prior to the effective time of the merger, whether pursuant to our articles of incorporation, our bylaws, the comparable organizational documents of our subsidiaries, and any indemnification agreements or other agreements of the Company or our subsidiaries, and such obligations shall survive the merger and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims or potential claims against such directors or officers arising out of such acts or omissions or such later date as is provided pursuant to the terms thereof. Parent has agreed not to amend, repeal or otherwise modify our articles of incorporation, our bylaws or the respective comparable organizational documents of our subsidiaries in any manner that would adversely affect the rights of any director, officer or employee with respect to their acts or omissions occurring at or prior to the effective time of the merger.

        The merger agreement also provides that Parent will, and will cause the surviving corporation to, indemnify, defend and hold harmless and pay on behalf of or provide advancement of expenses (including reasonable legal fees and expenses) to, current and former directors and officers of the Company and our subsidiaries and any employee of the Company or any of our subsidiaries who acts as a fiduciary under any employee benefit plan in their capacities as such, against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement with respect to any claim, action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger in connection with the duties of such director, officer or employee.

        Under the terms of the merger agreement, Parent and Merger Sub will also, for a period of at least six years after the effective time of the merger, maintain the Company's current directors' and officers' liability insurance and indemnification policies to cover acts or omissions occurring or allegedly occurring at or prior to the effective time of the merger for those individuals who are currently covered by the Company's current directors' and officers' liability insurance policy, so long as the annual premium for such policies does not exceed 300% of the last annual premium paid by the Company for such existing policies. If the annual premium exceeds 300% of the last annual premium paid, Parent shall maintain the most favorable policies of directors' and officers' liability insurance obtainable for an annual premium equal to 300% of the last annual premium paid. Parent may also elect to satisfy its obligations with respect to the directors' and officers' liability insurance policy by obtaining a prepaid directors' and officers' liability insurance policy at its expense, so long as the coverage and amount are no less favorable to such directors and officers than the insurance policies they currently have or by substituting the existing policies with policies from reputable and financially sound carriers.

        In addition, after consulting with Parent, the Company may elect, prior to the effective time of the merger, to purchase on an arm's-length basis a directors' and officers' liability insurance "tail" policy for a period of six years after the effective time of the merger with respect to acts or omissions committed or allegedly committed at or prior to the effective time of the merger, so long as the cost of such policy does not exceed 300% of the last annual premium paid by the Company for its existing policies.

Other Covenants

        The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  the special meeting of our shareholders, and the recommendation of our Board;

  •
  Parent's access to our properties, offices, employees, books and records, and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions and confidentiality);

  •
  notification of certain matters;

  •
  coordination of press releases and other public announcements or filings relating to the merger;

  •
  payment of transfer taxes;

  •
  defense of shareholder litigation in connection with the merger;

  •
  the expenditure of funds by Parent and Merger Sub between the date of the merger agreement and the closing of the merger;

  •
  the payment of fees and expenses; and

  •
  actions to cause the disposition of our equity securities held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

        The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

  •
  the affirmative vote to approve the merger agreement of the holders of a majority of the outstanding shares of our common stock;

  •
  the absence of any laws or governmental orders that prohibit the consummation of the merger;

  •
  the expiration or termination of the applicable waiting period under the HSR Act; and

  •
  all approvals from or registrations, declarations or filings with, or notices to, or permits from any governmental entity shall have been filed or obtained without imposition of material conditions, other than such approvals, registrations, declarations, filings, notices or permits the failure of which to obtain has not had, and would not reasonably be expected to have, a Company

    Material Adverse Effect (as defined in "—Definition of Company Material Adverse Effect and Parent Material Adverse Effect").

In addition to the conditions for all parties to the merger agreement, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction at or prior to the effective time, of the following conditions:

  •
  the representations and warranties made by the Company regarding:

  •
  the absence of voting agreements must be true and correct in all material respects as of the date of the merger agreement and at the closing as though made on or as of the closing;

  •
  (a) our capitalization (subject to de minimis exceptions that do not increase the aggregate amount of the merger consideration by more than $750,000), (b) the absence of bonds, debentures, notes or other indebtedness of the Company with voting rights with respect to matters that our shareholders may vote on, (c) our corporate power and authority to execute and deliver the merger agreement, (d) our Board's and the special committee's determination and recommendation regarding the merger agreement, (e) the fact that the Shareholder Approval is the only approval required pursuant to California law, (f) the absence of certain changes or events that would reasonably be expected to have a Company Material Adverse Effect since April 2, 2011, and (g) the absence of brokers' and finders' fees except as disclosed (except for de minimis exceptions that do not result in any additional cost or liability of more than $50,000), shall be true and correct in all respects as of the date of the merger agreement and at the closing as though made on or as of the closing; and

  •
  all other matters shall be true and correct (disregarding all qualifications as to materiality or Company Material Adverse Effect) as of the date of the merger agreement and at the closing as though made on or as of the closing except, in each case:

  •
  representations and warranties that address matters only as of a particular date or period of time and only need to be true as of such date or period; or

  •
  where the failure of such representations to be true and correct would not have had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  •
  the Company's performance, in all material respects, of each of its obligations required to be performed by the Company in the merger agreement at or prior to the closing date;

  •
  the receipt by Parent of a certification signed by an executive officer of the Company that all of the conditions with respect to the representations and warranties and obligations of the Company under the merger agreement as described above have been satisfied;

  •
  the absence of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect since the date of the merger agreement; and

  •
  the receipt by Parent of a certification signed by an executive officer of the Company that an interest in the Company is not a U.S. real property interest.

        In addition to the conditions for all parties to the merger agreement, the Company's obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time:

  •
  the representations and warranties made by Parent and Merger Sub in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Parent Material Adverse Effect), must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except:

  •
  those representations and warranties that address matters only as of a particular date or period of time and only need to be true as of such date or period; or

  •
  where the failure of such representations to be true and correct, individually or in the aggregate, would not prevent or materially delay the consummation of the merger or otherwise prevent Parent or Merger Sub from performing any of their material obligations under the merger agreement;

  •
  Parent's and Merger Sub's performance, in all material respects, of each of its obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

  •
  the receipt of a certificate signed by an executive officer of Parent certifying that all of the conditions with respect to the representations and warranties and obligations of Parent and Merger Sub under the merger agreement as described above have been satisfied.

        Notwithstanding the foregoing, none of the parties to the merger agreement may rely on the failure of any condition to be satisfied to excuse such party's obligation to effect the merger if such failure was caused by such party's failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after the Shareholder Approval has been obtained:

  •
  by mutual written consent of Parent and the Company;

  •
  by either the Company or Parent:

  •
  if the merger is not completed on or before April 6, 2012 (the "Walk-Away Date"), except that this right to terminate will not be available to any party whose failure to comply with any of its obligations under the merger agreement results in the failure of the merger to be completed by the Walk-Away Date;

  •
  if a law or final and nonappealable governmental order enjoins, restrains or prohibits the consummation of the merger, so long as the party seeking to terminate has used its reasonable best efforts to contest, appeal, remove or render inapplicable the governmental order;

  •
  if the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting, except this right to terminate will not be available to the Company if the failure to obtain the Shareholder Approval was the result of the Company's failure to perform any of its obligations under the merger agreement; or

  •
  if the other party breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement such that certain closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the

      Walk-Away Date or, if capable of being cured, has not been cured by the earlier of (a) twenty days after the delivery of written notice by the terminating party to the breaching party of such breach and (b) the Walk-Away Date, so long as the terminating party is not then in material breach of any representation or warranty in the merger agreement such as would give rise to the failure of the breaching party's closing condition with respect to the accuracy of the terminating party's representations and warranties in the merger agreement and the terminating party has not failed to perform in any material respect any covenant in the merger agreement;

  •
  by Parent:

  •
  prior to the Shareholder Approval, if (a) we, our Board or any committee thereof (i) withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation that our shareholders approve the merger agreement or its approval of the merger agreement, or approves or recommends any Company Takeover Proposal, or (ii) delivers a notice to Parent informing Parent that we have received a Superior Company Proposal and that, in connection with such Superior Company Proposal, we are prepared to terminate the merger agreement, (b) a Company Takeover Proposal becomes publicly known and neither our special committee nor our Board has confirmed the recommendation of the Board within five business days of Parent's written request that it do so, or (c) we breached any of our obligations regarding Company Takeover Proposals or Superior Company Proposals in any material respect; and

  •
  by the Company:

  •
  prior to the Shareholder Approval, if, in order to accept a Superior Company Proposal, we comply with the notice and other requirements described in "—Termination in Connection with a Superior Proposal" and we pay Parent the termination fee described in "—Termination Fee"; or

  •
  if the Shareholder Approval has been obtained and all other conditions to the obligations of Parent and Merger Sub to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent that all such conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived, the marketing period has ended, and Parent and Merger Sub have failed to consummate the merger prior to the Walk-Away Date (unless such failure was a result of our failure to perform our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts).

Termination Fee

        We will be obligated to pay to Parent a termination fee of $47.25 million if:

  •
  the merger agreement is terminated by either the Company or Parent because the Shareholder Approval has not been obtained at the special meeting or any adjournment or postponement of the special meeting;

  •
  we terminate the merger agreement prior to obtaining the Shareholder Approval in order to accept a Superior Company Proposal;

  •
  if Parent terminates the merger agreement for any of the following reasons:

  •
  the Company, our Board or our special committee delivers a notice of a Superior Company Proposal and a statement that we are in connection therewith prepared to terminate the merger agreement, or withdraws, qualifies or modifies in a manner adverse to Parent its recommendation that our shareholders approve the merger agreement;

  •
  a Company Takeover Proposal becomes publicly known and neither our special committee nor our Board has confirmed the recommendation of the Board within five business days of Parent's written request that it do so;

  •
  we breached any of our obligations regarding a Company Takeover Proposal or a Superior Company Proposal in any material respect; or

  •
  we failed to perform any of our representations, warranties or covenants contained in the merger agreement such that certain of Parent's closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the Walk-Away Date or, if capable of being cured, has not been cured by the earlier of (a) twenty days after the delivery of written notice by Parent to us of such breach and (b) the Walk-Away Date, so long as Parent and Merger Sub are not then in material breach of any representation or warranty in the merger agreement such as would give rise to the failure of our closing condition with respect to the accuracy of Parent and Merger Sub's representations and warranties in the merger agreement and Parent and Merger Sub have not failed to perform in any material respect any covenant in the merger agreement; or

  •
  the merger agreement is terminated because of the failure to consummate the merger on or before the Walk-Away Date and:

  •
  the Company's closing conditions have been satisfied (other than as specified in the merger agreement) and the marketing period has not ended as a result of the Company's failure to perform any of its obligations under the merger agreement; or

  •
  a Company Takeover Proposal has been announced after the date of the merger agreement and not withdrawn, the termination occurs before the special meeting, and within the 12 months following such termination the Company enters into a definitive agreement to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated (for purposes of this bullet, references to "20%" in the definition of Company Takeover Proposal will be deemed references to "50%").

        Parent will be obligated to pay us a termination fee of $94.5 million if the Shareholder Approval has been obtained and all other conditions to the obligations of Parent and Merger Sub to effect the merger (other than as specified in the merger agreement) have been satisfied and:

  •
  the marketing period has ended, we have notified Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived and Parent and Merger Sub have failed to consummate the merger prior to the Walk-Away Date (unless such failure was a result of our failure to perform our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts); or

  •
  the Walk-Away Date has occurred and the marketing period has not ended as a result of any reason other than our failure to perform any of our obligations under the merger agreement or to deliver any of the documents or information or cause to occur any other actions with respect to which we are required to use our reasonable best efforts to deliver or cause to be delivered or occur pursuant to our covenant to cooperate with Parent's financing efforts.

        Also, if either Parent or the Company successfully sues to enforce the payment of its respective termination fee, the non-prevailing party will pay the prevailing parties' out-of-pocket costs and expenses (including reasonable attorneys' fees), up to a maximum of $10 million.

Liability Cap and Limitation on Remedies

        Our right to receive payment of the termination fee from Parent and reimbursement for certain out-of-pocket costs and expenses, as described above in "—Termination Fee," is our sole and exclusive remedy against Parent, Merger Sub, ACOF III, CPPIB and certain of their respective affiliates and representatives for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement.

        Parent's right to receive payment of the termination fee from the Company and reimbursement for certain out-of-pocket costs and expenses, as described above in "—Termination Fee," are the sole and exclusive remedies of Parent and Merger Sub and their respective affiliates and representatives against the Company and its affiliates and representatives for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement. Both we and Parent are entitled to seek specific performance to prevent breaches or threatened breaches of the merger agreement and to enforce the terms of the merger agreement without bond or other security. However, we cannot seek specific performance to require Parent or Merger Sub to cause the equity financing to be funded or to consummate the merger.

Amendment

        At any time prior to the consummation of the merger, the merger agreement may be amended by written agreement of Parent, Merger Sub and the Company, except that after receipt of the shareholder approval of the merger agreement, there will be no amendment that by law would require further approval by our shareholders without such approval having been obtained.

Extension of Time & Waiver

        At any time prior to the effective time of the merger, the parties may:

  •
  extend the time for the performance of any of the obligations or acts of the other parties to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; or

  •
  waive compliance by any of the other parties with any of the agreements or conditions contained in the merger agreement;

provided, however, that no failure or delay by the Company, Parent or Merger Sub in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

DISSENTERS' RIGHTS

        If the merger is completed, you may be entitled to dissenters' rights under Chapter 13 of the California Corporations Code ("Chapter 13") as long as you comply with the conditions established by Chapter 13 and the other requirements of Chapter 13 are satisfied. Under California law, no dissenters' rights are available for shares listed on any national securities exchange, including the NYSE, such as our common stock, unless demands for payment are filed by at least five percent of the outstanding shares of our common stock.

        If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, such as a broker, bank or other nominee, and you desire to perfect any dissenters' rights, you must act promptly to cause the holder of record timely and properly to follow the steps summarized below. Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

        The discussion below is not a complete summary regarding your dissenters' rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex C. You should review this summary and Chapter 13 carefully if you wish to exercise dissenters' rights or if you want to preserve your right to do so in the future, because failure to comply with the required procedures within a certain time frame will result in the loss of your dissenters' rights.

        If the merger is completed, shareholders who do not vote in favor of the approval of the merger agreement may become entitled to be paid cash for the fair market value of their stock in lieu of the merger consideration set forth in the merger agreement.

        The merger agreement provides that shares of our common stock held by a holder who is entitled to demand and has properly demanded dissenters' rights in accordance with Chapter 13 shall not be converted into the right to receive the $22.00 per share merger consideration. At the effective time of the merger, such holders will cease to have any rights with respect to such dissenting shares, except the right to receive payment of the fair market value of such shares determined in accordance with Chapter 13.

        Section 1301(a) of the California Corporations Code requires the Company to give notice that the merger was approved to each of our shareholders who did not vote in favor of the approval of the merger agreement and requires us to provide a statement of the fair market value (excluding any appreciation or depreciation in consequence of the merger) of the shares on October 10, 2011, the day before the first announcement of the terms of the merger. If you do not wish to pursue your dissenters' rights, you will be entitled to receive the merger consideration set forth in the merger agreement in exchange for your shares of our common stock. All of our shareholders who desire to pursue their dissenters' rights must follow the procedures to perfect such rights as described below.

        Should you wish to become a dissenting shareholder:

  1.
  you must continuously hold your shares from the record date for shareholders entitled to consent to the merger;

  2.
  you must not vote any of the shares you wish to qualify as dissenting shares in favor of the approval of the merger agreement;

  3.
  you must make a written demand of the Company not later than 30 days after the date the Company provides you with notice that the merger was approved (the "Approval Notice"). Please note that the 30-day time period begins on the date the Approval Notice was mailed, not on the date you receive it. In your written demand to the Company, include the number of shares you are qualifying as dissenting shares and state the amount you believe to be the fair market value of those shares as of the day before the announcement of the merger. This statement of the fair market value of your shares will constitute an offer to sell your dissenting shares to the Company at such price. You should send your written demand to Corporate Secretary at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023. Even if you did not vote in favor of the approval of the merger agreement or if you gave a proxy to someone directing a vote against approval of the merger, you must still make the written demand to the Company as described above in order to qualify your shares as dissenting shares;

  4.
  you must submit the certificates representing your dissenting shares to Corporate Secretary at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023. You must submit your certificates within the same 30-day time limit as for the written demand; and

  5.
  demands must be filed in accordance with the requirements of Chapter 13 with respect to at least five percent of the outstanding shares of the Company's common stock.

        If the Company agrees that your shares have been validly qualified as dissenting shares, and you and the Company agree upon the price of the shares, you will be entitled to the agreed upon price, plus any interest that may accrue at the legal rate on judgments from the date of such agreement.

        If the Company does not agree that your shares were validly qualified as dissenting shares, or if you and the Company fail to agree upon the fair market value of your shares, you may file a complaint with the California Superior Court within six months after the Approval Notice is mailed to you, requesting that the court determine the fair market value of the dissenting shares and/or whether your shares qualify as dissenting shares.

        If demands are received with respect to less than five percent of the outstanding shares of the Company's common stock, or if you fail to perfect your dissenters' rights or effectively waive, withdraw or lose such rights, or if a court of competent jurisdiction determines that you are not entitled to relief under Chapter 13, your shares of common stock will thereupon be deemed to have been canceled and converted into the right to receive the merger consideration.

        YOU SHOULD BE AWARE THAT IF YOU SEEK TO EXERCISE DISSENTERS' RIGHTS, THE FAIR MARKET VALUE OF YOUR SHARES, AS FINALLY DETERMINED UNDER CALIFORNIA LAW, COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE AMOUNT OF THE MERGER CONSIDERATION THAT YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT. IF THE FAIR MARKET VALUE AS FINALLY DETERMINED EXCEEDS THE MERGER CONSIDERATION THAT WAS OFFERED BY 99¢ ONLY STORES, THE COSTS AND EXPENSES OF THE APPRAISAL PROCEEDING WILL BE ASSESSED AGAINST 99¢ ONLY STORES. OTHERWISE, THE COSTS MAY BE APPORTIONED AT THE DISCRETION OF THE COURT.

        IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CALIFORNIA LAW RELATING TO DISSENTERS' RIGHTS, ALL 99¢ ONLY STORES SHAREHOLDERS THAT WISH TO EXERCISE DISSENTERS' RIGHTS OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13.

IMPORTANT INFORMATION REGARDING THE COMPANY

Directors and Executive Officers of the Company

        Set forth below for each of the directors and executive officers of the 99¢ Only Stores is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and his five-year employment history. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023 or by telephone at (323) 980-8145.

        During the last five years, none of 99¢ Only Stores, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        99¢ Only Stores has a board of directors with seven members. The terms of the current directors will terminate on the date of the annual meeting of shareholders in 2012.

Directors:(1)

Name	Age	Year First Elected or Appointed Director	Principal Occupation
David Gold	79	1965	David Gold has been Chairman of the Board since he co-founded 99¢ Only Stores in 1982 with his wife Sherry Gold. Mr. Gold has over 50 years of retail experience.
Jeff Gold	44	1991

Jeff Gold joined the Company in 1984 and has served in various managerial capacities. From 1991 to 2004 he served as Senior Vice President of Real Estate and Information Systems. In January 2005, he was promoted to President and Chief Operating Officer.

Eric Schiffer	50	1991

Eric Schiffer joined the Company in 1991 and has served in various managerial capacities. In March 2000, he was promoted to President and in January 2005 to Chief Executive Officer. From 1987 to 1991, he was a venture capitalist for Oxford Partners, a venture capital firm. Mr. Schiffer is a graduate of Harvard Business School.

Name	Age	Year First Elected or Appointed Director	Principal Occupation
Lawrence Glascott	77	1996

Lawrence Glascott serves on the Company's Audit (Chairman), Compensation, Nominating and Corporate Governance and Strategic Planning Committees. Mr. Glascott has also served as Chairman of the board of directors of General Finance Corporation (Nasdaq: GFN) since November 2005, and is a member of that board's audit committee. Before Mr. Glascott retired in 1996, he had been Vice President—Finance of Waste Management International, an environmental services company, since 1991. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was the Arthur Andersen LLP partner in charge of the 99¢ Only Stores account for six years. Additionally, Mr. Glascott was in charge of the Los Angeles based Arthur Andersen LLP Enterprise Group practice for over 15 years.

Marvin Holen	82	1991

Marvin Holen serves on the Company's Audit, Compensation, Nominating and Corporate Governance (Chairman) and Strategic Planning Committees. He is a practicing attorney and in 1960 founded the law firm of Van Petten & Holen, which specializes in corporate law. Mr. Holen previously served on the board of the Southern California Rapid Transit District (including as the Board's President), the board of California Blue Shield, the board of United California Savings Bank, and on numerous other corporate and philanthropic boards of directors.

Eric G. Flamholtz	68	2004

Eric G. Flamholtz, Ph.D., serves on the Company's Compensation and Strategic Planning Committees as Chairman and as a member of Nominating and Corporate Governance Committee. He has been a professor of management at the Anderson Graduate School of Management, University of California at Los Angeles since 1973 and in 2006 became Professor Emeritus. He is President of Management Systems Consulting Corporation, which he founded in 1978. He is the author of several books, including Growing Pains: Transitioning from an Entrepreneurship to a Professionally Managed Firm. As a consultant he has extensive experience with firms ranging from entrepreneurships to Fortune 500 companies, including Starbucks, Navistar, Inc., Baskin Robbins, Jamba Juice and Grocery Outlets, as well as several Chinese companies in various industries.

Name	Age	Year First Elected or Appointed Director	Principal Occupation
Peter Woo	62	2007

Peter Woo serves on the Company's Audit, Compensation, Nominating and Corporate Governance and Strategic Planning Committees. He is a founder and Chief Executive Officer of Megatoys, Inc., a Los Angeles-based holding company with subsidiaries and facilities in China and Hong Kong. Mr. Woo was instrumental in the redevelopment of the downtown Los Angeles area now known as the "toy district", and has served as an advisor on international trade to the City of Los Angeles.

Other Executive Officers:
Rob Kautz	53

Rob Kautz joined the Company in November 2005 as Executive Vice President and Chief Financial Officer. He is responsible for overseeing finance, accounting, strategic planning and information technology. He was the CEO/CFO of Taste Good LLC, a private start-up in food production and distribution, from September 2004 until he joined the Company. He was CFO and subsequently CEO for Wolfgang Puck Casual Dining and Wolfgang Puck Worldwide where he was employed from 1998 until July 2004. Mr. Kautz started his career with IBM and served in an officer capacity for a technology vendor and he is a graduate of Harvard Business School.

Howard Gold	52

Howard Gold joined the Company in 1982 and has served in various managerial capacities. In 1991, Mr. Gold was named Senior Vice President of Distribution, and in January 2005 he was named Executive Vice President of Special Projects. Additionally, he has responsibility for the Company's allocation function and Bargain Wholesale division. He has been an executive with the Company for over 20 years, and previously served as a director of the Company.

        Jeff Gold and Howard Gold are the sons of David Gold, and Eric Schiffer is the son-in-law of David Gold.

Selected Historical Financial Data

        The following table sets forth selected financial and operating data of the Company for the periods indicated. The data set forth below should be read in conjunction with our quarterly report on Form 10-Q for the period ended October 1, 2011, the consolidated financial statements for the fiscal years ended April 2, 2011, and March 27, 2010, and notes thereto. The first half ended on October 1, 2011, and September 25, 2010, are comprised of 26 weeks. The period ended on April 2, 2011, is comprised of 53 weeks while the period ended on March 27, 2010, is comprised of 52 weeks.

(Amounts in thousands, except per share and operating data)	Year Ended April 2, 2011	Year Ended March 27, 2010	First Half Ended October 1, 2011		First Half Ended September 25, 2010
Statements of Income Data:
Net Sales:
99¢ Only Stores	$1,380,357	$1,314,214	$709,764		$659,802
Bargain Wholesale	43,521	40,956	21,614		20,232

Total sales	1,423,878	1,355,170	731,378		680,034
Cost of sales (excluding depreciation and amortization expense as shown separately below)	842,756	797,748	436,784		403,701

Gross profit	581,122	557,422	294,594		276,333
Selling, general and administrative expenses:
Operating expenses	436,034	436,608	227,933		215,304
Depreciation and amortization	27,605	27,398	13,703		13,501

Total operating expenses	463,639	464,006	241,636		228,805

Operating income	117,483	93,416	52,958		47,528

Other (income) expense, net	(741)	(135)	102		(332)

Income before provision for income taxes	118,224	93,551	52,856		47,860
Provision for income taxes	43,916	33,104	20,059		18,110

Net income	$74,308	$60,447	$32,797		$29,750

Earnings per common share attributable :
Basic	$1.06	$0.88	$0.46		$0.43

Diluted	$1.05	$0.87	$0.46		$0.42

Weighted average number of common shares outstanding:
Basic	69,963	68,641	70,517		69,768

Diluted	70,995	69,309	71,333		70,574

Company Operating Data:
Sales Growth:
99¢ Only Stores	5.0%	4.1%	7.6%		3.6%
Bargain Wholesale	6.3%	0.3%	6.8%		0.5%
Total sales	5.1%	4.0%	7.6%		3.5%
Gross margin	40.8%	41.1%	40.3%		40.6%
Operating margin	8.3%	6.9%	7.2%		7.0%
Net income	5.2%	4.5%	4.5%		4.4%
Retail Operating Data(a) :
99¢ Only Stores at end of period	285	275	288		279
Change in comparable stores net sales(b)	0.7%	3.9%	6.3%		1.6%
Average net sales per store open the full year	$4,874	$4,848	$2,494	(g)	$2,389	(i)
Average net sales per estimated saleable square foot(c)	$291 (e)	$289 (f)	$149	(d)(g)	$142	(i)(j)
Estimated saleable square footage at period end	4,758,432	4,606,728	4,802,733	(h)	4,662,810	(k)
Balance Sheet Data:
Working capital	$323,314	$263,905	$354,154		$299,669
Total assets	$824,215	$745,986	$872,492		$781,688
Capital lease obligation, including current portion	$448	$519	$467		$485
Total shareholders' equity	$681,549	$600,422	$717,804		$634,183

(a)
Includes retail operating data solely for the Company's 99¢ Only Stores. For comparability purposes, comparable stores net sales, average net sales per store and average net sales per estimated saleable square foot are based on comparable 52 weeks, for fiscal year periods presented and for the first half ended on October 1, 2011, and September 25, 2010, are based on a comparable 26 weeks period.

(b)
Change in comparable stores net sales compares net sales for all stores open at least 15 months. The Company normally does not relocate stores or close them if renovations are taking place. In a rare situation where a store is relocated, or closed and later re-opened at the same location, the relocated or re-opened store is considered a new store for any comparable store sales analysis, and would only be included in the comparable store sales analysis once it has been open, or re-opened, for 15 months.

(c)
Computed based upon estimated total saleable square footage of stores open for the full year.

(d)
Includes 34 Texas stores open for a full year. Texas stores open for the full year had average sales of $1.7 million per store and average sales per estimated saleable square foot of $94. All non-Texas stores open for the full year had average sales of $2.6 million per store and $158 of average sales per estimated saleable square foot.

(e)
Includes 32 Texas stores open for a full year. Texas stores open for the full year had average sales of $3.4 million per store and average sales per estimated saleable square foot of $181. All non-Texas stores open for the full year had average sales of $5.1 million per store and $307 of average sales per estimated saleable square foot.

(f)
Includes 31 Texas stores open for a full year. Texas stores open for the full year had average sales of $3.4 million per store and average sales per estimated saleable square foot of $180. All non-Texas stores open for the full year had average sales of $5.0 million per store and $305 of average sales per estimated saleable square foot.

(g)
Computed based upon average net sales for the first half ended October 1, 2011.

(h)
Computed based upon the number of stores opened as of the end of the first half ended October 1, 2011.

(i)
Computed based upon average net sales for the first half ended September 25, 2010.

(j)
Includes 32 Texas stores open for a full year. Texas stores open for the full year had average sales of $1.7 million per store and average sales per estimated saleable square foot of $89. All non-Texas stores open for the full year had average sales of $2.5 million per store and $150 of average sales per estimated saleable square foot.

(k)
Computed based upon the number of stores opened as of the end of the first half ended September 25, 2010.

        No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to our shareholders in evaluating the proposed merger and merger agreement because (a) the proposed merger consideration is all-cash, and (b) if the merger is completed, the Company's common stock will cease to be publicly traded.

Ratio of Earnings to Fixed Charges

        The following table presents the Company's ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges include interest expense and an estimate of interest expense on rental expenses. The Company has no other fixed charges, including amortized premiums, discounts and capitalized expenses related to indebtedness and has no outstanding preference securities or preference security dividend requirements.

(Amounts in thousands, except ratio of earnings to fixed charges data)	Year Ended April 2, 2011	Year Ended March 27, 2010	First Half Ended October 1, 2011	First Half Ended September 25, 2010
Income before income taxes and minority interest	$118,224	$93,551	$52,856	$47,860
Add fixed charges:
Interest expense	77	174	335	11
Estimate of interest within rental expense	5,759	6,150	2,818	2,920

Income before income taxes, minority interest and fixed charges	$124,060	$99,875	$56,009	$50,791
Fixed charges:
Interest expense	77	174	335	11
Estimate of interest within rental expense	5,759	6,150	2,818	2,920

Total fixed charges	$5,836	$6,324	$3,153	$2,931

Ratio of earnings to fixed charges	21.3	15.8	17.8	17.3

Net Income and Book Value Per Share

        The following table presents the Company's net income per share and book value per share for the fiscal periods indicated.

	Year Ended April 2, 2011	Year Ended March 27, 2010	First Half Ended October 1, 2011	First Half Ended September 25, 2010
Net income per share:
Basic	$1.06	$0.88	$0.46	$0.43
Diluted	$1.05	$0.87	$0.46	$0.42
Book value per share:
Basic	$9.74	$8.75	$10.18	$9.09
Diluted	$9.60	$8.66	$10.06	$8.99

Transactions in Common Stock

  Purchases by 99¢ Only Stores, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB

        There have been no purchases of the Company's common stock during the past two years effected by the Company, other than shares acquired by the Company in connection with the payment by holders of performance stock units of taxes associated with the vesting of the performance stock units.

        None of the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB have made any purchases of the Company's common stock during the past two years.

  Prior Public Offerings

        There have been no public offerings of the Company's common stock during the past three years.

  Transactions During the Past Sixty Days

        There have been no transactions in shares of the Company's common stock during the past 60 days by the Company, any of the Company's officers or directors, Parent, Merger Sub, any of the officers or directors of Parent or Merger Sub, the Ares Filing Persons, any of the members of the executive committee of APMC or any of the directors or executive officers of CPPIB or any associate or majority-owned subsidiary of the foregoing.

Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers

        The following table sets forth as of November 15, 2011, certain information relating to the ownership of our common stock by (a) each person known to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each of our named executive officers, and (d) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person possesses the sole voting and investment power with respect to the shares owned. Unless otherwise noted, the address of each person listed is c/o 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023.

Names and Addresses	Number of Shares(a)	Percent Of Class(a)
David Gold (b)(d)(e)	16,065,378	22.6%
Sherry Gold (c)(d)(e)	16,065,378	22.6%
Howard Gold (d)(e)	9,231,449	13.0%
Jeff Gold (d)(e)	9,231,449	13.0%
Eric and Karen Schiffer (d)(e)	9,306,455	13.1%
Au Zone Investments #3, LLC (e)	6,865,973	9.7%
Steven A. Cohen (f)	3,991,575	5.6%
FBR Capital Markets Corporation (g)	3,639,235	5.1%
Pentwater Capital Management, LP (h)	3,536,600	5.0%
Marvin Holen (i)	68,000	*
Lawrence Glascott (j)	59,835	*
Eric Flamholtz (k)	36,000	*
Rob Kautz (l)	342,729	*
Peter Woo (m)	55,000	*
All of the Company's current executive officers and directors as a group, 9 persons (n)	23,798,376	33.5%

*
Less than 1%

(a)
Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Included in the number of shares beneficially owned by a person and the percentage ownership of that person are shares of common stock subject to options held by that person that were exercisable as of November 15, 2011, or exercisable within 60 days after November 15, 2011.

(b)
Includes 4,599,703 shares owned by Sherry Gold, David Gold's spouse.

(c)
Includes 4,599,703 shares owned by David Gold, Sherry Gold's spouse.

(d)
Includes 6,865,973 shares controlled through Au Zone Investments #3, LLC.

(e)
Au Zone Investments #3, LLC, is the general partner of Au Zone Investments #2, L.P., a California limited partnership (the "Partnership"). The Partnership is the registered owner of 6,865,973 shares of common stock. The limited partners of the Partnership are David Gold, Sherry Gold, Howard Gold, Jeff Gold and Karen Schiffer (the daughter of David and Sherry Gold). Each of the limited partners of the Partnership owns a 20% interest in Au Zone Investments #3, LLC.

(f)
This information is based on a Schedule 13G filed on January 3, 2011, by Steven A. Cohen, S.A.C. Capital Advisors, L.P., and S.A.C. Capital Advisors, Inc., 72 Cummings Point Road, Stamford, Connecticut 06902, and by Sigma Capital Management, LLC, 540 Madison Avenue, New York, New York. According to this filing, S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own 2,341,575 shares, and Sigma Capital Management and Mr. Cohen may be deemed to beneficially own 1,650,000 shares, but each reporting person disclaims beneficial ownership of the securities covered by the filing.

(g)
This information is based on a Schedule 13G filed by FBR & Co., FBR Asset Management Holdings Inc., and FBR Fund Advisers, Inc., 1001 Nineteenth Street North,

  Arlington, Virginia 22209, on October 11, 2011. According to this filing, FBR & Co. has sole voting power and sole dispositive power with respect to 10,000 shares and shared voting power and shared dispositive power with respect to 3,639,235 shares. According to the same filing, FBR Asset Management Holdings Inc., and FBR Fund Advisers, Inc. have shared voting power and shared dispositive power with respect to 3,639,235 shares. Each reporting person disclaims beneficial ownership of the securities covered by the filing.

(h)
This information is based on a Schedule 13G filed by Pentwater Capital Management, LP, 227 West Monroe Street, Suite 4000, Chicago, Illinois 60606, on October 24, 2011. According to this filing, Pentwater Capital Management, LP has sole voting power and sole dispositive power with respect to 3,536,600 shares.

(i)
Includes 42,000 shares of common stock reserved for issuance upon exercise of stock options, which are exercisable as of November 15, 2011.

(j)
Includes 42,000 shares of common stock reserved for issuance upon exercise of stock options, which are exercisable as of November 15, 2011.

(k)
Includes 36,000 shares of common stock reserved for issuance upon exercise of stock options, which are exercisable as of November 15, 2011.

(l)
Includes 260,678 shares of common stock reserved for issuance upon exercise of stock options, which are exercisable as of November 15, 2011.

(m)
Includes 30,000 shares of common stock reserved for issuance upon exercise of stock options, which are exercisable as of November 15, 2011.

(n)
Includes (i) 4,599,703 shares of common stock owned by Sherry Gold, the spouse of David Gold, (ii) 6,865,973 shares of common stock controlled through Au Zone Investments #3, LLC and (iii) 410,678 shares of common stock that may be acquired upon exercise of stock options which are exercisable as of November 15, 2011.

 Market Price of Common Stock and Dividend Information

        The Company's common stock is listed on the NYSE under the symbol "NDN." The following table sets forth, for the indicated fiscal periods, the reported high and low sale prices per share of the Company's common stock as reported on the NYSE.

Fiscal Year	High	Low
2012:
First Quarter	$20.75	$19.56
Second Quarter	$21.00	$16.33
2011:
First Quarter	$18.10	$13.12
Second Quarter	$18.83	$14.55
Third Quarter	$19.07	$14.32
Fourth Quarter	$19.97	$14.57
2010:
First Quarter	$13.90	$8.82
Second Quarter	$15.45	$12.67
Third Quarter	$14.32	$11.21
Fourth Quarter	$17.37	$12.55
2009:
First Quarter	$10.39	$6.65
Second Quarter	$11.28	$5.37
Third Quarter	$12.86	$8.47
Fourth Quarter	$11.15	$6.86

        The Company did not pay any dividends during any period set forth in the table above. Under the terms of the merger agreement, the Company cannot declare, set aside or pay any dividend with respect to its capital stock.

        The closing trading price of our common stock on the NYSE on October 10, 2011, the last trading day prior to our public announcement that we had entered into the merger agreement, was $20.49 per share. The closing trading price of our common stock on the NYSE on March 10, 2011, the day prior to our public disclosure that we had received an acquisition proposal from LGP and members of the Gold/Schiffer Family, was $16.68 per share. The merger consideration represents a premium of approximately 32% to our closing share price on March 10, 2011. On [    •    ], 2011, which is the most recent practicable trading date prior to the date of this proxy statement, the closing price of our common stock was $[    •    ] per share. You are encouraged to obtain current market quotations for our common stock.

        As of December 2, 2011, the Company had [    •    ] shareholders of record.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB,
THE ARES FILING PERSONS AND CPPIB

Number Holdings, Inc.

        Number Holdings, Inc. is a newly formed Delaware corporation formed in connection with the transactions contemplated by the merger agreement.

        Set forth below is the name, citizenship, business address, business phone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Number Holdings, Inc. Each person identified below is a citizen of the United States of America, except for Mr. Shane Feeney and Mr. Scott Nishi, who are each citizens of Canada.

        David Kaplan (President and Chairman of Number Holdings, Inc.)—See information provided for Mr. Kaplan below.

        Shane Feeney (Vice President and Director of Number Holdings, Inc.)—See information provided for Mr. Feeney below.

        Adam Stein (Vice President of Number Holdings, Inc.)—See information provided for Mr. Stein below.

        Dennis Gies (Vice President of Number Holdings, Inc.)—See information provided for Mr. Gies below.

        Scott Nishi (Vice President of Number Holdings, Inc.)—See information provided for Mr. Nishi below.

        Michael Weiner (Vice President of Number Holdings, Inc.)—See information provided for Mr. Weiner below.

        Kevin Frankel (Secretary of Number Holdings, Inc.)—See information provided for Mr. Frankel below.

        Daniel Nguyen (Chief Financial Officer of Number Holdings, Inc.)—See information provided for Mr. Nguyen below.

Number Merger Sub, Inc.

        Number Merger Sub, Inc. is a newly formed California corporation formed in connection with the transactions contemplated by the merger agreement.

        Set forth below is the name, citizenship, business address, business phone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Number Merger Sub, Inc. Each person identified below is a citizen of the United States of America, except for Mr. Shane Feeney and Mr. Scott Nishi, who are each citizens of Canada.

        David Kaplan (President and Chairman of Number Merger Sub, Inc.)—See information provided for Mr. Kaplan below.

        Shane Feeney (Vice President and Director of Number Merger Sub, Inc.)—Mr. Feeney is a Senior Principal in the Principal Investing Group of CPPIB Equity Investments, Inc. ("CPPIB Equity"), a wholly owned subsidiary of CPPIB. In 2010, Mr. Feeney joined CPPIB Equity from Bridgepoint Capital Limited in London, UK. Prior to joining Bridgepoint Capital Limited, Mr. Feeney was a partner and founding member of Hermes Private Equity Limited's direct investing business where he was involved in several UK private equity investments between 2003 and 2009. From 1998 through 2003, Mr. Feeney was an Associate Director with Morgan Grenfell Private Equity Limited in London where he worked on numerous European private equity transactions from origination to exit across multiple industry sectors. Mr. Feeney currently serves on the Board of Directors of Tomkins Building Products, Inc. and The Gates Corporation. Mr. Feeney received a BA in Economics from Dartmouth College and an MBA from INSEAD.

        Adam Stein (Vice President of Number Merger Sub, Inc.)—Mr. Stein is a Partner in the Ares Private Equity Group. Prior to joining Ares Management in 2000, Mr. Stein was a member of the Global Leveraged Finance Group at Merrill Lynch & Co. where he participated in the execution of leveraged loan, high yield bond and mezzanine financing transactions across various industries. Mr. Stein serves on the Boards of Directors of FDO Holdings, Inc., the indirect parent of Floor and Decor Outlets of America, Inc., and Marietta Corporation, and also serves as an observer to the Board of Directors of Hanger Orthopedic Group, Inc. Mr. Stein graduated with distinction from Emory University's Goizueta Business School, where he received a BA in Business Administration with a concentration in Finance.

        Dennis Gies (Vice President of Number Merger Sub, Inc.)—Mr. Gies is a Vice President in the Private Equity Group of Ares Management. Mr. Gies joined Ares Management in 2006 from UBS Investment Bank where he participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, dividend recapitalizations and debt and equity financings. Mr. Gies graduated with a MS in Electrical Engineering from UCLA and magna cum laude with a BS in Electrical Engineering from Virginia Tech.

        Scott Nishi (Vice President of Number Merger Sub, Inc.)—Mr. Nishi is a Principal in the Principal Investing Group of CPPIB Equity. Mr. Nishi joined CPPIB Equity in 2007 from Oliver Wyman, a management consultancy where he advised consumer, healthcare and technology companies. Previously, Mr. Nishi was at Launchworks, a venture capital firm that invested in early stage technology companies. Mr. Nishi holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a B.Sc. from the University of British Columbia.

        Michael Weiner (Vice President of Number Merger Sub, Inc.)—Mr. Weiner is Vice President, General Counsel and Secretary of Ares Management. Mr. Weiner joined Ares Management in September 2006. Prior to joining Ares Management, Mr. Weiner served as General Counsel to Apollo Management L.P. and had been an officer of the corporate general partners of Apollo since 1992. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in corporate and alternative financing transactions, securities law as well as general partnership, corporate and regulatory matters. Mr. Weiner has served and continues to serve on the boards of directors of several corporations, including Hughes Communications, Inc. Mr. Weiner also serves on the Board of Governors of the Cedars Sinai Medical Center in Los Angeles. Mr. Weiner graduated with a BS in Business and Finance from the University of California at Berkeley and a JD from the University of Santa Clara.

        Kevin Frankel (Secretary of Number Merger Sub, Inc.)—Mr. Frankel is a Transaction Partner of Ares Management where he focuses on transaction processing, deal execution and portfolio company management. Mr. Frankel joined Ares Management in 2003 as General Counsel. Prior to joining Ares Management, Mr. Frankel was with RiverOne, Inc., a company providing supply chain management software and services, most recently as Senior Vice President—Business Development and General Counsel. Prior to joining RiverOne, Inc., Mr. Frankel worked with Aurora National Life Assurance Company, most recently as Senior Vice President-Operations and General Counsel. Prior to joining Aurora National Life Assurance Company, Mr. Frankel was with the law firm of Irell & Manella, most recently as a partner, resident in its corporate securities group and specializing in mergers and acquisitions. Mr. Frankel received his BA from UCLA and his Juris Doctorate from the UCLA School of Law, where he was awarded a John M. Olin Fellowship in Law and Economics for academic achievement and graduated Order of the Coif.

        Daniel Nguyen (Chief Financial Officer of Number Merger Sub, Inc.)—Mr. Nguyen is Chief Financial Officer of Ares Management. Mr. Nguyen joined Ares Management in 2000 from Arthur Andersen LLP, where he was in charge of conducting business audits on various financial institutions, performing due diligence investigations of potential mergers and acquisitions, and analyzing changes in accounting guidelines for derivatives. At Arthur Andersen LLP, Mr. Nguyen also focused on treasury risk management and on mortgage-backed securities and other types of structured financing. Mr. Nguyen graduated with a BS in Accounting from University of Southern California's Leventhal School of Accounting and received his MBA in Global Business from Pepperdine University's Graziadio School of Business and Management. Mr. Nguyen also studied European business at Oxford University in England as part of the MBA curriculum. Mr. Nguyen is a CFA charterholder and a Certified Public Accountant.

        The principal business address and telephone number for Messrs. Kaplan, Stein, Gies, Frankel and Nguyen is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, telephone number (310) 201-4100.

        The principal business address and telephone number for Mr. Feeney and Mr. Nishi is One Queen Street East, Suite 2600, P.O. Box 101, Toronto, Ontario M5C 2W5, telephone number (416) 868-4075.

The Ares Filing Persons

        Ares Partners Management Company LLC, a Delaware limited liability company ("APMC"), controls Ares Holdings LLC; Ares Holdings LLC, a Delaware limited liability company ("Ares Holdings"), controls Ares Management Holdings LLC; Ares Management Holdings LLC, a Delaware limited liability company ("Ares Management Holdings"), controls Ares Management LLC; Ares Management LLC, a Delaware limited liability company ("Ares Management"), controls ACOF Operating Manager III, LLC; ACOF Operating Manager III, LLC, a Delaware limited liability company ("ACOF Operating III"), is the general partner of ACOF Management III, L.P.; ACOF Management III, L.P., a Delaware limited partnership ("ACOF Management III") is the general partner of Ares Corporate Opportunities Fund III, L.P.; and Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership ("ACOF III"), indirectly controls Parent. APMC is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. We refer to APMC, Ares Holdings, Ares Management Holdings, Ares Management, ACOF Operating III, ACOF Management III and ACOF III, collectively, as the "Ares Filing Persons."

        The principal business address and telephone number for each of Parent, Merger Sub and the Ares Filing Persons is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, telephone number (310) 201-4100.

        Set forth below is the name, citizenship, business address, business phone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each member of the executive committee of APMC. Each person identified below is a citizen of the United States of America. The current business address of each person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and the current business phone number of each person is (310) 201-4100.

        Michael Arougheti (Member of Executive Committee)—Mr. Arougheti is a Senior Partner in the Private Debt Group of Ares Management and sits on the Executive Committee of APMC. Mr. Arougheti is also President of Ares Capital Corporation and serves as a member of the Investment Committee of Ares Capital Management, the Ares Management Global Private Debt Investment Committee and the Investment Committee of ACE, Ares' European Private Debt business. From 2001 to 2004, Mr. Arougheti was employed by Royal Bank of Canada, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm's Mezzanine

Investment Committee. At RBC Capital Partners, Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Mr. Arougheti sat on the firm's Investment Committee and was also active in the firm's private equity fund investment and its fund of funds program. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm's Mergers and Acquisitions Group, advising clients in various industries, including natural resources, pharmaceuticals and consumer products. Mr. Arougheti has extensive experience in leveraged finance, including senior bank loans, mezzanine debt and private equity. He has worked on a range of transactions for companies in the consumer products, manufacturing, healthcare, retail and technology industries. Mr. Arougheti also serves on the boards of directors of Ares Capital Corporation, Planet Organic Health Corp., Reflexite Corporation, Investor Group Services and Riverspace Arts, a not-for-profit arts organization. Mr. Arougheti received a BA in Ethics, Politics and Economics, cum laude, from Yale University.

        David Kaplan (Member of Executive Committee)—Mr. Kaplan is a founding member and Senior Partner of Ares Management, where he sits on APMC's Executive Committee and co-heads the Ares Private Equity Group. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the Board of Directors of FDO Holdings, Inc., the indirect parent of Floor and Decor Outlets of America, Inc., and as a member of the Boards of Directors of Stream Global Services, Inc. and Orchard Supply Hardware Stores Corporation. Mr. Kaplan's previous public company Board of Directors experience includes Maidenform Brands, Inc., where he served as the company's Chairman, Dominick's Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of the Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a BBA concentrating in Finance.

        Gregory Margolies (Member of Executive Committee)—Mr. Margolies is the Head of the Capital Markets Group of Ares Management, sits on the Executive Committee of APMC and serves on the Investment Committee of all Ares Capital Markets funds. Mr. Margolies joined Ares Management in 2009 from Merrill Lynch & Co. where he served as a Managing Director and the Global Head of Leveraged Finance and Capital Commitments. In addition, he was a member of the Executive Committee for Merrill Lynch's Global Investment Banking group. Prior to joining Merrill Lynch, Mr. Margolies was the Co-Head of the DB Capital Mezzanine Fund. Mr. Margolies serves on the Board of Directors for the International Organization for Women & Development and the Advisory Council for University of Michigan's Life Science Institute. Mr. Margolies graduated with a BA in International Economics and Finance from the University of Michigan and received his MBA from the University of Pennsylvania's Wharton School of Business.

        Antony Ressler (Chairman of Executive Committee)—Mr. Ressler is a founding member and Senior Partner of Ares Management, where he serves as chairman of APMC's Executive Committee. Prior to co-founding Ares Management in 1997, Mr. Ressler also co-founded Apollo Management, L.P., a publicly traded investment firm based in New York, in 1990. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated,

with responsibility for the New Issue/Syndicate Desk. Mr. Ressler serves on several boards of directors including Ares Capital Corporation, Air Lease Corporation and several private companies owned or controlled by Ares investment funds. In the not-for-profit sector, Mr. Ressler serves as a member of the Executive Committee of the Board of Trustees of the Cedars-Sinai Medical Center, Finance Chair and member of the Executive Committee of the Los Angeles County Museum of Art, a board member of Campbell Hall Episcopal School in Studio City, California and Founder and Co-Chairman of the Alliance for College-Ready Public Schools, a high performing group of twenty charter high schools and middle schools based in Los Angeles. Mr. Ressler is also one of the founding members of the board and Finance Chair of the Painted Turtle Camp, a southern California based organization (affiliated with Paul Newman's Hole in the Wall Association) which was created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his BSFS from Georgetown University's School of Foreign Service and received his MBA from Columbia University's Graduate School of Business.

        Bennett Rosenthal (Member of Executive Committee)—Mr. Rosenthal is a founding member and Senior Partner of Ares Management, where he sits on APMC's Executive Committee and co-heads the Ares Private Equity Group. Mr. Rosenthal is the Chairman of Ares Capital Corporation. Mr. Rosenthal joined Ares Management in 1998 from Merrill Lynch & Co. where he served as a Managing Director in the Global Leveraged Finance Group and was responsible for originating, structuring, and negotiating many leveraged loan and high yield financings. Mr. Rosenthal was also a senior member of Merrill Lynch's Leveraged Transaction Commitment Committee. Mr. Rosenthal also currently serves on the Boards of Directors of AmeriQual Group, LLC, Aspen Dental Management, Inc., City Ventures, LLC, Hanger Orthopedic Group, Inc., Jacuzzi Brands Corporation, National Bedding Company LLC, Nortek, Inc. and Simmons Bedding Company. Mr. Rosenthal graduated summa cum laude with a BS in Economics from the University of Pennsylvania's Wharton School of Business where he also received his MBA with distinction.

CPPIB

        CPPIB is a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada) and indirectly controls Parent.

        The principal business address and telephone number for CPPIB is One Queen Street East, Suite 2600, P.O. Box 101, Toronto, Ontario M5C 2W5, telephone number (416) 868-4075.

        Set forth below is the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of CPPIB. Each person identified below is a citizen of Canada, with the exception of Mr. Wetlaufer, who is a citizen of the United States of America. The current business address of each person, unless indicated otherwise, is One Queen Street East, Suite 2600, P.O. Box 101, Toronto, Ontario M5C 2W5.

        Robert M. Astley (Chairman)—Mr. Astley is the chairman of the Board of Directors of CPPIB. Mr. Astley was appointed to the Board of Directors in 2006 and appointed chairman in 2008. Prior to joining CPPIB Mr. Astley was the president of Sun Life Financial Canada, and president and CEO of Clarica Life Insurance Company from 1993 to 2002 and 2002 to 2004, respectively. Mr. Astley is currently a director of the Bank of Montreal and chair of its human resources and management compensation committee. Mr. Astley is also a member of the Dean's Advisory Council, Wilfrid Laurier School of Business and Economics and former chair of the Canadian Life and Health Insurance Association and of Wilfrid Laurier University. Mr. Astley is a Fellow of the Canadian Institute of Actuaries.

        Ian A. Bourne (Director)—Mr. Bourne sits on the Board of Directors of CPPIB and was appointed in 2007. Mr. Bourne was the executive vice-president and CFO of TransAlta Corporation, a power generation company from 1998 to 2005, and president of TransAlta Power L.P from 1998 to 2006. Mr. Bourne has also worked at General Electric and Canada Post Corporation. Mr. Bourne is currently the Chair of Ballard Power Systems Inc. and a Director of Canadian Oil Sands Trust Limited, Wajax Corporation, SNC Lavalin Group, and the Canadian Public Accountability Board. Mr. Bourne was formerly a director of TransAlta Power L.P., TransAlta CoGeneration, L.P. and Purolator Courier Ltd. Mr. Bourne's current business address is Suite 1410, 606—4th Street S.W., Calgary, Alberta T2P 1T1.

        Robert Brooks (Director)—Mr. Brooks sits on the Board of Directors of CPPIB and was appointed in 2009. Prior to his appointment Mr. Brooks was the vice-chair and group treasurer of the Bank of Nova Scotia where he worked for 40-years in a succession of senior investment banking, finance and treasury roles. Mr. Brooks is a director of Dundee Wealth and Hamilton Capital Partners Inc. and a former director of numerous Scotiabank subsidiaries including Scotia Discount Brokerage, Inc., Scotia Life Insurance Company, ScotiaMcLeod, Inc. and Scotia Cassels Investment Counsel Ltd.

        Pierre Choquette (Director)—Mr. Choquette sits on the Board of Directors of CPPIB and was appointed in 2008. Mr. Choquette has been a director of Methanex Corporation since 1994, was chairman from 2003 to 2010 and was CEO from 1994 to 2003. He is also the former president and COO of Novacorp International and former president of Polysar Inc. Mr. Choquette is the former chair of Gennum Corporation, the former director of Credit Lyonnais (Canada), Echo Bay Mines (U.S.), Stelco, Inc., TELUS Corporation, Terasen Gas, Inc., Terasen Pipelines and Terasen, Inc.

        Michael Goldberg (Director)—Mr. Goldberg sits on the Board of Directors of CPPIB and was appointed in 2008. Prior to his appointment Mr. Goldberg was Chief Academic Officer from 2005-2007 of Universitas 21 Global, an online graduate school initiated by Universitas 21, an international network of 20 research-intensive universities. Mr. Goldberg is Professor Emeritus and former Dean of the University of British Columbia's Sauder School of Business. Mr. Goldberg is a former member of the Deposit Insurance Advisory Committee to the federal Minister of Finance and of the B.C. Workers' Compensation Board Investment Committee. Mr. Goldberg is a director of Geovic Mining Corporation and the former director of China Enterprises Limited, Redekop Properties Ltd., Vancouver Land Corporation, Catamaran Ferries International Inc., Imperial Parking Limited and Lend Lease Global Properties Fund, a Luxembourg-based fund investing in properties in Europe and Asia. Mr. Goldberg has a PhD (Economics) from the University of California at Berkeley.

        Peter K. Hendrick (Director)—Mr. Hendrick sits on the Board of Directors of CPPIB and was appointed in 2004. From 1998 to 2002 Mr. Hendrick was the executive vice-president of investments and chief investment officer of Mackenzie Financial Corporation. He is also the. former vice-president and director of CIBC Wood Gundy Securities Inc. (now CIBC World Markets) in the Corporate Finance, Institutional Equity and Capital Markets divisions and a former lecturer at the Graduate School of Business Administration at Harvard University in the area of management and financial accounting relating to financial controls.

        Nancy Hopkins (Director)—Ms. Hopkins sits on the Board of Directors of CPPIB and was appointed in 2008. Ms. Hopkins has been a partner with the law firm of McDougall Gauley LLP and its predecessors since 1984, specializing in taxation law and corporate governance. She is chair of the Saskatoon Airport Authority and chair of the University of Saskatchewan board of governors. Ms. Hopkins is a director of Cameco Corporation, chairing the nominating, governance & risk committee, director of GrowthWorks Canadian Fund and GrowthWorks Opportunity Fund Inc., chairing the audit committee and the former chair of SGI Canada, a Saskatchewan Crown corporation, and of the Saskatchewan Police Commission. Ms. Hopkins was appointed Queen's Counsel in 1992. Ms. Hopkins' current business address is McDougall Gauley LLP, 701 Broadway Avenue, Saskatoon, Saskatchewan S7K 3L7.

        Douglas Mahaffy (Director)—Mr. Mahaffy sits on the Board of Directors of CPPIB and was appointed in 2009. Mr. Mahaffy was the chairman from 1997 to 2010, chief executive officer from 1989 to 2008 and director from 1989 to 2010 of McLean Budden Ltd., an institutional money management firm. He is the former managing director and head of investment banking (Ontario) of Merrill Lynch Canada Inc., and former senior vice-president, finance and chief financial officer of Hudson's Bay Company. He is currently a director at Methanex Corporation and a former director at Stelco Inc. and Woodward's Ltd. He is currently chairman at Drumlane Capital, a personally owned investment firm.

        Elaine McKinnon (Director)—Ms. McKinnon sits on the Board of Directors of CPPIB and was appointed in 2009. Ms. McKinnon is also the CFO and COO of Brovada Technologies, a Saint John-based software provider and has been since 2008. She has served in senior positions with xwave, a division of Bell Aliant, Aliant Inc., Prexar LLC, Bruncor Inc., and as president and CEO of Datacor Atlantic Corp. Ms. McKinnon is a director of Efficiency NB, a Crown corporation that promotes energy efficiency in New Brunswick. Ms. McKinnon is a Certified General Accountant and her current business address is Brovada Technologies Inc., 75 Prince William Street, Suite 400, Saint John, New Brunswick E2L 2B2.

        Heather Munroe-Blum (Director)—Ms. Munroe-Blum sits on the Board of Directors of CPPIB and was appointed in 2009. Since 2003, Ms. Munroe-Blum has been the Principal and Vice-Chancellor of McGill University in Montreal, Quebec and prior to that she was Vice-President of Research and International Relations, and Full Professor and Dean at the University of Toronto. She is also a former Assistant Professor at McMaster University and York University. Ms. Munroe-Blum's current non-executive roles include board memberships or other advisory responsibilities with the Pierre Elliott Trudeau Foundation, Yellow Pages Group, Royal Bank of Canada, Association of American Universities, Conference of Montreal, Association of Universities and Colleges of Canada, Conférence des recteurs et des principaux des universités du Québec, Canada Foundation for Innovation, and the Science, Technology and Innovation Council of Canada. Ms. Munroe-Blum's previous non-executive roles include ones with Hydro One Inc., Four Seasons Hotels and Resorts, Nestlé Canada, Board of Trade of Metropolitan Montreal, Council of Canadian Academies, Montreal International, Universities Research Association, Alcan Inc., Medical Research Council of Canada, Sir Mortimer B. Davis Jewish General Hospital, Neurosciences Canada, the Conference Board of Canada and Visible Genetics. Ms. Munroe-Blum's principal business address is Principal and Vice Chancellor, McGill University Room 506, James Administration Building, 845 Sherbrooke Street West, Montreal, Quebec H3A 2T5.

        Ronald E. Smith (Director)—Mr. Smith sits on the Board of Directors of CPPIB and was appointed in 2002. Mr. Smith was the senior vice-president and CFO of Emera, Inc., a Halifax-based energy company from 2000-2005 and he was also the CFO of Aliant Telecom Inc. and its predecessor, Maritime Telephone & Telegraph Ltd., chair of Innovative Properties Inc. and interim chair of Gammon Gold Inc. Mr. Smith is a former director of Bangor Hydro Electric Company, a Member of the Accounting Standards Oversight Council, former chair of the Board of Governors of Acadia University and a former partner at Ernst & Young.

        D. Murray Wallace (Director)—Mr. Wallace sits on the Board of Directors of CPPIB and was appointed in 2007. Since 2009 Mr. Wallace has been the CEO of Granite Global Solutions, an insurance services company and chairman and CEO of Park Street Capital Corporation, a personally owned investment and corporate advisory firm. Mr. Wallace is the former president of Axia NetMedia Corporation, a director of Terravest Income Fund and Critical Outcome Technologies Inc., a former director of Western Surety Ltd., Ontario Hydro, London Insurance Group, IPSCO Inc., Crown Life Insurance Co. and Queen's University School of Business (Advisory Committee). Mr. Wallace is the former Deputy Minister of Finance and Deputy Minister to the Premier for the Government of Saskatchewan. Mr. Wallace also spent five years as President of Avco Financial Services Canada Ltd. and eight years in executive roles with companies in the Trilon Financial Group. Mr. Wallace's principal business address is Granite Global Solutions, 133 King St E, Toronto, Ontario M5G1G6.

        David Denison (President and CEO)—Mr. Denison was appointed to his position in January 2005. As the President and CEO of CPPIB, Mr. Denison is responsible for leading the organization and its investment activities. Mr. Denison has 32 years of experience in the financial services sector, including senior postings in the investment, consulting and mutual fund businesses in Canada, the U.S. and Europe. His previous firms have included Merrill Lynch, S.G. Warburg Canada, Midland Walwyn and Mercer Consulting. He joined Fidelity Investments Canada in 1995 as the company's Chief Operations Officer and was later named President. Mr. Denison spent the years from 2000 to 2003 as President of Fidelity Investments Institutional Brokerage Group in Boston before resuming his duties as President of the Canadian company, a position he held until his appointment to CPPIB. Mr. Denison is a graduate of the University of Toronto with undergraduate degrees in mathematics and education. Following six years as an educator, Mr. Denison earned his Chartered Accountant designation and began his business career. He is currently a Fellow of the Institute of Chartered Accountants of Ontario. He is Vice-Chair of the Canadian Coalition for Good Governance and a director of York University and The United Way of Greater Toronto. Mr. Denison is also a member of the Toronto Community Foundation Investment Committee, University of Toronto Investment Advisory Committee and World Bank Treasury Expert Advisory Committee.

        Mark Wiseman (Executive Vice President, Investments)—Mr. Wiseman is responsible for managing all of the investment activities of CPPIB—Public Market Investments, Private Investments and Real Estate Investments. Prior to his current role, Mr. Wiseman headed the Private Investments department as Senior Vice-President. Before joining CPPIB in June 2005, Mr. Wiseman was responsible for the private equity fund and co-investment program at the Ontario Teachers' Pension Plan. Previously, Mr. Wiseman was an officer with Harrowston Inc., a publicly traded Canadian merchant bank and a lawyer with Sullivan & Cromwell, practicing in New York and Paris. He also served as a law clerk to Madam Justice Beverley McLachlin at the Supreme Court of Canada. From 2004 to 2007, Mr. Wiseman was Chairman of the Institutional Limited Partners Association, a non-profit organization committed to serving limited partner investors in the global private equity industry. Mr. Wiseman serves on the board of several not-for-profit organizations, including Mount Sinai Hospital in Toronto and Right to Play International. Mr. Wiseman holds a BA from Queen's University and a law degree and MBA from the University of Toronto. He was also a Fulbright Scholar at Yale University where he obtained a masters degree in law and is a certified member of the Canadian Institute of Corporate Directors.

        André Bourbonnais (Senior Vice President, Private Investments)—Mr. Bourbonnais is responsible for leading the investments program at CPPIB. Mr. Bourbonnais joined CPPIB in 2006 as Vice-President-Head of Principal Investing where he built and managed the direct investing portfolio. Mr. Bourbonnais was promoted to his current position in February 2010. Mr. Bourbonnais joined CPPIB from Addenda Capital, a fixed income manager, where he was Head of Strategy. Between 2001 and 2004, Mr. Bourbonnais managed private equity portfolios in the financial services, telecommunications, media, and entertainment sectors for Caisse de dépôt et placement du Québec where he was President, CDPQ Financial Services Inc. and President, CDPQ Capital Communications Inc. Prior to that, Mr. Bourbonnais was the Executive Vice-President, Chief Legal Officer, and Corporate Secretary, at Teleglobe Inc. from 1993 to 2000. Mr. Bourbonnais currently serves as Director on the Boards of Anglian Water Group Limited and IMS Health Inc. Throughout his career, Mr. Bourbonnais sat on Boards of Directors of public and private companies in the financial services, media and telecom, healthcare and consumer goods sectors. Mr. Bourbonnais earned his LLM from the University of London School of Economics and LLL from the University of Ottawa.

        John Butler (Senior Vice President, General Counsel and Corporate Secretary)—Prior to joining CPPIB in 2003, Mr. Butler spent 22 years with Torys LLP (and its predecessor firm), most of that time as partner, and served as the firm's Chief Financial and Administrative Officer. While with Torys, he was seconded to executive positions with Royal Trustco, Bramalea Limited, Brookfield Development

Corporation and First City Capital Markets. Most recently, he was Senior Vice President, Corporate Development for Barrick Gold Corporation. Mr. Butler was appointed Vice President—General Counsel and Corporate Secretary in October 2003. Mr. Butler earned his LLM and LLB degrees from Osgoode Hall, York University, and received his BA in business administration (Gold Medalist) from Wilfrid Laurier University. He was called to the Ontario Bar (Silver Medalist) in 1979.

        Graeme Eadie (Senior Vice President, Real Estate Investments)—Mr. Eadie is responsible for leading the investment team managing the real estate portfolio. Prior to joining CPPIB in June 2005, Mr. Eadie served as chief financial officer of two large publicly traded companies in the retail and manufacturing sectors, Consumers Packaging from 2001-2002 and Dylex Ltd. 1995-2000. From 1993-1995, Mr. Eadie held the position of president and chief operating officer of Cadillac Fairview. Mr. Eadie sat on the board of directors of Morguard Real Estate from 1998-2005 and Ontario Realty Corp from 1998-1999. Mr. Eadie earned his B.Comm. (Finance & Urban Land Economics) and M.Sc. (Business Administration, Finance & Urban Land Economics) degrees from the University of British Columbia.

        Michel Leduc (Senior Vice President, Communications and Stakeholder Relations)—Mr. Leduc joined CPPIB in July 2011 and leads the team responsible for the overall reputation management of CPPIB as well as preserving and protecting its governance model and investment mandate. A senior communications professional, Mr. Leduc has over 20 years of experience in the areas of public affairs, government relations, corporate communications, social responsibility and branding. Most recently, he was Vice-President, Public and Corporate Affairs at Sun Life Financial where he oversaw the company's global public affairs, corporate communications and brand management functions. He has also held positions at the Canadian Bankers Association and the Canadian Payments Association. Mr. Leduc has also recently been on the board of directors of the Canada China Business Council and the Toronto Financial Services Alliance. He holds a BA in Law from Carleton University.

        Saylor Millitz-Lee (Senior Vice President, Human Resources)—Ms. Millitz-Lee joined CPPIB in 2008 and leads the team of professionals responsible for building CPPIB's human resources capabilities. From 2003 to 2008, Ms. Millitz-Lee held various roles with Advanced Micro Devices (formerly ATI Technology) including Vice-President, Human Resources (Solutions & Services) in which she was responsible for global HR service delivery. She has held senior HR roles with Scotiabank, Frito Lay Canada and Molson Canada and also has over 10 years of pension consulting experience at Ontario Teachers' Pension Plan and Towers Watson (formerly Towers Perrin). Ms. Millitz-Lee graduated on the Dean's List from the University of Western Ontario with an Honours Bachelor of Science degree in Actuarial Science.

        Donald Raymond (Senior Vice President and Chief Investment Strategist)—Mr. Raymond joined CPPIB in 2001 and is responsible for CPPIB's fund level investment strategy. He chairs the Investment Planning Committee, which approves all new investment programs and oversees all portfolio risks. Prior to this role, Mr. Raymond built and led the Public Market Investments department transition from external passive equity investing to the development of a wide variety of active capabilities across asset classes. Prior to joining the CPPIB in 2001, Mr. Raymond worked for Goldman Sachs where he worked as a fixed-income strategist before moving to the Quantitative Strategies group with responsibility for global equity and fixed-income portfolios. Prior to developing an interest in finance, Mr. Raymond worked for Schlumberger in China and trained as a pilot in the Canadian military. He holds a PhD in engineering from Queen's University and a CFA charter. Mr. Raymond is currently Chair of the International Centre for Pension Management at the University of Toronto's Rotman School of Management and a Trustee of Queen's University.

        Benita Warmbold (Senior Vice President and Chief Operations Officer)—Ms. Warmbold is responsible for the treasury, investment risk, operations, investment finance and technology functions within CPPIB. Prior to joining CPPIB in 2008, she spent 11 years as the Managing Director and Chief

Financial Officer for Northwater Capital Management Inc. where she was a member of the Senior Management Team and was responsible for operations, finance, risk management, compliance, regulatory affairs, and treasury functions. With over 25 years of finance experience, she previously held senior positions with Canada Development Investment Corporation and KPMG. Ms. Warmbold is active on several boards, including Canada Development Investment Corporation (a federal crown corporation), Queen's School of Business Advisory Board (at Queen's University) and Alzheimer Society of Toronto (a charitable organization). She is also a member of the Audit Committee of Queen's University and the Executive Committee of the Toronto Financial Services Global Hub Project. Ms. Warmbold was recognized as a Top 100 Most Powerful Women—Corporate Executives Category in 2009. Ms. Warmbold holds an Honours Bachelor of Commerce degree from Queen's University and is a Fellow of the Institute of Chartered Accountants of Ontario.

        Eric Wetlaufer (Senior Vice President, Public Market Investments)—Mr. Wetlaufer is responsible for leading CPPIB's Public Market Investments department which invests in publicly-traded assets and related derivatives. Prior to joining CPPIB in June 2011, Mr. Wetlaufer was the Group Chief Investment Officer, International at Fidelity Management & Research in Boston, Massachusetts from 2005 to 2010. Mr. Wetlaufer was also the co-founder and partner of Oxhead Capital Management and has held the roles of Chief Investment Officer of U.S. Mid Cap and Specialty Growth at Putnam Investments from 1997 to 2003 and Managing Director at Cadence Capital Management from 1991 to 1997. Mr. Wetlaufer is also active on several non-profit boards including Bay Cove Human Services and the Melanoma Foundation of New England. Mr. Wetlaufer earned a BA in Earth Science from Wesleyan University and is a Chartered Financial Analyst.

        Nicholas Zelenczuk (Senior Vice President and Chief Financial Officer)—Mr. Zelenczuk joined CPPIB in 2009 and has more than 20 years of experience in the financial services industry. Mr. Zelenczuk was most recently Senior Vice-President, Audit and Risk Management for BCE Inc. from 2006 to 2008. Prior to that from 2002 to 2005, he was a Partner, Risk Advisory Services at KPMG LLP. From 1998 to 2001, he served as President and CEO of Deutsche Bank Canada. In addition, from 1987 to 1996, Mr. Zelenczuk held various officer level positions at CIBC Wood Gundy. Mr. Zelenczuk is a Fellow of the Institute of Chartered Accountants of Ontario and holds a Bachelor of Commerce degree from Queen's University.

        During the last five years, none of Parent, Merger Sub, the Ares Filing Persons, CPPIB, any of the officers or directors of Parent or Merger Sub, any of the members of the executive committee of APMC or any of the directors or executive officers of CPPIB described above have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMPORTANT INFORMATION REGARDING THE ROLLOVER INVESTORS

        Eric Schiffer.    See information provided for Mr. Schiffer above under "Important Information Regarding the Company—Directors and Executive Officers of the Company."

        Jeff Gold.    See information provided for Mr. J. Gold above under "Important Information Regarding the Company—Directors and Executive Officers of the Company."

        Howard Gold.    See information provided for Mr. H. Gold above under "Important Information Regarding the Company—Directors and Executive Officers of the Company."

        Karen Schiffer.    Ms. Schiffer has been employed by the Company as a buyer for the past 25 years. She is a citizen of the United States. Her principal business address is 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023 and the telephone number is (323) 980-8145.

        The Gold Revocable Trust dated October 26, 2005.    The Gold Revocable Trust dated October 26, 2005 is a revocable trust formed for the benefit of certain members of the Gold family. The trust acts through its co-trustees David Gold, the Chairman of the Board, and Sherry Gold. The address of the trust is c/o 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023 and the telephone number is (323) 980-8145. See information provided for Mr. D. Gold above under "Important Information Regarding the Company—Directors and Executive Officers of the Company." Ms. Gold has been retired for more than five years. She is a citizen of the United States.

        During the last five years, none of the persons or entities listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will have no public shareholders and there will be no public participation in any of our future shareholder meetings. We intend to hold the 2012 annual meeting of shareholders (the "2012 Annual Meeting") only if the merger is not completed.

        Any shareholder who intends to present a proposal at the 2012 Annual Meeting for inclusion in our proxy statement relating to such annual meeting must submit such proposal to us at our principal executive offices by March 30, 2012. In addition, in the event a shareholder proposal is not received by us by June 24, 2012, the proxy to be solicited by the Board for the 2012 Annual Meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2012 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the "SEC Filings" section of our Investor Relations website at http:// 99only.com/investors.

        The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        Because the merger is a "going private" transaction 99¢ Only Stores, the Rollover Investors, Parent, Merger Sub, the Ares Filing Persons and CPPIB have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of 99¢ Only Stores during regular business hours by any interested holder of the Company's common stock or any representative who has been so designated in writing.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

        The following documents filed with the SEC are incorporated by reference in this proxy statement:

  •
  99¢ Only Stores' Annual Report on Form 10-K for the fiscal year ended April 2, 2011;

  •
  99¢ Only Stores' Quarterly Reports on Form 10-Q for the quarters ended July 2, 2011, and October 1, 2011;

  •
  99¢ Only Stores' Proxy Statement on Schedule 14A, filed with the SEC on July 27, 2011; and

  •
  99¢ Only Stores' Current Reports on Form 8-K, filed with the SEC on June 22, 2011, September 13, 2011, and October 11, 2011.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations at 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023, telephone (323) 980-8145, or on our website at www.99only.com or from the SEC through the SEC's website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this proxy statement).

        Parent has supplied all information in this proxy statement pertaining to Parent, Merger Sub, the Ares Filing Persons and CPPIB, the Rollover Investors have supplied all information pertaining to themselves and we have supplied all information in this proxy statement pertaining to us.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY

REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED [    •    ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

NUMBER HOLDINGS, INC.,

NUMBER MERGER SUB, INC.

and

99 CENTS ONLY STORES

Dated as of October 11, 2011

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 11, 2011, is by and among Number Holdings, Inc., a Delaware corporation ("Parent"), Number Merger Sub, Inc., a California corporation ("Merger Sub"), and 99 Cents Only Stores, a California corporation (the "Company").

        WHEREAS, the parties intend that Merger Sub be merged (the "Merger") with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the special committee of the Board of Directors of the Company (the "Special Committee"), has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and (iii) resolved to recommend approval of the principal terms of this Agreement by the stockholders of the Company;

        WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, the Rollover Investors (as defined herein) are entering into the Rollover Letter, pursuant to which such persons will contribute to Parent, subject to the terms and conditions therein, the Rollover Investment;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, each of Ares Corporate Opportunities
Fund III, L.P., a Delaware limited partnership ("ACOF") and the Canada Pension Plan Investment Board, a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada) (the "CPPIB", and collectively with ACOF, the "Equity Providers"), are entering into an equity commitment letter with Parent (each, an "Equity Funding Letter") with respect to certain obligations of Parent and Merger Sub under this Agreement; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, each of the Equity Providers is entering into a limited guaranty in favor of the Company (each, a "Guaranty" and collectively the "Guarantees") with respect to certain obligations of Parent and Merger Sub under this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Rollover Investors are entering into a voting and support agreement (the "Voting Agreement") with Parent;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.01    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the "California Code"), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

        1.02    Closing.     The closing (the "Closing") of the Merger shall take place at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Los Angeles, California at 10:00 a.m. (Pacific time) on the later of (a) the third (3rd) Business Day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII (other than those that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), and (b) the earlier of (i) any Business Day during the Marketing Period specified by Parent and (ii) the third (3rd) Business Day after the final day of the Marketing Period, or at such other time and date as shall be agreed upon in writing among Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        1.03    Effective Time.     On the Closing Date or as soon as practicable thereafter, the parties hereto shall duly file with the Secretary of State of the State of California an agreement of merger (the "Agreement of Merger"), executed in accordance with the relevant provisions of the California Code, in substantially the form attached hereto as Exhibit A, and shall make all other filings or recordings required under the California Code. If such Secretary of State requires any changes in the Agreement of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided, that such changes are not inconsistent with and do not result in any substantive change in the terms of this Agreement. The Merger shall become effective at such time as the Agreement of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Agreement of Merger (the time that the Merger becomes effective being the "Effective Time").

        1.04    Effects.     At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the California Code. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        1.05    Articles of Incorporation and Bylaws.

          (a)   The Articles of Incorporation of the Company (the "Company Articles") shall be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b)   The Bylaws of the Company (the "Company Bylaws") shall be amended at the Effective Time to read in the form of Exhibit C and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        1.06    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

        1.07    Officers.     The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

 ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        2.01    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a)    Capital Stock of Merger Sub.    Each share of Class A common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, no par value per share, of the Surviving Corporation. Each share of Class B common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class B common stock, no par value per share, of the Surviving Corporation. The shares of Class A common stock and the shares of Class B common stock shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b)    Cancelation of Treasury Stock and Parent-Owned Stock.    Each share of common stock, no par value per share, of the Company (the "Company Common Stock") that is owned by the Company, Parent or Merger Sub, or any other direct or indirect wholly-owned subsidiary of Parent, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. For the avoidance of doubt, the shares of Company Common Stock contributed to Parent by the Rollover Investors pursuant to the Rollover Letter immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

          (c)    Conversion of the Company Common Stock.

              (i)  Subject to Sections 2.01(b), 2.01(d) and 2.02(h), each issued and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to $22.00, without interest (the "Offer Price").

             (ii)  The cash payable upon the conversion of shares of Company Common Stock pursuant to Section 2.01(c)(i) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the per share amount of the Merger Consideration upon surrender of such Certificate in accordance with Section 2.02, without interest.

          (d)    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and has properly demanded dissenters' rights in accordance with Chapter 13 of the California Code ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the "fair market value" of such Dissenting Shares held by them in accordance with the provisions of such Chapter 13. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, as of the Effective Time, without any interest thereon, upon surrender, in the manner provided in Section 2.01(c), of the Certificate or Certificates that formerly evidenced such Dissenting Shares. The Company shall (i) serve prompt notice to Parent of any demands under such Chapter 13 and attempted withdrawals of such notices or demands and (ii) give Parent the opportunity to participate in and direct all negotiations, petitions and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in its sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        2.02    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. Prior to or concurrently with the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent to be held in trust for the benefit of holders of Certificates cash in an amount sufficient to pay the Merger Consideration pursuant to Section 2.01(c) for all outstanding shares of Company Common Stock (such cash being hereinafter referred to as the "Exchange Fund"). Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount equal to any deficiency in the amount required to make such payment.

          (b)    Exchange Procedure.    Promptly (and in any event within five (5) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or affidavits of loss in lieu thereof as provided in Section 2.02(g), to the Paying Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c)    No Further Ownership Rights in the Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of its claim for Merger Consideration, without any interest thereon.

          (e)    No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law and immediately prior to such date, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' rights hereunder.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

          (h)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made pursuant to the Merger and any payments made in respect of the Dissenting Shares) to any holder of shares of Company Common Stock, RSUs, PSUs or Company Stock Options, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, RSUs, PSUs or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        2.03    Company Stock Options.

          (a)   At or prior to the Effective Time:

              (i)  each Company Stock Plan shall terminate; and

             (ii)  each Company Stock Option that is outstanding and unexercised (without regard to the exercise price of such Company Stock Option) as of immediately prior to the Effective Time, whether vested or unvested, shall (A) become fully vested and exercisable immediately prior to and contingent on the Closing and (B) be cancelled as of the Effective Time, subject, if applicable, to payment pursuant to Section 2.03(b).

          (b)   Each holder of a Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, has an exercise price per share that is less than the per share Merger Consideration and is canceled pursuant to Section 2.03(a) shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Company Stock Option (subject to applicable Tax withholding requirements and without interest).

          For purposes of this Agreement, "Designated Consideration" means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option.

          (c)   Each Restricted Stock Unit under the Company Stock Plans (a "RSU") that is outstanding as of immediately prior to the Effective Time shall be cancelled effective at the Effective Time and the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time) a cash amount equal to the product of (i) the number of unforfeited shares of Company Common Stock then subject to the RSU, times (ii) the Merger Consideration per share of Company Common Stock (subject to applicable Tax withholding requirements and without interest).

          (d)   Each Performance Stock Unit under the Company Stock Plans (a "PSU") that is outstanding as of immediately prior to the Effective Time shall be cancelled effective at the Effective Time and the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time) a cash amount equal to the product of (i) the number of unforfeited shares of Company Common Stock then subject to the PSU, times (ii) the Merger Consideration per share of Company Common Stock (subject to applicable Tax withholding requirements and without interest).

          (e)   In this Agreement:

            "Company Stock Option" means any option to purchase the Company Common Stock granted under any Company Stock Plan.

            "Company Stock Plans" means the Company's (i) 2010 Equity Incentive Plan, and (ii) 1996 Stock Option Plan.

        2.04    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination, exchange of shares or similar transaction, the Merger Consideration and the Merger Consideration payable per share of Company Common Stock shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination, exchange of shares or similar transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (i) the Company SEC Documents filed with the SEC and publicly available after March 28, 2010 and prior to the date of this Agreement (the "Filed Company SEC Documents") or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that:

        3.01    Organization, Standing and Power.     Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.02    Company Subsidiaries; Equity Interests.

          (a)   All of the outstanding shares of capital stock of each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable and (ii) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock.

          (b)   Except for its equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, (i) any capital stock, joint venture interest or voting interest of any person or (ii) any other interest or participation that confers on the Company or any Company Subsidiary the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other person.

        3.03    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value per share (the "Company Preferred Stock", and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on October 5, 2011 (the "Measurement Date"):

              (i)  70,583,887 shares of Company Common Stock were issued and outstanding,

             (ii)  2,590,967 shares of Company Common Stock were subject to outstanding Company Stock Options and

            (iii)  no shares of Company Preferred Stock were issued or outstanding.

          In addition, at the close of business on the Measurement Date, 18,000 shares of Company Common Stock were subject to outstanding RSUs and 380,912 shares of Company Common Stock were subject to outstanding PSUs.

          Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued or outstanding.

          Except as set forth above, at the close of business on the Measurement Date, there were no Company Securities outstanding other than shares of capital stock of the Company Subsidiaries owned by the Company.

          Since the Measurement Date, neither the Company nor any of the Company Subsidiaries has (1) issued, delivered or sold or committed to issue, deliver or sell any Company Common Stock or Company Securities, other than shares of Company Common Stock issued pursuant to (i) the Company Stock Options or (ii) the RSUs, and PSUs, in each case, (x) described in subsection (a) above that were outstanding as of the Measurement Date, and (y) in accordance with their terms as in effect on such date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

          (b)   There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote ("Voting Company Debt").

          (c)   Except as set forth above, there are no (i) voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any Company Securities, or (ii) Contracts to which the Company or any Company Subsidiary is a party or is bound restricting the transfer of, or requiring the registration for sale of, any Company Securities.

          (d)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to Company Stock Options that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any options, rights of first refusal, rights of first offer, subscription rights, preemptive rights or similar rights under any provision of the California Code, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

        3.04    Authority; Execution and Delivery; Enforceability.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and such authorization satisfies Section 310(a)(2) of the California Code, and no other corporate actions on the part of the Company are necessary to authorize this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company's legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law).

          (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, acting upon the recommendation of the Special Committee, has, by unanimous vote of all directors (other than the Rollover Directors, who abstained) duly adopted resolutions (which resolutions have not been rescinded or modified) (i) approving and declaring advisable this Agreement and the Merger, (ii) determining that the terms of the Merger are fair to and in the best interests of the stockholders of the Company (other than the Rollover Investors and Parent and its affiliates to the extent that any of them own shares of Company Common Stock), and just and reasonable as to the Company, and (iii) subject to Section 5.04(b) and 5.04(c), resolving to recommend that the holders of the Company Common Stock approve the principal terms of this Agreement and the Agreement of Merger.

          (c)   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 4.08 and 4.10, the only vote of holders of Company capital stock required pursuant to the California Code to approve the principal terms of this Agreement and the Merger is the affirmative vote by the holders of a majority of the outstanding shares of Company Common Stock (the "Stockholder Approval").

          (d)   No "control share acquisition," "fair price," "moratorium" or other state restriction on business combinations statute or similar Law is applicable to this Agreement or the Merger.

        3.05    No Conflicts; Consents.

          (a)   The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and compliance by the Company with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Stock Plan or (iii) subject to the filings and other matters referred to in Section 3.05(b), any supranational, Federal, state, local or foreign judgment, injunction, order, writ, ruling or decree ("Judgment") or any supranational, Federal, state, local or foreign statute, law (including, common law), code, ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, notice to, or permit from, any supranational, Federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority or instrumentality or any non-governmental self-regulatory agency, authority or commission, supranational, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

  as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders (the "Proxy Statement") and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 6.09, (v) such filings as may be required under the rules and regulations of the New York Stock Exchange, and (vi) such other items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.06    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   The Company has filed or furnished, as applicable, in a timely manner, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be so filed or furnished, as applicable, by the Company at or after March 28, 2010 under the Securities Act and the Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on Current Reports on Form 8-K, the "Company SEC Documents").

          (b)   As of its respective date, each Company SEC Document filed on or after March 28, 2010 complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), none of the Company SEC Documents filed on or after March 28, 2010 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or which, individually or in the aggregate, would require an amendment, supplement or corrective filing of any such Company SEC Document.

          (c)   The Company has made available to Parent (to the extent not otherwise publicly available) copies of all comment letters received from the SEC that (i) relate to the Company SEC Documents filed on or after March 29, 2008 or (ii) contain continuing obligations of the Company, and, in each case, all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters. The Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC.

          (d)   Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents filed on or after March 28, 2010, complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practices ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since March 28, 2010, the accounting books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with applicable legal and accounting requirements.

          (e)   None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations (i) to the extent disclosed, reflected or reserved against in the most recent financial statements included in the Filed Company SEC Documents; (ii) related to the future performance in the ordinary course of business of any Contract entered into (x) prior to the date of the most recent financial statements included in the Filed Company SEC Documents, (y) in the ordinary course of business after such date, or (z) in connection with, and as contemplated by, this Agreement or the Merger; (iii) incurred or arising in the ordinary course of business since the date of the most recent financial statements included in the Filed Company SEC Documents; or (iv) that are in an amount not in excess of $15,000,000 in the aggregate (in the case of clauses (ii) and (iii), none of which (other than immaterial amounts) results from, arises out of, relates to, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

          (f)    The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. Since March 28, 2010, the Company's principal executive officer and its principal financial officer have disclosed, based on management's evaluation in accordance with the requirements of Rule 13a-15 under the Exchange Act, to the Company's auditors and the audit committee of the Company Board (i) all known significant deficiencies, if any, in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and have identified for the Company's auditors any material weaknesses in internal controls, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

          (g)   The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company and that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is recorded and made known to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

          (h)   There are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC, (ii) to the knowledge of the Company, inspections of an audit of the Company's financial statements by the Public Company Accounting Oversight Board or (iii) investigations by the Audit Committee of the Company Board regarding any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

        3.07    Information Supplied.     The Proxy Statement (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter which has become false or misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on, and in conformity with, information supplied by or on behalf of Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

        3.08    Absence of Certain Changes or Events.     From April 2, 2011 through the date of this Agreement, (i) there has not been any Event, change or occurrence that, individually or together with any other Event, change or occurrence, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) except in connection with this Agreement or as contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business and (iii) neither the Company nor any Company Subsidiary has taken any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to clauses (i) through (xv) of Section 5.01 of this Agreement (except clause (xi)).

        3.09    Taxes.

          (a)   Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to have been paid by the Company or any Company Subsidiary, have been paid or adequately reserved for in the most recent financial statements included in the Company SEC Documents. There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or being contested in good faith and adequately reserved for in the most recent financial statements included in the Company SEC Documents) on the assets of the Company or any Company Subsidiary.

          (b)   No audit or other proceeding with respect to Taxes due from the Company or any Company Subsidiary, or any Tax Return of the Company or any Company Subsidiary, is pending, being conducted or asserted in writing by any Governmental Entity. None of the Company or any Company Subsidiary is bound by any closing agreement or any similar Contract with any Governmental Entity relating to Taxes.

          (c)   The Company has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (d)   None of the Company or any Company Subsidiary has been a beneficiary of or participated in any "listed transaction" described in Treasury Regulations Section 1.6011-4(b)(2) that was, is, or to the knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.

          (e)   For purposes of this Agreement:

            "Tax" or "Taxes" means any tax or duty or similar governmental fee, levy, assessment or charge, of any kind whatsoever, imposed by a Governmental Entity together with any penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest on any of the foregoing.

            "Tax Return" means any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Entity in connection with the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (f)    None of the Company or any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify under Section 355 of the Code or in a distribution that violates Section 355(d) or (e) of the Code in the five (5) years prior to the date of this Agreement.

          (g)   None of the Company or any Company Subsidiary has any liability for the Taxes of any person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) other than as a result of being included in consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent or (ii) under any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or assumption or similar Contract relating to Taxes.

          (h)   None of the Company or any Company Subsidiary has made, agreed to make, or, to the knowledge of the Company, is required to make, any change in method of accounting previously used in any Tax Return filed by it, which change in method would require the Company or any Company Subsidiary to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision under any other state, local or foreign Tax Law) on any Tax Return for any taxable period that has not yet been filed, and no application is pending with any Governmental Entity requesting permission for the Company or any Company Subsidiary to make any change in any accounting method that would require such an adjustment. None of the Company or any Company Subsidiary has made or agreed to make any adjustment under Section 482 of the Code (or similar provision under state, local or foreign Tax Law) or any Tax Return for any taxable period that not yet been filed.

          (i)    None of the Company or any Company Subsidiary is subject to any Tax by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return.

          (j)    All positions on any Tax Return of the Company or any Company Subsidiary that could subject the Company or any Company Subsidiary to a substantial understatement penalty under Code Section 6662 or any similar state, local or foreign Law have been disclosed.

        3.10    Labor Relations.

          (a)   As of the date hereof, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement. Since March 29, 2009 through the date hereof, none of the Company or any Company Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the knowledge of the Company, union organization attempts, and, to the knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary.

          (b)   There have been no material claims of harassment, discrimination, retaliatory acts or similar actions against any employee, officer, independent contractor or director of the Company or any Company Subsidiary in connection with Company activities at any time during the past three years and, to the knowledge of the Company, no such claims are threatened. To the knowledge of the Company, none of the employment policies or practices of the Company or any Company Subsidiary are currently being audited or being investigated by any Governmental Entity.

          (c)   Each individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee under applicable Laws (including for Tax withholding purposes) by the Company or such Company Subsidiary is not an employee under applicable Laws (including for Tax withholding purposes) or for purposes of any Company Benefit Plan or Company Benefit Agreement. Neither the Company nor any of the Company Subsidiaries has any material liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and the Company Subsidiaries has been properly classified as "exempt" or "non-exempt" under applicable Law.

        3.11    Employee Benefits.

          (a)   Schedule 3.11(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans sponsored, maintained or contributed to by the Company or any Company Subsidiary or any other ERISA Affiliate for the benefit of any current or former employee or independent contractor of the Company or any Company Subsidiary or any other ERISA Affiliate. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and applicable Law and otherwise complies with applicable Law in all material respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan or other plan set forth in Schedule 3.11(a) of the Company Disclosure Schedule (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such plan (if any such report was required), (iii) the most recent summary plan description for each such plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any such plan, and (v) all filings during the past three years under the IRS's Employee Plans Compliance Resolution System program, the Department of Labor Delinquent Filer Voluntary Correction Program or any other government correction program relating to any Company Benefit Plan, in each case, to the extent that such documents are in the Company's possession. Schedule 3.11(a) of the Company Disclosure Schedule contains a summary of all Company Stock Options, RSUs and PSUs outstanding under the Company Stock Plans as of the Measurement Date, specifying the name of each holder, the exercise price, the date of grant, and the number of vested and unvested (or non-forfeitable) Company Stock Options or other Company Securities, as applicable.

          (b)   Schedule 3.11(b) of the Company Disclosure Schedule contains a list, as of the date hereof, of all material Company Benefit Agreements. The Company has made available to Parent true, complete and correct copies of each material Company Benefit Agreement or a written description of each material Company Benefit Agreement not in writing.

          (c)   All contributions required to be made to any Company Benefit Plan or Company Benefit Agreement (by applicable Laws, or under the terms of any Company Benefit Plan, Company Benefit Agreement or other Contract) and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan or Company Benefit Agreement, for all periods through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, are fully reflected on the financial statements included in the Filed Company SEC Documents. The Company has complied in all material respects with the terms of each Company Benefit Plan and Company Benefit Agreement, and each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in compliance with its terms and with all applicable Laws.

          (d)   Each Company Pension Plan intended to be tax-qualified for Federal income tax purposes is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs.

          (e)   No Company Benefit Plan or Company Benefit Agreement provides health benefits (whether or not insured) with respect to current or former employees or independent contractors (or any of their beneficiaries) of the Company or any Company Subsidiary after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the current or former employee or independent contractor (or any of their beneficiaries)).

          (f)    None of the Company, any Company Subsidiaries, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six (6) years contributed to or had an obligation to contribute to, any Multiemployer Plan or benefit plan subject to Title IV of ERISA or Section 412 of the Code.

          (g)   No proceeding has been asserted, instituted or, to the knowledge of the Company, threatened against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), or, to the knowledge of the Company, in connection with such Company Benefit Plans, any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary, or any of the assets of any trust of any of the Company Benefit Plans. To the knowledge of the Company, no "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively) has incurred or would reasonably be expected to incur any material liability in connection with any non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to any Company Benefit Plan. No Company Benefit Plan is under, and neither the Company nor any Company Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

          (h)   Except as otherwise provided by this Agreement, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof, whether alone or in conjunction with any other event (including termination of employment), will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement or (iv) cause any amount to be received (whether in cash or property or the vesting of property) under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code, which amount would be material to the Company.

          (i)    Each Company Benefit Plan and Company Benefit Agreement that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) is and has been operated and administered in compliance with Section 409A of the Code in all material respects. Neither the Company nor any Company Subsidiary has any indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

          (j)    As used in this Agreement, the term "Company Benefit Plan" means each Company Stock Plan, and each bonus, pension, profit sharing, deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers compensation or other plan, program or arrangement that is sponsored, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary has any obligation to contribute for the benefit of any current or former employee, officer, independent contractor or director of the Company or any Company Subsidiary, other than (i) any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) (a "Multiemployer Plan"), (ii) any plan, program or arrangement mandated by applicable Law or (iii) any Company Benefit Agreement. The term "Company Benefit Agreement" means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer, independent contractor or director of the Company or any Company Subsidiary, other than (x) any agreement mandated by applicable Law or (y) any Company Benefit Plan. The term "ERISA Affiliate" means any entity that, together with the Company, would be treated, at any time within the past six years, as a single employer under Section 414 of the Code.

        3.12    Litigation.     There is (a) no claim, suit, action or proceeding pending (other than routine, ordinary course litigation that is not, individually or in the aggregate, material) or, (b) to the knowledge of the Company, no material claim, suit, action or proceeding threatened, in each case, against the Company or any Company Subsidiary, and there is no material Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets. The Company has not received any written notification of, and, to the knowledge of the Company, there is no, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        3.13    Compliance with Applicable Laws.     Since March 29, 2009, neither the Company nor any Company Subsidiary has (a) been in material violation of or (b) been given written notice of or been charged with any material violation of, any Law or order of any Governmental Entity. The Company and each Company Subsidiary has all permits, licenses, franchises, authorizations, approvals, concessions, qualifications, registrations, certifications, orders, waivers, variances and other authorizations (each, a "Permit") necessary to own, lease and operate its assets and to conduct its business as presently conducted, except those the absence of which would not reasonably be expected to have a Company Material Adverse Effect. Since March 29, 2009, there has occurred no material violation of, suspension, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, material amendment or cancellation of, with or without notice or lapse of time or both, any such material Permit. There is no event that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation or adverse modification of any such Permit that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

        3.14    Environmental Matters.

          (a)   Except as disclosed in Schedule 3.14, (i) the Company and the Company Subsidiaries are, and have at all times been, in material compliance with all applicable Environmental Laws, (ii) during the 3-year period preceding the date hereof, none of the Company or any Company Subsidiaries has received any written communication alleging that the Company or any Company

  Subsidiary is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit, (iii) to the knowledge of the Company, each of the Company and the Company Subsidiaries has obtained and is operating in material compliance with all Environmental Permits, (iv) there is no material claim, suit, action or proceeding relating to environmental matters that is pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary, and (v) since March 29, 2009, there has been no Release by the Company or any Company Subsidiary of any Hazardous Material at, on, in, under, to or from any real property currently or, during the period of ownership, lease or operation by the Company or any Company Subsidiary, formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to result in material liability under any Environmental Law for the Company or any Company Subsidiary.

          (b)   For purposes of this Agreement, (i) the term "Hazardous Material" means any (A) chemical, material, substance or waste that in relevant form, quantity or concentration is regulated under any Environmental Law, but excludes typical types and quantities of office and janitorial supplies properly and safely maintained in compliance with applicable Environmental Law, (B) biohazardous material, or (C) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold; (ii) the term "Environmental Law" means any Law or Judgment relating to pollution, contamination or the cleanup, protection or restoration of the environment, natural resources or human health, as it relates to the exposure to Hazardous Material, including the storage, handling or Release of Hazardous Materials; (iii) the term "Environmental Permit" means any Permit required under any applicable Environmental Law for the Company or the Company Subsidiaries to conduct their respective businesses as currently conducted; and (iv) the term "Release" means any release, spill, leak, discharge, disposal, migration or emission of a Hazardous Material into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

          (c)   The Company and the Company Subsidiaries have provided to Parent all material environmental reports, agreements, audits, studies, investigations, Environmental Permits, and other written, material environmental information in its custody, possession or control dated or delivered on or after March 28, 2008 concerning the Company, any Company Subsidiary, their respective businesses and operations, or any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary.

        3.15    Properties.

          (a)   Except as would not reasonably be expected to result in a material expense or liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses being conducted on the date hereof, the Company and the Company Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or other comparable contract rights in or relating to all personal properties that are material to the Company's business on a consolidated basis, and all such personal properties, other than personal properties in which the Company or any Company Subsidiary has a leasehold interest or other comparable contract right, are free and clear of all Liens, except (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or landlords', carriers', warehousemen's, mechanics', repairmen's, workers' and similar Liens incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) Liens that are not reasonably likely to adversely interfere in a material way with the current use of the properties or assets encumbered thereby (collectively, "Permitted Liens").

          (b)   Except as would not reasonably be expected to result in a material expense or liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses being conducted on the date hereof:

              (i)  (x) the Company or a Company Subsidiary has good and marketable fee simple title to, and holds a policy of title insurance (which policy of title insurance, to the knowledge of the Company, is valid and effective) on, all of the real property owned by the Company or any of the Company Subsidiaries (the "Owned Real Property"), free and clear of all Liens (other than Permitted Liens), (y) neither the Company nor any Company Subsidiary has leased or otherwise granted to any person the right to use or occupy all or any material portion of such Owned Real Property, and (z) neither the Company nor any Company Subsidiary has granted any outstanding options, rights of first refusal, rights of first offer or other third party rights to purchase such Owned Real Property or any material portion thereof,

             (ii)  to the knowledge of the Company, the Company or a Company Subsidiary has a good and valid leasehold or other occupancy interest in all real property subject to a Company Lease (such leased real property, together with the Owned Real Property, the "Real Property"), free and clear of all Liens (other than Permitted Liens), and each Company Lease is valid, binding and enforceable on the Company or the Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for those Company Leases that pursuant to their terms have expired or been terminated (other than termination by one party to a Company Lease for breach by another party to such Company Lease), and except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law),

            (iii)  none of the Company or any of the Company Subsidiaries has received written notice of any default under any Company Lease, which default continues on the date of this Agreement, and to the knowledge of the Company, there is no event that with the giving of notice or the passage of time would constitute a default under any Company Lease,

            (iv)  to the knowledge of the Company, all buildings, facilities, structures and fixtures included in the Real Property (giving due account to the age and length of use of same, ordinary wear and tear excepted) are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost), and

             (v)  to the knowledge of the Company, there are no pending or threatened (i) appropriation, condemnation, eminent domain or like proceedings related to the Real Property or (ii) proceedings to change the zoning classification, variance, special use, or other applicable land use law of any portion of the Real Property.

  In this Agreement, "Company Lease" means any lease, sublease, sub-sublease, license and other agreement under which the Company or any Company Subsidiary leases, subleases, licenses, uses or occupies (in each case as tenant, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property, all of which are set forth on Schedule 3.15(b)(ii) of the Company Disclosure Schedule. Schedule 3.15(b)(i) of the Company Disclosure Schedule lists the addresses and use of all Owned Real Property.

          (c)   The Company has provided Parent with a copy of the most recent ALTA survey and owner's policy of title insurance procured by the Company or the applicable Company Subsidiary for each Owned Real Property and a true, correct and complete copy of each Company Lease, together with all amendments and other agreements related thereto, to the extent such documents are in the possession of the Company or any Company Subsidiary or the Company has reasonable access to the same.

        3.16    Intellectual Property.

          (a)   (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or the Company Subsidiaries own or have the right to use all Intellectual Property necessary for or used in the operation of the business of the Company and the Company Subsidiaries as currently conducted (the "Company Intellectual Property"); (ii) to the knowledge of the Company, none of the material items of Company Intellectual Property owned by the Company or any Company Subsidiary has been misappropriated by the Company or any Company Subsidiary, or is infringing upon the Intellectual Property rights of any third party; (iii) to the knowledge of the Company, all patents, registered trademarks and registered copyrights owned by the Company or any Company Subsidiary are valid and subsisting; (iv) all of the Contracts ("Material Inbound IP Agreements") pursuant to which the Company or any Company Subsidiary has received a license or sub-license with respect to any material item of Intellectual Property (excluding any commercial off-the-shelf software products) and material Contracts ("Material Outbound IP Agreements") pursuant to which the Company or any Company Subsidiary has licensed to any third parties the right to use any material item of the Company's issued patents, registered trademarks, domain names and registered copyrights and pending applications for patents, trademarks and copyrights and other Intellectual Property owned by (as opposed to licensed to) the Company or any Company Subsidiary (other than customer agreements entered into in the ordinary course of business) are valid and binding agreements on the Company; (v) neither the Company nor any Company Subsidiary is in default under any Material Inbound IP Agreement; (vi) to the knowledge of the Company, no third party is in default under any Material Outbound IP Agreement; and (vii) to the knowledge of the Company, there is no proceeding pending that challenges the legality, validity, enforceability or ownership of any items of the Company's owned Intellectual Property. The Company and each Company Subsidiary has taken steps that are customary and reasonable in its industry to protect and preserve the confidentiality of all trade secrets and other confidential information of the Company and the Company Subsidiaries, except to the extent that the failure to take such steps has not had a Company Material Adverse Effect.

          (b)   For purposes of this Agreement, "Intellectual Property" means anywhere in the world (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof), (ii) trademarks, service marks and trade names, together with any registrations and applications in connection therewith and goodwill associated therewith, (iii) copyrights and any registrations and applications in connection therewith, (iv) trade secrets and know-how, (v) rights to use web site domain names, and (vi) computer software, and all documentation and program architecture associated therewith.

          (c)   Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have (i) complied with all applicable Laws relating to the privacy and personal information of, and the protection of data provided to the Company by, its current and prospective employees, independent contractors and customers and all other individuals about whom the Company has handled personal information, (ii) treated all such information in accordance with reasonable standard data security measures and its own published privacy policies and statements, and (iii) contractually bound each contractor that has had access to such information to requirements substantially similar to those set forth in this Section 3.16(c). Neither the Company nor any Company Subsidiary has suffered a breach of personal information that was required to be reported to a data subject or a data owner or licensee pursuant to any applicable Laws, except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

        3.17    Contracts.

          (a)   Except for this Agreement and except for Contracts filed as exhibits to the Filed Company SEC Documents, as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to any of the following:

              (i)  any Contract that would be required to be (A) filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (B) disclosed by the Company pursuant to Item 303(a)(5) of such Regulation;

             (ii)  any Contract containing covenants that restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or with any person, except to the extent such Contracts are immaterial to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

            (iii)  any Contract for the acquisition, sale, lease (including operating leases) or license of properties or assets (by merger, purchase or sale of assets or stock or otherwise) for consideration in excess of $5,000,000 per annum or $10,000,000 in the aggregate (x) entered into since March 28, 2010 or (y) with respect to which the Company or any Company Subsidiary has material continuing obligations;

            (iv)  any Contract relating to indebtedness for borrowed money in excess of $5,000,000 (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any person (other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary) that is still outstanding, other than extensions of credit to customers in the ordinary course of business and investments in marketable securities and cash management activities in the ordinary course of business;

             (v)  any Contract that (A) involves payments by or to the Company or any of the Company Subsidiaries, of more than $5,000,000 in any twelve-month period or $10,000,000 in the aggregate, (B) is a material joint venture, partnership, strategic alliance, teaming or other similar agreement, (C) involves any material future performance by the Company or a Company Subsidiary in connection with a Judgment or a settlement agreement or similar agreement, (D) contains any standstill or similar restriction binding on the Company or any Company Subsidiary (or that, following the consummation of the Merger, would be binding on the Surviving Corporation or any of its affiliates), (E) contains continuing indemnification or "earn-out" obligations of the Company or any Company Subsidiary that could reasonably be expected to result in payments of more than $5,000,000 in any twelve-month period or $10,000,000 in the aggregate, (F) is a Related Party Contract or (G) requires any payment to be made by the Company or any Company Subsidiary (whether currently or in the future) as the result of this Agreement or the consummation of the Merger (but for the avoidance of doubt not including any payments to be made pursuant to the Financing or the Rollover Investment).

  Each such Contract of the type described in clauses (i) through (v) (other than those referred to in clause (v)(G)) is referred to herein as a "Material Contract".

          (b)   Each of the Material Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for those Material Contracts that have expired or been terminated pursuant to their terms and except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). Since March 28, 2010, each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions of the Material Contracts. Neither the Company nor any Company Subsidiary is (with or without notice or lapse of time, or both) in material violation, breach or default thereunder. Since March 28, 2010, neither the Company nor any Company Subsidiary has waived or failed to enforce any material rights or material benefits under any of the Material Contracts, which waiver or failure to enforce (i) would be reasonably likely to result in a Company Material Adverse Effect or (ii) applies (or will apply) to any other material rights or benefits thereunder. To the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in violation, breach or default thereunder, and there has occurred no event giving to others (with or without notice or lapse of time, or both) any right of termination, amendment or cancellation of any Material Contract or any license thereunder, except as would not be reasonably likely to result in a Company Material Adverse Effect.

        3.18    Brokers.     Neither the Company nor any Company Subsidiary nor any of their respective directors, officers, employees or agents has employed any broker, finder or financial advisor or incurred any liability payable by the Company or any Company Subsidiary for any brokerage fees, commissions, finder's fees, financial advisor's fees or other similar fees in connection with the Merger, except that the Company has employed the Financial Advisor as its financial advisor, whose fees will be paid by the Company. The maximum amount of such fees (based on the Offer Price), and all indemnification and other obligations continuing after the Closing (contingent or otherwise) of the Company or any of the Company Subsidiaries to, or under any Contract with, the Financial Advisor are set forth in Section 3.18 of the Company Disclosure Schedule.

        3.19    Opinion of Financial Advisor.     The Company Board and the Special Committee have received the written opinion of Lazard Freres & Co. LLC (the "Financial Advisor") to the effect that, as of the date thereof and based on and subject to the limitations and assumptions set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock (other than as set forth in such opinion) is fair to such holders from a financial point of view, which opinion satisfies the requirements of Section 1203 of the California Code and a signed copy of which will be furnished to Parent promptly after the execution of this Agreement.

        3.20    Insurance.     The Company has provided Parent with true, correct and complete copies of each material insurance policy to which the Company or any Company Subsidiary is a party, an insured, or a beneficiary, or that provides coverage to any director, officer or employee of the Company or any Company Subsidiary in such capacity (an "Insurance Policy"). All Insurance Policies: (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that has an AM Best Insurance rating of "A-" or better; (iii) will continue in full force and effect following the consummation and performance of the transactions contemplated hereby; and (iv) do not provide for any retrospective premium adjustment or other experience-based liability. Neither the Company nor any Company Subsidiary has received: (i) any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights since March 29, 2009; or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force and effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder. The Company and the Company Subsidiaries have paid all premiums due, and otherwise performed their obligations, under each Insurance Policy, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice of any material planned or proposed increases in the premiums or other adverse change in the terms of any Insurance Policy.

        3.21    Interested Party Transactions.     Other than compensation payable to officers and directors and employee expense reimbursement obligations, no Related Party to the knowledge of the Company (a) has any material interest (other than passive ownership of not more than 3% of the outstanding common stock of any public company) in (i) any property or assets necessary for the conduct of, or material property or assets used in, the business of the Company or any Company Subsidiary or (ii) any supplier, distributor or customer of the Company or any Company Subsidiary, (b) has any Contract with the Company or any Company Subsidiary or (c) is a creditor or debtor of the Company or any Company Subsidiary.

        3.22    Supplier Relationships.     Schedule 3.22 sets forth a complete and correct list of the ten largest suppliers of the Company and the Company Subsidiaries measured by dollar of purchases for fiscal year 2011, including the suppliers' names and the amount of purchases for such period. None of the Company or any Company Subsidiary has received any notice that any such supplier (other than any supplier that is not a recurring supplier) intends to terminate or materially change the method of calculating pricing or other terms of business or materially reduce the amount of business with the Company and the Company Subsidiaries.

        3.23    Inventory.     All items included in all inventories of the Company and the Company Subsidiaries, wherever located, consist of a quality and quantity usable and saleable in the ordinary course of business, except to the extent written down or reserved against in the Company's financial statements included in the Filed Company SEC Documents. The inventories (other than goods in transit) of the Company and each Company Subsidiary are located on the premises of the Company or a Company Subsidiary. All inventories are valued in the financial statements included in the Filed Company SEC Documents in accordance with GAAP. Inventories that were purchased after the date of the most recent financial statements included in the Filed Company SEC Documents were purchased in the ordinary course of business.

        3.24    Foreign Corrupt Practices Act.     None of the Company or any Company Subsidiary or, to the knowledge of the Company, any of their affiliates or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable, supranational foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

        3.25    No Other Representations and Warranties.     The Company acknowledges and agrees that (a) it has conducted its own independent investigation of Parent and Merger Sub (b) except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to Section 7.03, neither Parent nor Merger Sub, nor any of their respective stockholders or Representatives, nor any other person, has made or is making to the Company any other representation or warranty, express or implied, with respect to Parent or Merger Sub or any other matter, including with respect to any information provided or made available to the Company, and (c) except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to Section 7.03, it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives or any other person. Neither Parent nor Merger Sub, nor any of their respective stockholders or Representatives, will have or be subject to any liability to the Company or any Company Subsidiary or any other person as a result of the delivery, dissemination or any other distribution to the Company or any Company

Subsidiary or their respective stockholders or Representatives, or the use by the Company or any Company Subsidiary or their respective stockholders or Representatives on the Company's behalf of any information or other material provided or made available to the Company or any Company Subsidiary or their respective stockholders or Representatives in anticipation or contemplation of this Agreement or the Merger, in each case, in the absence of fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

        4.01    Organization, Standing and Power.     Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        In this Agreement, the term "Parent Material Adverse Effect" means any change, event, circumstance, development or occurrence that, individually or in the aggregate, prevents or materially delays Parent or Merger Sub from performing its obligations under this Agreement in any material respect or from consummating the Merger or that is otherwise materially adverse with respect to the ability of Parent or Merger Sub to timely perform any of their obligations hereunder in any material respect.

        4.02    Merger Sub.

          (a)   Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

          (b)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c)   As of the date hereof and at the Effective Time, substantially all of the outstanding capital stock of Parent, if any, will be owned by the Equity Providers and their respective affiliates.

        4.03    Authority; Execution and Delivery; Enforceability.     Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate actions on its part are necessary to authorize this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law).

        4.04    No Conflicts; Consents.

          (a)   The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Merger and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of Parent's subsidiaries under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any provision of (i) the charter or organizational documents of Parent, Merger Sub or any of Parent's subsidiaries, (ii) any Contract to which Parent or any of Parent's subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of Parent's subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   No Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of Parent's subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California, (iv) such filings as may be required in connection with the Taxes described in Section 6.09, (v) such filings as may be required under the rules and regulations of the New York Stock Exchange and (vi) such other items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.05    Information Supplied.     None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Rule 13E-3 transaction statement on Schedule 13E-3 relating to this Agreement (as amended or supplemented from time to time and including any document incorporated by reference therein, the "Schedule 13E-3") will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

        4.06    Brokers.     Except as set forth in Schedule 4.06 of the Parent Disclosure Schedule delivered to the Company on the date hereof (the "Parent Disclosure Schedule"), neither Parent nor Merger Sub nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions, finder's fees, financial adviser's fees or other similar fees in connection with the Merger.

        4.07    Absence of Litigation.     As of the date hereof, there is no claim, suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and there is no Judgment outstanding against Parent or any of its affiliates or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has not received any written notification of, and to the knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any of its affiliates or any of their respective assets that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

        4.08    Ownership of Company Common Stock.     None of Parent or Merger Sub or any of their controlled affiliates, or any Equity Provider, owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire or to direct the voting of any Company Common Stock, except pursuant to the Merger as provided in this Agreement or the Voting Agreement.

        4.09    Financing.

          (a)   Parent has delivered to the Company correct and complete copies of:

              (i)  an executed Equity Funding Letter from each Equity Provider to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the "Equity Financing"),

             (ii)  an executed rollover commitment letter (the "Rollover Letter") from the Rollover Investors (as defined in the Rollover Letter) (collectively, the "Rollover Investors") to contribute to Parent, subject to the terms and conditions therein, the amount of Company Common Stock set forth therein (the "Rollover Investment"), and

            (iii)  an executed commitment letter (together with any fee letters related thereto) (provided that such fee letters may be redacted in a form reasonably satisfactory to the Financing Sources), (the "Debt Commitment Letter" and, together with the Equity Funding Letters, the "Financing Letters") from the financial institution or institutions identified therein (the "Debt Providers") to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (collectively, the "Debt Financing" and, together with the Equity Financing, collectively referred to as the "Financing").

  As of the date hereof, none of the Equity Funding Letters, the Rollover Letter or Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated by Parent, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. The existence or exercise of the "flex" provisions contained in one or more fee letters with respect thereto shall not constitute an amendment or modification of the Debt Commitment Letter. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Equity Funding Letters and the Debt Commitment Letter, as applicable, (ii) the accuracy of the representations and warranties set forth in Article III and (iii) the performance by the Company of its obligations hereunder, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, as of the date hereof, together with available Company cash, cash equivalents and marketable securities (based on the most recent balance sheet contained in the Filed Company SEC Documents), in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Merger, including all amounts payable pursuant to Section 2.03, and all related fees and expenses.

          (b)   As of the date hereof, the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent, Merger Sub and, to the knowledge of Parent in the case of the Debt Commitment Letter, the other parties thereto (except as such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law)). As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Equity Funding Letters or the Debt Commitment Letter. As of the date of this Agreement, Parent is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Letters inaccurate in any material respect, nor does it have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on or before the date of the Closing; provided that Parent is not making any representation regarding the accuracy of the representations and warranties (i) set forth in Article III or compliance by the Company with its obligations hereunder or (ii) of the Rollover Investors set forth in the Rollover Letter or compliance by the Rollover Investors of their obligations hereunder. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein, and there are no other conditions or contingencies related to the funding of the full amount of the Financing. As of the date hereof, there are no side letters or other Contracts, arrangements or understandings to which Parent or any of its affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing (other than the Financing Letters and the Rollover Letter), except for any customary sponsor and engagement letters in respect of the Financing that do not impact the availability, conditionality or amount of the Financing.

          (c)   None of Parent, Merger Sub, any Equity Provider or any of their respective affiliates has entered into any Contract prohibiting any bank or investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or the Company Subsidiaries; provided, that Parent, Merger Sub or their respective affiliates may require such parties to use different individuals and implement ethical walls and other similar procedures in connection with other transactions relating to the Company or the Company Subsidiaries.

        4.10    Absence of Certain Agreements.     Except (a) for the Rollover Letter and the Voting Agreement or (b) as set forth on Schedule 4.10, as of the date hereof, there are no Contracts to which any of Parent, Merger Sub, the Equity Providers or any of their respective controlled affiliates is party (i) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Company Takeover Proposal; (ii) except pursuant to the Equity Funding Letters, pursuant to which any third party (other than equity owners of the Equity Providers) has committed to provide equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) pursuant to which any member of the Company Board or any Rollover Investor or any of their immediate family members (1) has agreed to (x) remain as an employee of the Company or any Company Subsidiary following the Effective Time (other than pursuant to any existing Contracts with the Company or any Company Subsidiary), (y) contribute or roll over any shares of Company Common Stock or Company Stock Options to the Company or any Company Subsidiary or Parent or any of its affiliates or (z) receive any capital stock of the Company or any Company Subsidiary (other than pursuant to any existing employment Contracts with the Company or any Company Subsidiary) or Parent, or (2) otherwise is entitled to benefits in connection with this Agreement or the Merger.

        4.11    Solvency.     Neither Parent nor Merger Sub is entering into the Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company or any Company Subsidiary. To the knowledge of Parent, based on information available to Parent, assuming (i) satisfaction of the conditions to Parent's obligation to consummate the Merger, (ii) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" set forth therein), and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries provided by the Company in management presentations have been prepared in good faith based upon assumptions that were and continue to be reasonable, then, after giving effect to the Merger, including the payment of the aggregate Merger Consideration and all payments under Section 2.03, all related fees and expenses, and all other amounts required to be paid in connection with the consummation of the Merger, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger.

        For the purposes of this Agreement, the term "Solvent," when used with respect to any person, means that, as of any date of determination, (a) the amount of the "fair value" of the "property" of such person will, as of such date, exceed the value of all "debts," as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

        4.12    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, with respect thereto.

        4.13    Access to Information; No Other Representations and Warranties.     Each of Parent and Merger Sub acknowledges and agrees that (x) it has (i) had an opportunity to discuss the business and affairs of the Company and the Company Subsidiaries with and to ask questions of the management of the Company, (ii) had access to the books and records of the Company and the Company Subsidiaries, and (iii) conducted its own independent investigation of the Company and the Company Subsidiaries and their respective businesses, (y) except for the representations and warranties set forth in Article III or in any certificate delivered pursuant to Section 7.02, neither the Company nor any Company Subsidiary, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other person, has made or is making to Parent or Merger Sub any other representation or warranty, express or implied, with respect to the Company or any Company Subsidiary or any other matter, including with respect to any information provided or made available to Parent or Merger Sub, and (z) except for the representations and warranties set forth in Article III or in any certificate delivered pursuant to Section 7.02, it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Company or any

Company Subsidiary or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives or any other person. Neither the Company nor any Company Subsidiary, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, will have or be subject to any liability to Parent or Merger Sub or any other person as a result of the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives on the behalf of Parent or Merger Sub of any information or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives in anticipation or contemplation of this Agreement or the Merger, in each case, in the absence of fraud.

        4.14    Guarantees.     Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantees. Each Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Equity Provider party thereto, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Equity Provider under such Guaranty.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.01    Conduct of Business.     Except for matters set forth in Section 5.01 of the Company Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Law or Judgment, or as consented to by Parent (which consent may be given or withheld in its sole discretion), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve intact their current business organization and keep and preserve their present relationships with Governmental Entities, key employees, officers, customers, suppliers, and others having business dealings material to the Company. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly required by this Agreement, or as required by Law or Judgment, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly do any of the following without the prior written consent of Parent (which consent may be given or withheld in its sole discretion):

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or any other Company Security, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any Company Securities or other securities in respect of, in lieu of or in substitution for shares of its capital stock;

           (ii)  purchase, redeem or otherwise acquire any Company Securities or any other securities of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options and other Company Securities, in each case in accordance with their terms as in effect on the date of this Agreement or on the date of grant in accordance with this Section 5.01);

          (iii)  issue, deliver, sell, pledge or grant (A) any shares of its capital stock or other Company Securities, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options and the vesting of RSUs and PSUs outstanding on the date of this Agreement in accordance with their present terms and (2) the issuance of Company Common Stock as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement;

          (iv)  amend the Company Articles, the Company Bylaws or other comparable charter or organizational documents of any Company Subsidiary;

           (v)  acquire or agree to acquire by merging or consolidating with, by purchasing all or a substantial equity or voting interest in, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case where such acquisition involves in excess of $5,000,000;

          (vi)  (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, (B) grant to the employees of the Company or any Company Subsidiary, generally, any increase in compensation other than increases in the ordinary course of business that are not material in the aggregate, (C) grant to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (D) enter into any severance or termination agreement with any such executive officer or director, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other labor contract or Company Benefit Plan or (F) take any action to accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan, except, in the case of the foregoing clauses (A)-(F), as required pursuant to the terms of any Company Benefit Plan, Company Benefit Agreement or other Contract as in effect on the date of this Agreement; provided, that the foregoing clauses (A)- (F) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees (other than executive officers of the Company or any Company Subsidiary), in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

         (vii)  (A) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in GAAP, or (B) except as may be required by GAAP, write down any of its material assets;

        (viii)  (A) repurchase, prepay, incur or modify in any material respect any indebtedness or guarantee any such indebtedness of another person, except for (1) advances of credit incurred under the Company's existing credit facilities in the ordinary course of business to finance working capital needs, (2) short-term borrowings incurred in the ordinary course of business to finance working capital needs, and (3) indebtedness solely involving the Company and any of its direct or indirect wholly owned subsidiaries, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to any direct or indirect wholly owned subsidiary of the Company, (y) advances to employees in respect of travel or other related ordinary expenses or in the ordinary course of business, advances of expenses to officers and directors as permitted by the Company Bylaws and any indemnification agreements to which the Company is a party, and advances to employees (other than the Company's officers and directors) in the ordinary course of business in amounts not exceeding $5,000 on an individual basis and $100,000 in the aggregate and (z) investments in marketable securities and other cash management activities in the ordinary course of business;

          (ix)  make or agree to make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, that in the aggregate are in excess of the aggregate amount set forth in Schedule 5.01(ix) of the Company Disclosure Schedule;

           (x)  make or change any material Tax election, adopt or change any material accounting method or period in respect of Taxes, file any material amended Tax Return or settle or compromise any material Tax liability or refund;

          (xi)  (A) enter into, amend, extend or terminate in a manner that is adverse to the Company, or (B) waive, release or assign any material rights or claims under (x) any Material Contract (other than any expiration of such Material Contract in accordance with its terms), (y) any Contract that would have been deemed to be a Material Contract if entered into prior to the date hereof or (z) any Contract or series of related Contracts for the sale, lease (including operating leases) or license of property or assets for consideration or requiring payments in excess of $5,000,000 in any twelve-month period or $10,000,000 in the aggregate (in the case of this clause (z), other than purchase orders entered into in the ordinary course of business, which together with all related purchase orders do not require payments in excess of $5,000,000 in any twelve-month period or $10,000,000 in the aggregate);

         (xii)  convene any special meeting (or any adjournment thereof) of the stockholders of the Company, other than the Company Stockholders Meeting and any meeting called by the stockholders of the Company in accordance with the Company's bylaws;

        (xiii)  sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets, except for sales, licenses or dispositions of assets in the ordinary course of business and Permitted Liens;

        (xiv)  (A) pay, discharge, settle or satisfy any action, litigation, claim or arbitration for an amount greater than $1,000,000, (B) cancel any material indebtedness or affirmatively waive any claims or rights of material value or (C) waive any material benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

         (xv)  adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

        (xvi)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        5.02    Control of the Operations.     Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and the Company Subsidiaries' operations.

        5.03    Other Agreements.     Parent and Merger Sub shall keep the Company reasonably updated on the status of any discussions or negotiations regarding any Contracts that are between Parent, Merger Sub, the Equity Providers or any of their respective controlled affiliates, on the one hand, and any director of the Company or Rollover Investor or any of their immediate family members or entities created for their benefit, on the other hand, that relate to the Company, any Company Subsidiary, this Agreement or the Merger. After the date hereof and prior to the Effective Time, none of Parent, Merger Sub, the Equity Providers or any of their respective controlled affiliates shall enter into any such Contract with any director of the Company or Rollover Investor or any of their immediate family members or entities created for their benefit other than (a) the Rollover Letter, the Voting Agreement and the Contracts disclosed on the Schedules hereto and (b) Contracts that are on terms that could have been obtained in arm's length dealings with another person, or amend, affirmatively waive or release any material rights under or modify in any material respect any such Contracts existing as of the date hereof or entered into after the date hereof, other than in the case of Contracts described in clause (b) for such amendments, waivers, releases and modifications as could have been obtained in arm's length dealings with another person.

        5.04    Permitted Solicitation.

          (a)    Limitations on Solicitations and Negotiations.    From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each Company Subsidiary and each director and officer of the Company or any Company Subsidiary not to, and shall use its reasonable best efforts to cause each employee, consultant, agent, financial advisor, attorney, accountant and other representative (together with officers and directors, collectively, "Representatives") of the Company or any Company Subsidiary not to, and shall not authorize any Representative to, directly or indirectly, (i) solicit, initiate or encourage or take any other action knowingly to facilitate or cause the submission of, or enter into any Contract relating to, any Company Takeover Proposal, or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal, (ii) enter into, continue, conduct, maintain or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person with respect to, any Company Takeover Proposal or inquiry with respect thereto or (iii) amend or grant any waiver or release under, or, in the case of the Company and the Company Subsidiaries, fail to use its commercially reasonable efforts to enforce, any standstill or similar Contract with respect to any capital stock of the Company or any Company Subsidiary. Effective as of the date hereof, (A) the Company shall and shall direct its Representatives to, and shall cause the Company Subsidiaries to and direct their Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Company Takeover Proposal or inquiry with respect thereto, and (B) the Company shall (i) terminate access by each such person and its Representative to any online or other data rooms containing information in respect of the Company or any Company Subsidiary and (ii) promptly request from such persons the return or destruction of all confidential information previously furnished in connection therewith. Without limiting the generality of the foregoing, the Company agrees that any failure to comply with the restrictions set forth in this Section 5.04(a) by any of the Company's affiliates or Representatives shall be deemed to be a breach by the Company of this Section 5.04(a). Restrictions on consultants, agents, financial advisors, accountants and other Representatives set forth in this Section 5.04(a) (other than the directors, officers, employees and affiliates of the Company) do not apply to such persons to the extent such persons are not acting on behalf of or for the benefit of the Company or any Company Subsidiary.

          Permitted Actions.     Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, subject to compliance with Section 5.04(d), the Company and its Representatives may, in response to a bona fide written Company Takeover Proposal or request for information or inquiry that contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal that (1) was made or renewed after the date hereof and did not result from a breach of this Section 5.04(a), and (2) the Company Board or the Special Committee determines in good faith, after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, constitutes or could reasonably be expected to lead to a Superior Company Proposal, (A) provide access or furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal, request or inquiry and its Representatives pursuant to an Acceptable Confidentiality Agreement and (B) enter into, conduct or otherwise participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding such or any other Company Takeover Proposal, in the case of each of clause (A) and (B), if the Company Board or the Special Committee has determined, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board or the Special Committee to the Company's stockholders under applicable Laws. The Company shall concurrently provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided by the Company to any person making such Company Takeover Proposal. In addition, if Parent requests such opinion in connection with litigation against the Company in which such determination is or may be subject to dispute, then the Company will provide to Parent a copy of such written opinion of its outside legal counsel, provided, that Parent shall have stipulated that delivery of such opinion to Parent does not constitute a waiver by the Company or any members of the Company Board or Special Committee of any applicable attorney-client privilege with respect to the subject matter of such opinion.

          The term "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in any respect to the Company than those contained in the Confidentiality Agreement.

          The term "Company Takeover Proposal" means any proposal or offer (whether or not in writing) to acquire in any manner, directly or indirectly, in one transaction or a series of related transactions, including by way of a tender offer, exchange offer, merger, consolidation, recapitalization, liquidation, spin-off, share exchange, sale, lease, contribution, partnership, joint venture, other business combination or similar transaction involving the Company or any Company Subsidiary, (i) 20% or more of the outstanding shares of any class of capital stock of the Company or (ii) 20% or more of the consolidated total assets of the Company or such assets to which 20% or more of the Company's revenues or earnings are attributable, other than the Merger.

          The term "Superior Company Proposal" means any bona fide written offer made by a third party after the date hereof that did not result from a breach of Section 5.04(a) that (i) if consummated, would result in such person's (or in the case of a direct merger between such person and the Company, such person's stockholders') acquiring, directly or indirectly, by itself, fifty percent (50%) or more of the outstanding shares of Company Common Stock or fifty percent (50%) or more of the consolidated total assets of the Company, (ii) provides a higher per share value to the Company's stockholders than the Merger Consideration, (iii) does not contain any condition with respect to the receipt of financing, and (iv) the Company Board or the Special Committee determines in good faith (after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation) is more favorable to the holders of Company Common Stock (other than the Rollover Investors and Parent and its affiliates to the extent that any of them own shares of Company Common Stock) than the Merger and this Agreement (taking into account any binding changes to the terms of this Agreement proposed by Parent in response to such Superior Company Proposal pursuant to Section 5.04(c)), and is reasonably likely to be completed in a timely fashion, in each case, taking into account all financial, regulatory (including antitrust), legal and other aspects of such proposal as the Special Committee (or Company Board) determines to be relevant.

          (b)    Limitations on Changes in Recommendation and Agreements.    Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the (x) recommendation by the Company Board or any such committee of this Agreement or the Merger or (y) approval by the Company Board and any such committee thereof of this Agreement or the Merger (the "Board Approval") or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in clause (i)(A)(x) being referred to herein as an "Adverse Recommendation Change"), or (ii) cause the Company or any Company Subsidiary to enter into any Contract, letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.04), or resolve, agree, approve, recommend or publicly propose to take any such action.

          (c)    Permitted Changes and Termination.    Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Stockholder Approval, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may:

             (x)  effect an Adverse Recommendation Change solely in response to (i) an Intervening Event or (ii) a Superior Company Proposal, if, in either case, the Company Board or the Special Committee has determined, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, and after consulting with its independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board or the Special Committee to the Company's stockholders under applicable Law; provided, that, the Company shall provide Parent with no less than four (4) Business Days' prior written notice (an "Adverse Recommendation Change Notice") of its intent to effect an Adverse Recommendation Change (which notice shall include all the information and materials required to be included with a Superior Proposal Notice as described in clause (y) below, and which may be given concurrently with a Superior Proposal Notice), and, if Parent requests such opinion in connection with litigation against the Company in which such determination is or may be subject to dispute, then the Company will provide to Parent a copy of such written opinion of its outside legal counsel, provided, that Parent shall have stipulated that delivery of such opinion to Parent does not constitute a waiver by the Company or any members of the Company Board or Special Committee of any applicable attorney-client privilege with respect to the subject matter of such opinion, or

             (y)  in response to a Superior Company Proposal, resolve to accept such Superior Company Proposal and cause the Company to terminate this Agreement pursuant to Section 8.01(d)(iii), if the Company Board or the Special Committee determines, acting reasonably and in good faith, after giving due consideration to the written opinion of its outside legal counsel, and after consulting with its independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board or the Special Committee to the Company's

    stockholders under applicable Law (and, if Parent requests such opinion in connection with litigation against the Company in which such determination is or may be subject to dispute, then the Company will provide to Parent a copy of such written opinion of its outside legal counsel, provided, further, that Parent shall have stipulated that delivery of such opinion to Parent does not constitute a waiver by the Company or any members of the Company Board or Special Committee of any applicable attorney-client privilege with respect to the subject matter of such opinion); provided, that no termination of this Agreement pursuant to Section 8.01(d)(iii) may be made unless (1) the Company Board or the Special Committee shall have first provided written notice to Parent that it is prepared to terminate this Agreement pursuant to Section 8.01(d)(iii) (a "Superior Proposal Notice"), which notice shall include (A) the identity of the person making such Company Takeover Proposal and (B) copies of all draft agreements (and any other material written material relating to such Company Takeover Proposal) provided to the Company or its Representatives in connection with such Company Takeover Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change) (and which notice may be given concurrently with the notice described in clause (x) above), and (2) during the four (4) Business Day period following delivery of such notice or of an Adverse Recommendation Change Notice (the "Negotiation Period"), the Company and its Representatives shall negotiate, at Parent's request, in good faith with Parent and its Representatives regarding any revisions to the terms of the Merger proposed by Parent. Any purported termination of this Agreement contemplated by the preceding sentence shall be void and of no effect unless the Company termination is in accordance with Section 8.01(d)(iii) and the Company pays Parent the Company Termination Fee in accordance with Section 8.03 prior to or concurrently with such termination. If Parent has in good faith proposed to the Company revisions to the terms of this Agreement during the Negotiation Period, the Company shall, during any remaining portion of the Negotiation Period (or for such longer period as the Company, in its sole discretion, shall elect), negotiate in good faith with Parent and its Representatives (so long as Parent and its Representatives are negotiating in good faith) regarding any such revisions. Any changes to the financial terms or other material terms or conditions of such Superior Company Proposal occurring prior to the Company's terminating this Agreement pursuant to Section 8.01(d)(iii) shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a new period of three (3) Business Days and, in determining whether to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d)(iii), the Company Board shall take into account any such changes.

            Notwithstanding anything to the contrary contained in this Section 5.04 and regardless of whether an Adverse Recommendation Change has occurred, unless this Agreement is terminated in accordance with Section 8.01, neither the Company Board nor any committee thereof shall withdraw the Board Approval.

          (d)    Notice to Parent.    The Company shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt by the Company, the Company Board or the Special Committee thereof, advise Parent of (i) its receipt after the date hereof of any Company Takeover Proposal or request for information or inquiry that expressly contemplates, or that the Company believes could reasonably be expected to lead to, a Company Takeover Proposal and (ii) (A) the material terms and conditions of such Company Takeover Proposal (including the identity of the person making any such Company Takeover Proposal) and (B) copies of all draft agreements (and any other material written material relating to such Company Takeover Proposal) provided to the Company or its Representatives in connection with any such Company Takeover Proposal. The Company shall keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Company Takeover Proposal (including any subsequent material change to the financial terms or other material terms or conditions thereof).

          (e)    Required Disclosure.    Nothing contained in this Section 5.04 or elsewhere in this Agreement shall prohibit the Company from (i) complying with Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or Section 1203 of the California Code or any other Law requiring disclosure with respect to any Company Takeover Proposal or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board or the Special Committee, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) this Section 5.04(e) shall not affect the obligations of the Company, the Company Board and any committee thereof under Sections 5.04(a), 5.04(b) and 5.04(c) and (ii) the issuance of a "stop, look and listen" statement or similar communication of the type contemplated by Rule 14d-9(f) shall not be deemed to constitute a violation of Section 5.04(a) or 5.04(b).

          (f)    Authority.    Actions to be taken or that may be taken by the Special Committee pursuant to this Section 5.04 also may be taken by the Company Board, upon the recommendation of the Special Committee, or if the Special Committee is no longer in existence. Actions to be taken or that may be taken by the Company Board or the Company pursuant to this Section 5.04 may be taken by the Special Committee on behalf of the Company Board or the Company.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.01    Preparation of Proxy Statement; Stockholders Meeting.

          (a)   The Company shall (i) as soon as reasonably practicable (and in any event within two Business Days) after the SEC confirms that it has no further comments on the Proxy Statement or the Schedule 13E-3, duly call, establish a record date for and give notice of, and thereafter as soon as reasonably practicable convene and hold, a meeting of its stockholders (including any adjournment or postponement thereof, the "Company Stockholders Meeting") solely for the purpose of seeking the Stockholder Approval and any other matters required to facilitate the Merger and, (ii) through the Company Board, recommend to its stockholders that they give the Stockholder Approval (except to the extent that the Company Board or the Special Committee shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by, and in accordance with the terms of, Section 5.04). Subject to Section 5.04, the Company shall use its reasonable best efforts to obtain the Stockholder Approval (including, at the request of Parent, postponing or adjourning the Company Stockholders Meeting for up to an aggregate of twenty (20) Business Days to obtain a quorum or solicit additional proxies). The Company may, following consultation with Parent, adjourn or postpone the Company Stockholders Meeting: (i) so long as required by Law or Judgment, (ii) for up to an aggregate of twenty (20) Business Days to the extent necessary to ensure that any supplement or amendment to the Proxy Statement determined by the Company to be necessary or advisable under applicable Law is provided to the stockholders of the Company no less than a reasonable amount of time in advance of the Company Stockholders Meeting, and (iii) for up to an aggregate of twenty (20) Business Days if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting in favor of the approval of the principal terms of the Agreement or to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, unless the Agreement is terminated in accordance with Section 8.01, the Company shall convene and hold the Company Stockholders Meeting for the purpose of seeking the Stockholder Approval and any other matters required to facilitate the Merger.

          (b)   As promptly as reasonably practicable (and in any event within twelve (12) Business Days) after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company and Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and the Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The parties shall notify each other promptly upon receipt by such party (including any affiliate of such party) of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply each other with copies of all correspondence between the party (including any affiliate of such party) or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3.

          (c)   Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be reasonably required to be set forth in the Proxy Statement under applicable Law, and each party shall cooperate with the other parties in connection with the Schedule 13E-3. Parent shall ensure that all information supplied by it for inclusion (or incorporation by reference) in the Proxy Statement and the Schedule 13E-3 will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Prior to filing or mailing the Proxy Statement, filing the Schedule 13E-3 or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party shall provide the other with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Company shall use its reasonable best efforts to ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

          (d)   At the Company Stockholders Meeting, Parent will vote, or cause to be voted, in favor of approval of the principal terms of this Agreement and the Merger, all shares of Company Common Stock beneficially owned by it, either of the Equity Providers or any of their respective controlled affiliates or the voting of which any of them has a right to direct.

        6.02    Access to Information; Confidentiality.     Upon reasonable prior written notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their properties, offices, personnel and books and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all financial, operating and other data, documents and information concerning its business, properties and personnel as Parent may reasonably request; provided, that any such access shall not interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties, and provided, further, that Parent and its Representatives shall coordinate all such access through the Financial Advisor or one or more Company employees as the Company may designate. None of the Company or any Company Subsidiary shall be required to (i) provide access to or to disclose information where such access or disclosure would reasonably be expected to result in the loss of the attorney-client privilege of the Company or the Company Subsidiaries (provided, that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client privilege) or contravene any Law, Judgment or binding agreement entered into prior to the date of this Agreement or (ii) provide access to or to disclose such portions of documents or information relating to pricing or other matters that are highly sensitive where such access or disclosure is reasonably likely to result in antitrust difficulties for the Company or any of its affiliates (provided, that the Company shall provide such access or disclosure to any third party identified by Parent pursuant to procedures reasonably required by the Company). Until the Effective Time, all information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of May 18, 2011, between the Company and Parent (or an affiliate of Parent) (the "Confidentiality Agreement"), and Parent shall comply with, and cause its Representatives to comply with, the terms thereof.

        6.03    Reasonable Best Efforts; Notification.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transaction contemplated by this Agreement, including using reasonable best efforts with respect to (i) obtaining all necessary actions or non-actions, waivers, Consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Merger and to carry out this Agreement. For the avoidance of doubt, the Company and its Representatives shall not be prohibited under this Section 6.03 from effecting an Adverse Recommendation Change in accordance with Section 5.04(b) and 5.04(c); provided that any such Adverse Recommendation Change shall not affect the obligations of the Company under this Agreement, including under this Section 6.03.

          (b)   Without limiting the foregoing, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make as promptly as practicable (and in any event within fifteen (15) Business Days after the date hereof) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and as promptly as practicable additionally to make any other required submissions under the HSR Act that the Company or Parent determines should be made, in each case with respect to the Merger, and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (c)   The Company, Parent and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company's disclosure documents) in connection with the Merger. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger and (iv) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such material request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding, except for those of a purely ministerial nature.

          (d)   Any party may, as it deems advisable and necessary, designate any competitively sensitive material provided to the other parties under this section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials.

          (e)   Without limiting any other obligations of Parent and the Company hereunder, Parent and the Company shall respond to and seek to resolve as promptly as practicable any objections asserted by any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement, shall defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity or any arbitrator or arbitration panel, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement, and use reasonable best efforts to take any and all other such steps necessary to avoid or eliminate each and every impediment and obtain all consents required from any Governmental Entity, in each case so as to enable the Effective Time to occur as soon as practicable and in any event no later than the Walk-Away Date. The required actions by Parent hereunder shall include acceptance by Parent of (i) any and all divestitures of the businesses or assets of it or its subsidiaries or affiliates or of the Company or any of the Company Subsidiaries, (ii) any agreement to hold any assets of Parent or its subsidiaries or affiliates or of the Company or any of the Company Subsidiaries separate, (iii) any agreement to license any portion of the business of Parent or its subsidiaries or affiliates or of the Company or any of the Company Subsidiaries, and (iv) any limitation to or modification of any of the businesses, services or operations of Parent or its subsidiaries or affiliates or of the Company or any of the Company Subsidiaries, in each case as may be required by any applicable Governmental Entity or any arbitrator or arbitration panel in order to obtain approval for the Merger and the other transactions contemplated by this Agreement, and in each case Parent shall cause its subsidiaries or affiliates to effect such actions.

          (f)    Without limiting the generality of the foregoing, Parent and Merger Sub shall not, and shall cause the Equity Providers and their respective controlled affiliates not to, enter into any transaction that is subject to the HSR Act if such transaction would reasonably be expected to materially delay the termination of the applicable waiting period under the HSR Act for the Merger.

          (g)   Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:

              (i)  the receipt by such person of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger and a copy of such notice or communication, if the failure to obtain such consent would be material to the Company (with respect to notices and communications received by the Company) or Parent or Merger Sub (with respect to notices and communications received by Parent or Merger Sub);

             (ii)  the receipt by such person of any material notice or other communication from any Governmental Entity in connection with the Merger;

            (iii)  any actions, suits, claims, investigations or proceedings commenced or, to such person's knowledge, threatened against, relating to or involving or otherwise affecting such person or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person's representations and warranties contained herein, or that relate to such person's ability to consummate the Merger; or

            (iv)  any inaccuracy of any representation or warranty of such person contained in this Agreement at any time during the term hereof that would reasonably be likely to cause any of the conditions set forth in Article VII not to be satisfied;

  provided, that, in any event, the failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

        6.04    Financing.

          (a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall, and shall cause each of the Equity Providers to, take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain the Equity Financing, and use its reasonable best efforts to obtain the Debt Financing, in each case, on the terms, and subject to the conditions, set forth in the Financing Letters. Parent and Merger Sub shall be permitted to amend or modify, or waive any provision under, or supplement or replace in whole or in part (including through co-investments or by financing from one or more additional parties), the

  Financing Letters or the Rollover Letter; provided, that Parent and Merger Sub shall not effect any such amendment, modification, waiver, supplement or replacement without the Company's prior written consent (not to be unreasonably withheld, conditioned or delayed) if such amendment, modification, waiver, supplement or replacement:

            (1)   with respect to the Financing Letters, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount);

            (2)   with respect to the Financing Letters, has the effect of expanding, amending or modifying the Marketing Period in a manner that would reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing);

            (3)   with respect to the Rollover Letter, (x) increases the number of shares of Company Common Stock to be contributed thereby, (y) provides for a consideration per share of Company Common Stock contributed that exceeds the consideration per share of Company Common Stock being contributed pursuant to the Rollover Letter as in effect on the date hereof or (z) is prohibited by Section 5.03;

            (4)   imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in each case, in a manner that would reasonably be expected to delay or prevent or make materially less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date; or

            (5)   otherwise adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or any definitive agreements with respect thereto or otherwise to timely consummate the Financing and the Merger, in the case of (1) through (5) above, in any material respect.

            Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of Section 6.04(a)-(d) (but, for the avoidance of doubt, excluding Section 6.04(e)), references to "Financing" shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.04(a), references to the "Rollover Investment" shall include the financing contemplated by the Rollover Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.04(a) and references to "Debt Commitment Letter" shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.04(a).

          (b)   Each of Parent and Merger Sub shall, and shall use its reasonable best efforts to cause each of its affiliates to, use its reasonable best efforts to:

              (i)  maintain in effect the Financing Letters,

             (ii)  negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter or on other terms (subject to the limitations contained in Section 6.04(a)) that in either case would not reasonably be expected to (x) prevent or delay the Effective Time or the date on which the Debt Financing could be obtained, or (y) make the funding of the Financing less likely to occur, in each case, in any material respect,

            (iii)  comply on a timely basis with (or obtain any waiver of) its covenants and other obligations set forth in, and satisfy on a timely basis all conditions to the funding in, the

    Financing Letters and any definitive agreements relating thereto, and consummate the Financing at or prior to the Closing, pursuant to the terms, and subject to the conditions of, the Financing Letters, cause the prospective lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, and enforce all of its material rights under the Financing Letters (but not, in each case, including through threatening, commencing or pursuing litigation, arbitration or other adversarial proceedings), and

            (iv)  comply with (or obtain any waiver of) its obligations under the Financing Letters.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing or the Rollover Investment from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Funding Letters or the Rollover Letter, as applicable, (ii) pay any fees or other amounts in excess of those contemplated by the Financing Letters and the Rollover Letter or (iii) threaten, commence or pursue litigation, arbitration or other adversarial proceedings against any Financing Source or affiliate thereof.

          (d)   Upon the Company's request, Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and the Rollover Investment and provide to the Company copies of the material definitive agreements for the Debt Financing (excluding any provisions related solely to fees or other economic terms). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any material breach or material default by any party to any of the Financing Letters, or any definitive agreements related to the Financing, of which Parent or Merger Sub becomes aware, (y) of the receipt of any written notice or other written communication, in each case with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing or (2) material dispute between or among any parties to any of the Financing Letters or definitive agreements related to the Financing or any provisions of any of the Financing Letters, in each case, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (z) of the receipt of any notice or other communication (written or verbal) related to the likely failure by a party to the Financing Letters to fund the Financing or the reduction of any amount of the Financing; provided, that none of Parent or Merger Sub shall be required to provide such information if it would reasonably be expected to (i) result in the loss of the attorney-client privilege of Parent or Merger Sub, provided, that Parent shall use its reasonable efforts to provide such information in a manner that would not reasonably be expected to result in the loss of the attorney-client privilege, or (ii) contravene any Law, Judgment or binding agreement entered into prior to the date of this Agreement.

          As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that none of Parent or Merger Sub shall be required to provide such information if it would reasonably be expected to (i) result in the loss of the attorney-client privilege of Parent or Merger Sub, provided, that Parent shall use its reasonable efforts to provide such information in a manner that would not reasonably be expected to result in the loss of the attorney-client privilege, or (ii) contravene any Law, Judgment or binding agreement entered into prior to the date of this Agreement. If any portion of the Debt Financing becomes unavailable and such portion is reasonably required to fund the aggregate Merger Consideration, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or alternative sources in an amount sufficient to consummate the Merger and make the other payments referred to in Section 4.09(a) with terms and conditions in the aggregate not materially less favorable to Parent and Merger Sub (or their affiliates) than the terms and conditions set forth in the Debt Commitment Letter (and which would not otherwise reasonably be expected to (x) prevent or delay the Effective Time or the date on which the Financing would be obtained beyond the Walk-Away Date, or (y) make the funding of the Financing less likely in any material respect), as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing other than fee and engagement letters in respect of the Financing (provided that Parent shall provide such fee letters redacted in a form reasonably satisfactory to such alternative sources). It is understood and agreed that "reasonable best efforts" as used in this Section 6.04 shall not require Parent or Merger Sub to obtain alternative financing if (i) any economic terms of such financing are less favorable to Parent and the Surviving Corporation in any respect or (ii) any non-economic terms of such financing are less favorable, taken as a whole, to Parent and the Surviving Corporation.

          Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on the obtaining of the Financing or the Rollover Investment, or any alternative financing, or on the performance by any party to any of the Financing Letters or the Rollover Letter.

          (e)   Prior to the Closing Date, the Company shall provide, and shall cause each Company Subsidiary to provide, and shall use its reasonable best efforts to cause its Representatives to provide, to Parent and Merger Sub, such cooperation reasonably requested by Parent in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of financings similar to the Financing (including any permitted replacement, amended, modified or alternative financing), provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary. Such cooperation shall include reasonable best efforts to:

              (i)  furnish Parent and Merger Sub and the Financing Sources with such financial statements, pro forma financial statements (to the extent Parent has provided all appropriate information required for such pro forma financial statements) and business and other financial data and information of the Company and any of the Company Subsidiaries necessary for, or a condition of, the Financing) (the "Required Information") and other pertinent and customary information (including projections) regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to consummate the Financing, to the extent reasonably available to the Company, as promptly as reasonably practicable following Parent's request,

             (ii)  participate, upon reasonable notice, in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and otherwise cooperating in syndication efforts,

            (iii)  assist with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents necessary for or that are a condition of the Financing; provided, that any such rating agency presentations, marketing materials, bank information memoranda, offering documents, and any of the other documents described in this clause (iii) shall contain disclosure reflecting the Surviving Corporation and/or its subsidiaries as the obligor,

            (iv)  obtain accountant's comfort letters (including customary negative assurances), legal opinions, "10b-5" representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Parent,

             (v)  obtain customary accountants' consents to the use of their reports in any material relating to the Financing as reasonably requested by Parent,

            (vi)  cooperate reasonably with the Debt Financing sources' due diligence,

           (vii)  take all corporate actions reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time,

          (viii)  cooperate with the Financing Sources in connection with the preparation by, or on behalf of the Debt Providers, a field examination and inventory appraisal and such other reports, audits or certifications in respect of the collateral securing the Financing, as reasonably requested by Parent, and

            (ix)  execute and deliver customary financing agreements and documents, including customary closing certificates and documents, and authorization letters to the Debt Financing sources authorizing the distribution of information to prospective lenders, in each case, as may be reasonably requested by Parent, provided, that no obligation of the Company or any Company Subsidiary, or any Lien on any of their respective assets, in connection with the Financing shall be effective until the Effective Time (other than any customary authorization letters); none of the Company or any Company Subsidiary or any of the Company's Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time; neither the Company nor any Company Subsidiary nor any of their respective Representatives shall be required to provide any legal opinion or other opinion of counsel prior to the Effective Time in connection with the Financing; and no director or officer of the Company or any Company Subsidiary shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Effective Time.

          The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the Financing (including any permitted replacement, amended, modified or alternative financing); provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will use its reasonable best efforts to provide Parent with updates to the Required Information so that, to the knowledge of the Company, marketing materials used in the Financing (including any permitted replacement, amended, modified or alternative financing) do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading, other than, in each case, with respect to information supplied by or on behalf of Parent or Merger Sub.

          Nothing in this Section 6.04 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require the Company or any Company Subsidiary to take any action that will conflict with or violate the Company's or any Company Subsidiary's organizational documents or any Laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any Contract to which the Company or any Company Subsidiary is a party on the date of this Agreement, unless contingent on the Closing, or (iii) reasonably be expected to result in any officer or director of the Company or any Company Subsidiary incurring any personal liability that is not contingent upon the Closing.

        6.05    Benefit Plans.

          (a)   Until the first anniversary of the Effective Time (or, with respect to specific Benefit Plans, if sooner, until the end of the applicable plan year for such Plan ending immediately prior to the first anniversary of the Effective Time), Parent shall cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries who remain employed by the Company and the Company Subsidiaries following the Effective Time (the "Company Employees") base compensation, incentive compensation opportunities (exclusive of any equity-based compensation), and employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Company Benefit Plans and Company Benefit Agreements as in effect immediately prior to the Effective Time. Such compensation and employee benefits may be provided through the Surviving Corporation's continuation of one or more of the Company Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Parent or its affiliates from time to time (each, a "Parent Plan"), or through a combination of the foregoing alternatives, as determined in Parent's sole and absolute discretion.

          (b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms in effect on the date of this Agreement (including any terms relating to the amendment or termination thereof), all employment, severance and termination agreements, and deferred compensation plans, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event). Parent acknowledges and agrees that the consummation of the Merger will constitute an "Acceleration Date", "Change of Control" or "Change of Ownership" (as applicable) under the Company Benefit Plans and Company Benefit Agreements listed in Schedule 6.05(b) of the Company Disclosure Schedule.

          (c)   With respect to any Parent Plan that is an "employee benefit plan", as defined in Section 3(3) of ERISA and including any vacation, paid time off and severance plans whether or not subject to ERISA, in which Company Employees participate after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company Employee's service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of Parent's subsidiaries; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or service credit under a newly established plan for which prior service credit is not taken into account for employees of Parent and its subsidiaries generally.

          (d)   To the extent permitted under the Parent Plans, Parent shall waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any Parent Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time. Unless the relevant plans may not legally be amended so to provide, Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

          (e)   If requested by Parent at least 15 days prior to the Effective Time, the Company shall terminate, effective not later than the day immediately preceding the Closing Date, the Company Benefit Plans intended to constitute qualified plans under Section 401(k) of the Code, in each case to the extent permitted by the Company Benefit Plans and applicable Law. If Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Closing Date.

          (f)    Nothing in this Section 6.05 shall confer upon any person any right to employment or continued employment for any specified period, shall confer upon any person, other than the parties hereto, any right or remedy under or by reason of this Agreement, or shall be construed to amend any Company Benefit Plan or Company Benefit Agreement.

        6.06    Indemnification.

          (a)   Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses), whether asserted or claimed prior to, at or after the Effective Time, in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Articles, the Company Bylaws, the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company or any Company Subsidiary (in the case of each such agreement, as in effect on the date of this agreement and as listed on Schedule 6.06 of the Company Disclosure Schedule) shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims or potential claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom shall be finally disposed of) or such later date as is provided pursuant to the terms thereof, and from and after the Effective Time Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations; provided that the person to whom such expenses are advanced provides an undertaking to Parent and the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification in a non-appealable opinion by a court of competent jurisdiction. From and after the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Company Articles, the Company Bylaws or the respective comparable organizational documents of the Company Subsidiaries in any manner that would adversely affect the rights thereunder of any such director, officer or employee with respect to their acts or omissions occurring at or prior to the Effective Time.

          (b)   Parent and Merger Sub jointly and severally shall cause to be maintained for a period of not less than six (6) years from the Effective Time the Company's current directors' and officers' liability insurance and indemnification policies (true, correct and complete copies of which have been provided to Parent prior to the date hereof) (provided, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are materially not less favorable to the Indemnified Parties) with respect to acts and/or omissions committed or allegedly committed at or prior to the Effective Time for all persons who are currently covered by such insurance, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium") (which aggregate premiums with respect to 2011 are hereby represented and warranted by the Company to be the amount specified in Schedule 6.06(b)) and, if such premium exceeds the Maximum Premium, Parent shall maintain the most favorable policies of directors' and officers' liability insurance obtainable for an annual premium equal to the

  Maximum Premium; provided, that Parent may satisfy its obligations under this Section 6.06(b) by causing the Company to obtain, for at least the period described in this Section 6.06(b), a prepaid (or "tail") directors' and officers' liability insurance policy at Parent's expense, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.06(b).

          Notwithstanding the foregoing or anything else in this Agreement to the contrary, if, after consultation with Parent, the Company in its sole discretion elects, then the Company prior to the Effective Time may purchase, on an arm's length basis, a directors' and officers' liability insurance "tail" insurance policy for a period of six (6) years after the Effective Time with respect to acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage to be no more favorable in the aggregate to the Indemnified Parties as the Company's existing coverage) so long as the cost of such prepaid "tail" policy does not exceed the Maximum Premium. If such prepaid "tail" policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.06(b) and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause such policy to be maintained in full force and effect, for its full term, and honor all of its obligations thereunder.

          (c)   From and after the Effective Time, to the fullest extent permitted by Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and pay on behalf of or provide advancement of expenses (including reasonable legal fess and expenses) to, the present and former officers and directors of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each an "Indemnified Party") in their capacities as such, in each case to the fullest extent the Company would have been permitted or required to do so under applicable Law, against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)) (collectively, "Losses"), as incurred (payable at least monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in respect of actions or omissions occurring at or prior to the Effective Time in connection with or relating to such Indemnified Party's duties as an officer or director of the Company or any Company Subsidiary, including in respect of this Agreement and the Merger, or as a fiduciary under any Company Benefit Plan; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting criminal conduct. Any Indemnified Party wishing to claim indemnification against the Surviving Corporation shall, upon learning of any applicable action, promptly notify the Surviving Corporation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the Surviving Corporation. Any Indemnified Party to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Notwithstanding anything to the contrary contained herein, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding, investigation or inquiry of a covered person for which indemnification may be sought under this Section 6.06 unless such settlement, compromise, consent or termination includes an unconditional release of such person from all liability arising out of such claim, action, suit, proceeding, investigation or inquiry.

          (d)   This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

          (e)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or dissolves, the Surviving Corporation shall cause its successors and assigns to assume its obligations set forth in this Section 6.06.

          (f)    The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.06 unless such Indemnified Party is finally judicially determined to not be entitled to indemnification under this Section 6.06.

        6.07    Fees and Expenses.     Except as provided in Section 8.03, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        6.08    Public Announcements.     The parties hereto agree that the initial press release to be issued with respect to this Agreement shall be in the form heretofore agreed upon by the parties hereto. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or this Agreement (including any press releases or other public statements issued or made in connection with any of the actions permitted to be taken by Section 5.04), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange.

        6.09    Transfer Taxes.     All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation; and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        6.10    Merger Sub Compliance.     Parent shall cause Merger Sub to comply promptly with all of Merger Sub's obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in, contemplated by or related to this Agreement, the Merger or the Financing.

        6.11    Stockholder Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors as a result of the Merger, provided, that the Company shall not settle any such litigation without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement obligates the Company to make a monetary payment that is not paid or reimbursed or otherwise indemnified entirely by the Company's insurance provider or another third party.

        6.12    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause dispositions of the Company's equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.13    Parent and Merger Sub Expenditure; Parent Distributions.     From the date of this Agreement until the Effective Time, (i) Parent and Merger Sub shall not expend funds other than in connection with the Merger, the Financing and the transactions contemplated thereby and the payment of related expenses and (ii) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock, other than, in each case, any such actions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VII
CONDITIONS PRECEDENT

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company shall have obtained the Stockholder Approval.

          (b)    No Injunctions or Restraints.    There shall not be any Judgment (whether preliminary or final) or Law issued or enacted by any Governmental Entity that is still in effect that prohibits the consummation of the Merger.

          (c)    Competition Laws.    All applicable waiting periods under the HSR Act shall have expired or been terminated and all required approvals thereunder shall have been obtained.

          (d)    Governmental Approvals.    Other than the filing of the Agreement of Merger, all Consents of, or registrations, declarations or filings with, or notices to, or permits from, any Governmental Entity in connection with the Merger shall have been filed or been obtained, without imposition of any conditions that would be material relative to the Merger Consideration, or occurred, as of the Effective Time, other than such Consents, registrations, declarations, filings, notifications or permits, the failure of which to obtain, file or occur, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        7.02    Additional Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.03(a), (b) and (c), Section 3.04(a), (b) and (c), Section 3.08(i) and Section 3.18) shall be true and correct (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the date hereof and the Closing Date as though made on or as of such date, except, in each case, (x) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (y) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.03(c) shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made on or as of such date, and (iii) each of Section 3.03(a) and (b), Section 3.04(a), (b) and (c), Section 3.08(i), and Section 3.18 shall be true and correct in all respects at and as of the date hereof and the Closing Date as though made on or as of such date (subject, (x) in the case of Section 3.03(a), to de minimis exceptions that do not, individually or in the aggregate, increase the aggregate amount of the Merger Consideration by more than $750,000 and (y) in the case of Section 3.18, to de minimis exceptions that do not, individually or in the aggregate, result in any additional cost, expense, payment or liability of more than $50,000).

          (b)    Covenants.    The Company shall have complied with or performed in all material respects each of the covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it on or prior to the Closing Date.

          (c)    Certificate.    The Company shall have furnished Parent with a certificate signed on its behalf by an executive officer of the Company to the effect that the conditions set forth in Sections 7.02(a) and (b) are satisfied.

          (d)    Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any Event, change or occurrence that, individually or together with any other Event, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (e)   [Intentionally Omitted].

          (f)    U.S. Real Property Interests.    The Company shall have furnished Parent with a statement issued by the Company pursuant to Treasury Regulation 1.1445-2(c)(3) and in compliance with Treasury Regulation 1.897-2(h) certifying that an interest in the Company is not a U.S. real property interest.

        7.03    Additional Conditions to the Obligations of the Company.     The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date hereof and the Closing Date as though made on or as of such date, except (x) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (y) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

          (b)    Covenants.    Parent and Merger Sub shall have complied with or performed in all material respects each of the covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

          (c)    Certificate.    Parent shall have furnished the Company with a certificate signed on its behalf by an authorized officer of Parent to the effect that the conditions set forth in Sections 7.03(a) and (b) are satisfied.

        7.04    Frustration of Closing Conditions.     None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01 or 7.03 (with respect to the Company) or Section 7.01 or 7.02 (with respect to Parent or Merger Sub) to be satisfied to excuse such party's obligation to effect the Merger if such failure was caused by such party's failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.01    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated on or before April 6, 2012 (the "Walk-Away Date"); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was a result of the failure of such party to perform any of its obligations under this Agreement;

             (ii)  if there shall be enacted or issued any Law or Judgment by a court of competent jurisdiction or other Governmental Entity, or any Law shall otherwise be in effect, enjoining, restraining or prohibiting the consummation of the Merger that shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to contest, appeal, remove or render inapplicable such Judgment;

            (iii)  if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement has been voted upon, provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to the Company if the failure to obtain the Stockholder Approval was a result of the failure by the Company to perform any of its obligations under this Agreement;

          (c)   by Parent:

              (i)  if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured by the Company by the Walk-Away Date or, if capable of being cured by the Company by the Walk-Away Date, has not been cured prior to the earlier of (x) twenty (20) days after the delivery of written notice by Parent to the Company of such breach and (y) the Walk-Away Date (provided, that Parent and Merger Sub are not then in breach of any representation or warranty in this Agreement such as would give rise to the failure of the condition set forth in Section 7.03(a) and have not failed to perform in any material respect any covenant contained in this Agreement); or

             (ii)  prior to the obtaining of the Stockholder Approval, if (A) the Company, the Company Board or the Special Committee delivers a Superior Proposal Notice or effects an Adverse Recommendation Change, (B) (x) a Company Takeover Proposal is publicly announced or otherwise becomes publicly known after the date hereof and (y) neither the Company Board nor the Special Committee shall have confirmed the recommendation by the Company Board of this Agreement or the Merger within five (5) Business Days of a written request from Parent to do so (which request may only be made once with respect to any such Company Takeover Proposal and each material amendment thereto) or (C) the Company shall have breached any of its obligations set forth in Section 5.04 in any material respect; or

          (d)   by the Company:

              (i)  if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is incapable of being cured by Parent or Merger Sub by the Walk-Away Date or, if capable of being cured by Parent or Merger Sub by the Walk-Away Date, has not been cured prior to the earlier of (x) twenty (20) days after the delivery of written notice by the Company to Parent or Merger Sub of such breach and (y) the Walk-Away Date (provided, that the Company is not then in breach of any representation or warranty in this Agreement such as would give rise to the failure of the condition set forth in Section 7.02(a) and has not failed to perform in any material respect any covenant contained in this Agreement);

             (ii)  if (A) the conditions set forth in Sections 7.01 and 7.02 (other than those conditions (x) that by their nature are to be satisfied by actions taken at the Closing and which were, at the time of termination, capable of being satisfied, or (y) the failure of which to be satisfied is due in any material part to a breach by Parent or Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement) have been satisfied, (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.03, (C) the Marketing Period has ended, and (D) Parent and Merger Sub fail to consummate the Merger prior to the Walk-Away Date (unless such failure was a result of the Company's failure to perform any of its obligations under this Agreement or the Company's failure to deliver any of the documents or information or cause to occur any other actions with respect to which the Company is required to use its reasonable best efforts to deliver or cause to be delivered or occur pursuant to Section 6.04(e)); or

            (iii)  prior to the obtaining of the Stockholder Approval, in connection with the acceptance of a Superior Company Proposal in accordance with Section 5.04(c).

        8.02    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.02, Section 6.07, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, that the termination of this Agreement shall not relieve or release any party hereto from any liability (a) for fraud or (b) to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, as provided in Section 8.03, and provided, further, that the Confidentiality Agreement and each Guaranty shall survive the termination of this Agreement, each in accordance with its terms.

        8.03    Termination Fee.

          (a)   If:

              (i)  (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii), (B) the Company terminates this Agreement pursuant to Section 8.01(d)(iii) or (C) Parent terminates this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii);

             (ii)  either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, (A) the conditions set forth in Sections 7.01 and 7.03 (other than those conditions (x) that by their nature are to be satisfied by actions taken at the Closing and which were, at the time of termination, capable of being satisfied or (y) the failure of which to be satisfied is a result of a breach by the Company of any of its representations, warranties, or covenants contained in this Agreement) have been satisfied, and (B) the Marketing Period has not ended, which failure to end is a result of the Company's failure to perform any of its obligations under this Agreement; or

            (iii)  (A) after the date of this Agreement, a bona fide Company Takeover Proposal has been made or is publicly proposed or announced or otherwise becomes publicly known, in each case, whether or not conditional, and is not withdrawn, (B) thereafter this Agreement is terminated prior to the Company Stockholders Meeting by either Parent or the Company pursuant to Section 8.01(b)(i) and (C) within twelve (12) months following such termination the Company or any Company Subsidiary enters into a definitive agreement to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated (solely for purposes of this Section 8.03(a), the term "Company Takeover Proposal" shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.04(a) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)), then, in any such event, the Company shall pay to Parent as directed by Parent a termination fee of $47,250,000 in cash (the "Company Termination Fee") by wire transfer of same day funds as follows: (x) in the case of clause (i) and (ii) above, within three (3) Business Days after the date of termination; and (y) in the case of clause (iii) above, prior to or simultaneously with the occurrence of the event described in clause (C) thereof, it being understood that in no event shall the Company be required to pay a Company Termination Fee on more than one occasion.

          (b)   If:

              (i)  the Company terminates this Agreement pursuant to Section 8.01(d)(ii), or

             (ii)  either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, (A) the conditions set forth in Sections 7.01 and 7.02 (other than those conditions (x) that by their nature are to be satisfied by actions taken at the Closing and which were, at the time of termination, capable of being satisfied, or (y) the failure of which to be satisfied is a result of a breach by Parent or Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement) have been satisfied and (B) the Marketing Period has not ended, which failure to end is a result of any reason, other than the Company's failure to perform any of its obligations under this Agreement or the Company's failure to deliver any of the documents or information or cause to occur any other actions with respect to which the Company is required to use its reasonable best efforts to deliver or cause to be delivered or occur pursuant to Section 6.04(e), then, in any such event, Parent shall pay to the Company as directed by the Company a termination fee of $94,500,000 in cash (the "Parent Termination Fee") by wire transfer of same day funds, within three (3) Business Days of such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (c)   [Intentionally Omitted].

          (d)   Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Merger, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a proceeding against the other party which results in a judgment, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.03, the non-prevailing party shall pay the prevailing party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, up to a maximum of $10,000,000, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

          (e)   Notwithstanding anything to the contrary in this Agreement, but subject to the Company's rights set forth in Section 9.11 and the reimbursement and indemnification obligations of Parent under Section 8.03(d) (and without limiting the obligations of Parent and its affiliates under the Confidentiality Agreement or the Equity Providers under the Guarantees), (i) the Company's right to receive payment of the Parent Termination Fee from Parent in accordance with the terms and conditions of this Agreement or the Equity Providers in accordance with the terms and conditions of the Guarantees shall be the sole and exclusive remedy of the Company, the Company Subsidiaries and the other Company Related Parties against Parent, Merger Sub, the Equity Providers and their respective affiliates, and each of their former, current and future general or limited partners, shareholders, Financing Sources, managers, members, directors, officers, employees, agents and representatives (collectively, the "Parent Related Parties"), for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Other Transaction Agreements or the Merger or the other transactions contemplated hereby, and (ii) none of Parent, Merger Sub, the Equity Providers or any other such person shall have any further liability or obligation to the Company, any Company Subsidiary or any other Company Related Party relating to or arising out of this Agreement or the Other Transaction Agreements.

          Notwithstanding anything to the contrary in this Agreement, but subject to Parent's rights set forth in Section 9.11 and the reimbursement and indemnification obligations of the Company under Section 8.03(d), (i) Parent's right to receive payment of the Company Termination Fee from the Company in accordance with the terms and conditions of this Agreement shall be the sole and exclusive remedy of Parent and Merger Sub and their affiliates and the other Parent Related Parties against the Company and the Company Subsidiaries and their respective affiliates, and each of their former, current and future officers, directors, partners, shareholders, managers, members, agents and representatives (collectively, "Company Related Parties") for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Merger, and (ii) none of the Company Related Parties shall have any further liability or obligation to Parent, Merger Sub or any other Parent Related Party relating to or arising out of this Agreement or the Other Transaction Agreements.

          Notwithstanding any other provision hereof, (1) under no circumstances will the Company be entitled to monetary damages hereunder (in the aggregate) other than the Parent Termination Fee and any payment required pursuant to Section 8.03(d), in each case, in accordance with the terms and conditions of this Agreement, and (2) while the Company may pursue a grant of specific performance in accordance with Section 9.11 prior to the termination of this Agreement and, after the termination of this Agreement, the payment of the Parent Termination Fee in accordance with Section 8.03(b) (in each case, to the extent such remedy is provided for under this Agreement), under no circumstances shall the Company or any Company Related Party (A) seek to recover any monetary damages (i) other than such amount(s) or (ii) from any Parent Related Party (other than Parent, Merger Sub and the Equity Providers in accordance with the terms and conditions of this Agreement and the Guarantees) or (B) be permitted or entitled to receive both (i) a grant of specific performance that results in a Closing and (ii) any money damages, including all or any portion of the Parent Termination Fee.

          Notwithstanding any other provision hereof, (1) under no circumstances will Parent, Merger Sub, the Equity Providers or any of their affiliates be entitled to monetary damages hereunder (in the aggregate) other than the Company Termination Fee and any payment required pursuant to Section 8.03(d), in each case, in accordance with the terms and conditions of this Agreement, and (2) while Parent may pursue a grant of specific performance in accordance with Section 9.11 prior to the termination of this Agreement and, after the termination of this Agreement, the payment of the Company Termination Fee in accordance with Section 8.03(a) (to the extent such remedy is provided for under this Agreement), under no circumstances shall Parent, Merger Sub or any Parent Related Party (A) seek to recover any monetary damages (i) other than such amount(s) or (ii) from any Company Related Party (other than the Company in accordance with the terms and conditions of this Agreement) or (B) be permitted or entitled to receive both (i) a grant of specific performance that results in a Closing and (ii) any money damages, including all or any portion of the Company Termination Fee.

        8.04    Amendment.     This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, that (a) after receipt of the Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (b) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.05    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any of the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX
GENERAL PROVISIONS

        9.01    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all such representations and warranties shall terminate at, the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

        9.02    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one (1) Business Day after being sent via a nationally recognized overnight courier service, (iii) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

          (a)   if to Parent or Merger Sub, to

      Number Holdings, Inc.
      2000 Avenue of the Stars, 12th Floor
      Los Angeles, CA 90067
      Facsimile No.: (310) 201-4170
      Attention: Adam Stein

      with a copy (which shall not constitute notice) to:

      Proskauer Rose LLP
      2049 Century Park East, 32nd Floor
      Los Angeles, CA 90067
      Facsimile No.: (310) 557-2193
      Attention: Michael A. Woronoff, Esq.

          (b)   if to the Company, to

      99 Cents Only Stores
      4000 Union Pacific Avenue
      City of Commerce, CA 90023
      Facsimile No.: (323) 307-9611
      Attention: Russell Wolpert, Esq.

      with a copy (which shall not constitute notice) to:

      Morrison & Foerster LLP
      555 West Fifth Street
      Los Angeles, California 90013
      Facsimile: (213) 892-5454
      Attention: Hillel T. Cohn, Esq.

      with a copy (which shall not constitute notice) to:

      Munger, Tolles & Olson LLP
      355 South Grand Avenue, 35th Floor
      Los Angeles, California 90013
      Facsimile: (213) 683-4020
      Attention: Mary Ann Todd, Esq.

        9.03    Definitions.     For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, that a portfolio company of an Equity Provider shall not be deemed an affiliate of such Equity Provider.

          "Business Day" means any day on which banks are not required or authorized by Law to close in New York, New York.

          Each of "capital stock" and "equity interest" means: (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or equivalents (however designated) of corporate stock and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

          "Company Material Adverse Effect" means any change, development, event, effect or occurrence (each, an "Event") that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the Company from performing its obligations under this Agreement in any material respect or from consummating the Merger; provided, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect pursuant to clause (i) above: (A) any Event generally affecting (1) the geographic regions or the industry in which the Company primarily operates to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, or (2) the economy or financial, debt, credit, banking, foreign exchange, securities or capital markets, including any change in interest, currency or exchange rates, or in any commodity, security or market index, and including any disruption of any thereof, in the United States or elsewhere in the world to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, or (B) to the extent (but only to the extent) arising or resulting from any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates, (2) the announcement or pendency of this Agreement or any related agreement or the anticipated consummation of the Merger (including the identity of Parent or any of its affiliates as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or other calamity or crisis to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates, (4) any decline in the market price, or change in trading volume, of the capital stock of the Company or any change in or failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections (it being understood that any Event giving rise to such failure (other than any Event described in clause (A) or (B) of this paragraph) may be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (5) any proceeding by any of the Company's stockholders (other than the Rollover Investors) arising out of, concerning or related to this Agreement or the Merger or any related proposals or processes that were announced or became known publicly (whether before or after the date of this Agreement) or (6) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates.

          "Company Securities" means (i) any capital stock of the Company or any Company Subsidiary, (ii) any options, warrants, rights, convertible or exchangeable securities, commitments, Contracts or undertakings of any kind to which the Company or any Company Subsidiary is a party or otherwise bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or any security convertible or exercisable for or exchangeable into any capital stock of the Company or any Company Subsidiary, or (iii) restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, "phantom" stock or securities or rights obligating the Company or any Company Subsidiary to make any payments, or giving any person the right to receive from the Company or any Company Subsidiary any economic benefit, directly or indirectly, based on the price or value of capital stock of the Company or any Company Subsidiary.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Financing Sources" means the financial institution or institutions identified in the Debt Commitment Letter and any other financial institutions identified in any amendments, supplements or replacements of the Debt Commitment Letter and, in each case, any affiliates thereof.

          "Intervening Event" means any event occurring after the date hereof affecting the Company and the Company Subsidiaries, taken as a whole (other than any event resulting from a breach of this Agreement by the Company or any Company Subsidiary or any breach by any of the Rollover Investors of the Rollover Letter or Voting Agreement), that was not reasonably foreseeable as of or prior to the date of this Agreement; provided that none of the following shall be deemed (either alone or in combination) to constitute, or be taken into account in determining whether there has been or would be, an Intervening Event: (A) any development or change, positive or negative, in the economy or financial, debt, credit, banking, foreign exchange, securities or capital markets, including any change in interest, currency or exchange rates, or in any commodity, security or market index, and including any disruption of any thereof, in the United States or elsewhere in the world or (B) any changes, positive or negative, in applicable Law or applicable accounting regulations or principles or interpretations thereof, (C) the announcement or pendency of this Agreement or any related agreement or the anticipated consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners, (D) national or international political conditions, any outbreak or cessation of, or escalation or decrease of, hostilities, insurrection or war, acts of terrorism, sabotage, strikes, freight embargoes or other calamity or crisis; (E) any changes in the market price, or changes in trading volume, of the capital stock of the Company, (F) the financial results of the Company, including any change in, or the Company exceeding (or failing to meet), revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal budgets, estimates or projections, or (G) any changes, positive or negative, with respect to any competitors or potential competitors of the Company, the competitive landscape of the Company or the industry in which the Company competes, in each case of (A)-(G) above, no matter how material.

          "knowledge" means, with respect to any matter in question, (a) as to the Company, the actual knowledge, after reasonable inquiry and investigation, of any named executive officer of the Company or any person listed on Schedule 9.03(a) and (b) as to Parent, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of Parent or any person listed on Schedule 9.03(b). For purposes of this definition, "named executive officer" shall have the meaning set forth in Item 402 of Regulation S-K of the Securities Act.

          "Marketing Period" means a period of at least 15 consecutive business days following the satisfaction of the condition set forth in the first sentence of paragraph 15 of Exhibit E of the Debt Commitment Letter; provided that the Marketing Period shall (i) not include any day from November 21, 2011 through November 25, 2011 and (ii) either conclude on or before December 19, 2011 or commence on or after January 4, 2012.

          "ordinary course of business" means the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries.

          "Other Transaction Agreements" means the Financing Letters, the Rollover Letter and the Voting Agreement.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          "Related Party" shall mean (a) any affiliate of the Company (other than a Company Subsidiary), (b) any director or officer of the Company or any affiliate of the Company, and (c) any immediate family member or affiliate of any other Related Party.

          "Related Party Contract" shall mean any Contract (other than employment agreements) binding upon to the Company or any Company Subsidiary with or for the benefit of any Related Party.

          "Rollover Directors" means David Gold, Jeff Gold and Eric Schiffer.

          "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptable Confidentiality Agreement	5.04(a)
Adverse Recommendation Change	5.04(b)
Adverse Recommendation Change Notice	5.04(c)
ACOF	Preamble
Agreement	Preamble
Agreement of Merger	1.03
Board Approval	5.04(b)
California Code	1.01
Certificate	2.01(c)(ii)
Closing	1.02
Closing Date	1.02
Code	3.11(d)
Company	Preamble
Company Articles	1.05(a)
Company Benefit Agreement	3.11(j)
Company Benefit Plan	3.11(j)
Company Board	3.04(b)
Company Bylaws	1.05(b)
Company Capital Stock	3.03(a)
Company Common Stock	2.01(b)
Company Disclosure Schedule	Article III Preamble
Company Employees	6.05(a)
Company Intellectual Property	3.16(a)
Company Lease	3.15(b)
Company Pension Plans	3.11(a)
Company Preferred Stock	3.03(a)
Company Related Parties	8.03(e)
Company SEC Documents	3.06(a)
Company Stock Option	2.03(e)
Company Stock Plans	2.03(e)
Company Stockholders Meeting	6.01(a)
Company Subsidiaries	3.01
Company Takeover Proposal	5.04(a)
Company Termination Fee	8.03(a)
Confidentiality Agreement	6.02
Consent	3.05(b)

Term	Section Reference
Contract	3.05(a)
CPPIB	Preamble
Debt Commitment Letter	4.09(a)(iii)
Debt Financing	4.09(a)(iii)
Debt Providers	4.09(a)(iii)
Designated Consideration	2.03(b)
Dissenting Shares	2.01(d)
Effective Time	1.03
Environmental Law	3.14(b)
Environmental Permit	3.14(b)
Equity Financing	4.09(a)(i)
Equity Funding Letter	Preamble
Equity Providers	Preamble
ERISA	3.11(a)
ERISA Affiliate	3.11(j)
Exchange Fund	2.02(a)
Filed Company SEC Documents	Article III Preamble
Financial Advisor	3.19
Financing	4.09(a)(iii)
Financing Letters	4.09(a)(iii)
GAAP	3.06(d)
Governmental Entity	3.05(b)
Guaranty	Preamble
Hazardous Material	3.14(b)
HSR Act	3.05(b)
Indemnified Party	6.06(c)
Insurance Policy	3.20
Intellectual Property	3.16(b)
Judgment	3.05(a)
Law	3.05(a)
Liens	3.02(a)
Losses	6.06(c)
Material Contract	3.17(a)
Material Inbound IP Agreements	3.16(a)
Material Outbound IP Agreements	3.16(a)
Maximum Premium	6.06(b)
Measurement Date	3.03(a)
Merger	Preamble
Merger Consideration	2.01(c)(ii)
Merger Sub	Preamble
Multiemployer Plan	3.11(j)
Negotiation Period	5.04(c)
Offer Price	2.01(c)(i)
Owned Real Property	3.15(b)(i)
Parent	Preamble
Parent Disclosure Schedule	4.06
Parent Material Adverse Effect	4.01
Parent Plan	6.05(a)
Parent Related Parties	8.03(e)
Parent Termination Fee	8.03(b)

Term	Section Reference
Paying Agent	2.02(a)
Permit	3.13
Permitted Liens	3.15(a)
Proxy Statement	3.05(b)
PSU	2.03(d)
Real Property	3.15(b)(ii)
Release	3.14(b)
Representatives	5.04(a)
Required Information	6.04(e)(i)
Rollover Investment	4.09(a)(ii)
Rollover Investors	4.09(a)(ii)
Rollover Letter	4.09(a)(ii)
RSU	2.03(c)
Schedule 13E-3	4.05
Solvent	4.11
Special Committee	Preamble
Stockholder Approval	3.04(c)
Superior Company Proposal	5.04(a)
Superior Proposal Notice	5.04(c)
Surviving Corporation	1.01
Tax	3.09(e)
Tax Return	3.09(e)
Taxes	3.09(e)
Transfer Taxes	6.09
Voting Agreement	Preamble
Voting Company Debt	3.03(b)
Walk-Away Date	8.01(b)(i)

        9.04    Interpretation; Exhibits and Disclosure Schedules.     The headings contained in this Agreement or in any Exhibit hereto, the Company Disclosure Schedule or the Parent Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or the Company Disclosure Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule with respect to Article III whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is, to the extent (but only to the extent), reasonably apparent on the face of such disclosure shall be deemed to be disclosed with respect to such Schedules of such Company Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not constitute an admission that such item is material, that such item has had or would have a Company Material Adverse Effect, or that the disclosure of such information is required pursuant to this Agreement. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents that constitute predictive, cautionary or forward-looking statements. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Merger; accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        The representations and warranties set forth in Articles III and IV and the covenants and agreements set forth in Articles V and VI have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified in certain instances by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, which contain certain disclosures not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, or other investors in, the Company.

        9.05    Severability.     If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Merger is consummated to the extent possible.

        9.06    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

        9.07    Entire Agreement; No Third Party Beneficiaries.     This Agreement, taken together with the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Guarantees, (a) constitute the entire agreement, and supersede all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the Merger and (b) except for (i) for the Indemnified Parties and their respective heirs and legal representatives to the extent set forth therein, (ii) with respect to holders of Company Common Stock, Company Stock Options, RSUs and PSUs, from and after the Effective Time, the provisions set forth in Article II, and (iii) the rights under Section 8.03(e) of the Parent Related Parties and the Company Related Parties, are not intended to confer upon any person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise.

        9.08    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        9.09    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company. Any purported assignment in violation of the foregoing shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        9.10    Consents and Approvals.     For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a person duly authorized by such party to do so.

        9.11    Specific Enforcement.

          (a)   The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in this Section 9.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party's right to specific enforcement and (c) the right of specific enforcement is an integral part of the Merger and, without that right, neither the Company nor Parent would have entered into this Agreement.

          Notwithstanding any other provision hereof, the Company shall not be entitled to, and shall not attempt in any proceeding to, seek an injunction or injunctions, specific performance or other equitable remedies to cause Parent or Merger Sub to (i) cause the Equity Financing to be funded or (ii) consummate the Merger.

          (b)   Subject to Section 9.11(a), each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief provided herein on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

          (c)   Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than a court in the State of California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement or the Merger or the transactions contemplated hereby, including any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement or the Merger, that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Notwithstanding the foregoing or anything else to the contrary, each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing (or any commitment letter relating to any alternative financing) or the performance thereof, in any forum other than any New York State court or Federal court of the Untied States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.

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        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

NUMBER HOLDINGS, INC.
by:	/s/ ADAM STEIN
	Name:	Adam Stein
	Title:	Vice President
NUMBER MERGER SUB, INC.
by:	/s/ ADAM STEIN
	Name:	Adam Stein
	Title:	Vice President
99 CENTS ONLY STORES
by:	/s/ ERIC SCHIFFER
	Name:	Eric Schiffer
	Title:	Chief Executive Officer

 Annex B

October 11, 2011

The Special Committee of the Board of Directors
The Board of Directors
99¢ Only Stores
4000 East Union Pacific Avenue
City of Commerce, CA 90023

Dear Members of the Special Committee and the Board of Directors:

        We understand that 99¢ Only Stores, a California corporation ("Company"), Number Holdings, Inc., a Delaware corporation ("Buyer"), and Number Merger Sub, Inc., a California corporation and wholly owned subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of October 10, 2011 (the "Agreement"), pursuant to which Buyer will acquire Company. Pursuant to the Agreement, Merger Sub will be merged with and into Company (the "Merger") and each outstanding share of the common stock, no par value, of Company ("Company Common Stock"), other than shares equal to the Rollover Investment held by the Rollover Investors (each as defined in the Agreement), shares of Company Common Stock held by Company, Buyer or Merger Sub and shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (holders of such shares, collectively, "Excluded Holders"), will be converted into the right to receive $22.00 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders and Rollover Investors) of the Consideration to be paid to such holders in the Merger.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Reviewed certain publicly available historical business and financial information relating to Company;

  (iii)
  Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

  (iv)
  Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

  (vii)
  Reviewed historical stock prices and trading volumes of Company Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Merger.

        In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Merger, including, without limitation, the form or structure of the Merger, the Rollover Investment or the Rollover Letter, the Financing Letters, the Voting Agreement (as each is defined in the Agreement) or any other agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Consideration or otherwise.

        Lazard Frères & Co. LLC ("Lazard") is acting as financial advisor to the Special Committee of the Board of Directors of Company in connection with the Merger and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Merger. We in the past have provided and in the future may provide certain investment banking services to certain affiliates of Buyer and their portfolio companies, for which we have received and may receive compensation, including, without limitation, during the past two years, having advised an affiliate of Buyer in 2010. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Company and certain of its affiliates and of certain affiliates of Buyer and their portfolio companies for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company and certain affiliates of Buyer and their portfolio companies. The issuance of this opinion was approved by the Opinion Committee of Lazard.

        Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of Company and the Board of Directors (each in its capacity as such) and our opinion is rendered to the Special Committee of the Board of Directors of Company and the Board of Directors in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders and Rollover Investors) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRERES & CO. LLC
By	/s/ ALBERT H. GARNER Albert H. Garner Vice Chairman of U.S. Investment Banking

Annex C

Chapter 13 of the California Corporations Code

Dissenters' Rights.

        §1300. (a)    If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            (1)   Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        §1301. (a)    If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

        §1302.    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        §1303. (a)    If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        §1304. (a)    If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        §1305. (a)    If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        §1306.    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        §1307.    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        §1308.    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        §1309.    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        §1310.    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        §1311.    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        §1312. (a)    No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

        §1313.    A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

 Annex D

FORM OF STATUTORY MERGER AGREEMENT

        THIS AGREEMENT OF MERGER, dated as of [                            ] (this "Agreement of Merger"), is made and entered into by and among Number Holdings, Inc., a Delaware corporation ("Parent"), Number Merger Sub, Inc., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), and 99 Cents Only Stores, a California corporation (the "Company"). Merger Sub and the Company are sometimes hereinafter referred to as the "Constituent Corporations."

RECITALS

        A.    Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of October 11, 2011 (the "Merger Agreement"), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the "Merger").

        B.    The respective Boards of Directors of each of the Constituent Corporations deem it in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company.

        C.    The respective Boards of Directors and shareholders of each of the Constituent Corporations have approved the Merger Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE 1

THE MERGER

        1.1    EFFECTIVENESS.     The Merger shall become effective (the "Effective Time") at such date and time as this Agreement of Merger, together with an officers' certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law, as amended (the "CGCL").

        1.2    MERGER.     At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.3    FURTHER ACTION.     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

 ARTICLE 2

CORPORATE GOVERNANCE MATTERS

        2.1    ARTICLES OF INCORPORATION.     At the Effective Time, Articles of Incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A hereto, until thereafter amended in accordance with the provisions thereof and the CGCL.

        2.2    DIRECTORS.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.

        2.3    OFFICERS.     The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

ARTICLE 3

EFFECT ON CAPITAL STOCK OF THE COMPANY

        3.1    CANCELLATION OF CERTAIN STOCK.     Each share of common stock, no par value per share, of the Company (the "Company Common Stock") that is owned by the Company, Parent or Merger Sub, or any other direct or indirect wholly-owned subsidiary of Parent, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        3.2    CONVERSION OF COMPANY COMMON STOCK.     At the Effective Time, subject to Sections 3.1, and 3.3 hereof, each issued and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to $22.00, without interest (the "Merger Consideration"), and all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate.

        3.3    DISSENTERS' RIGHTS.     Notwithstanding anything in this Agreement of Merger to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and has properly demanded dissenters' rights in accordance with Chapter 13 of the CGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the "fair market value" of such Dissenting Shares held by them in accordance with the provisions of such Chapter 13 of the CGCL. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, as of the Effective Time, without any interest thereon, upon surrender, in the manner provided in Section 3.2 hereof, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

        3.4    COMPANY STOCK OPTIONS.     At or prior to the Effective Time:

          (A)  Each option to purchase the Company Common Stock granted under the Company's 2010 Equity Incentive Plan or 1996 Stock Option Plan (each, a "Company Stock Option") that is outstanding and unexercised (without regard to the exercise price of such Company Stock Option) as of immediately prior to the Effective Time, whether vested or unvested, shall (A) become fully vested and exercisable immediately prior to and contingent on the Merger becoming effective at the Effective Time and (B) be cancelled as of the Effective Time, subject, if applicable, to payment pursuant to Section 3.4(B) hereof; and

          (B)  Each holder of a Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, has an exercise price per share that is less than the per share Merger Consideration and is canceled pursuant to Section 3.4(A) hereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Company Stock Option. For purposes of this Agreement of Merger, "Designated Consideration" means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option.

        3.5    RESTRICTED STOCK UNITS.     Each Restricted Stock Unit under the Company's 1996 Stock Option Plan (an "RSU") that is outstanding as of immediately prior to the Effective Time shall be cancelled effective at the Effective Time and the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time) a cash amount equal to the product of (i) the number of unforfeited shares of Company Common Stock then subject to the RSU, times (ii) the Merger Consideration.

        3.6    PERFORMANCE STOCK UNITS.     Each Performance Stock Unit under the Company's 1996 Stock Option Plan (a "PSU") that is outstanding as of immediately prior to the Effective Time shall be cancelled effective at the Effective Time and the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time) a cash amount equal to the product of (i) the number of unforfeited shares of Company Common Stock then subject to the PSU, times (ii) the Merger Consideration.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF MERGER SUB

        4.1   At the Effective Time, each share of Class A common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, no par value per share, of the Surviving Corporation and each share of Class B common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class B common stock, no par value per share, of the Surviving Corporation.

ARTICLE 5

MISCELLANEOUS

        5.1   Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of Company Common Stock, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

        5.2   Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of the Company unless such amendment is approved by the holders of a majority of the outstanding shares of Company Common Stock. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        5.3   This Agreement of Merger may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

        5.4   This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

NUMBER HOLDINGS, INC. a Delaware corporation
By:
Name: Title:
By:
Name: Title:
NUMBER MERGER SUB, INC. a California corporation
By:
Name: Title:
By:
Name: Title:
99 CENTS ONLY STORES a California corporation
By:
Name: Title:
By:
Name: Title:

[Signature Page to Agreement of Merger]

99¢ Only Stores	Special Meeting Admission Ticket—Preliminary Copy
4000 Union Pacific Avenue	[date]
City of Commerce, California 90023	[address of meeting]
[address]
Mr. and Mrs. Investor	[address]
ADD 1
ADD 2	Electronic Voting Instructions
ADD 3
You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR BELOW.
Proxies submitted by Internet or telephone must be received by 11:59 P.M., Eastern Time, on [date].

VOTE BY INTERNET • Log on to the Internet and go to [www.proxyvote.com]. • Follow the steps outlined on the secured Web site.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	VOTE BY TELEPHONE • Call toll-free [1-800-690-6903] from a touch-tone telephone. There is NO CHARGE for this call. • Follow the instructions provided by the recorded message.

Special Meeting Proxy Card	1234567890

IF YOU HAVE NOT VOTED VIA THE INTERNET OR PHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

99¢ Only Stores’ Board of Directors recommends a vote “FOR” proposal 1:

	FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger (the “merger agreement”), dated as of October 11, 2011, by and among Number Holdings, Inc., Number Merger Sub, Inc., and 99¢ Only Stores, including the principal terms of the merger agreement, the statutory merger agreement, and the merger pursuant to which Number Merger Sub, Inc. will be merged with and into 99¢ Only Stores, with 99¢ Only Stores continuing as the surviving entity.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2.

To adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Agreement and Plan of Merger, if necessary.

	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote your shares upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Will Attend Meeting  ☐  YES

Signature	Signature	Date

NOTE: Please sign exactly as your name(s) appear(s) above and date. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Special Meeting of Shareholders Admission Ticket

Special Meeting of

99¢ Only Stores Shareholders

[date] at [•] Local Time

[address of meeting]

[address]

[address]

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to Special Meeting

Meeting—The special shareholders’ meeting of 99¢ Only Stores will be held at [•], on [date] at [•], local time.

Parking—[•].

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

Notice—The Notice and Proxy Statement and Proxy Card are available at [www.proxyvote.com].

FOLD AND DETACH HERE

PRELIMINARY COPY OF PROXY

99¢ ONLY STORES

4000 UNION PACIFIC AVENUE

CITY OF COMMERCE, CALIFORNIA 90023

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

[DATE]

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF 99¢ ONLY STORES

The undersigned, a shareholder of 99¢ ONLY STORES, a California corporation (the “Company”), hereby appoints [•] and [•], or either of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company’s special meeting (the “special meeting”), to be held on [•], and at any postponement or adjournment thereof in accordance with their best judgment.

The undersigned hereby (a) acknowledges receipt of a copy of the proxy statement relating to the special meeting and (b) revokes any other proxy to vote at the special meeting.

This Proxy will be voted in accordance with the instructions set forth on the reverse side. If no specification is made, this Proxy will be treated as a grant of authority to vote FOR the proposals on the reverse side of this proxy card.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE, OR USE THE INTERNET OR TELEPHONIC OPTIONS DESCRIBED ON THE REVERSE SIDE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

Continued and to be signed on reverse side